Filed pursuant to Rule 424(b)(3)
Registration No. 333-260254

PROSPECTUS

MONEYLION INC.

198,372,672 Shares of Class A Common Stock
8,100,000 Warrants to Purchase Shares of Class A Common Stock

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The selling stockholders named in this prospectus (the “Selling Stockholders”) may offer and sell from time to time up to 172,772,672 of our shares of Class A common stock, par value $0.0001 per share, pursuant to various registration rights held by the Selling Stockholders, including up to 10,768,901 shares of Class A common stock that may be issued to the Selling Shareholders pursuant to the earn-out provisions of the Merger Agreement (as defined herein), and 8,100,000 warrants to purchase Class A common stock issued in a private placement to Fusion Sponsor LLC (the “Sponsor”).

In addition, this prospectus relates to the issuance by us of up to 17,500,000 shares of Class A common stock that are issuable by us upon the exercise of the public warrants (as defined below) and up to 8,100,000 shares of Class A common stock underlying the Sponsor’s private placement warrants (as defined below).

The Selling Stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Class A common stock. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of Class A common stock. See “Plan of Distribution.”

Our Class A common stock and warrants are listed on New York Stock Exchange under the symbols “ML” and “ML WS”, respectively. On October 19, 2021, the last reported sales price of our Class A common stock was $6.99 per share and the last reported sales price of our warrants was $0.78 per warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus is October 22, 2021.

No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

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CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” “ours” and “MoneyLion” refer to MoneyLion Inc. (f/k/a Fusion Acquisition Corp.) and its subsidiaries.

In this document:

“Business Combination” means the transactions completed pursuant to the Merger Agreement, including the merger of Merger Sub with and into Old MoneyLion, whereby which (i) Old MoneyLion survived the merger as a wholly owned subsidiary of Fusion and (ii) the Old MoneyLion stockholders and holders of Old MoneyLion options and warrants exchanged their Old MoneyLion capital stock and Old MoneyLion options and warrants for equity interests in Fusion, as further described herein.

“Bylaws” means the amended and restated bylaws adopted by Fusion immediately prior to the Closing, a copy of which is attached as exhibit 3.2 to this registration statement.

“Charter” means the fourth amended and restated certificate of incorporation adopted by Fusion immediately prior to the Closing (and which at and after the Closing operates as the fourth amended and restated certificate of incorporation of MoneyLion), a copy of which is attached as exhibit 3.1 to this registration statement.

“Closing” means the closing of the Business Combination.

“Closing Date” means the closing date of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Current Charter” means Fusion’s third amended and restated certificate of incorporation.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” means the time at which the Business Combination becomes effective.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the aggregate of 8,750,000 shares of Fusion Class B common stock held by the Sponsor.

“Fusion” means Fusion Acquisition Corp., a Delaware corporation, prior to the consummation of the Business Combination.

“Fusion Board” means the board of directors of Fusion.

“Fusion Class A common stock” means the shares of Class A common stock, par value $0.0001 per share, of Fusion.

“Fusion Class B common stock” means the shares of Class B common stock, par value $0.0001 per share, of Fusion.

“Fusion Shares” means, collectively, the Fusion Class A common stock and Fusion Class B common stock.

“Fusion Stockholders” means, the holder of Fusion Shares issued in the IPO.

“GAAP” means United States generally accepted accounting principles.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means Fusion’s initial public offering, consummated on June 30, 2020, through the sale of 35,000,000 units at $10.00 per unit.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Merger Agreement” means that Agreement and Plan of Merger, dated as of February 11, 2021 (as amended on June 28, 2021 and September 4, 2021 and as it may be further amended or otherwise modified from time to time), by and among Fusion, Merger Sub and Old MoneyLion.

“Merger Sub” means ML Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Fusion.

“MoneyLion” means MoneyLion Inc. (f/k/a Fusion Acquisition Corp.), a Delaware corporation, following the consummation of the Business Combination.

“MoneyLion stockholder” means each holder of MoneyLion capital stock.

“MoneyLion Board” means the board of directors of MoneyLion.

“MoneyLion Class A common stock” means the shares of common stock, par value $0.0001 per share, of MoneyLion.

“Net Promoter Score,” or “NPS,” refers to MoneyLion’s net promoter score, which is a percentage, expressed as a numerical value up to a maximum value of 100, that MoneyLion uses to gauge customer satisfaction. Net Promoter Score reflects responses to the following question on a scale of zero to ten: “How likely are you to recommend MoneyLion to a friend or colleague?” Responses of 9 or 10 are considered “promoters,” responses of 7 or 8 are considered neutral or “passives,” and responses of 6 or less are considered “detractors.” MoneyLion then subtracts the number of respondents who are detractors from the number of respondents who are promoters and divide that number by the total number of respondents. This methodology of calculating Net Promoter Score reflects responses from customers who purchase products from MoneyLion and choose to respond to the survey question. Net Promotor Score gives no weight to customers who decline to answer the survey question.

“NYSE” means The New York Stock Exchange.

“Old MoneyLion” shall mean MoneyLion Technologies Inc. (f/k/a MoneyLion Inc.), a Delaware corporation, prior to the consummation of the Business Combination.

“Old MoneyLion stockholder” means each holder of Old MoneyLion capital stock.

“Old MoneyLion Board” means the board of directors of Old MoneyLion.

“Old MoneyLion Class A common stock” means the shares of common stock, par value $0.0001 per share, of Old MoneyLion.

“Parent Closing Cash” shall mean (i) the amount of cash in the Trust Account plus (ii) the proceeds actually received by Fusion upon consummation of the PIPE Investment, in each case after giving effect to all payments to be made by Fusion in connection with the Fusion Stockholder Redemption and the payment by Fusion of all Fusion Transaction Costs and Old MoneyLion Transaction Costs.

“PIPE Investors” means certain institutional investors who are party to the Subscription Agreements.

“Private Placement” means the issuance of an aggregate of 25,000,000 shares of Fusion Class A common stock pursuant to the Subscription Agreements to the PIPE Investors immediately before the Closing, at a purchase price of $10.00 per share.

“private placement warrants” means the 8,100,000 warrants issued to our Sponsor concurrently with our IPO, each of which is exercisable for one share of Fusion Class A common stock.

“Public shares” means shares of Fusion Class A common stock included in the units issued in the IPO.

“Public stockholders” means holders of public shares.

“Public warrants” means the warrants included in the units issued in the IPO, each of which is exercisable for one share of Fusion Class A common stock, in accordance with its terms.

“Sponsor” means Fusion Sponsor LLC, a Delaware limited liability company.

“Subscription Agreements” means the subscription agreements, each dated as of February 11, 2021, between Fusion and the PIPE Investors, pursuant to which Fusion has agreed to issue an aggregate of 25,000,000 shares of Fusion Class A common stock to the PIPE Investors immediately before the Closing at a purchase price of $10.00 per share, the form of which is attached to the proxy statement/prospectus filed with the SEC on September 3, 2021 as Annex D.

“Termination Date” means November 11, 2021.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the Trust Account of Fusion that holds the proceeds from Fusion’s IPO and the private placement of the private placement warrants.

“Units” means the units of Fusion, each consisting of one share of Fusion Class A common stock and one-half (½) of one public warrant of Fusion.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of MoneyLion. These statements are based on the beliefs and assumptions of the management of MoneyLion. Although MoneyLion believes that its respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, MoneyLion cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, MoneyLion’s management. RSM US LLP (“RSM”), MoneyLion’s independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The RSM report included in this prospectus relates to historical financial information of MoneyLion. It does not extend to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this prospectus include, but are not limited to:

•        realize the benefits expected from the Business Combination;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        MoneyLion’s ability to maintain the listing of MoneyLion’s Class A common stock on NYSE;

•        MoneyLion’s ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

•        MoneyLion’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;

•        factors relating to the business, operations and financial performance of MoneyLion, including:

•        MoneyLion’s ability to comply with laws and regulations applicable to its business; and

•        market conditions and global and economic factors beyond MoneyLion’s control;

•        intense competition and competitive pressures from other companies worldwide in the industries in which the combined company will operate;

•        litigation and the ability to adequately protect MoneyLion’s intellectual property rights; and

•        other factors detailed under the section entitled “Risk Factors.”

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of MoneyLion. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can MoneyLion assess the impact of all such risk factors on the business of MoneyLion, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to MoneyLion or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. MoneyLion undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements included elsewhere in this prospectus.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “Company”, “we,” “our,” “us” and other similar terms refer to MoneyLion, Inc. and our consolidated subsidiaries.

General

MoneyLion Inc. is an all-in-one, digital financial platform that provides convenient, low-cost access to banking, borrowing and investing solutions tailored for its customers, rooted in data, and delivered through its proprietary technology platform. MoneyLion addresses its customers from a data-driven perspective of the individual and their specific circumstances. When customers enjoy periods of financial excess, MoneyLion provides tools for them to easily manage their spending and saving goals through its digital banking and automated investing solutions. When customers experience moments of financial need, MoneyLion provides them immediate access to innovative lending or advance products and credit improvement programs that can bridge these times of financial stress and improve their financial health.

The mailing address of MoneyLion’s principal executive office is 30 West 21st Street, 9th Floor, New York, NY, 10010 and its telephone number is (212) 380-1735.

THE OFFERING

Securities offered by the Selling Stockholders

We are registering the resale by the Selling Stockholders named in this prospectus, or their permitted transferees, of an aggregate of 172,772,672 shares of Class A common stock, including up to 10,768,901 shares of Class A common stock that may be issued to the Selling Shareholders pursuant to the earn-out provisions of the Merger Agreement, and 8,100,000 warrants to purchase shares of Class A common stock. In addition, we are registering up to 25,600,000 shares of Class A common stock issuable upon exercise of the public warrants and the private placement warrants.

Terms of the Offering	The Selling Stockholders will determine when and how they will dispose of the shares of Class A common stock and warrants registered under this prospectus for resale.
Shares outstanding prior to the offering	As of September 30, 2021, we had 226,177,708 shares of Class A common stock issued and outstanding.
Shares outstanding after the offering

262,546,609 shares of Class A common stock (assuming the exercise for cash of warrants to purchase 25,600,000 shares of Class A common stock and the issuance of all earn-out shares pursuant to the Merger Agreement).

Use of proceeds

We will not receive any of the proceeds from the sale of the warrants or shares of Class A common stock by the Selling Stockholders except with respect to amounts received by us due to the exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.

New York Stock Exchange ticker symbol	Our shares of Class A common stock and warrants are listed on the New York Stock Exchange under the symbols “ML” and “ML WS.”
Lock-up restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Act Restrictions on Resale of Common Stock — Lock-Up Restrictions”.

RISK FACTORS

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this prospectus, including our consolidated financial statements and related notes.

SUMMARY RISK FACTORS

The following is a summary of select risks and uncertainties that could materially adversely affect MoneyLion and its business, financial condition and results of operations. You should read this summary together with the full and complete discussion of risk factors contained below.

Risks Related to Our Business and Industry

•        MoneyLion’s results of operations and future prospects depend on its ability to retain existing, and attract new, customers. MoneyLion faces intense and increasing competition and, if it does not compete effectively, its competitive positioning and operating results will be harmed.

•        Because MoneyLion relies on third parties to provide services, MoneyLion could be adversely impacted if they fail to fulfill their obligations or if MoneyLion’s arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

•        If MoneyLion fails to comply with the applicable requirements of our third-party partners, they could seek to suspend or terminate MoneyLion’s accounts, which could adversely affect MoneyLion’s business.

•        If the information provided to MoneyLion by customers is incorrect or fraudulent, MoneyLion may misjudge a customer’s qualifications to receive its products and services and its results of operations may be harmed and could subject MoneyLion to regulatory scrutiny or penalties.

•        MoneyLion services all of the loans it originates. A failure by MoneyLion to service loans properly could result in lost revenue and negatively impact its business and operations or subject MoneyLion to regulatory scrutiny or penalties.

•        Systems defects, failures or disruptions, including events beyond MoneyLion’s control, and resulting interruptions in the availability of MoneyLion’s websites, applications, products, or services could harm MoneyLion’s business, harm its reputation, result in significant costs to MoneyLion, decrease MoneyLion’s potential profitability and expose it to substantial liability.

•        The legal and regulatory regimes governing certain of MoneyLion’s products and services are uncertain and evolving. Changing laws, regulations, interpretations or regulatory enforcement priorities may negatively impact the management of its business, results of operations, ability to offer certain products or the terms and conditions upon which they are offered, and ability to compete.

•        While MoneyLion takes precautions to prevent consumer identity fraud, it is possible that identity fraud may still occur or has occurred, which may adversely affect the performance of MoneyLion’s products and services or subject MoneyLion to scrutiny or penalties.

•        MoneyLion’s business and platform depend in part on intellectual property and proprietary rights and technology licensed from or otherwise made available to MoneyLion by third parties. If MoneyLion fails to comply with its obligations under license or technology agreements with third parties, MoneyLion may be required to pay damages and MoneyLion could lose license rights that are critical to our business.

•        MoneyLion has in the past, and continues to be, subject to inquiries, subpoenas, exams, pending investigations, and enforcement matters by state and federal regulators, the outcome of which is uncertain and could cause reputational and financial harm to MoneyLion’s business and results of operations.

•        MoneyLion’s projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, MoneyLion’s projected revenues, market share, expenses and profitability may differ materially from its expectations.

•        MoneyLion has a history of losses and may not achieve profitability in the future.

Risks Related to Our Business and Industry

Our financial condition and results of operations may be adversely impacted by the COVID-19 pandemic.

Occurrences of epidemics or pandemics, depending on their scale, may cause different degrees of disruption to the regional, state, and local economies in which we offer our products and services. The current COVID-19 pandemic could have a material adverse effect on the value, operating results and financial condition of our business.

The COVID-19 pandemic has caused substantial changes in consumer behavior, restrictions on business and individual activities, and high unemployment rates, which have led to reduced economic activity. Extraordinary actions taken by international, federal, state, and local public health and governmental authorities to contain and combat the outbreak and spread of COVID-19 in regions throughout the world, including travel bans, quarantines, “stay-at-home” orders, suspension of interest accrual, and similar mandates for many individuals and businesses to substantially restrict daily activities have led to a decrease in consumer activity generally. Additionally, the COVID-19 pandemic has had a negative impact on consumer finances and on employment levels, which could lead to lower demand for loans, higher loan delinquencies, less likelihood of signing up for our membership programs, less likelihood of making investments through our platform and less spending on the MoneyLion platform, all of which would have a negative impact on our financial condition, results of operations and cash flows.

While the extent and duration of the economic slowdown and high unemployment rates attributable to the COVID-19 pandemic remain uncertain at this time, a continued significant economic slowdown could have a substantial adverse effect on our financial condition, liquidity and results of operations. As of the date of this prospectus, COVID-19 could have the following adverse effects on our business and results of operations, among others:

•        reduced borrower approval rates, including as a result of credit eligibility and other adjustments;

•        lower average balances of our loans as a result of changes in consumer demand and adjustments to our credit decisioning process and credit criteria;

•        reduced pool of customers eligible for our loan or advance products;

•        impeded liquidity and negative fair value adjustments with respect to our loans or advance products; and

•        reduced funds available for our investment products.

See “Management’s Discussion and Analysis of our Financial Condition and Results of Operations — Key Performance Metrics” and “— Results of Operations for the Year Ended December 31, 2020 and 2019” for further discussion of the impact of the COVID-19 pandemic in recent periods on our business and operating results. The COVID-19 pandemic, and its impact, may also have the effect of heightening many of the other risks described herein.

Our business may be adversely affected by economic conditions and other factors that we cannot control.

Uncertainty and negative trends in general economic conditions, including significant tightening of credit markets, historically have created a difficult operating environment for our industry. Many factors, including factors that are beyond our control, may impact our results of operations or financial condition and our overall success by affecting a customer’s willingness and capacity to use our products and services, including a customer’s willingness to incur loan obligations or willingness or capacity to make payments on their loans or other services we offer. These factors include interest rates, unemployment levels, conditions in the housing market, immigration policies, gas prices, energy costs, government shutdowns, trade wars and delays in tax refunds, as well as events such as natural disasters, acts of war, terrorism, catastrophes and pandemics.

Many new customers on our platform have limited or no credit history and limited financial resources. Accordingly, such customers have historically been, and may in the future become, disproportionately affected by adverse macroeconomic conditions, such as the disruption and uncertainty caused by the COVID-19 pandemic. In addition, major medical expenses, divorce, death or other issues that affect customers could affect a customer’s willingness or ability to make payments on their loans or advances or engage in investing activities. If borrowers default on loans facilitated on our platform, the cost to service these loans may also increase without a corresponding increase in revenue earned from lending operations, and the value of the loans could decline. Higher default rates by these borrowers may lead to lower demand by our funding sources and institutional investors to fund loans and other receivables facilitated by our platform, which would adversely affect our business, financial condition and results of operations.

During periods of economic slowdown or recession, our current and potential investors in our special purpose financing structure may reduce the number of loans or other receivables they are willing to finance or demand terms that are less favorable to us, to compensate for any increased risks. A reduction in the volume of the loans and other receivables we are able to finance through this structure would negatively impact our ability to maintain or increase the level of our lending and provision of other services to customers. Any sustained decline in demand for loans or other services we offer, or any increase in delinquencies or defaults that result from economic downturns, may harm our ability to maintain robust volumes for our lending operations and other services, which would adversely affect our business, financial condition and results of operations. For the year ended December 31, 2020, for secured personal loans provided through our Credit Builder Plus membership program, the average 30+ day delinquency rate was 4.2% and the average monthly default rate was 1.4%. For the year ended December 31, 2020, the non-repayment rate for advances provided through our Instacash product was 4.8%. See “Business — Our Product Platform.”

For example, the COVID-19 pandemic and other related adverse economic events led to a significant increase in unemployment, comparable, and at times surpassing, the unemployment rates during the peak of the financial crisis in 2008. There can be no assurance that levels of unemployment or underemployment will improve in the near term. The increase in the unemployment rate could increase the non-repayment rate on our loans and advance products, increase the rate of customers declaring bankruptcy or decrease our customers’ use of our investment and other products and services, any of which could adversely affect the attractiveness of our loans and other receivables to our financing sources. If we are unable to adjust our platform to account for events like the COVID-19 pandemic and the resulting rise in unemployment, or if our platform is unable to more successfully predict the creditworthiness of potential borrowers compared to other lenders, then our business, financial condition and results of operations could be adversely affected.

Furthermore, the COVID-19 pandemic has caused some borrowers on our platform to request a temporary extension or modification of the payment schedules of their loans under our temporary relief or loan modification programs, or hardship programs. If a large number of borrowers seek to participate in such hardship programs, the investment returns of our financing sources could decline. Further, if the rate of borrowers that participate in such hardship programs is greater than those experienced by our competitors, then our financing sources may become less interested providing financing for our loans and other consumer receivables, which could negatively impact our funding strategy or significantly increase the cost of obtaining funding. Any of the foregoing could adversely affect our business, financial condition and results of operations.

If there is an economic downturn that affects our current and prospective customers or our financing sources, or if we are unable to address and mitigate the risks associated with any of the foregoing, our business, financial condition and results of operations could be adversely affected.

We operate in a cyclical industry. In an economic downturn, we may not be able to grow our business or maintain expected levels of liquidity or revenue growth.

The timing, severity, and duration of an economic downturn can have a significant negative impact on our ability to generate adequate revenue and to absorb expected and unexpected losses. For example, in making a decision whether to extend credit to a new or existing customer or determine appropriate pricing for a loan or whether to provide a customer an advance, our decision strategies rely on robust data collection, including from third-party sources, proprietary scoring models, and market expertise. An economic downturn could place financial stress on our customers, potentially impacting our ability to make accurate assessments or decisions about our customers’ ability to pay for loans and other services we provide, as well as our customers’ willingness to use our products and services. Our ability to adapt in a manner that balances future revenue production and loss management will be tested in a downturn. The longevity and severity of a downturn will also place pressure on our funding sources. There can be no assurance that our financing arrangements will remain available to us through any particular business cycle or be renewed on the same terms. The timing and extent of a downturn may also require us to change, postpone or cancel our strategic initiatives or growth plans to pursue shorter-term sustainability. The longer and more severe an economic downturn, the greater the potential adverse impact on us, which could be material.

We are a rapidly growing company with a relatively limited operating history, which may result in increased risks, uncertainties, expenses and difficulties, and makes it difficult to evaluate our future prospects.

We were founded in 2013 and have experienced rapid growth in recent years. Our limited operating history may make it difficult to make accurate predictions about our future performance. Assessing our business and future prospects may also be difficult because of the risks and difficulties we face. These risks and difficulties include our ability to:

•        improve the effectiveness and predictiveness of our data-driven platform;

•        maintain and increase the volume of loans, advances and other financial products we provide through our platform;

•        enter into new and maintain existing relationships with third-party partners and service providers;

•        successfully maintain cost-effective sources of financing for our operations;

•        maintain competitive interest rates offered to borrowers on our platform, while enabling our funding sources to achieve an adequate return over their cost of funds;

•        successfully build our brand and protect our reputation from negative publicity;

•        increase the effectiveness of our marketing strategies, including our direct consumer marketing initiatives;

•        continue to expand the number of our potential customers;

•        successfully adjust our proprietary models, products and services in a timely manner in response to changing macroeconomic conditions and fluctuations in the credit market;

•        comply with and successfully adapt to complex and evolving regulatory environments;

•        protect against increasingly sophisticated fraudulent uses of financial products and online theft;

•        successfully compete with companies that are currently in, or may in the future enter, the business of providing consumer financial services;

•        enter into new markets and introduce new products and services;

•        sufficiently obtain, maintain, protect, or enforce our intellectual property and other proprietary rights;

•        effectively secure and maintain the confidentiality of the information received, accessed, stored, provided and used across our systems;

•        successfully obtain and maintain funding and liquidity to support continued growth and general corporate purposes;

•        attract, integrate and retain qualified employees; and

•        effectively manage and expand the capabilities of our operations teams, outsourcing relationships and other business operations.

If we are not able to timely and effectively address these risks and difficulties as well as those described elsewhere in this “Risk Factors” section, our business and results of operations may be harmed.

Our results of operations and future prospects depend on our ability to retain existing, and attract new, customers. We face intense and increasing competition and, if we do not compete effectively, our competitive positioning and our operating results will be harmed.

We operate in a rapidly changing and highly competitive industry, and our results of operations and future prospects depend on, among others:

•        the continued growth of our customer base;

•        our ability to monetize our customer base, including through additional products by our existing customers;

•        our ability to acquire customers at a lower cost; and

•        our ability to increase the overall value to us of each of our customers while they remain on our platform.

We expect our competition to continue to increase, as there are generally no substantial barriers to entry to the markets we serve. In addition to established enterprises, we may also face competition from early-stage companies attempting to capitalize on the same, or similar, opportunities as we are. Some of our current and potential competitors have longer operating histories, particularly with respect to financial services products similar to ours, significantly greater financial, technical, marketing and other resources and a larger customer base than we do. This allows them, among other things, to potentially offer more competitive pricing or other terms or features, a broader range of financial products, or a more specialized set of specific products or services, as well as respond more quickly than we can to new or emerging technologies and changes in customer preferences. Our existing or future competitors may develop products or services that are similar to our products and services or that achieve greater market acceptance than our products and services. This could attract customers away from our services and reduce our market share in the future. Additionally, when new competitors seek to enter our markets, or when existing market participants seek to increase their market share, these competitors sometimes undercut, or otherwise exert pressure on, the pricing terms prevalent in that market, which could adversely affect our market share and/or ability to capitalize on new market opportunities.

We currently compete at multiple levels with a variety of competitors, including:

•        traditional banks and credit unions;

•        new entrants obtaining banking licenses;

•        other non-bank digital providers that white label regulated products, offering banking-related services;

•        specialty finance and other non-bank providers, offering consumer lending-related products or advances; and

•        online wealth management platforms, such as robo-advisors, offering consumer investment services.

We compete with traditional banks for many of the services we offer. Because we do not currently control a bank or a bank holding company, we are subject to regulation by a variety of state and federal regulators across our products and services and we rely on MetaBank®, N.A. (“MetaBank”) to provide banking accounts and debit cards to our customers. This regulation by federal, state and local authorities increases our compliance costs, particularly for our lending business, as we navigate multiple regimes with different examination schedules and processes, varying disclosure requirements, and at times conflicting consumer protection laws. In addition, our ability to compete may be hampered in certain states where the amount of interest we are permitted to charge customers is capped and we are consequently unable to make loans to all the customers that we believe may be qualified but to whom we cannot offer the appropriate risk-adjusted margin.

We believe that our ability to compete depends upon many factors both within and beyond our control, including, among others, the following:

•        the size, diversity and activity levels of our customer base;

•        the timing and market acceptance of products and services, including developments and enhancements to those products and services, offered by us and our competitors;

•        customer service and support efforts;

•        selling and marketing efforts;

•        the ease of use, performance, price and reliability of solutions developed either by us or our competitors;

•        changes in economic conditions, regulatory and policy developments;

•        general credit markets conditions and their impact on our liquidity and ability to access funding;

•        the ongoing impact of the COVID-19 pandemic on the lending and financial services markets we serve;

•        our brand strength relative to our competitors; and

•        competition over highly skilled personnel in the technology industry.

Our current and future business prospects demand that we act to meet these competitive challenges but, in doing so, our net revenue and results of operations could be adversely affected if we, for example, increase marketing expenditures or make other expenditures. Competitive pressures could also result in us reducing the amounts we charge for our various products and services, such as reducing the annual percentage rate on the loans we originate, incurring higher customer acquisition costs and could make it more difficult for us to grow our financial services product offerings in both number and volume for new as well as existing customers. All of the foregoing factors and events could adversely affect our business, financial condition, results of operations, cash flows and future prospects.

Because we rely on third parties to provide services, we could be adversely impacted if they fail to fulfill their obligations or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

We depend on certain key third-party partners, service providers and vendors for certain products and services. The success of our business depends in part on our ability to work with a bank partner, currently MetaBank, to provide our customers with deposit accounts and debit cards facilitated through our platform. We are also dependent on our relationship with DriveWealth LLC (“DriveWealth”), a third-party broker-dealer partner, which provides brokerage and related services for the investment accounts facilitated through our platform. Any changes in these relationships or loss of these partners could degrade the functionality of our products and services, impose additional costs or requirements, or give preferential treatment to competitors’ services, including their own services, and materially and adversely affect usage of our products and services. In the event our agreements with these third parties are terminated, or if upon their expiration we are unable to renew the contracts on terms favorable to us, or at all, it may be difficult for us to replace these services, which may adversely affect our operations and profitability. Some of these organizations and third-party service providers provide similar services and technology to our competitors, and we do not have long-term or exclusive contracts with them.

Our systems and operations or those of our third-party service providers could be exposed to damage or interruption from, among other things, financial insolvency, bankruptcy, contractual default, or adverse regulatory changes. In addition, we may be unable to renew our existing contracts with our most significant third-party relationships, MetaBank and DriveWealth, or they may stop providing or otherwise supporting the products and services we obtain from them, and we may not be able to obtain these or similar products or services on the same or similar terms as our existing arrangements, if at all. The failure of these third-party providers to perform their obligations and provide the products and services we obtain from them in a timely manner for any reason could adversely affect our operations and profitability.

If we fail to comply with the applicable requirements of our third-party partners, they could seek to suspend or terminate our accounts, which could adversely affect our business.

We rely on agreements with MetaBank, DriveWealth and other third-party providers to provide deposit accounts, debit card services and investment advisory services. These agreements and corresponding regulations governing banks and financial institutions may give them substantial discretion in approving certain aspects of our business practices, including our application and qualification procedures for customers and require us to comply with certain legal requirements. Our financial institution partners’ discretionary actions under these agreements could impose material limitations to, or have a material adverse effect on, our business, financial condition and results of operations. Without these relationships, we would not be able to service our deposit accounts, debit cards and investment accounts, which would have a material adverse effect on our business, financial condition and results of operations. Furthermore, our financial results could be adversely affected if our costs associated with such relationships materially change or if any penalty or claim for damages is imposed as a result of our breach of the agreement with them or their other requirements.

We rely on third-party service providers for payment processing and other functions that are important to our operations. The loss of those service providers could materially and adversely affect our business, results of operations and financial condition. Additionally, if a third-party service provider fails to comply with legal or regulatory requirements or otherwise to perform these functions properly, our business may be adversely affected.

We rely on third-party service providers to perform various functions relating to our business, including underwriting, fraud detection, marketing, operational functions, cloud infrastructure services, information technology, and telecommunications, and, because we are not a bank and cannot belong to or directly access the ACH payment network, ACH processing, and debit card payment processing. While we oversee these service providers to ensure they provide services in accordance with our agreements and regulatory requirements, we do not have control over the operations of any of the third-party service providers that we utilize. In the event that a third-party service provider for any reason fails to perform such functions, including through negligence, willful misconduct or fraud, our ability to process payments and perform other operational functions for which we currently rely on such third-party service providers will suffer and our business, cash flows and future prospects may be negatively impacted.

Additionally, if one or more key third-party service providers were to cease to exist, to become a debtor in a bankruptcy or an insolvency proceeding or to seek relief under any debtor relief laws or to terminate its relationship with us, there could be delays in our ability to process payments and perform other operational functions for which we are currently relying on such third-party service provider, and we may not be able to promptly replace such third-party service provider with a different third-party service provider that has the ability to promptly provide the same services in the same manner and on the same economic terms. As a result of any such delay or inability to replace such key third-party service provider, our ability to process payments and perform other business functions could suffer and our business, cash flows and future prospects may be negatively impacted.

A significant change in consumer confidence in our products and services could negatively impact our business.

We have developed a strong and trusted brand that has contributed significantly to the success of our business. We believe that maintaining and promoting our brand is critical to achieving widespread acceptance of our products and services and expanding our base of customers.

Maintaining and promoting our brand will depend largely on our ability to continue to provide useful, reliable, secure, and innovative products and services, as well as our ability to maintain trust and remain a leading financial services platform. We may introduce, or make changes to, features, products, services, privacy practices, or terms of service that customers do not like, which may materially and adversely affect our brand. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand or if we incur excessive expenses in this effort, our business could be materially and adversely affected.

We rely on relationships with third-party partners to obtain and maintain customers. Our ability to acquire new customers could be materially harmed if we are unable to enter into or maintain these relationships on terms that are commercially reasonable to us, or at all.

Harm to our brand can arise from many sources, including failure by us or our partners and service providers to satisfy expectations of service and quality, inadequate protection or misuse of personally identifiable information (“PII”), compliance failures and claims, litigation and other claims, and misconduct by our partners or other counterparties. We have been, from time to time and, may in the future be, the target of incomplete, inaccurate, and misleading or false statements about our company and our business that could damage our brand and deter customers from adopting our services. Any negative publicity about our industry or our company, the quality and reliability of our products and services, our compliance and risk management processes, changes to our products and services, our ability to effectively manage and resolve customer complaints, our privacy, data protection, and information security practices, litigation, regulatory licensing and infrastructure, and the experience of our customers with our products or services could adversely affect our reputation and the confidence in and use of our products and services. If we do not successfully maintain a strong and trusted brand, our business could be materially and adversely affected.

If the information provided to us by customers is incorrect or fraudulent, we may misjudge a customer’s qualifications to receive our products and services and our results of operations may be harmed and could subject us to regulatory scrutiny or penalties.

Our decisions to provide many of our products and services to our customers are based partly on information customers provide to us or authorize us to receive. To the extent that these customers provide information to us in a manner that we are unable to verify, our decisioning process may not accurately reflect the associated risk. In addition, data provided by third-party sources, including consumer reporting agencies, is a component of our credit decisions and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business and results of operations.

In addition, we use identity and fraud prevention tools to analyze data provided by external databases to authenticate each applicant’s identity. From time to time, these checks have failed and there is a risk that these checks could fail in the future, and fraud, which may be significant, may occur. We may not be able to recoup funds underlying loans or associated with our other services made in connection with inaccurate statements, omissions of fact or fraud, in which case our revenue, results of operations and profitability will be harmed. Fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, which could negatively impact our results of operations, brand and reputation, and require us to take steps to reduce fraud risk, which could increase our costs.

Many of our investment advisory customers are first-time investors and our revenues could be reduced if these customers stop investing altogether or stop using our platform for their investing activities.

Our business model focuses on making the financial markets accessible to a broad demographic of retail investors. In each of the years ended December 31, 2020, 2019 and 2018, over half of our customers for the applicable period were first-time investors. In addition, in the first half of 2020, we saw a significant increase in the number of new accounts opened by first-time investors, largely as a result of economic and social conditions driven by the COVID-19 pandemic. Our success, and our ability to increase revenues and operate profitably, depends in part on such customers continuing to utilize our platform, even as global social and economic conditions shift. However, our customers do not have long-term contractual arrangements with us and can utilize our platform on a transaction-by-transaction basis and may also cease to use our platform at any time or use a competitor’s platform. We may face particular challenges in retaining these investors as customers, for example as a result of a return to pre-COVID-19 behaviors, increased volatility in the financial markets or increasing availability of competing products that seek to target the same demographic. In particular, a broad decline in the equity or other financial markets could result in some of these investors exiting the markets and leaving our platform. Any significant loss of these customers or a significant reduction in their use of our platform could have a material impact on our investment volumes and revenues, and materially adversely affect our business, financial condition and results of operations.

If loans and other receivables originated through our platform do not perform, or significantly underperform, we may incur financial losses on the receivables we originate or lose the confidence of our financing sources.

Any significant underperformance of the loans and other receivables facilitated through our platform, especially if they underperform compared to those generated by our competitors, may adversely impact our relationship with our funding sources and result in their loss of confidence in us, which could lead to the termination of our existing funding arrangements. We do not provide a guarantee for the performance of loans and other receivables that we facilitate, and also sell these loans and other receivables at a discount of approximately 10% to our special purpose vehicle financing structure. Any requirement that we increase the amount of receivables we hold on our balance sheet due to a decrease or termination by our funding sources in their investments in our credit products and other consumer receivables would have a material adverse effect on our business, results of operations, financial condition, and future prospects.

Borrowers may prepay a loan at any time without penalty, which could reduce our revenue and limit our ability to obtain financing for our lending operations.

A borrower may decide to prepay all or a portion of the remaining principal amount on a loan at any time without penalty. If the entire or a significant portion of the remaining unpaid principal amount of a loan is prepaid, we would receive significantly lower interest associated with such prepaid loan. Prepayments may occur for a variety of reasons, including if interest rates decrease after a loan is made. If a significant volume of prepayments occurs, the amount of our servicing fees would decline, which could harm our business and results of operations. Our data-driven models are designed to predict prepayment rates. However, if a significant volume of prepayments occur that our models do not accurately predict, returns targeted by our financing sources in our loan funding programs would be adversely affected and our ability to attract new investors would be negatively affected.

We service all of the loans we originate. A failure by us to service loans properly could result in lost revenue and negatively impact our business and operations or subject us to regulatory scrutiny or penalties.

We service all of the loans we originate. Any failure on our part to perform functions related to our servicing activities to properly service our loans could result in a significant decrease in the amount of loans we service and therefore adversely impact the amount of revenue generated from interest income.

We rely on investment through our subsidiary Special Purpose Vehicle financing structure to finance loans and advances, and any inability to meet investors expected returns or our obligations concerning that financing could result in significant losses in and harm to our business.

Our credit and advance products are currently financed through Invest in America Credit Fund 1 LLC (“IIA”) and associated special purpose vehicles. IIA was formed in 2016 and is an indirect wholly owned subsidiary of MoneyLion Inc. If we fail to meet our contractual obligations under the arrangement with our funding sources, including ensuring that our credit and advance products are run and managed appropriately, or if we fail to meet the investment expectations or returns of our funding sources, our funding sources could terminate their arrangements with us or we may not be able to refinance such funding sources on favorable terms or at all, which could significantly impair our ability to finance future credit and advance receivables beyond the contractual obligations of the funding sources. Loss of one or more of the financing sources we have for our credit products and other receivables could have an adverse impact on our performance, and it could be costly and time consuming to obtain a new financing, if at all. Additionally, any failure involving our servicing processes and any related technical or other errors could create material obligations between MoneyLion and IIA, which could negatively impact our results of operations.

We depend on our key personnel and other highly skilled personnel, and if we fail to attract, retain and motivate our personnel, our business, financial condition and results of operations could be adversely affected.

Our success significantly depends on the continued service of our senior management team, including Diwakar (Dee) Choubey, our Co-Founder and Chief Executive Officer, and Rick Correia, our Chief Financial Officer, and other highly skilled personnel. Our success also depends on our ability to identify, hire, develop, motivate and retain highly qualified personnel for all areas of our organization.

Competition for highly skilled personnel, including engineering and data analytics personnel, is extremely intense, particularly in New York where our headquarters is located. We have experienced, and expect to continue to face, difficulty identifying and hiring qualified personnel in many areas, especially as we pursue our growth strategy. Further, as a result of the COVID-19 pandemic, a large and increasing number of companies have adopted permanent work-from-home policies, which further increases the challenges associated with hiring and retaining qualified personnel. We may not be able to hire or retain such personnel at compensation or flexibility levels consistent with our existing compensation and salary structure and policies. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In particular, candidates making employment decisions, specifically in high-technology industries, often consider the value of any equity they may receive in connection with their employment. Any significant volatility in the price of our stock may adversely affect our ability to attract or retain highly skilled technical, financial and marketing personnel.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements. While we are in the process of training their replacements, the quality of our services and our ability to serve our customers could decline, resulting in an adverse effect on our business.

If we fail to promote, protect, and maintain our brand in a cost-effective manner, we may lose market share and our revenue may decrease.

We believe that developing, protecting, and maintaining awareness of our brand in a cost-effective manner is critical to attracting new and retaining existing customers to our platform. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and the experience of existing customers. Our efforts to build our brand have involved significant expense, and we expect to increase our marketing spend in the near term. These brand promotion activities may not result in increased revenue and, even if they do, any increases may not offset the expenses incurred. Additionally, the successful protection and maintenance of our brand will depend on our ability to obtain, maintain, protect, and enforce trademark and other intellectual property protection for our brand. If we fail to successfully promote, protect, and maintain our brand or if we incur substantial expenses in an unsuccessful attempt to promote, protect, and maintain our brand, we may lose our existing merchants and customers to our competitors or be unable to attract new merchants and customers. Any such loss of existing merchants or customers, or inability to attract new merchants or customers, would have an adverse effect on our business and results of operations.

Our engineering and technical development teams are based primarily in Malaysia, which could be adversely affected by changes in political or economic stability or by government policies.

Our engineering and technical development teams operate a foreign office in Malaysia, which is subject to relatively higher degrees of political and social instability than the United States and may lack the infrastructure to withstand political unrest or natural disasters. The political or regulatory climate in the United States, or elsewhere, also could change so that it would not be lawful or practical for us to use international operations in the manner in which we currently use them. If we had to curtail or cease operations in Malaysia and transfer some or all of these operations to another geographic area, we would incur significant transition costs as well as higher future overhead costs that could materially and adversely affect our results of operations. In many foreign countries, particularly in those with developing economies, it may be common to engage in business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Any violations of the FCPA or local anti-corruption laws by us, our subsidiaries or our local agents could have an adverse effect on our business and reputation and result in substantial financial penalties or other sanctions.

Our ability to collect payments on our financial products and services and maintain accurate accounts may be adversely affected by computer malware, social engineering, phishing, physical or electronic break-ins, undetected technical errors, bugs and similar disruptions.

The automated nature of our platform may make it an attractive target for hacking and potentially vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. It is possible that we may not be able to anticipate or to implement effective preventive measures against all security breaches of these types, in which case there would be an increased risk of fraud or identity theft, and we may experience losses on, or delays in the collection of amounts owed on, a fraudulently induced loan or payments relating to our other products and services. Security breaches could occur from outside our company, and also from the actions of persons inside our company who may have authorized or unauthorized access to our technology systems. In addition, the software that we have developed to use in our daily operations is highly complex and may contain undetected technical errors that could cause our computer systems to fail. Because many of the products and services we provide involve, in part, our proprietary automated decisioning processes, any failure of our computer systems involving our automated processes and any technical or other errors contained in the software pertaining to our automated processes could compromise our ability to accurately evaluate potential customers, which would negatively impact our results of operations. Furthermore, any failure of our computer systems could cause an interruption in operations and result in disruptions in, or reductions in the amount of, collections on fees and other amounts from our customers.

Additionally, if hackers were able to access our secure files, they might be able to gain access to the personal information of our customers. If we are unable to prevent such activity, we may be subject to significant liability, negative publicity and a material loss of customers, all of which may negatively affect our business.

Our platform and internal systems, and those of third parties upon whom we rely, rely on software that is highly technical, and if it contains undetected technical errors, our business could be adversely affected.

Our platform and internal systems rely on software that is highly technical and complex. In addition, our platform and internal systems depend on the ability of such software to store, retrieve, process and manage high volumes of data. The software upon which we rely may from time to time contain undetected technical errors or bugs. Some technical errors or bugs may only be discovered after the code has been released for external or internal use. Technical errors or other design defects within the software upon which we rely may result in failure to accurately predict a loan applicant’s creditworthiness or the suitability of other applicants for our other products and services, failure to comply with applicable laws and regulations, approval of sub-optimally priced loans, incorrectly displayed interest rates or other fees to borrowers and other customers, or incorrectly charged interest or fees to borrowers and other customers or to third-party partners or institutional investors, failure to detect fraudulent activity on our platform, our inability to accurately evaluate potential customers, a negative experience for customers or third-party partners, delayed introductions of new features or enhancements or failure to protect customer data or our intellectual property or other sensitive data or proprietary information. Any technical errors, bugs or defects discovered in the software upon which we rely could result in harm to our reputation, loss of customers or bank partners, increased regulatory scrutiny, fines or penalties, loss of revenue or liability for damages, any of which could adversely affect our business, financial condition and results of operations.

Some aspects of our business processes include open source software, which poses risks that could have a material and adverse effect on our business, financial condition and results of operations. In addition, any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

We incorporate open source software into processes supporting our business and anticipate using open source software in the future. Such open source software may include software covered by licenses like the GNU General Public License and the Apache License. The terms of various open source licenses to which we are subject have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to operate our systems, limits our use of the software, inhibits certain aspects of our systems and negatively affects our business operations.

Some open source licenses contain requirements that we make source code publicly available or make available on unfavorable terms or at no cost, modifications or derivative works we create based upon the type of open source software we use.

While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source license, such use could inadvertently occur, or could be claimed to have occurred, in part because open source license terms are often ambiguous. We may face claims from third parties claiming ownership of, or demanding the release or license of, modifications or derivative works that we have developed using such open source software (which could include our proprietary source code or artificial intelligence (“AI”) models), or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and if portions of our proprietary AI models or software are determined to be subject to an open source license, or if the license terms for the open source software that we incorporate change, we could be required to publicly release all or affected portions of our source code, purchase a costly license, cease offering the implicated products or services unless and until we can re-engineer such source code in a manner that avoids infringement, discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or change our business activities, any of which could negatively affect our business operations and potentially our intellectual property rights. In addition, the re-engineering process could require us to expend significant additional research and development resources, and we may not be able to complete the re-engineering process successfully. If we were required to publicly disclose any portion of our proprietary models, it is possible we could lose the benefit of trade secret protection for our models.

In addition to risks related to license requirements, the use of certain open source software can lead to greater risks than the use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, controls or other contractual protections regarding infringement claims or the quality of the origin of the software. There is little legal precedent in this area and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services that are similar to or better than ours. Use of open source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to breach our website and systems that rely on open source software. Any of these risks associated with the use of open source software could be difficult to eliminate or manage, and if not addressed, could materially and adversely affect our business, financial condition and results of operations.

Systems defects, failures or disruptions, including events beyond our control, and resulting interruptions in the availability of our websites, applications, products, or services could harm our business, harm our reputation, result in significant costs to us, decrease our potential profitability and expose us to substantial liability.

We use vendors, such as our cloud computing web services provider, account transaction and card processing companies, and third-party software providers, in the operation of our platform. The satisfactory performance, reliability, and availability of our technology and our underlying network and infrastructure are critical to our operations and reputation and the ability of our platform to attract new and retain existing customers. We rely on these vendors to protect their systems and facilities against damage or service interruptions from natural disasters, power or telecommunications failures, air quality issues, environmental conditions, computer viruses or attempts to harm these systems, criminal acts, unauthorized access, sabotage, acts of vandalism, military actions, negligence, human errors, fraud, spikes in platform use and denial of service issues, hardware failures, improper operation, cyberattacks, data loss, wars and similar events. If our arrangement with a vendor is terminated or if there is a lapse of service or damage to its systems or facilities, we could experience interruptions in our ability to operate our platform. We also may experience increased costs and difficulties in replacing that vendor and replacement services may not be available on commercially reasonable terms, on a timely basis, or at all. In addition, our platform is accessed by many customers, often at the same time. As we continue to expand the number of our customers, and products and services available through our platform, we may not be able to scale our technology to accommodate the increased capacity requirements. The failure of data centers, internet service providers or other third-party service providers to meet our capacity requirements could result in interruptions or delays in access to our platform or impede our ability to grow our business and scale our operations. Any interruptions or delays in our platform availability, whether as a result of a failure to perform on the part of a vendor, any damage to one of our vendor’s systems or facilities, the termination of any of our third-party vendor agreements, software failures, our or our vendor’s error, natural disasters, terrorism, other man-made problems, security breaches, whether accidental or willful, or other factors, could harm our relationships with our customers, prevent our customers from accessing their accounts, damage our reputation with current and potential customers, expose us to liability, cause us to lose customers, cause the loss of critical data, prevent us from supporting our platform, products or services or cause us to incur additional expense in arranging for new facilities and support or otherwise harm our business and also harm our reputation.

In addition, we source certain information from third parties. For example, our risk-scoring model is based on algorithms that evaluate a number of factors and currently depend on sourcing certain information from third parties, including consumer reporting agencies. In the event that any third party from which we source information experiences a service disruption, whether as a result of maintenance, natural disasters, terrorism, or security breaches, whether accidental or willful, or other factors, the ability to score and decision loan applications and applications for our other products and services through our platform may be adversely impacted. Additionally, there may be errors contained in the information provided by third parties. This may result in the inability to approve otherwise qualified applicants through our platform, which may adversely impact our business by negatively impacting our reputation and reducing our transaction volume.

To the extent we use or are dependent on any particular third-party data, technology, or software, we may also be harmed if such data, technology, or software becomes non-compliant with existing regulations or industry standards, becomes subject to third-party claims of intellectual property infringement, misappropriation, or other violation, or malfunctions or functions in a way we did not anticipate. Any loss of the right to use any of this data, technology, or software could result in delays in the provisioning of our products and services until equivalent or replacement data, technology, or software is either developed by us, or, if available, is identified, obtained, and integrated, and there is no guarantee that we would be successful in developing, identifying, obtaining, or integrating equivalent or similar data, technology, or software, which could result in the loss or limiting of our products, services, or features available in our products or services.

In addition, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. Furthermore, prolonged interruption in the availability, or reduction in the speed or other functionality, of our platform, products or services could materially harm our reputation and business. Any of the foregoing could prevent us from processing transactions or posting payments on our platform, damage our brand and reputation, divert the attention of our employees, reduce our revenue, subject us to liability, and cause customers to abandon our platform, any of which could have a material and adverse effect on our business, results of operations, financial condition, and future prospects.

Demand for our products may decline if we do not continue to innovate or respond to evolving technological or other changes.

We operate in a dynamic industry characterized by rapidly evolving technology, frequent product introductions, and competition based on pricing and other differentiators. We rely on our proprietary technology to make the MoneyLion platform available to customers, to service customers and to introduce new products. In addition, we may increasingly rely on technological innovation as we introduce new types of products, expand our current products into new markets, and continue to streamline the MoneyLion platform. The process of developing new technologies and products is complex, and if we are unable to successfully innovate and continue to deliver a superior customer experience, customers’ demand for our products may decrease and our growth and operations may be harmed. Participants in our industry also compete on price, and our ability to meet the demand of our customers in this respect could affect our ability to maintain demand for our products and services.

Our business is subject to extensive regulation, examination, and oversight in a variety of areas, including registration and licensing requirements under federal, state and local laws and regulations.

We are subject to extensive regulation, supervision and examination under United States federal and state laws and regulations. Regulators have broad discretion with respect to the interpretation, implementation, and enforcement of these laws and regulations, including through enforcement actions that could subject us to civil money penalties, customer remediations, increased compliance costs, and limits or prohibitions on our ability to offer certain products or services or to engage in certain activities. Any failure or perceived failure to comply with any of these laws or regulations could subject us to lawsuits or governmental actions and/or damage our reputation, which could materially and adversely affect our business. In addition, to the extent that we undertake actions requiring regulatory approval or non-objection, regulators may make their approval or non-objection subject to conditions or restrictions that could have a material adverse effect on our business. Moreover, any competitors subject to different, or in some cases less restrictive, legislative or regulatory regimes may have or obtain a competitive advantage over us.

We are subject to the regulatory and enforcement authority of the Consumer Financial Protection Bureau (“CFPB”), which oversees compliance with federal consumer financial protection laws. In addition, if the CFPB were to expand its supervisory authority by promulgating new regulations, it is possible that the CFPB could be permitted to conduct periodic examination of our business, which may increase our risk of regulatory or enforcement actions. Further, we are regulated by many state regulatory agencies through licensing and other supervisory or enforcement authority, which includes regular examination by state governmental authorities.

In addition, our wholly-owned subsidiary, ML Wealth LLC (“ML Wealth”), is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is subject to regulation by the SEC. The Advisers Act, together with related regulations and interpretations of the SEC, impose numerous obligations and restrictions on investment advisers, including requirements relating to the safekeeping of client funds and securities, limitations on advertising, disclosure and reporting obligations, prohibitions on fraudulent activities, restrictions on agency cross and principal transactions between an adviser and its advisory clients, and other detailed operating requirements, as well as general fiduciary obligations.

We are also subject to potential enforcement and other actions that may be brought by state attorneys general or other state enforcement authorities and other governmental agencies. Any such actions could subject us to civil money penalties and fines, customer remediations, and increased compliance costs, damage our reputation and brand and limit or prohibit our ability to offer certain products and services or engage in certain business practices. Further, in some cases, regardless of fault, it may be less time-consuming or costly to settle these matters, which may require us to implement certain changes to our business practices, provide remediation to certain individuals or make a settlement payment to a given party or regulatory body.

The legal and regulatory regimes governing certain of our products and services are uncertain and evolving. Changing laws, regulations, interpretations or regulatory enforcement priorities may negatively impact the management of our business, results of operations, ability to offer certain products or the terms and conditions upon which they are offered, and ability to compete.

We are required to comply with constantly changing federal, state, and local laws and regulations that regulate, among other things, the terms of the loans and other consumer receivables that we originate and the associated fees that may be charged. Federal and state regulators of consumer financial products and services are also enforcing existing laws, regulations, and rules more aggressively and enhancing their supervisory expectations regarding the management of legal and regulatory compliance risks. Changes in the laws, regulations and enforcement priorities applicable to our business could have a material impact on our business model, operations and financial position.

Such laws and regulations are complex and require us to incur significant expenses and devote significant management attention to ensure compliance. In addition, our failure to comply (or to ensure that our agents and third-party service providers comply) with these laws or regulations may result in litigation or enforcement actions, the penalties for which could include: revocation of licenses and registrations; fines and other monetary penalties; civil and criminal liability; substantially reduced payments by our customers; modification of the original terms of loans and other products, permanent forgiveness of debt, or inability to, directly or indirectly, collect all or a part of the principal of or interest on loans or other amounts owed by our customers; and indemnification claims. Such consequences could, among other things, require changes to our business practices and scope of operations or harm our reputation, which in turn, could have a material adverse effect on our results of operations, financial condition or business.

In addition, the transition to a new Presidential Administration occurring in 2021 is expected to bring an increased focus on enforcement of federal consumer protection laws and appointment of consumer-oriented regulators at federal agencies such as the CFPB, the SEC, the Office of the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”). It is possible that changes made by regulators in the Biden Administration could result in new requirements or restrictions that apply to us (or our third-party partners), impacting our business, operations, and profitability.

State attorneys general have indicated that they will take a more active role in enforcing consumer protection laws, including through use of Dodd-Frank Act provisions that authorize state attorneys general to enforce certain provisions of federal consumer financial laws and obtain civil money penalties and other relief available to the CFPB.

Further, we may not be able to respond quickly or effectively to regulatory, legislative, and other developments, and these changes may in turn impair our ability to offer our existing or planned features, products, and services and/or increase our cost of doing business. In addition, if our practices are not consistent or viewed as not consistent with legal and regulatory requirements, we may become subject to audits, inquiries, whistleblower complaints, adverse media coverage, investigations, or criminal or civil sanctions, all of which may have an adverse effect on our reputation, business, results of operations, and financial condition.

These regulatory changes and uncertainties make our business planning more difficult and could result in changes to our business model and potentially adversely impact the results of our operations. New laws or regulations also require us to incur significant expenses to ensure compliance. As compared to our competitors, we could be subject to more stringent state or local regulations or could incur marginally greater compliance costs as a result of regulatory changes.

Proposals to change the statutes affecting financial services companies are frequently introduced in Congress and state legislatures that, if enacted, may affect our operating environment in substantial and unpredictable ways. In addition, numerous federal and state regulators have the authority to promulgate or change regulations that could have a similar effect on our operating environment. We cannot determine with any degree of certainty whether any such legislative or regulatory proposals will be enacted and, if enacted, the ultimate impact that any such potential legislation or implementing regulations, or any such potential regulatory actions by federal or state regulators, would have upon our business.

In addition, we expect to continue to launch new products and services in the coming years, which may subject us to additional legal and regulatory requirements under federal, state and local laws and regulations, but which we expect to be similar to the legal and regulatory regimes to which we are already subject. We are currently evaluating the business and regulatory implications of offering a Buy Now Pay Later (“BNPL”) product to our customers directly through MoneyLion-controlled lending subsidiaries or offering it through a partnership with an originating bank. Depending on the model we choose, we may be subject to additional or different state lending licensing requirements or contractual requirements under arrangements with a bank partner. We also anticipate launching a credit card product in the future, which would also be provided in partnership with a credit card issuing bank. Depending on the terms of the credit card product, we may need to comply with additional legal, regulatory and contractual obligations, including card association rules. In early Q4 2021, we also introduced certain cryptocurrency-related products or services available to our customers through one or more regulated partners. On March 26, 2021, we signed a licensing and cooperation agreement with Zero Hash LLC and Zero Hash Liquidity Services LLC (collectively, “Zero Hash”), both of which are registered as money services businesses and have the necessary state-level licenses for engaging in digital assets activities where the Zero Hash services are offered. Under the terms of the agreement, we will not be directly involved in any cryptocurrency transactions or the exchange of fiat funds for cryptocurrency at or through Zero Hash, and therefore, we do not currently expect to be subject to money services business, money transmitter licensing, or other licensing or regulatory requirements specific to transactions relating to virtual currencies. Zero Hash will remain primarily liable for its digital assets activities, and the agreement specifically requires Zero Hash to indemnify us for, among other things, Zero Hash’s failure to perform or comply with the provisions of the agreement, any claims or disputes concerning Zero Hash’s provision of cryptocurrency services, and any failure by Zero Hash to comply with applicable laws and regulations. To the extent claims are made against us and/or we incur liabilities as a result of any such failures, claims or disputes by Zero Hash and Zero Hash is not able to indemnify us for such claims or liabilities, we may suffer losses. With respect to each of our new product offerings, to the extent the application of federal, state, and local laws or regulations to these products is unclear or evolving, including changing interpretations and the implementation of new or varying regulatory requirements by federal or state governments and regulators, this may significantly affect or change our proposed business model, increase our operating expenses and hinder or delay our anticipated launch timelines for new products and services.

New laws, regulations, policy or changes in enforcement of existing laws or regulations applicable to our business, or reexamination of current practices, could adversely impact our profitability, limit our ability to continue existing or pursue new business activities, require us to change certain of our business practices or alter its relationships with customers, affect retention of key personnel, or expose us to additional costs (including increased compliance costs and/or customer remediation). These changes also may require us to invest significant resources, and devote significant management attention, to make any necessary changes and could adversely affect our business.

The regulatory regime governing blockchain technologies and digital assets is uncertain, and new regulations or policies may alter our business practices with respect to digital assets.

We currently offer certain cryptocurrency-related products or services available to our customers through Zero Hash. The Zero Hash entities are registered as money services businesses and have the necessary state-level licenses for engaging in digital assets activities where the Zero Hash services are offered. Although many regulators have provided some guidance, regulation of digital assets based on or incorporating blockchain, such as digital assets and digital asset exchanges, remains uncertain and will continue to evolve. Further, regulation varies significantly among international, federal, state and local jurisdictions. As blockchain networks and blockchain assets have grown in popularity and in market size, federal and state agencies are increasingly taking interest in, and in certain cases regulating, their use and operation. Treatment of virtual currencies continues to evolve under federal and state law. Many U.S. regulators, including the SEC, the Financial Crimes Enforcement Network (“FinCEN”), the Commodity Futures Trading Commission, (the “CFTC”), the Internal Revenue Service (the “IRS”), and state regulators including the New York State Department of Financial Services (the “NYSDFS”), have made official pronouncements or issued guidance or rules regarding the treatment of Bitcoin and other digital currencies. The IRS released guidance treating virtual currency as property that is not currency for U.S. federal income tax purposes, although there is no indication yet whether other courts or federal or state regulators will follow this classification. Both federal and state agencies have instituted enforcement actions against those violating their interpretation of existing laws. Other U.S. and many state agencies have offered little official guidance and issued no definitive rules regarding the treatment of digital assets. The CFTC has publicly taken the position that certain virtual currencies, which term includes digital assets, are commodities. To the extent that Bitcoin is deemed to fall within the definition of a “commodity interest” under the Commodity Exchange Act (the “CEA”), we may be subject to additional regulation under the CEA and CFTC regulations.

As blockchain technologies and digital assets business activities grow in popularity and market size, and as new digital assets businesses and technologies emerge and proliferate, foreign, federal, state, and local regulators revisit and update their laws and policies, and can be expected to continue to do so in the future. Changes in this regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government, may significantly affect or change the manner in which we currently conduct some aspects of our business.

States may require licenses that apply to blockchain technologies and digital assets.

In the case of virtual currencies, state regulators such as the NYSDFS have created regulatory frameworks. For example, in July 2014, the NYSDFS proposed the first U.S. regulatory framework for licensing participants in virtual currency business activity. The regulations, known as the “BitLicense”, are intended to focus on consumer protection. The NYSDFS issued its final BitLicense regulatory framework in June 2015. The BitLicense regulates the conduct of businesses that are involved in virtual currencies in New York or with New York customers and prohibits any person or entity involved in such activity from conducting such activities without a license. The Zero Hash entities do not currently hold BitLicenses but they are in the process of obtaining it, therefore we do not currently offer cryptocurrency-related products to our New York customers but we expect to do so in the future.

Other states may adopt similar statutes and regulations which will require us or our partners to obtain a license to conduct digital asset activities. In July 2020, Louisiana adopted the Virtual Currency Business Act, which will require operators of virtual currency businesses to obtain a virtual currency license in order to conduct business in Louisiana, in accordance with a proposed rule, which is expected to be issued as a final rule by the Louisiana Office of Financial Institutions in early 2021. Other states, such as Texas, have published guidance on how their existing regulatory regimes governing money transmitters apply to virtual currencies. Some states, such as New Hampshire, North Carolina and Washington, have amended their state’s statutes to include virtual currencies into existing licensing regimes, while others have interpreted their existing statutes as requiring a money transmitter license to conduct certain virtual currency business activities. The Zero Hash entities are money transmitters or the equivalent in a majority of states and the District of Columbia.

It is likely that, as blockchain technologies and the use of virtual currencies continues to grow, additional states will take steps to monitor the developing industry and perhaps require us or our regulated partners to obtain additional licenses in connection with our virtual currency activity.

If loans made by us under our state lending licenses are found to violate applicable state interest rate limits or other provisions of applicable state lending and other laws, it could adversely affect our business, results of operations, financial condition, and future prospects.

The loans we originate pursuant to our state licenses are subject to state licensing and interest rate restrictions, as well as numerous state requirements regarding consumer protection, interest rate, disclosure, prohibitions on certain activities, and loan term lengths. If the loans we originate pursuant to our state licenses were deemed subject to and in violation of certain state consumer finance or other laws, we could be subject to fines, damages, injunctive relief (including required modification or discontinuation of our business in certain areas), and other penalties or consequences, and the loans could be rendered void or unenforceable in whole or in part, any of which could have an adverse effect on our business, results of operations, financial condition, and future prospects.

If we operate without having obtained necessary state or local licenses, it could adversely affect our business, results of operations, financial condition, and future prospects.

Certain states have adopted laws regulating and requiring licensing, registration, notice filing, or other approval by parties that engage in certain activity regarding consumer finance transactions, including facilitating and assisting such transactions in certain circumstances. Furthermore, certain states and localities have also adopted laws requiring licensing, registration, notice filing, or other approval for consumer debt collection or servicing, and/or purchasing or selling consumer loans. We have also received inquiries from state regulatory agencies regarding requirements to obtain licenses from or register with those states, including in states where we have determined that we are not required to obtain such a license or be registered with the state, and we expect to continue to receive such inquiries. The application of some consumer financial licensing laws to our platform and the related activities it performs is unclear. In addition, state licensing requirements may evolve over time, including, in particular, recent trends toward increased licensing requirements and regulation of parties engaged in loan solicitation activities. If we were found to be in violation of applicable state licensing requirements by a court or a state, federal, or local enforcement agency, or agree to resolve such concerns by voluntary agreement, we could be subject to or agree to pay fines, damages, injunctive relief (including required modification or discontinuation of our business in certain areas), criminal penalties, and other penalties or consequences, and the loans facilitated through our platform could be rendered void or unenforceable in whole or in part, any of which could have an adverse effect on the enforceability or collectability of the loans facilitated through our platform.

The highly regulated environment in which our third-party financial institution partners operate may subject us to regulation and could have an adverse effect on our business, results of operations, financial condition, and future prospects.

Our third-party partners are subject to federal and state supervision and regulation. Federal regulation of the banking and investment industries, along with tax and accounting laws, regulations, rules, and standards, may limit their operations significantly and control the methods by which they conduct business. In addition, compliance with laws and regulations can be difficult and costly, and changes to laws and regulations can impose additional compliance requirements. Regulatory requirements affect our third-party partners’ banking and investment practices, among other aspects of their business, and restrict transactions between us and our third-party partners. These requirements may constrain the operations of our third-party partners, and the adoption of new laws and changes to, or repeal of, existing laws may have a further impact on our business.

In choosing whether and how to conduct business with us, current and prospective third-party partners can be expected to take into account the legal, regulatory, and supervisory regime that applies to them, including potential changes in the application or interpretation of regulatory standards, licensing requirements, or supervisory expectations. Regulators may elect to alter standards or the interpretation of the standards used to measure regulatory compliance or to determine the adequacy of liquidity, certain risk management, or other operational practices for financial services companies in a manner that impacts our current and prospective third-party partners.

Furthermore, the regulatory agencies have extremely broad discretion in their interpretation of the regulations and laws and their interpretation of the quality of our third-party partners’ assets. If any regulatory agency’s assessment of the quality of our third-party partners’ assets, operations, lending practices, investment practices, or other aspects of their business changes, it may reduce our third-party partners’ earnings, capital ratios, and share price in such a way that affects our business.

Bank holding companies and financial institutions are extensively regulated and currently face an uncertain regulatory environment. Applicable state and federal laws, regulations, and interpretations, including enforcement policies and accounting principles have been subject to significant changes in recent years, and may be subject to significant future changes. We cannot predict with any degree of certainty the substance or effect of pending or future legislation or regulation or the application of laws and regulations to our current and prospective third-party partners. Future changes may have an adverse effect on our current and prospective third-party partners and, therefore, on us.

The collection, processing, use, storage, sharing and transmission of PII and other sensitive data are subject to stringent and changing state, federal and international laws, regulations and standards and policies and could give rise to liabilities as a result of our failure or perceived failure to protect such data, comply with privacy and data protection laws and regulations or adhere to the privacy and data protection practices that we articulate to our customers.

In the course of our operations and the processing of transactions, we collect, process, store, disclose, use, share and/or transmit a large volume of PII and other sensitive data from current, past and prospective customers as well as our employees in and across multiple jurisdictions. The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. There are federal, state, and foreign laws and regulations regarding privacy, data security and the collection, processing, use, storage, protection, sharing and/or transmission of PII and sensitive data. For example, the Gramm-Leach-Bliley Act (“GLBA”) (along with its implementing regulations) restricts certain collection, processing, storage, use and disclosure of personal information, requires notice to individuals of privacy practices and provides individuals with certain rights to prevent the use and disclosure of certain nonpublic or otherwise legally protected information. Additionally, many states continue to enact legislation on matters of privacy, information security, cybersecurity, data breach and data breach notification requirements. For example, as of January 1, 2020, the California Consumer Privacy Act (“CCPA”) grants additional consumer rights with respect to data privacy in California. The CCPA, among other things, entitles California residents to know how their PII is being collected and shared, to access or request the deletion of their PII and to opt out of certain sharing of their PII. The CCPA is subject to further amendments pending certain proposed regulations that are being reviewed and revised by the California Attorney General. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of PII. This private right of action may increase the likelihood of, and risks associated with, data breach litigation. We cannot predict the impact of the CCPA on our business, operations or financial condition, but it could require us to modify certain processes or procedures, which could result in additional costs and liability.

Additionally, a new California ballot initiative, the California Privacy Rights Act (“CPRA”) was passed in November 2020. Effective starting on January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding customers’ rights with respect to certain sensitive PII. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. The effects of the CCPA and the CPRA are potentially significant and may require us to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation.

We expect more states to enact legislation similar to the CCPA and the CPRA, which provide customers with new privacy rights and increase the privacy and security obligations of entities handling certain PII of such customers. The CCPA has prompted a number of proposals for new federal and state-level privacy legislation, such as in Nevada, New Hampshire, Illinois and Nebraska, as well as in Virginia, which recently signed such legislation, the Virginia Consumer Data Protection Act (“VCDPA”), into law on March 2, 2021 with an effective date of January 1, 2023. In addition, on July 7, 2021, Colorado enacted the Colorado Privacy Act (the “CoPA”), becoming the third comprehensive consumer privacy law to be passed in the United States (after the CCPA and VCDPA). The CoPA is set to take effect on July 1, 2023. The VCDPA, CoPA and such other proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies.

Additionally, our investment adviser, ML Wealth, and broker-dealer, MoneyLion Securities LLC, are subject to SEC Regulation S-P, which requires that businesses maintain policies and procedures addressing the protection of customer information and records. This includes protecting against any anticipated threats or hazards to the security or integrity of customer records and information and against unauthorized access to or use of customer records or information. Regulation S-P also requires businesses to provide initial and annual privacy notices to customers describing information sharing policies and informing customers of their rights.

Because the interpretation and application of many privacy and data protection laws are uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of our services and platform capabilities. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our platform, which could have an adverse effect on our business. Any violations or perceived violations of these laws, rules and regulations by us, or any third parties with which we do business, may require us to change our business practices or operational structure, including limiting our activities in certain states and/or jurisdictions, addressing legal claims by governmental entities or private actors, sustaining monetary penalties, sustaining reputational damage, expending substantial costs, time and other resources and/or sustaining other harms to our business. Furthermore, our online, external-facing privacy policy and website make certain statements regarding our privacy, information security, and data security practices with regard to information collected from our customers or visitors to our website. Failure or perceived failure to adhere to such practices may result in regulatory scrutiny and investigation, complaints by affected customers or visitors to our website, reputational damage and/or other harm to our business. If either we, or the third-party service providers with which we share customer data, are unable to address privacy concerns, even if unfounded, or to comply with applicable privacy or data protection laws, regulations and policies, it could result in additional costs and liability to us, damage our reputation, inhibit sales and harm our business, financial condition and results of operations.

Cyberattacks and other security breaches or disruptions suffered by us or third parties upon which we rely could have a materially adverse effect on our business, harm our reputation and expose us to public scrutiny or liability.

In the normal course of business, we collect, process, use and retain sensitive and confidential information regarding our customers and prospective customers, including data provided by and related to customers and their transactions, as well as other data of the counterparties to their payments. We also have arrangements in place with certain third-party service providers that require us to share consumer information. Although we devote resources and management focus to ensuring the integrity of our systems through information security and business continuity programs, our facilities and systems, and those of third-party service providers, are vulnerable to actual or threatened external or internal security breaches, acts of vandalism, theft, or fraud or misconduct on the part of employees, other internal sources or third parties, computer viruses, phishing attacks, internet interruptions, disruptions or losses, misplaced or lost data, ransomware, unauthorized encryption, denial-of-service attacks, social engineering, unauthorized access, spam or other attacks, natural disasters, fires, terrorism, war, telecommunications or electrical interruptions or failures, programming or human errors or malfeasance, and other similar malicious or inadvertent disruptions or events. We and our third-party service providers from time to time experience such instances. For example, we recently experienced an account takeover incident where an unknown third party(ies) utilized password and other customer credentials found outside of MoneyLion to successfully gain access to user accounts. In some cases, the bad actors facilitated unauthorized financial transactions. Our investigation to date shows no signs that our systems were actually breached by the bad actors, and we have compensated and made whole the customers whose accounts were accessed and financially impacted. We are working with our banking partners and advisors to provide notices to affected customers and relevant regulators, and expect to incur total costs and expenses associated with the incident that are immaterial to our financial statements and operations. We also face security threats from malicious third parties that could obtain unauthorized access to our systems and networks, which threats we anticipate will continue to grow in scope and complexity over time. These events could interrupt our business or operations, result in legal claims or proceedings, result in significant legal and financial exposure, supervisory liability under U.S. federal or state, or non-U.S. laws regarding the privacy and protection of information, including PII, damage to our reputation and a loss of confidence in the security of our systems, products and services. Although the impact to date from these events has not had a material adverse effect on us, no assurance is given that this will be the case in the future.

Information security risks in the financial services industry have increased recently, in part because of new technologies, the use of the Internet and telecommunications technologies (including mobile devices) to conduct financial and other business transactions and the increased sophistication and activities of organized criminals, perpetrators of fraud, hackers, terrorists and other malicious third parties. In addition to cyberattacks and other security breaches involving the theft of sensitive and confidential information, hackers, terrorists, sophisticated nation-state and nation-state supported actors and other malicious third parties recently have engaged in attacks that are designed to disrupt key business services, such as consumer-facing websites. We and our third-party service providers may not be able to anticipate or implement effective preventive measures against all security breaches of these types, especially because the techniques used to sabotage or to obtain unauthorized access to our or our third-party service providers’ technology, systems, networks and/or physical facilities in which data is stored or through which data is transmitted change frequently and because attacks can originate from a wide variety of sources. We employ detection and response mechanisms designed to contain and mitigate security incidents. Nonetheless, early detection efforts may be thwarted by sophisticated attacks and malware designed to avoid detection. We also may fail to detect the existence of a security breach related to the information of our customers and to prevent or detect service interruption, system failure or data loss. Further, as the current COVID-19 pandemic continues to result in a significant number of people working from home, these cybersecurity risks may be heightened by an increased attack surface across our business and those of our customers and third-party service providers. We cannot guarantee that our efforts, or the efforts of those upon whom we rely and partner with, will be successful in preventing any such information security incidents.

The access by unauthorized persons to, or the improper disclosure by us of, confidential information regarding our customers or our proprietary information, software, methodologies and business secrets could interrupt our business or operations, result in significant legal and financial exposure, supervisory liability, damage to our reputation or a loss of confidence in the security of our systems, products and services, all of which could have a material adverse impact on our business. In addition, there recently have been a number of well-publicized attacks or breaches affecting companies in the financial services industry that have heightened concern by customers, which could also intensify regulatory focus, cause customers to lose trust in the security of the industry in general and result in reduced use of our services and increased costs, all of which could also have a material adverse effect on our business.

Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. In addition, our agreements with certain partners and service providers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach. A security breach of any of our vendors that processes PII of our customers may pose similar risks.

A security breach may also cause us to breach customer contracts. Our agreements with certain partners and service providers may require us to use industry-standard or reasonable measures to safeguard PII. We also may be subject to laws that require us to use industry-standard or reasonable security measures to safeguard PII. A security breach could lead to claims by our customers or other relevant stakeholders that we have failed to comply with such legal or contractual obligations. As a result, we could be subject to legal action or our customers could end their relationships with us. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from liabilities or damages, and in some cases our customer agreements may not limit our remediation costs or liability with respect to data breaches.

Litigation resulting from security breaches may adversely affect our business. Unauthorized access to our technology, systems, networks, or physical facilities, or those of our third-party service providers, could result in litigation with our customers or other relevant stakeholders. These proceedings could force us to spend money in defense or settlement, divert management’s time and attention, increase our costs of doing business, or adversely affect our reputation. We could be required to fundamentally change our business activities and practices or modify our products and/or technology capabilities in response to such litigation, which could have an adverse effect on our business. If a security breach were to occur, and the confidentiality, integrity or availability of PII was disrupted, we could incur significant liability, or our technology, systems or networks may be perceived as less desirable, which could negatively affect our business and damage our reputation.

We may not have adequate insurance coverage. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), could have an adverse effect on our business. In addition, we cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or that our insurers will not deny coverage as to any future claim.

While we take precautions to prevent consumer identity fraud, it is possible that identity fraud may still occur or has occurred, which may adversely affect the performance of our products and services or subject us to scrutiny or penalties.

There is risk of fraudulent activity associated with our platform, customers, service providers and third parties handling consumer information. Our resources, technologies, and fraud prevention tools may be insufficient to accurately detect and prevent fraud. The level of fraud-related charge-offs on the loans and other products and services facilitated through our platform could be adversely affected if fraudulent activity were to significantly increase. Significant amounts of fraudulent cancellations or chargebacks could adversely affect our business or financial condition. High profile fraudulent activity or significant increases in fraudulent activity could also lead to regulatory intervention, negative publicity, and the erosion of trust from our customers, and could materially and adversely affect our business, results of operations, financial condition, future prospects, and cash flows.

We may be unable to sufficiently obtain, maintain, protect, or enforce our intellectual property and other proprietary rights, which could reduce the value of our platform, products, services and brand, impair our competitive position and cause reputational harm.

Intellectual property and other proprietary rights are important to the success of our business. Our ability to compete effectively is dependent in part upon our ability to obtain, maintain, protect, and enforce our intellectual property and other proprietary rights, including with respect to our proprietary technology, and to obtain licenses to use the intellectual property and proprietary rights of others. We rely on a combination of trademarks, service marks, copyrights, trade secrets, domain names and contractual rights to protect our intellectual property and other proprietary rights. We own the domain name rights for moneylion.com, and, as of June 30, 2021, we owned 22 registered trademarks and four trademark applications in the United States. Nonetheless, the steps we take to obtain, maintain, protect, and enforce our intellectual property and other proprietary rights may be inadequate and, despite our efforts to protect these rights, unauthorized third parties, including our competitors, may duplicate, mimic, reverse engineer, access, obtain, or use the proprietary aspects of our technology, processes, products, or services without our permission, thereby impeding our ability to promote our platform and possibly leading to customer confusion. Our competitors and other third parties may also design around or independently develop similar technology or otherwise duplicate or mimic our services or products such that we would not be able to successfully assert our intellectual property or other proprietary rights against them. We have filed, and may continue in the future to file, applications to protect certain of our innovations and intellectual property. We cannot assure that any future patent, trademark, or service mark registrations will be issued for our pending or future applications or that any of our current or future patents, copyrights, trademarks, or service marks (whether registered or unregistered) will be valid, enforceable, sufficiently broad in scope, provide adequate protection of our intellectual property or other proprietary rights, or provide us with any competitive advantage.

Our trademarks, trade names, and service marks have significant value, and our brand is an important factor in the marketing of our services. We rely on, and intend to rely on, both registrations and common law protections for our trademarks. However, we may be unable to prevent competitors or other third parties from acquiring or using trademarks, service marks, or other intellectual property or other proprietary rights that are similar to, infringe upon, misappropriate, dilute, or otherwise violate or diminish the value of our trademarks and service marks and our other intellectual property and proprietary rights. The value of our intellectual property and other proprietary rights could diminish if others assert rights in or ownership of our intellectual property or other proprietary rights, or in trademarks or service marks that are similar to our trademarks or service marks. Additionally, if third parties succeed in registering or developing common law rights in such trademarks or similar trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to develop brand recognition of our platform, products or services. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, which could adversely impact our business, financial condition and results of operations.

In addition to registered intellectual property rights such as trademark registrations, we rely on non-registered proprietary information and technology, such as trade secrets, confidential information, know-how and technical information. In order to protect our proprietary information and technology, we rely in part on confidentiality and intellectual property assignment agreements with our employees and contractors involved in the development of material intellectual property for us, which require such individuals to assign such intellectual property to us and place restrictions on the employees’ and contractors’ use and disclosure of our confidential information. However, these agreements may not be self-executing, and we cannot guarantee that we have entered into such agreements containing obligations of confidentiality with each party that has or may have had access to proprietary information, know-how, or trade secrets owned or held by us. Individuals that were involved in the development of intellectual property for us or who had access to our intellectual property may make adverse ownership claims to our current and future intellectual property. Likewise, to the extent that our employees, independent contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting works of authorship, know-how and inventions. Moreover, our contractual arrangements may be insufficient or breached or may otherwise not effectively prevent disclosure of, or control access to, our confidential or otherwise proprietary information or provide an adequate remedy in the event of an unauthorized disclosure, which could cause us to lose any competitive advantage resulting from this intellectual property. The measures we have put in place may not prevent misappropriation, infringement, or other violation of our intellectual property or other proprietary rights or information and any resulting loss of competitive advantage, and we may be required to litigate to protect our intellectual property or other proprietary rights or information from misappropriation, infringement, or other violation by others, which is time-consuming and expensive, could cause a diversion of resources, and may not be successful, even when our rights have been infringed, misappropriated, or otherwise violated. Our efforts to enforce our intellectual property and other proprietary rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property and other proprietary rights, and if such defenses, counterclaims, or countersuits are successful, it could diminish or we could otherwise lose valuable intellectual property and other proprietary rights. Furthermore, changes to U.S. or foreign intellectual property laws and regulations may jeopardize the enforceability and validity of our intellectual property portfolio and harm our ability to obtain patent protection, including for some of our unique business methods. Additionally, the laws of some foreign countries may not be as protective of intellectual property and other proprietary rights as those in the United States, and the mechanisms for enforcement of intellectual property and other proprietary rights may be inadequate.

Furthermore, third parties may challenge, invalidate, or circumvent our intellectual property and proprietary rights, including through administrative processes or litigation. The legal standards relating to the validity, enforceability, and scope of protection of intellectual property and other proprietary rights are uncertain and still evolving. Our intellectual property and other proprietary rights may not be sufficient to provide us with a competitive advantage and the value of our intellectual property and other proprietary rights could also diminish if others assert rights therein or ownership thereof, and we may be unable to successfully resolve any such conflicts in our favor or to our satisfaction.

We may be sued by third parties for alleged infringement, misappropriation, or other violation of their intellectual property or other proprietary rights which may be costly and may subject us to significant liability and increased costs of doing business.

Our success depends, in part, on our ability to develop and commercialize our products and services without infringing, misappropriating, or otherwise violating the intellectual property or other proprietary rights of third parties.

We may become involved in disputes from time to time concerning intellectual property or other proprietary rights of third parties, which may relate to our own proprietary technology, or to technology that we acquire or license from third parties, and we may not prevail in these disputes. Relatedly, competitors or other third parties may raise claims alleging that we, service providers or other third parties retained or indemnified by us, infringe on, misappropriate, or otherwise violate such competitors’ or other third parties’ intellectual property or other proprietary rights. These claims of infringement, misappropriation, or other violation may be extremely broad, and it may not be possible for us to conduct our operations in such a way as to avoid all such alleged violations of such intellectual property or other proprietary rights. We also may be unaware of third-party intellectual property or other proprietary rights that cover or otherwise relate to some or all of our products and services. For example, there may be issued patents of which we are not aware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future technologies or products. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future technologies or products. Because patent applications can take years to issue and are often afforded confidentiality for some period of time there may currently be pending applications, unknown to us, that later result in issued patents that could cover our current or future technologies or products.

Given the complex, rapidly changing, and competitive technological and business environment in which we operate, and the potential risks and uncertainties of intellectual property-related litigation, a claim of infringement, misappropriation, or other violation against us may require us to spend significant amounts of time and other resources to defend against the claim (even if we ultimately prevail), pay significant money damages, make significant payments for legal fees, settlement payments or other costs, lose significant revenues, be prohibited from using the relevant systems, processes, technologies, or other intellectual property (temporarily or permanently), cease offering certain products or services, obtain a license, which may not be available on commercially reasonable terms or at all, to sell or use the relevant technology or redesign our allegedly infringing products or services or functionality therein to avoid infringement, misappropriation or other violations, which could be costly, time-consuming, or impossible, rebrand our products and services and/or be prevented from selling some of our products or services if third parties successfully oppose or challenge our trademarks or successfully claim that we infringe, misappropriate or otherwise violate their trademarks or other intellectual property rights, and/or limit the manner in which we use our brands. In addition, if a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we may be forced to limit or stop sales of our relevant products and technology capabilities or cease business activities related to such intellectual property. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations.

Some of the aforementioned risks of infringement, misappropriation or other violation, in particular with respect to patents, are potentially increased due to the nature of our business, industry, and intellectual property portfolio. For instance, it has become common in recent years for certain third parties to purchase patents or other intellectual property assets for the sole purpose of making claims of infringement, misappropriation, or other violation in an attempt to extract settlements from companies such as ours. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them than we can. In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid, or both. The strength of our defenses may depend on the patents asserted, the interpretation of these patents, or our ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. We do not currently have a patent portfolio, which could prevent us from deterring patent infringement claims from competitors or other third parties and our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we may have. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant product revenue, and therefore, any future patents we may have may provide little or no deterrence as we would not be able to assert them against such entities or individuals.

In addition to the previously mentioned impacts of intellectual property-related litigation, while in some cases a third party may have agreed to indemnify us for costs associated with intellectual property-related litigation, such indemnifying third party may refuse or be unable to uphold its contractual obligations. In other cases, our insurance may not cover potential claims of this type adequately or at all, and we may be required to pay monetary damages, which may be significant.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. The occurrence of infringement and misappropriation claims may grow as the market for our platform and products grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources. Any of the foregoing could adversely impact our business, financial condition and results of operations.

Our business and platform depend in part on intellectual property and proprietary rights and technology licensed from or otherwise made available to us by third parties. If we fail to comply with our obligations under license or technology agreements with third parties, we may be required to pay damages and we could lose license rights that are critical to our business.

Our business and our platform rely on technologies developed or licensed by third parties. These third-party software components may become obsolete, defective or incompatible with future versions of our services, relationships with the third-party licensors or technology providers may deteriorate, or our agreements with the third-party licensors or technology providers may expire or be terminated. Additionally, some of these licenses or other grants of rights may not be available to us in the future on terms that are acceptable, or at all, or that allow our platform, products and services to remain competitive. Our inability to obtain licenses or rights on favorable terms could have a material and adverse effect on our business and results of operations. Furthermore, incorporating intellectual property or proprietary rights licensed from or otherwise made available to us by third parties on a non-exclusive basis in our products or services could limit our ability to protect the intellectual property and proprietary rights in our services and our ability to restrict third parties from developing, selling or otherwise providing similar or competitive technology using the same third-party intellectual property or proprietary rights.

We believe we have all the necessary licenses and other grants of rights from third parties to use technology and software that we do not own. A third party could, however, allege that we are infringing its rights, which may deter our ability to obtain licenses or other grants of rights on commercially reasonable terms from the third party, if at all, or cause the third party to commence litigation against us. Our failure to obtain necessary licenses or other rights, or litigation or claims arising out of intellectual property matters, may harm or restrict our business. In addition, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right. Any such litigation or the failure to obtain any necessary licenses or other rights could adversely impact our business, financial position and results of operations.

Failure to comply with anti-money laundering, economic and trade sanctions regulations, and similar laws could subject us to penalties and other adverse consequences.

We maintain an enterprise-wide program designed to enable us to comply with all applicable anti-money laundering and anti-terrorism financing laws and regulations, including the Bank Secrecy Act and the Patriot Act. This program includes policies, procedures, processes, and other internal controls designed to identify, monitor, manage, and mitigate the risk of money laundering and terrorist financing. These controls include procedures and processes to detect and report potentially suspicious transactions, perform consumer due diligence, respond to requests from law enforcement, and meet all recordkeeping and reporting requirements related to particular transactions involving currency or monetary instruments. We are required to maintain this program under our agreements with our third-party partners, and certain state regulatory agencies have intimated they expect the program to be in place and followed. We cannot provide any assurance that our programs and controls will be effective to ensure compliance with all applicable anti-money laundering and anti-terrorism financing laws and regulations we are required to comply with, and our failure to comply with these laws and regulations could result in a breach and termination of our agreements with our third-party partners or criticism by state governmental agencies, which would have a material adverse effect on our business, results of operations, financial condition, and future prospects.

We have in the past, and continue to be, subject to inquiries, subpoenas, exams, pending investigations, and enforcement matters by state and federal regulators, the outcome of which is uncertain and could cause reputational and financial harm to our business and results of operations.

The financial services industry is subject to extensive regulation under federal, state, and applicable international laws. From time to time, we have been, and continue to be, subject to inquiries, subpoenas, pending investigations, and enforcement matters by state and federal regulators and have been threatened with or named as a defendant in lawsuits, arbitrations and administrative claims involving securities, consumer financial services and other matters. We are also subject to periodic regulatory examinations and inspections. Compliance and trading problems that are reported to regulators, such as the SEC, Financial Industry Regulatory Authority, Inc. (“FINRA”), the CFPB, or state regulators, by dissatisfied customers or others are investigated by such regulators, and may, if pursued, result in formal claims being filed against us by customers or disciplinary action being taken against us or our employees by regulators or enforcement agencies. To resolve issues raised in examinations or other governmental actions, we may be required to take various corrective actions, including changing certain business practices, making refunds or taking other actions that could be financially or competitively detrimental to us. We expect to continue to incur costs to comply with governmental regulations. Any such claims or disciplinary actions that are decided against us could have a material impact on our financial results. For a discussion of specific legal and regulatory proceedings, inquiries and investigations, to which we are currently subject, please refer to “Business — Legal and Regulatory Proceedings.”

Unfavorable outcomes in legal proceedings may harm our business and results of operations.

We are, and may in the future become, subject to litigation, claims, examinations, investigations, legal and administrative cases and proceedings, whether civil or criminal, or lawsuits by governmental agencies or private parties, which may affect our results of operations. These claims, lawsuits, and proceedings could involve labor and employment, discrimination and harassment, commercial disputes, intellectual property rights (including patent, trademark, copyright, trade secret, and other proprietary rights), class actions, general contract, tort, defamation, data privacy rights, antitrust, common law fraud, government regulation, or compliance, alleged federal and state securities and “blue sky” law violations or other investor claims, and other matters. Due to the consumer-oriented nature of our business and the application of certain laws and regulations, participants in our industry are regularly named as defendants in litigation alleging violations of federal and state laws and regulations and consumer law torts, including fraud. Many of these legal proceedings involve alleged violations of consumer protection laws. In addition, we have in the past and may in the future be subject to litigation, claims, examinations, investigations, legal and administrative cases and proceedings related to our loan products and other financial services we provide. For instance, our membership model and some of the products and services we offer are relatively novel and have been subject to limited regulatory scrutiny, but there has been, and may continue to be, increasing regulatory interest in and/or litigation challenging our membership model, our products or services.

Any unfavorable results of pending or future legal proceedings may result in contractual damages, usury related claims, fines, penalties, injunctions, the unenforceability, rescission or other impairment of loans originated on our platform or other censure that could have an adverse effect on our business, results of operations and financial condition. Even if we adequately address the issues raised by an investigation or proceeding or successfully defend a third-party lawsuit or counterclaim, we may have to devote significant financial and management resources to address these issues, which could harm our business, financial condition and results of operations.

Changes in tax law and differences in interpretation of tax laws and regulations may adversely impact our financial statements.

We operate in multiple jurisdictions and are subject to tax laws and regulations of the U.S. federal, state and local and non-U.S. governments. U.S. federal, state and local and non-U.S. tax laws and regulations are complex and subject to varying interpretations. U.S. federal, state and local and non-U.S. tax authorities may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken. This may result in differences in the treatment of revenues, deductions, credits and/or differences in the timing of these items. The differences in treatment may result in payment of additional taxes, interest or penalties that could have an adverse effect on our financial condition and results of operations. Further, future changes to U.S. federal, state and local and non-U.S. tax laws and regulations could increase our tax obligations in jurisdictions where we do business or require us to change the manner in which we conduct some aspects of our business.

As the regulatory framework for artificial intelligence and machine learning technology evolves, our business, financial condition and results of operations may be adversely affected.

The regulatory framework for artificial intelligence and machine learning technology is evolving and remains uncertain. It is possible that new laws and regulations will be adopted in the United States, or existing laws and regulations may be interpreted in new ways, that would affect the operation of our platform and the way in which we use artificial intelligence and machine learning technology, including with respect to fair lending laws. Further, the cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could adversely affect our business, financial condition and results of operations.

We may be unsuccessful in managing the effects of changes in the cost of capital on our business.

We may need to raise funds in the future, for example, to develop new technologies, expand our business, respond to competitive pressures and make acquisitions. We may try to raise additional funds through public or private financings, strategic relationships or other arrangements.

Our ability to obtain debt or equity funding will depend on a number of factors, including market conditions, interest rates, our operating performance, our credit rating and investor interest. Additional funding may not be available to us on acceptable terms or at all. If adequate funds are not available, we may be required to reduce expenditures, including curtailing our growth strategies, foregoing acquisitions or reducing our business development efforts. If we succeed in raising additional funds through the issuance of equity or equity-linked securities, then existing stockholders could experience substantial dilution. If we raise additional funds through the issuance of debt securities or preferred stock, these new securities would have rights, preferences and privileges senior to those of the holders of our common stock. In addition, any such issuance could subject us to restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. Further, to the extent we incur additional indebtedness or such other obligations, the risks associated with our existing debt, including our possible inability to service our existing debt, would increase.

Our projections are subject to significant risks, assumptions, estimates and uncertainties. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.

We operate in a rapidly changing and competitive industry and our projections will be subject to the risks and assumptions made by management with respect to our industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face, and our ability to attract and retain customers and enterprise partnerships, while generating sustained revenues. Additionally, our business may be affected by reductions in consumer borrowing, spending and investing from time to time as a result of a number of factors which may be difficult to predict. This may result in decreased revenue levels, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. This inability could cause our operating results in a given quarter to be higher or lower than expected. These factors make creating accurate forecasts and budgets challenging and, as a result, we may fall materially short of our forecasts and expectations, which could cause our stock price to decline and investors to lose confidence in us.

Real or perceived inaccuracies in our key operating metrics may harm our reputation and negatively affect our business.

We track certain key operating metrics such as total payment volume, total originations and total customers with internal systems and tools that are not independently verified by any third party. While the metrics presented in this prospectus are based on what we believe to be reasonable assumptions and estimates, our internal systems and tools have a number of limitations, and our methodologies for tracking these metrics may change over time. In addition, limitations or errors with respect to how we measure data or with respect to the data that we measure may affect our understanding of certain details of our business, which could affect our long-term strategies. If the internal systems and tools we use to track these metrics understate or overstate performance or contain algorithmic or other technical errors, the key operating metrics we report may not be accurate. If investors do not perceive our operating metrics to be accurate, or if we discover material inaccuracies with respect to these figures, our reputation may be significantly harmed, and our results of operations and financial condition could be adversely affected.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company, we are now subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of the NYSE. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs, and significant management oversight. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business.

The nature of our business is such that our financial statements involve a number of complex accounting policies, many of which involve significant elements of judgment, including determinations regarding the consolidation of variable interest entities, determinations regarding the fair value of financial assets and liabilities

(including loans and other consumer receivables, notes receivable and notes payable) and the appropriate classification of various items within our financial statements. The inherent complexity of these accounting matters and the nature and variety of transactions in which we are involved require that we have sufficient qualified accounting personnel with an appropriate level of experience and controls in our financial reporting process commensurate with the complexity of our business. While we believe we have sufficient internal accounting personnel and external resources and appropriate controls to address the demands of our business, we expect that the growth and development of our business will place significant additional demands on our accounting resources. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the NYSE. As a public company, we are now subject to the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and will be required to provide an annual management report on the effectiveness of our internal control over financial reporting. There can be no assurance that we will maintain internal control over financial reporting sufficient to enable us to identify or avoid material weaknesses in the future.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could materially and adversely affect our business, results of operations, and financial condition and could cause a decline in the trading price of our common stock.

MoneyLion has identified a material weakness in its internal control over financial reporting as of December 31, 2020. If MoneyLion is unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of an entity’s annual or interim financial statements will not be prevented, or detected and corrected on a timely basis.

Subsequent to the issuance of MoneyLion’s consolidated financial statements, MoneyLion has restated its previously issued financial statements with respect to the treatment of the noncontrolling interests attributable to the Class B investors of IIA. For additional information with respect to the restatement, see “Note 2” to MoneyLion’s audited financial statement included elsewhere in this prospectus.

MoneyLion has identified a material weakness in its internal control over financial reporting. MoneyLion did not maintain an effective control environment as there were certain areas in which the accounting function did not operate as expected, resulting in an audit adjustment, an entry on the schedule of uncorrected misstatements or a restatement of previously issued financial statements. In particular, there is a restatement related to an error in the recognition of net income attributable to noncontrolling interests in MoneyLion’s Consolidated Statement of Operations and, after reassessing the interpretation of authoritative guidance, there is a restatement related to the classification of the equity associated with the noncontrolling interests of the IIA investors in IIA.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. MoneyLion continues to evaluate steps to remediate this material weakness and is in the process of remediating the control deficiencies that relate to the material weakness. We intend to have this remediation completed and the appropriate controls in place by the end of 2021. There is no assurance that we will be able to complete this remediation and put the appropriate controls in place within this timeframe. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If MoneyLion identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures MoneyLion has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

Any acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions could fail to achieve strategic objectives, disrupt our ongoing operations or result in operating difficulties, liabilities and expenses, harm our business, and negatively impact our results of operations.

We may evaluate and consider strategic transactions, combinations, acquisitions, dispositions or alliances. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be successful in negotiating favorable terms and/or consummating the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Any strategic transaction, combination, acquisition, disposition or alliance will involve risks encountered in business relationships, including:

•        difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

•        inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

•        difficulties in retaining, training, motivating and integrating key personnel;

•        diversion of management’s time and resources from our normal daily operations;

•        difficulties in successfully incorporating licensed or acquired technology and rights into our platform;

•        difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

•        difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

•        risks of entering markets in which we have no or limited direct prior experience;

•        regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

•        assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

•        failure to successfully further develop the acquired technology;

•        liability for activities of the acquired or disposed of business before the acquisition or disposition, including patent and trademark infringement claims, violations of laws, regulatory actions, commercial disputes, tax liabilities and other known and unknown liabilities;

•        difficulty in separating assets and replacing shared services;

•        assumption of exposure to performance of any acquired loan portfolios;

•        potential disruptions to our ongoing businesses; and

•        unexpected costs and unknown risks and liabilities associated with the acquisition.

We may not make any transactions, combinations, acquisitions, dispositions or alliances, or any future transactions, combinations, acquisitions, dispositions or alliances may not be successful, may not benefit our business strategy, may not generate sufficient revenue to offset the associated costs or may not otherwise result in the intended benefits. It may take us longer than expected to fully realize the anticipated benefits and synergies of these transactions, and those benefits and synergies may ultimately be smaller than anticipated or may not be realized at all, which could adversely affect our business and operating results.

Any transactions, combinations, acquisitions, dispositions or alliances may also require us to issue additional equity securities, spend our cash, or incur debt (and increased interest expense), liabilities, and amortization expenses related to intangible assets or write-offs of goodwill, which could adversely affect our results of operations and dilute the economic and voting rights of our stockholders and the interests of holders of our indebtedness.

In addition, we cannot assure you that any future acquisition of new businesses or technology will lead to the successful development of new or enhanced products and services or that any new or enhanced products and services, if developed, will achieve market acceptance or prove to be profitable. Further, we may also choose to divest certain businesses or product lines that no longer fit with our strategic objectives. If we decide to sell assets or a business, we may have difficulty obtaining terms acceptable to us in a timely manner, or at all. Additionally, the terms of such potential transactions may expose the Company to ongoing obligations and liabilities.

Our risk management processes and procedures may not be effective.

Our risk management processes and procedures seek to appropriately balance risk and return and mitigate risks. We have established processes and procedures intended to identify, measure, monitor and control the types of risk to which we are subject, including credit risk, deposit risk, market risk, liquidity risk, strategic risk, operational risk, cybersecurity risk, and reputational risk. Credit risk is the risk of loss that arises when a loan obligor fails to meet the terms of a loan repayment obligation, the loan enters default, and if uncured results in financial loss of remaining principal and interest to the investor. Our exposure to credit risk mainly arises from our lending activities. Deposit risk refers to accelerated availability of depositor funds, prior to settlement, risk of ACH returns or merchant settlements, and transactional limits that may be applied to deposit accounts. Market risk is the risk of loss due to changes in external market factors, such as interest rates, asset prices, and foreign exchange rates. Liquidity risk is the risk that financial condition or overall safety and soundness are adversely affected by an inability, or perceived inability, to meet obligations (e.g., current and future cash flow needs) and support business growth. We actively monitor our liquidity position. Strategic risk is the risk from changes in the business environment, ineffective business strategies, improper implementation of decisions or inadequate responsiveness to changes in the business and competitive environment.

Our management is responsible for defining the priorities, initiatives, and resources necessary to execute our strategic plan, the success of which is regularly evaluated by the board of directors. Operational risk is the risk of loss arising from inadequate or failed internal processes, controls, people (e.g., human error or misconduct) or systems (e.g. technology problems), business continuity or external events (e.g., natural disasters), compliance, reputational, regulatory, or legal matters and includes those risks as they relate directly to us, fraud losses attributed to applications, transaction processing, or employees, as well as to third parties with whom we contract or otherwise do business. Operational risk is one of the most prevalent forms of risk in our risk profile. We strive to manage operational risk by establishing policies and procedures to accomplish timely and efficient processing, obtaining periodic internal control attestations from management, conducting internal process risk control self-assessments and audit reviews to evaluate the effectiveness of internal controls.

In order to be effective, among other things, our enterprise risk management capabilities must adapt and align to support any new product or loan features, capability, strategic development, or external change. Cybersecurity risk is the risk of a malicious technological attack intended to impact the confidentiality, availability, or integrity of our systems and data, including, but not limited to, sensitive client data. Our technology and information security teams rely on a layered system of preventive and detective technologies, practices, and policies to detect, mitigate, and neutralize cybersecurity threats. In addition, our information security team and third-party consultants regularly assess our cybersecurity risks and mitigation efforts. Cyberattacks can also result in financial and reputational risk.

Reputational risk is the risk arising from possible negative perceptions of us, whether true or not, among our current and prospective customers, counterparties, employees, and regulators. The potential for either enhancing or damaging our reputation is inherent in almost all aspects of business activity. We manage this risk through our commitment to a set of core values that emphasize and reward high standards of ethical behavior, maintaining a culture of compliance, and by being responsive to customer and regulatory requirements.

Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. We could incur substantial losses and our business operations could be disrupted to the extent our business model, operational processes, control functions, technological capabilities, risk analyses, and business/product knowledge do not adequately identify and manage potential risks associated with our strategic initiatives. There also may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated, including when processes are changed or new products and services are introduced. If our risk management framework does not effectively identify and control our risks, we could suffer unexpected losses or be adversely affected, which could have a material adverse effect on our business.

We have a history of losses and may not achieve profitability in the future.

Our net losses were $41.6 million and $79.1 million for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, we had a total accumulated deficit of $327.6 million. We may continue to incur net losses in the future, and such losses may fluctuate significantly from quarter to quarter. We will need to generate and sustain significant revenues for our business generally, and achieve greater scale and generate greater operating cash flows in future periods in order to achieve, maintain or increase our level of profitability. We intend to continue to invest in sales and marketing, technology and new products and services in order to enhance our brand recognition and our value proposition to our customers, and these additional costs will create further challenges to generating near term profitability. We also expect general and administrative expenses to increase to meet the increased compliance and other requirements associated with operating as a public company and evolving regulatory requirements.

Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenue sufficiently to offset our higher operating expenses. We may continue to incur losses and not achieve future profitability or, if achieved, be unable to maintain such profitability, due to a number of reasons, including the risks described in this prospectus, unforeseen expenses, difficulties, complications and delays, and other unknown events.

Our ability to use our deferred tax assets to offset future taxable income may be subject to certain limitations that could subject our business to higher tax liabilities.

We may be limited in the portion of net operating loss carryforwards (“NOLs”) that we can use in the future to offset taxable income for U.S. federal and state income tax purposes. The Tax Cuts and Jobs Act (the “Tax Act”) enacted on December 22, 2017, makes broad and complex changes to the U.S. tax code. While future interpretative guidance of the Tax Act and how many U.S. states will incorporate these federal law changes may have an impact on our business, the Tax Act’s reduction of the federal corporate income tax rate from 35% to 21%, effective January 1, 2018, has reduced our deferred tax asset associated with NOLs. A lack of future taxable income would adversely affect our ability to utilize our NOLs.

In addition, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. Future changes in our stock ownership as well as other changes that may be outside of our control, could result in additional ownership changes under Section 382 of the Code. Our NOLs may also be impaired under similar provisions of state law.

We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. On the basis of this evaluation, a full valuation allowance has historically been recorded to recognize only deferred tax assets that are more likely than not to be realized.

Finally, further changes to the federal or state tax laws or technical guidance relating to the Tax Act that would further reduce the corporate tax rate could operate to effectively reduce or eliminate the value of any deferred tax asset. Our tax attributes as of December 31, 2020 may expire unutilized or underutilized, which could prevent us from offsetting future taxable income.

Risks Relating to the Business Combination

Warrants will become exercisable for MoneyLion Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

There are 17,500,000 outstanding public warrants to purchase 17,500,000 shares of MoneyLion Class A common stock at an exercise price of $11.50 per share, which warrants will become exercisable commencing the later of 30 days following the Business Combination and 12 months from the closing of Fusion’s initial public offering, which occurred on June 30, 2020. In addition, there are 8,100,000 private placement warrants outstanding exercisable for 8,100,000 shares of MoneyLion Class A common stock at an exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of MoneyLion Class A common stock will be issued, which will result in dilution to the holders of MoneyLion Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of MoneyLion Class A common stock, the impact of which is increased as the value of our stock price increases.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of MoneyLion Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we give notice of redemption. If and when the warrants become redeemable by MoneyLion, we may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

In addition, we may redeem your warrants after they become exercisable for a number of shares of MoneyLion Class A common stock determined based on the redemption date and the fair market value of MoneyLion Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out- of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding.

Delaware law and provisions in MoneyLion’s certificate of incorporation and bylaws could make a takeover proposal more difficult.

Our organizational documents are governed by Delaware law. Certain provisions of Delaware law and of MoneyLion’s certificate of incorporation and bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A common stock held by MoneyLion’s stockholders. These provisions include the ability of the board of directors to designate the terms of and issue new series of preference shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire MoneyLion, even if the third party’s offer may be considered beneficial by many of MoneyLion’s stockholders. As a result, MoneyLion’s stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, MoneyLion may experience negative reactions from the financial markets, including negative impacts on the price of MoneyLion Class A common stock. These provisions could also discourage proxy contests and make it more difficult for MoneyLion’s stockholders to elect directors of their choosing and to cause MoneyLion to take other corporate actions that MoneyLion’s stockholders desire. See “Description of Securities.”

The market price of our securities may be volatile.

Fluctuations in the price of MoneyLion’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there had not been a public market for the stock of Old MoneyLion and trading in the shares of Fusion’s Class A common stock had not been active. Accordingly, the valuation ascribed to MoneyLion in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of MoneyLion securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and MoneyLion securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of MoneyLion’s securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about MoneyLion’s operating results;

•        success of competitors;

•        operating results failing to meet the expectations of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning MoneyLion or the industry in which MoneyLion operates in general;

•        operating and stock price performance of other companies that investors deem comparable to MoneyLion;

•        ability to market new and enhanced products and services on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation involving MoneyLion;

•        changes in MoneyLion’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of shares of MoneyLion Class A common stock available for public sale;

•        any major change in MoneyLion’s board or management;

•        sales of substantial amounts of MoneyLion Class A common stock by our or MoneyLion’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NYSE specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to MoneyLion could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

MoneyLion’s failure to meet the continued listing requirements of the NYSE could result in a delisting of its Securities.

If MoneyLion fails to satisfy the continued listing requirements of the NYSE such as the corporate governance requirements or the minimum closing bid price requirement, the NYSE may take steps to delist its securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, MoneyLion can provide no assurance that any action taken by it to restore compliance with listing requirements would allow its securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the NYSE minimum bid price requirement or prevent future non-compliance with the NYSE’s listing requirements. Additionally, if MoneyLion’s securities are not listed on, or become delisted from, the NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of MoneyLion’s securities may be more limited than if it were quoted or listed on the NYSE or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

MoneyLion qualifies as an emerging growth company within the meaning of the Securities Act, and if MoneyLion takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make MoneyLion’s securities less attractive to investors and may make it more difficult to compare MoneyLion’s performance with other public companies.

MoneyLion is eligible to be treated as an emerging growth company, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised financial accounting standards until such time as those standards apply to private companies. MoneyLion intends to take advantage of this extended transition period under the JOBS Act for adopting new or revised financial accounting standards.

For as long as MoneyLion continues to be an emerging growth company, it may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, its stockholders may not have access to certain information that they may deem important. MoneyLion could be an emerging growth company for up to five years, although circumstances could cause it to lose that status earlier, including if its total annual gross revenue exceeds $1.07 billion, if it issues more than $1.0 billion in non-convertible debt securities during any three-year period, or if before that time it is a “large accelerated filer” under U.S. securities laws.

MoneyLion cannot predict if investors will find MoneyLion Class A common stock less attractive because it may rely on these exemptions. If some investors find MoneyLion Class A common stock less attractive as a result, there may be a less active trading market for MoneyLion Class A common stock and MoneyLion’s share price may be more volatile. Further, there is no guarantee that the exemptions available to MoneyLion under the JOBS Act will result in significant savings. To the extent that MoneyLion chooses not to use exemptions from various reporting requirements under the JOBS Act, it will incur additional compliance costs, which may impact MoneyLion’s financial condition.

Our certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by MoneyLion’s stockholders, which could limit MoneyLion’s stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with MoneyLion or MoneyLion’s directors, officers or other employees.

Our certificate of incorporation provides that, unless MoneyLion consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of MoneyLion, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of MoneyLion to MoneyLion or MoneyLion’s stockholders, (iii) any action asserting a claim against MoneyLion, its directors, officers or employees arising pursuant to any provision of the DGCL or MoneyLion’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against MoneyLion, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, these provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Any person or entity purchasing or otherwise acquiring any interest in any security of MoneyLion shall be deemed to have notice of and consented to these provisions.

These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with MoneyLion or MoneyLion’s directors, officers or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Alternatively, if a court were to find these provisions of our certificate of incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, MoneyLion may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect MoneyLion’s business, financial condition and results of operations and result in a diversion of the time and resources of MoneyLion’s management and board of directors.

We will incur significant costs and obligations as a result of being a public company.

As a privately held company, Old MoneyLion had not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, MoneyLion will incur significant legal, accounting and other expenses that Old MoneyLion was not required to incur in the past. These expenses will increase once MoneyLion is no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including Dodd Frank, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and NYSE, have increased the costs and the time that must be devoted to compliance matters. We expect these rules and regulations will increase our legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.

USE OF PROCEEDS

All of the shares of Class A common stock offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective amounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $93,150,000 from the exercise of the private placement warrants, assuming the exercise in full of all such warrants for cash. We expect to use the net proceeds from the exercise of the private placement warrants for general corporate purposes, which may include acquisitions and other business opportunities and the repayment of indebtedness. Our management will have broad discretion over the use of proceeds from the exercise of the warrants.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.

MARKET PRICE OF OUR SECURITIES

Our Class A common stock and warrants began trading on The New York Stock Exchange (“NYSE”) under the symbols “ML” and “ML WS,” respectively, on September 23, 2021. Fusion’s Class A common stock, warrants, and units were previously listed on the NYSE under the symbols “FUSE,” “FUSE WS,”and “FUSE.U,” respectively. Fusion’s Class A common stock, warrants, and units each commenced separate public trading on August 11, 2020. Fusion’s units automatically separated into the component securities upon consummation of the Business Combination and, as a result, no longer trade as a separate security. Prior to the Closing, each unit of Fusion consisted of one share of Class A common stock and one-half of one redeemable public warrant of Fusion, whereby each public warrant entitled the holder to purchase shares of Class A common stock at an exercise price of $11.50 per share of Class A common stock. Upon the closing of the Business Combination, Fusion’s shares of Class A common stock were converted into our shares of Class A common stock. On October 19, 2021, the closing sale prices of our Class A common stock and warrants were $6.99 and $0.78, respectively. As of October 19, 2021, there were approximately 103 holders of record of our Class A common stock and 2 holders of record of our warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

The following selected unaudited pro forma condensed combined financial data is derived from the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations included in this prospectus.

The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Fusion Acquisition Corp. (“Fusion”), prior to the consummation of the Business Combination, and the historical condensed consolidated financial statements of MoneyLion Technologies Inc. (f/k/a MoneyLion Inc.) (“MoneyLion”), prior to the consummation of the Business Combination, as adjusted to give effect to the Business Combination and the Private Placement. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination consummated on September 22, 2021, treated as a reverse recapitalization for accounting purposes and the Private Placement as if they had been consummated as of June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020, give effect to the Business Combination and the Private Placement as if they had occurred on January 1, 2020, the earliest period presented.

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). Fusion has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination and the Private Placement.

The unaudited pro forma condensed combined financial statements are for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Fusion and MoneyLion have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

This information should be read together with Fusion’s and MoneyLion’s historical condensed consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to Fusion and MoneyLion included in this prospectus.

	Pro Forma Six Months Ended June 30, 2021	Pro Forma Year Ended December 31, 2020
	Actual Redemptions	Actual Redemptions
	(in thousands)	(in thousands)
Combined Statement of Operations data:
Net revenue	$71,330	$79,411
Loss from operations	(15,363)	(24,329)
Net loss	14,634	(62,653)
Net loss attributable to common stockholders	8,790	(71,062)

Pro Forma Six Months June 30, 2021
Actual Redemptions
(in thousands)
Combined Balance Sheet data:
Total assets	$458,084
Total debt	44,529
Total liabilities	80,666
Total temporary equity	101,157
Total stockholders’ equity	276,261

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and the Private Placement.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the unaudited historical balance sheet of Fusion as of June 30, 2021 with the unaudited historical consolidated balance sheet of MoneyLion as of June 30, 2021, giving effect to the Business Combination and the Private Placement as if they had been consummated as of that date.

The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the unaudited historical statement of operations of Fusion and the unaudited historical consolidated statement of operations of MoneyLion for such period, giving effect to the Business Combination and the Private Placement as if they had been consummated on January 1, 2020, the earliest period presented. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited historical statement of operations of Fusion and the audited historical consolidated statement of operations of MoneyLion for such period, giving effect to the Business Combination and the Private Placement as if they had been consummated on January 1, 2020, the earliest period presented.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the (i) audited historical financial statements of Fusion as of and for the year ended December 31, 2020 and (ii) unaudited historical condensed financial statements of Fusion for the six months ended June 30, 2021, and the related notes thereto, included elsewhere in this prospectus;

•        the (i) audited historical financial statements of MoneyLion as of and for the year ended December 31, 2020 and (ii) unaudited historical condensed consolidated financial statements of MoneyLion for the six months ended June 30, 2021, and the related notes thereto, included elsewhere in this prospectus; and

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Fusion,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of MoneyLion,” and other financial information relating to Fusion and MoneyLion included elsewhere in the proxy statement/prospectus filed with the SEC on September 3, 2021.

The unaudited pro forma condensed combined financial statements are for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and the Private Placement taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(Dollars in thousands, except share and per share amounts)

	Historical		Actual Redemptions
	5(A) Fusion	5(B) MoneyLion	Business Combination and PIPE Investment		Pro Forma Balance Sheet
ASSETS
Cash	$14	$28,971	$290,552	5(a)	$319,537
Restricted cash	—	2,806	—		2,806
Finance and membership receivables	—	106,689	—		106,689
Allowance for losses on finance receivables	—	(14,701)	—		(14,701)
Finance and membership receivables, net	—	91,988	—		91,988
Property and equipment, net	—	474	—		474
Intangible assets, net	—	8,452	—		8,452
Goodwill	—	21,565	—		21,565
Due from related party	31	4	—		35
Other assets	—	13,129	—		13,129
Prepaid expenses	98	—	—		98
Security deposit	—	—	—		—
Marketable securities held in trust account	350,120	—	(350,120)	5(b)	—
Total assets	$350,263	$167,389	$(59,568)		$458,084

LIABILITIES AND STOCKHOLDERS’ EQUITY
Secured loans	$—	$24,057	$—		$24,057
Accounts payable and accrued liabilities	271	20,201	—		20,472
Subordinated convertible notes	—	100,311	(100,311)	5(c)	—
Related party loan	—	5,000	(5,000)	5(d)	—
Warrant liability	36,125	73,456	(73,456)	5(e)	36,125
Other debt	—	—	—		—
Income tax payable	12	—	—		12
Deferred underwriting fee payable	13,150	—	(13,150)	5(f)	—
Total liabilities	49,558	223,025	(191,917)		80,666
COMMITMENTS AND CONTINGENCIES
MoneyLion redeemable convertible preferred stock	—	298,010	(298,010)	5(g)	—
MoneyLion redeemable noncontrolling interests	—	101,157	—	5(h)	101,157
Fusion Class A common stock subject to possible redemption	295,704	—	(295,704)	5(h)	—
Stockholders’ Equity:
MoneyLion common stock, $0.0001 par value	—	—	—		—
Fusion preferred stock, $0.0001 par value	—	—	—		—
Fusion Class A common stock, $0.0001 par value	1	—	21	5(i)	22
Fusion Class B common stock, $0.0001 par value	1	—	(1)	5(i)	—
Additional paid-in capital	15,320	—	616,557	5(i)	631,877
Accumulated deficit	(10,321)	(453,803)	108,486	5(i)	(355,638)
Treasury stock	—	(1,000)	1,000	5(i)	—
Total stockholders’ deficit attributable to common stockholders	5,001	(454,803)	726,063	5(i)	276,261
Total stockholders’ equity	5,001	(454,803)	726,063		276,261
Total liabilities and stockholders’ equity	$350,263	$167,389	$(59,568)		$458,084

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(Dollars in thousands, except share and per share amounts)

	Historical		Actual Redemptions
	6(A) Fusion	6(B) MoneyLion	Business Combination and PIPE Investment		Pro Forma Statement of Operations
Revenue:
Net interest income on finance receivables	$—	$3,423	$—		$3,423
Membership subscription revenue	—	15,362	—		15,362
Affiliates income	—	3,269	—		3,269
Fee income	—	49,257	—		49,257
Other income	—	19	—		19
Total revenues, net	—	71,330	—		71,330
Operating expenses:
Marketing	—	13,529	—		13,529
Provision for loss on receivables	—	21,406	—		21,406
Other direct costs	—	5,155	—		5,155
Interest expense	—	3,320	186	6(a)	3,506
Personnel expenses	—	15,253	—		15,253
Underwriting expenses	—	3,544	—		3,544
Information technology expenses	—	3,814	—		3,814
Bank and payment processor fees	—	11,756	—		11,756
Change in fair value of warrant liability	—	48,790	(48,790)	6(e)	—
Change in fair value of subordinated convertible notes	—	49,561	(49,561)	6(f)	—
Professional fees	—	8,037	—		8,037
Depreciation expense	—	1,016	—		1,016
Occupancy expense	—	765	—		765
Gain on foreign currency translation	—	(44)	—		(44)
Other operating expenses	—	(2,021)	—		(2,021)
Formation and operating costs	1,127	—	(150)	6(b)	977
Total operating expenses	1,127	183,881	(98,315)		86,693
Loss from operations	(1,127)	(112,551)	98,315		(15,363)
Other income (expense):
Interest earned on investments held in Trust Account	72	—	(72)	6(c)	—
Change in fair value of warrant liability	30,002	—	—		30,002
Loss before provision for income taxes	28,947	(112,551)	98,243		14,639
Income tax (expense) benefit	—	(42)	37		(5)
Net loss	28,947	(112,593)	98,280		14,634
Net loss attributable to noncontrolling interests	—	(5,844)	—		(5,844)
Accrued dividends on redeemable convertible preferred stock	—	(9,827)	9,827	5(g)	—
Net loss attributable to common stockholders	$28,947	$(128,264)	$108,107		$8,790
Weighted average common shares outstanding, basic and diluted	8,750,000	2,955,677			227,147,708	6(d)
Loss per common share, basic and diluted	$3.31	$(43.40)			$0.04	6(d)

See accompanying notes to the unaudited pro forma condensed combined financial information.

Fusion Acquisition Corp.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended Decemer 31, 2020
(Dollars in thousands, except share and per share amounts)

	Historical		Actual Redemptions
	6(C) Fusion	6(D) MoneyLion	Business Combination and PIPE Investment		Pro Forma Statement of Operations
Revenue:
Net interest income on finance receivables	$—	$4,347	$—		$4,347
Membership subscription revenue	—	25,994	—		25,994
Affiliates income	—	2,234	—		2,234
Fee income	—	46,639	—		46,639
Other income	—	197	—		197
Total revenues, net	—	79,411	—		79,411
Operating expenses:
Marketing	—	11,060	—		11,060
Provision for loss on receivables	—	21,294	—		21,294
Other direct costs	—	4,336	—		4,336
Interest expense	—	2,950	150	6(a)	3,100
Personnel expenses	—	24,200	—		24,200
Underwriting expenses	—	6,242	—		6,242
Information technology expenses	—	7,041	—		7,041
Bank and payment processor fees	—	13,737	—		13,737
Change in fair value of warrant liability	—	14,419	(14,419)	6(e)	—
Change in fair value of subordinated convertible notes	—	4,000	(4,000)	6(f)	—
Professional fees	—	8,396	—		8,396
Depreciation expense	—	1,108	—		1,108
Occupancy expense	—	1,233	—		1,233
Gain on foreign currency translation	—	(179)	—		(179)
Other operating expenses	—	1,155	—		1,155
Formation and operating costs	1,167	—	(150)	6(b)	1,017
Total operating expenses	1,167	120,992	(18,419)		103,740
Loss from operations	(1,167)	(41,581)	18,419		(24,329)
Other income (expense):
Interest earned on investments held in Trust Account	219	—	(219)	6(c)	—
Change in fair value of warrant liability	(38,310)	—	—		(38,310)
Loss before provision for income taxes	(39,258)	(41,581)	18,200		(62,639)
Income tax (expense) benefit	(11)	(6)	3		(14)
Net loss	(39,269)	(41,587)	18,203		(62,653)
Net loss attributable to noncontrolling interests	—	(8,409)	—		(8,409)
Accrued dividends on redeemable convertible preferred stock	—	(17,209)	17,209		—
Net loss attributable to common stockholders	$(39,269)	$(67,205)	$35,412		$(71,062)
Weighted average common shares outstanding, basic and diluted	8,750,000	2,753,400			227,147,708	6(d)
Loss per common share, basic and diluted	$(4.49)	$(24.41)			$(0.31)	6(d)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.      Description of the Transactions

The Business Combination

On February 11, 2021, Fusion Acquisition Corp., a Delaware corporation (“Fusion” or the “Company”), entered into an agreement and plan of merger by and among Fusion, ML Merger Sub Inc., a wholly owned subsidiary of Fusion (“Merger Sub”), and MoneyLion Inc. (“MoneyLion”) (as amended on June 28, 2021 and September 4, 2021, the “Merger Agreement”), which provided for Merger Sub to merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of Fusion (the “Business Combination”). The Business Combination was consummated on September 22, 2021. In addition, in connection with the consummation of the Business Combination, Fusion was renamed “MoneyLion Inc.” and is referred to herein as “New MoneyLion” as of the time following such change of name.

Under the Merger Agreement, Fusion had agreed to acquire all of the outstanding equity interests of MoneyLion for $2.2 billion in aggregate consideration. The aggregate consideration paid to MoneyLion stockholders was (i) 184,285,695 shares of Class A common stock of New MoneyLion (valued at $10.00 per share) and (ii) the contingent right to receive a pro rata portion of up to 17,500,000 shares of Class A common stock of New MoneyLion (the “Earn Out Shares”).

The Private Placement

On February 11, 2021, concurrently with the execution of the Merger Agreement, Fusion entered into the Subscription Agreements with the PIPE Investors, pursuant to which, among other things, Fusion agreed to issue and sell in private placements an aggregate of 25,000,000 shares of Fusion Class A common stock to the PIPE Investors for $10.00 per share.

The Private Placement closed immediately prior to the Closing of the Business Combination. In connection with the Closing, all of the issued and outstanding shares of Fusion Class A common stock, including the shares of Fusion Class A common stock issued to the PIPE Investors, became shares of New MoneyLion Class A common stock.

2.      Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). Fusion has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination and the Private Placement.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives effect to the Business Combination and the Private Placement as if they occurred as of June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020 give effect to the Business Combination and the Private Placement as if they occurred on January 1, 2020, the earliest period presented.

The pro forma adjustments reflecting the consummation of the Business Combination and the Private Placement are based on certain currently available information and certain assumptions and methodologies that Fusion believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. Fusion believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the Private Placement based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. Fusion and MoneyLion have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements and related notes have been derived from and should be read in conjunction with:

•        the (i) audited historical financial statements of Fusion as of and for the year ended December 31, 2020 and (ii) unaudited historical condensed financial statements of Fusion as of and for the six months ended June 30, 2021, and the related notes thereto, included elsewhere in this prospectus;

•        the (i) audited historical financial statements of MoneyLion as of and for the year ended December 31, 2020 and (ii) unaudited historical condensed consolidated financial statements of MoneyLion for the six months ended June 30, 2021, and the related notes thereto, included elsewhere in this prospectus; and

•        the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and other financial information relating to Fusion and MoneyLion included elsewhere in this prospectus.

The unaudited pro forma condensed combined financial statements are for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and the Private Placement taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

3.      Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although Fusion issued shares for outstanding equity interests of MoneyLion in the Business Combination, Fusion was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of MoneyLion issuing stock for the net assets of Fusion, accompanied by a recapitalization. The net assets of Fusion are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of MoneyLion.

MoneyLion was determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•        The former owners of MoneyLion hold the largest portion of voting rights in the combined company;

•        MoneyLion has the right to appoint a majority of the directors in the combined company;

•        MoneyLion’s existing senior management team comprise senior management of the combined company;

•        The operations of the combined company represent the operations of MoneyLion;

•        The combined company assumes MoneyLion’s name and headquarters.

4.      Capitalization

The following summarizes the pro forma ownership of Class A common stock of Fusion following the Business Combination and the Private Placement:

	Class A
Equity Capitalization Summary	Shares	%
MoneyLion stockholders(1)	184,285,695	81.1%
Fusion public stockholders(2)	9,112,013	4.0%
Fusion Sponsor	8,750,000	3.9%
PIPE Investors(3)	25,000,000	11.0%
Total Class A common stock	227,147,708	100.0%

____________

(1)      Stock consideration of 184,285,695 shares of Class A common stock and no cash consideration.

(2)      Redemptions of 25,887,987 shares of Class A common stock of Fusion for aggregate redemption payments of $258.9 million using a per-share redemption price of $10.00.

(3)      Private Placement was consummated in accordance with its terms for aggregate proceeds of $250.0 million in connection with the issuance of 25,000,000 shares of Class A common stock to the PIPE Investors.

5.      Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

The pro forma notes and adjustments are as follows:

Pro forma notes

(A)    Derived from the unaudited balance sheet of Fusion as of June 30, 2021.

(B)    Derived from the unaudited consolidated balance sheet of MoneyLion as of June 30, 2021.

Pro forma adjustments

(a)     To reflect the net cash proceeds from the Business Combination and the Private Placement as follows (in thousands):

Release of Trust Account	$350,120	5(b)
Redemptions of Fusion common stock	(258,880)	5(h)
Proceeds from Private Placement	250,000	5(i)
Payment of transaction expenses	(32,352)	5(i)
Payment of Fusion deferred underwriting fee payable	(13,150)	5(f)
Repayment of MoneyLion debt	(5,000)	5(d)
Early payment penalty and interest on MoneyLion debt	(186)	5(i)
Cash	$290,552

(b)    To reflect the release of $350.1 million from the Trust Account (see Note 5(a)).

(c)     To reflect the conversion of MoneyLion’s subordinated convertible notes into Class A common stock (see Note 5(i)).

(d)    To reflect the repayment of MoneyLion’s related party loan of $5.0 million (see Note 5(a)).

(e)     To reflect the conversion of MoneyLion’s warrants into Class A common stock (see Note 5(i)).

(f)     To reflect the settlement of $13.2 million of deferred underwriting fees incurred during Fusion’s IPO that were contractually due upon completion of the Business Combination (see Note 5(a)).

(g)    To reflect the exchange of $298.0 million of MoneyLion’s redeemable convertible preferred stock as a result of the Business Combination (see Note 5(i)).

(h)    To reflect the redemption of 25,887,987 shares of Class A common stock of Fusion for aggregate redemption payments of $258.9 million and the transfer of $36.8 million to permanent equity upon consummation of the Business Combination as no other Fusion common stock remain subject to redemption (see Notes 5(b) and 5(i)).

(i)     To reflect the recapitalization of the combined company through the exchange of all of the outstanding share capital of MoneyLion for Class A common stock of Fusion and the following equity transactions (in thousands):

Exchange of MoneyLion redeemable convertible preferred stock	$298,010	5(g)
Reclassification of Fusion common stock subject to possible redemption	295,704	5(h)
Redemptions of Fusion common stock	(258,880)	5(a)
Proceeds from Private Placement	250,000	5(a)
Payment of transaction expenses	(32,352)	5(a)
Conversion of MoneyLion subordinated convertible notes	100,311	5(c)
Conversion of MoneyLion warrants	73,456	5(e)
Early payment penalty and interest on MoneyLion debt	(186)	5(a)
Total stockholders’ equity	$726,063

6.      Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2021 and for the Year Ended December 31, 2020

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the unaudited statement of operations of Fusion for the six months ended June 30, 2021.

(B)    Derived from the unaudited consolidated statement of operations of MoneyLion for the six months ended June 30, 2021.

(C)    Derived from the audited statement of operations of Fusion for the year ended December 31, 2020

(D)    Derived from the audited consolidated statement of operations of MoneyLion for the year ended December 31, 2020

Pro forma adjustments

(a)     To recognize the payment of early-payment penalties as of January 1, 2020 on MoneyLion’s related party loan that was repaid upon closing of the Business Combination.

(b)    To eliminate fees incurred by Fusion under the administrative support and management agreements which ceased upon closing of the Business Combination.

(c)     To eliminate interest income earned on the Trust Account which was released upon closing of the Business Combination.

(d)    The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Fusion shares outstanding at the closing of the Business Combination and Private Placement, assuming the Business Combination and Private Placement occurred on January 1, 2020. As the unaudited pro forma condensed combined statement of operations is in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding.

(e)     To eliminate the change in fair value of MoneyLion’s warrants which converted into Class A common stock upon closing of the Business Combination.

(f)     To eliminate the change in fair value of the MoneyLion’s subordinated convertible notes which converted into Class A common stock upon closing of the Business Combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the consolidated financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our plans, estimates, and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

MoneyLion offers a full-service digital financial platform (the “Platform”) that provides convenient, low-cost access to banking, borrowing, and investing solutions tailored for our customers, rooted in data, and delivered through our proprietary technology platform. The Platform is based upon analytical models that power recommendations which are designed to help customers achieve their financial goals, ranging from building savings, improving credit health, and managing unexpected expenses. The Platform is delivered through a mobile application and an online dashboard.

The Company’s key product offerings include:

Membership programs — We introduced the ML Plus membership in late 2017, allowing our customers to, among other things, access affordable credit through asset collateralization, build savings, improve financial literacy, and track their financial health. This program evolved into the Credit Builder Plus membership, introduced in 2019 and intended to emphasize the program’s ability to help our customers build credit while also saving. We offer these programs directly to our customers. Members also receive access to premium mobile banking services, managed investment services, credit tracking services, rewards, and increased limits to interest-free Instacash advances. We earn revenue from monthly membership fees paid by our customers. These fees are reflected in membership subscription revenue.

Secured personal loans — We provide our customers with access to Credit Builder Plus loans, personal term loans that are partially secured by the customers’ assets maintained by ML Wealth and held at our third-party broker-dealer partner. These loans are provided directly by MoneyLion and accessed as part of the Credit Builder Plus Membership program and are not available on a standalone basis. In addition to a free standard disbursement option, we also offer our customers an option to disburse their funds to their MoneyLion-serviced RoarMoney bank account or external bank account on an expedited basis for an instant transfer fee. We earn revenue from interest income, reflected in net interest income on finance receivables, and instant transfer fees, reflected in fee income.

Instacash — We offer our customers access to Instacash, an interest-free advance product, which allows them to access funds based primarily on a percentage of income or other recurring income amounts detected through a linked external bank account or through direct deposit to their RoarMoney bank account. Instacash is provided directly by MoneyLion and is available to our customers on a standalone basis. While access to Instacash is free for our customers, we provide them the option to leave us a tip. In addition to a free standard disbursement option, we also offer our customers an option to disburse their funds to their RoarMoney bank account or external bank account on an expedited basis for an instant transfer fee. We earn revenue from tips and instant transfer fees, both reflected in fee income.

RoarMoney Premium Mobile Banking — Through our bank partnership with MetaBank, we provide our customers a FDIC-insured digital demand deposit account, which includes issuance of a physical and virtual MoneyLion-branded debit card with features such as up to two-day early direct deposit and rewards. Our RoarMoney account is available to our customers on a standalone basis. We earn revenue from interchange fees from payment networks based on customer expenditures on the debit card. We also earn revenue from cardholder fees such as a small monthly administrative fee charged to our customers and a fee charged to customers when an out-of-network ATM is utilized to withdraw cash. Both interchange fees and cardholder fees are reflected in fee income. We incur direct costs, which include fees paid to the payment networks and our partner bank.

Affiliate marketing program — We work with various affiliate partners that offer products or services that we may recommend to our customers via display ads, offers or campaigns through our digital platform. Our customers can access these offers on a standalone basis. We earn revenue from fees from our affiliate partners in exchange for meeting certain success metrics related to their campaigns such as customers’ clicks, impressions or completed transactions. This revenue is reflected in affiliates income.

Managed investing — Through our partnership with various third parties, we offer our customers automated investing tools with various diversified investment options tailored to their risk tolerance preferences. Our customers are also able to invest in thematic portfolios, such as ones focused on cash flow growth or innovation. Our managed investment account is available on a standalone basis. We earn revenue from a small monthly administration fee from our customers who use this product, which is reflected in fee income.

Unsecured personal loans — Through our partnership with a third party as well as directly by MoneyLion, we offered unsecured personal loans to our customers of up to $15,000. These loans were available on a standalone basis and their average duration was 13.4 months. For the two years ended December 31, 2020, approximately 62% of the funded volume was done through our partnership with a third party, while the remaining 38% was funded directly by MoneyLion. The funding process for unsecured personal loans was the same as our Credit Builder Plus loans. While we do not provide a guarantee for the performance of loans and other receivables that we originate, we sell these loans and other receivables at a discount of approximately 10% to IIA. The credit policy for automated decisioning and manual reviews was developed and executed by MoneyLion. For loans made within our partnership with a third party, the credit policies were also reviewed and approved by the third party. We earn revenue from interest income, which is reflected in net interest income on finance receivables, and fees, which are reflected in fee income. We phased out this offering in the first quarter of 2020. For the year ended December 31, 2020, unsecured personal loans made up less than 1% of the total finance and membership receivables on our consolidated balance sheets.

Credit-related decision servicing — MoneyLion provided credit-related decision servicing to third parties. We earned revenue from fees generated from this service. These fees are reflected in fee income. We phased out this offering in the first quarter of 2020 and it is not expected to contribute to revenue going forward.

Receivables originated on our platform are currently financed through IIA. IIA was formed in 2016 and is an indirect wholly owned subsidiary of MoneyLion Inc. As of December 31, 2020, IIA had assets of approximately $86 million, primarily from institutional investors, and has been our primary source of funding for originated receivables since 2018. IIA is organized as a Delaware limited liability company and is treated as a partnership for United States income tax purposes. IIA’s membership interests are issued in separately designated series, with each series consisting of Class A Units and Class B Units. IIA investors own all non-voting Class B Units of the applicable series they invest in, which entitles them to a targeted, non-guaranteed, preferred return of typically 12% per year. ML Capital III, an indirect wholly owned MoneyLion subsidiary, is the managing member of IIA and owns the Class A Units of each series, which entitles ML Capital III to returns that exceed the targeted preferred return on the Class B Units. IIA uses proceeds from the sale of Class B Units to investors to purchase borrower payment dependent promissory notes from Invest in America Notes I SPV LLC and Invest in America Notes SPV IV LLC, each an indirect wholly owned MoneyLion subsidiary. The collateral consists of a portfolio of underlying MoneyLion loans and advance receivables. Investors in Class B Units fund their investment into IIA at the time of subscription, which proceeds are used to finance receivables originated on MoneyLion’s platform.

Refer to the “Business” section of this document for further details on our business.

Recent Developments

Recent events impacting our business are as follows:

COVID-19 — In March 2020, the World Health Organization recognized a global pandemic known as the coronavirus or COVID-19. Due to the economic uncertainty that this has and can continue to cause, there is an added risk factor in the overall future outlook of the Company. In response to the economic uncertainty caused by the pandemic, we made certain operational changes, including reductions to our marketing activities such as advertising through digital platforms, that have since returned to pre-pandemic levels. We also reduced our sponsorship arrangements with third parties. We implemented underwriting policy changes on a targeted basis as pockets of risk and opportunity had been identified, to more closely manage credit risk while we further evaluated market conditions. Our underwriting models are dynamic relative to real time changes in our customer’s income and credit profiles and our credit performance remained steady as our underwriting models quickly adapted to these changes. To further support our customers, we expanded our payment deferral options and reduced certain fees, while providing them with relevant content and resources on topics like unemployment insurance and stimulus checks. For our secured personal loan customers with no prior missed payments, we offer payment deferrals based on a customer’s payment frequency, ranging from one payment deferral for monthly payments and up to three payment deferrals for weekly payments. For our Instacash customers with an outstanding advance, we allow them to change the scheduled repayment date by up to 14 days. Once the advance is repaid, the customer could request another change to scheduled repayment on another salary advance. While there is no limit to the number of changes a customer may be granted, they are limited to one at a time and per salary advance. These programs are immaterial to our performance.

While there has been an increase in economic uncertainty due to the pandemic, there was an uptick in the number of customers on our platform in the second quarter of 2020 due to factors including government-initiated lockdowns and temporary or continued closure of local branches of many banks and credit unions. We expect this trend to continue although the rate of customer acquisition as a result of COVID-19 may be slower.

In April 2020, the Company borrowed $3.2 million from a bank under the SBA’s Paycheck Protection Program introduced as part of the U.S. Government’s COVID-19 relief efforts (the “PPP Loan”). In June 2021, the SBA approved the Company’s application for forgiveness with respect to the entire outstanding balance of the PPP Loan.

Management will continue to monitor any changes to the business as the pandemic continues throughout 2021.

Business Combinations — During December 2020, we acquired WTI. Additionally, during February 2021, we entered into a definitive agreement to merge with Fusion Acquisition Corp. (“Fusion”). See below for further discussion.

•        WTI Acquisition — In December 2020, we acquired 100% of the outstanding common stock and Series A redeemable convertible preferred shares of Wealth Technologies, Inc. in exchange for 539,592 shares of the Company Series C-1 Redeemable Convertible Preferred Stock, resulting in total consideration of approximately $27.9 million. WTI is a technology company specializing in market-leading wealth management decisioning and administration. The co-founder and equity holder of WTI is also a significant stockholder of Series A redeemable convertible preferred stock of MoneyLion and was the Chairman of the MoneyLion board of directors as of the date of the transaction. The purchase price has been allocated to the assets acquired and liabilities assumed based upon their respective fair market values. The excess of the aggregate purchase price over the fair values of the net assets acquired was recognized as goodwill of approximately $21.6 million.

•        Merger with Fusion — On September 22, 2021 (the “Closing Date”), we consummated the previously announced Business Combination with Fusion pursuant to the terms of the Agreement and Plan of Merger, dated as of February 11, 2021 and amended on June 28, 2021 and September 4, 2021 (the “Merger Agreement”), by and among Fusion, ML Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Fusion (“Merger Sub”), and MoneyLion Technologies Inc., formerly known as MoneyLion Inc., a Delaware corporation. Total consideration paid to Old MoneyLion’s existing stockholders was $2.2 billion. Old MoneyLion stockholders received shares of Class A common stock of Fusion (valued at $10.00 per share). Existing Old MoneyLion equity holders will have the potential to receive an earn-out for additional shares of equity if certain price targets are met as set forth in the definitive merger agreement. Concurrently with the execution of the Merger Agreement, Fusion entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, Fusion agreed to issue and sell in private placements an aggregate of 25,000,000 shares (“PIPE Shares”) of Class A common stock, par value $0.0001 per share, to the PIPE Investors for $10.00 per share, for an aggregate commitment amount of $250,000,000.

Factors Affecting Our Performance

The Company is subject to a number of risks including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, dependence on key individuals, and risks associated with changes in information technology.

New customer growth and increasing usage across existing customers

Our ability to effectively acquire new customers through our acquisition and marketing efforts, and drive usage of our products across our existing customers is key to our growth. We invested in the platform approach and believe our customers’ experience is enhanced by using our full product suite as we can better tailor the insights and recommendations. In turn, this generates higher revenue and lifetime value from our customer base.

Product expansion and innovation

We believe in the platform approach and providing relevant products to our customers to help them better manage their financial lives, both in times of need and excess. We will continue to invest in enhancing our existing suite of products and developing new products. Any factors that impair our ability to do so may negatively impact our efforts towards retaining and attracting customers.

General economic and market conditions

Our performance is impacted by the relative strength of the overall economy, market volatility, consumer spending behavior, and consumer demand for financial products and services. The willingness of our customers to spend, invest, or borrow may fluctuate with their level of disposable income. Other factors such as interest rate fluctuations or monetary policies may also impact our customers’ behavior and our own ability to fund loan volume.

Competition

We compete with several larger financial institutions and technology platforms that offer similar products and services. We compete with those that offer both single point solutions similar to any one of our products as well as more integrated, complete solutions. Some of our competitors may have access to more resources than we do and thus may be able to offer better pricing or benefits to our customers.

Pricing of our products

We derive a substantial portion of our revenue from fees earned from our products. The fees we earn are subject to a variety of external factors such as competition, interchange rates and other macroeconomic factors, such as interest rates and inflation, among others. We may provide discounts to customers who utilize multiple products to expand usage of our platform. We may also lower pricing on our products to acquire new customers. For example, we offer our customers discounts such as Shake ‘N’ Bank cashback and other cashback rewards opportunities as part of our RoarMoney bank account product offering and such discounts are provided to customers based on eligible MoneyLion debit card transactions. On average, approximately 50% of our eligible RoarMoney bank account customers receive this benefit. We also offer our Credit Builder Plus members access to our Lion’s Share Loyalty Program where members can earn up to $19.99 per month. The size of the Lion’s Share reward depends on a customer’s number of logins into the MoneyLion app and purchases using their RoarMoney account in that month. On average, approximately 40% of our Credit Builder Plus members who met the minimum eligibility criteria received a Lion’s Share reward.

Product mix

We provide various products and services on our platform, including a membership program, loans, earned income advances, investment and bank accounts, and each product has a different profitability profile. The relative usage of products with high or low profitability and their lifetime value could have an impact on our performance.

Access and cost of financing

Our credit products and other receivables are currently financed through IIA and associated special purpose vehicles. Loss of one or more of the financing sources we have for our credit products and other receivables could have an adverse impact on our performance, and it could be costly to obtain new financing.

Key Performance Metrics

We regularly review several metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections and make strategic decisions.

Total Payment Volume

We define total payment volume as total customer expenditure on the MoneyLion branded debit card within the stated period. We consider total payment volume to be a key performance metric as it can be used to measure the usage and engagement of the customers of our RoarMoney bank account product and is a significant driver of fee income. Total payment volume was $510 million and $277 million for the years ended December 31, 2020 and 2019, respectively. Total payment volume was $280 million and $113 million for the three months ended June 30, 2021 and 2020, respectively. Total payment volume was $586 million and $211 million for the six months ended June 30, 2021 and 2020, respectively.

Total Originations

We define total originations as the dollar volume of the secured personal loans originated and Instacash advances funded within the stated period. We consider total originations to be a key performance metric as it can be used to measure the usage and engagement of the customers across our secured personal lending and Instacash products and is a significant driver of net interest income on finance receivables and fee income. Total originations were $410 million and $120 million for the years ended December 31, 2020 and 2019, respectively, and were originated directly by MoneyLion. Total originations were $237 million and $77 million for the three months ended June 30, 2021 and 2020, respectively. Total originations were $426 million and $139 million for the six months ended June 30, 2021 and 2020, respectively, and were originated directly by MoneyLion.

Total Customers

We define total customers as those customers that have opened at least one account, including banking, membership subscription, secured personal loan, Instacash advance, or managed investment account. We consider total customers to be a key performance metric as it can be used to understand lifecycle efforts of our customers, as we look to cross sell products to our customer base and grow our platform. Total customers were 1.4 million and 0.9 million as of December 31, 2020 and 2019, respectively. Total customers were 2.2 million and 1.0 million as of June 30, 2021 and 2020, respectively. For the years ended December 31, 2020 and 2019, approximately 33% and 46%, respectively, of our total customers have funded accounts. For the years ended December 31, 2020 and 2019, approximately 53% and 57%, respectively, of our total customers have engaged in any activity on our platform. For the three months ended June 30, 2021 and 2020, approximately 21% and 27%, respectively, of our total customers have funded accounts. For the six months ended June 30, 2021 and 2020, approximately 28% and 35%, respectively, of our total customers have funded accounts. For the three months ended June 30, 2021 and 2020, approximately 36% and 31%, respectively, of our total customers have engaged in any activity on our platform. For the six months ended June 30, 2021 and 2020, approximately 51% and 39%, respectively, of our total customers have engaged in any activity on our platform.

Adjusted Revenue

Adjusted revenue is defined as total revenues, net plus amortization of loan origination costs less provision for loss on membership and fees receivables, revenue from products that have been phased out, and non-operating income. We believe that adjusted revenue provides a meaningful understanding of revenue from ongoing products and recurring revenue for comparability purposes. Adjusted revenue is a non-GAAP measure and should not be viewed as a substitute for total revenues, net. Refer to the “Non-GAAP Measures” section below for further discussion.

Our adjusted revenue is further broken into the following categories:

	Years Ended December 31,
	2020	2019
	(in thousands)
Fees	$60,955	$30,001
Payments	6,556	4,707
Advice	3,388	3,227
Interest	5,154	2,123
Adjusted Revenue	$76,053	$40,058
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Fees	$28,010	$13,584	$53,551	$25,068
Payments	3,655	1,612	7,460	3,072
Advice	2,519	555	3,814	1,239
Interest	2,265	1,245	4,131	2,064
Adjusted Revenue	$36,448	$16,996	$68,956	$31,443

This breakdown of adjusted revenue across the categories of fees, payments, advice, and interest helps provide our management with a better understanding of adjusted revenue by type and may help to inform strategic pricing and resource allocations across our products.

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit less revenue derived from products that have been phased out and non-operating income. We believe that adjusted gross profit provides a meaningful understanding of one aspect of profitability based on our current product portfolio. Adjusted gross profit is a non-GAAP measure and should not be viewed as a substitute for gross profit (loss). Refer to the “Non-GAAP Measures” section below for further discussion.

Results of Operations for the Years Ended December 31, 2020 and 2019

The following table is reference for the discussion that follows.

	Years Ended December 31,		Change
	2020	2019 (as restated)	$	%
	(in thousands, except for percentages)
Revenue
Net interest income on finance receivables	$4,347	$11,056	$(6,709)	(60.7)%
Membership subscription revenue	25,994	33,627	(7,633)	(22.7)%
Affiliates income	2,234	2,994	(760)	(25.4)%
Fee income	46,639	11,711	34,928	298.2%
Other income	197	996	(799)	(80.2)%
Total Revenues, net	79,411	60,384	19,027	31.5%
Operating expenses
Marketing	11,060	34,114	(23,054)	(67.6)%
Provision for loss on receivables	21,294	29,143	(7,849)	(26.9)%
Other direct costs	4,336	3,593	743	20.7%
Interest expense (including $91 and $239 accretion of debt issuance costs)	2,950	3,308	(358)	(10.8)%
Personnel expenses	24,200	25,646	(1,446)	(5.6)%
Underwriting expenses	6,242	14,130	(7,888)	(55.8)%
IT expenses	7,041	8,064	(1,023)	(12.7)%
Bank and payment processor fees	13,737	7,098	6,639	93.5%
Change in fair value of warrant liability	14,419	4,260	10,159	238.5%
Change in fair value of subordinated convertible notes	4,000	—	4,000	—
Professional fees	8,396	5,298	3,098	58.5%
Depreciation expense	1,108	898	210	23.4%
Occupancy expense	1,233	1,360	(127)	(9.3)%
Gain on foreign currency translation	(179)	(116)	(63)	54.3%
Other operating (income) expenses	1,155	2,733	(1,578)	(57.7)%
Total operating expenses	120,992	139,529	(18,537)	(13.3)%
Net loss before income taxes	(41,581)	(79,145)	37,564	(47.5)%
Income tax benefit	6	(8)	14	(175.0)%
Net loss	$(41,587)	$(79,137)	$37,550	(47.4)%

Revenues

We generate revenues primarily from originating loans, providing membership subscriptions, various product related fees and promoting affiliate services.

Total revenues increased by $19.0 million, or 31.5%, to $79.4 million for the year ended December 31, 2020, as compared to $60.4 million for the same period in 2019.

Net Interest Income on Finance Receivables

Net interest income on finance receivables decreased by $6.7 million, or 60.7%, to $4.3 million, for the year ended December 31, 2020, as compared to $11.1 million for the same period in 2019. Net interest income on finance receivables is generated by interest earned on unsecured personal loans, ML Plus loans, and Credit Builder Plus loans, which is offset by the amortization of loan origination costs. Net interest income on finance receivables is comprised of the following:

Credit Builder Plus loans — Net interest income related to Credit Builder Plus loans increased by $4.0 million to $4.2 million for the year ended December 31, 2020, as compared to $0.2 million for the same period in 2019. We launched Credit Builder Plus in the third quarter of 2019 and it became our only secured personal loan product in the second quarter of 2020 as we transitioned from ML Plus loans, which contributed to the increase in net interest income for Credit Builder Plus loans as our total originations increased.

ML Plus loans — Net interest income related to ML Plus loans decreased by $1.0 million, or 51.7%, to $0.9 million for the year ended December 31, 2020, as compared to $2.0 million for the same period in 2019. We transitioned from originating ML Plus loans in the second quarter of 2020 as we offered our new and existing customers our Credit Builder Plus loans. Therefore, these loans are immaterial to our ongoing performance as they only represent approximately 1% of finance and membership receivables on our consolidated balance sheets.

Unsecured personal loans — Net interest income related to unsecured personal loans decreased by $11.3 million, or 91.2% to $1.1 million for the year ended December 31, 2020, as compared to $12.4 million for the same period in 2019. During the first quarter of 2020, we phased out originating unsecured personal loans. Therefore, these loans are immaterial to our ongoing performance as they represent less than 1% of finance and membership receivables on our consolidated balance sheets.

The amortization of loan origination costs decreased by $1.6 million, or 45.3%, to $1.9 million for the year ended December 31, 2020, as compared to $3.5 million for the same period in 2019.

Membership Subscription Revenue

Membership subscription revenue decreased by $7.6 million, or 22.7%, to $26.0 million, for the year ended December 31, 2020, as compared to $33.6 million for the same period in 2019, primarily due to a reduction in membership subscription fees paid by our customers for access to our membership programs. We launched our Credit Builder Plus membership program in the third quarter of 2019, which carries a lower monthly membership fee than our ML Plus membership. We completed the transition from the ML Plus membership to the lower priced Credit Builder Plus membership in the second quarter of 2020.

Affiliates Income

Affiliates income decreased by $0.8 million, or 25.4%, to $2.2 million, for the year ended December 31, 2020, as compared to $3.0 million for the same period in 2019. This decrease was primarily attributable to a reduction in income generated from running campaigns promoting various affiliate partners through our digital platform.

Fee Income

Fee income increased by $34.9 million to $46.6 million, for the year ended December 31, 2020, as compared to $11.7 million for the same period in 2019. Fee income is primarily comprised of the following:

Instant transfer fees — Fee income related to instant transfer fees on Instacash, Credit Builder Plus loans and ML Plus loans increased by $24.6 million to $26.4 million, for the year ended December 31, 2020, as compared to $1.8 million for the same period in 2019. The increase is largely attributable to the growth of Instacash advances, across both existing and new customers. We launched the instant transfer disbursement option for Instacash customers in the third quarter of 2019 and have since seen a consistent percentage of our Instacash customers elect this disbursement option.

Tips — Fee income related to tips from Instacash increased by $10.5 million to $11.8 million, for the year ended December 31, 2020, as compared to $1.4 million for the same period in 2019. This increase was driven by the growth of Instacash advances, across both existing and new customers.

Interchange fees — Fee income related to interchange fees from our RoarMoney bank account increased by $1.7 million, or 47.8%, to $5.3 million, for the year ended December 31, 2020, as compared to $3.6 million for the same period in 2019. This increase was driven by an increase in expenditures from our RoarMoney bank account customers, as total payment volume increased from $277 million to $510 million from 2019 to 2020, as well as an increase in total customers.

Cardholder fees — Fee income related to cardholder fees from our RoarMoney bank account increased by $0.2 million, or 16.3%, to $1.3 million, for the year ended December 31, 2020, as compared to $1.1 million for the same period in 2019. This increase was primarily driven by an increase in usage of out-of-network ATMs from our RoarMoney bank account customers in 2020. We also began charging our RoarMoney bank account customers a small monthly administration fee in the third quarter of 2020.

Administration fees — Fee income related to administration fees from our managed investment account increased by $0.9 million to $1.1 million, for the year ended December 31, 2020, as compared to $0.1 million for the same period in 2019. We began charging our investment account customers a small quarterly administration fee in the fourth quarter of 2019. The quarterly administration fee continued through 2020, when we moved from a quarterly to monthly frequency, while holding the fee amount the same, in the fourth quarter of 2020.

Credit-related decision services fees — Fee income related to credit-related decision services decreased by $2.6 million, or 77.9%, to $0.7 million, for the year ended December 31, 2020, as compared to $3.4 million for same period in 2019. This decrease in revenue is due to the phasing out of this offering in the first quarter of 2020. We do not expect this to contribute to revenue going forward.

Operating Expenses

Our operating expenses consist of the following:

Marketing

Marketing decreased by $23.1 million, or 67.6%, to $11.1 million for the year ended December 31, 2020, as compared to $34.1 million for the same period in 2019. This decrease resulted primarily from a reduction in membership program rewards of $8.9 million due to the transition from the ML Plus to the Credit Builder Plus membership program, sponsor agreements with third parties of $3.2 million, advertising through digital platforms of $7.2 million and other marketing activities of $3.8 million. Other marketing activities include various marketing agency fees and miscellaneous marketing related costs.

Provision for loss on receivables

Provision for loss on receivables decreased by $7.8 million, or 26.9%, to $21.3 million for the year ended December 31, 2020, as compared to $29.1 million for the same period in 2019. This decrease resulted primarily from a decrease in provision related to unsecured personal loans of $4.0 million, membership receivables of $4.8 million and ML Plus loans of $17.4 million as we stopped originating unsecured personal and ML Plus loans. This decrease is offset by an increase to provision related to Credit Builder Plus loans of $3.2 million and Instacash of $15.1 million as both products grew, as evidenced by the increase in total originations from $120 million for the year ended December 31, 2019, compared to $410 million for the same period in 2020.

Provision for loss on receivables consists of amounts charged during the period to maintain an allowance for credit losses. The allowance represents management’s estimate of the credit losses in our loan portfolio and is based on management’s assessment of many factors, including changes in the nature, volume, and risk characteristics of the finance receivables portfolio, including trends in delinquency and charge-offs and current economic conditions that may affect the borrower’s ability to pay.

Other direct costs

Other direct costs increased by $0.7 million, or 20.7%, to $4.3 million for the year ended December 31, 2020, as compared to $3.6 million for the same period in 2019. This increase resulted from an increase in costs related to our RoarMoney bank account offering, paid to our partner bank, card associations and third-party service providers, which is largely driven by the growth in total payment volume. This was offset by a decrease in chargeback costs of $0.7 million.

Interest expense

Interest expense decreased by $0.4 million, or 10.8%, to $3.0 million for the year ended December 31, 2020, as compared to $3.3 million for the same period in 2019. This decrease resulted from a decrease in interest incurred related to our secured loans, including $91,000 and $239,000 of accretion of debt issuance costs for the years ended December 31, 2020 and 2019, respectively.

Personnel expenses

Personnel expense decreased by $1.4 million, or 5.6%, to $24.2 million for the year ended December 31, 2020, as compared to $25.6 million for the same period in 2019. This decrease resulted from a decrease in personnel related costs of $2.3 million, offset by an increase in stock-based compensation of $0.9 million.

Underwriting expenses

Underwriting expense decreased by $7.9 million, or 55.8%, to $6.2 million for the year ended December 31, 2020, as compared to $14.1 million for the same period in 2019. This decrease resulted primarily from a decrease in data costs and administrative fees for loan originations.

IT expenses

IT expense decreased by $1.0 million, or 12.7%, to $7.0 million for the year ended December 31, 2020, as compared to $8.1 million for the same period in 2019. This decrease resulted primarily from a decrease in software licenses and subscriptions of $2.2 million, offset by an increase in internet hosting expenses of $1.2 million.

Bank and payment processor fees

Bank and payment processor fees increased by $6.6 million, or 93.5%, to $13.7 million for the year ended December 31, 2020, as compared to $7.1 million for the same period in 2019. This increase resulted primarily from an increase in payment processing and service fees driven by the growth in total originations.

Change in fair value of warrant liability

Change in fair value of warrant liability increased by $10.2 million to $14.4 million for the year ended December 31, 2020, as compared to $4.3 million for the same period in 2019. This increase resulted from the net change in the fair value of our warrant liability, primarily attributable to the increase in fair value associated with the pending merger with Fusion.

Change in fair value of subordinated convertible notes

Change in fair value of subordinated convertible notes was $4.0 million for the year ended December 31, 2020, as compared to zero for the same period in 2019. This resulted from the issuance of the convertible subordinated notes in December 2020. This increase also resulted from the increase in fair value associated with the pending merger with Fusion.

Professional fees

Professional fees increased by $3.1 million, or 58.5%, to $8.4 million for the year ended December 31, 2020, as compared to $5.3 million for the same period in 2019. This increase resulted primarily from an increase in fees related to consulting or advisory services of $3.4 million. Other fees paid for professional services include accounting and legal services.

Other operating (income) expenses

Other operating expense decreased by $1.6 million, or 57.7%, to $1.2 million for the year ended December 31, 2020, as compared to $2.7 million for the same period in 2019. Other operating (income) expenses primarily consist of miscellaneous general and administrative expenses.

Results of Operations for the Three Months and Six Months Ended June 30, 2021 and 2020

The following table is reference for the discussion that follows.

	Three Months Ended June 30,		Change		Six Months Ended June 30,		Change
	2021	2020	$	%	2021	2020	$	%
	(in thousands, except for percentages)				(in thousands, except for percentages)
Revenue
Net interest income on finance receivables	$1,761	$772	$989	128.1%	$3,423	$1,963	$1,460	74.4%
Membership subscription revenue	7,917	6,695	1,222	18.3%	15,362	14,343	1,019	7.1%
Affiliates income	2,272	338	1,934	572.2%	3,269	850	2,419	284.6%
Fee income	26,231	9,131	17,100	187.3%	49,257	16,453	32,804	199.4%
Other income	(5)	34	(39)	(114.7)%	19	135	(116)	(85.9)%
Total Revenues, net	38,176	16,970	21,206	125.0%	71,330	33,744	37,586	111.4%
Operating expenses
Marketing	9,166	1,633	7,533	461.3%	13,529	4,483	9,046	201.8%
Provision for loss on receivables	15,698	(33)	15,731	(47669.7)%	21,406	4,130	17,276	418.3%
Other direct costs	2,355	1,014	1,341	132.2%	5,155	1,954	3,201	163.8%
Interest expense	1,849	779	1,070	137.4%	3,320	1,451	1,869	128.8%
Personnel expenses	8,183	5,031	3,152	62.7%	15,253	11,032	4,221	38.3%
Underwriting expenses	1,923	1,223	700	57.2%	3,544	3,415	129	3.8%
Information technology expenses	1,939	1,515	424	28.0%	3,814	3,364	450	13.4%
Bank and payment processor fees	6,512	2,731	3,781	138.4%	11,756	5,290	6,466	122.2%
Change in fair value of warrant liability	17,586	—	17,586	—	48,790	—	48,790	—
Change in fair value of subordinated convertible notes	9,622	—	9,622	—	49,561	—	49,561	—
Professional fees	4,451	1,287	3,164	245.8%	8,037	2,637	5,400	204.8%
Depreciation expense	502	271	231	85.2%	1,016	525	491	93.5%
Occupancy expense	381	252	129	51.2%	765	600	165	27.5%
Gain on foreign currency translation	(40)	(70)	30	(42.9)%	(44)	(112)	68	(60.7)%
Other operating (income) expenses	(2,755)	190	(2,945)	(1550.0)%	(2,021)	649	(2,670)	(411.4)%
Total operating expenses	77,372	15,823	61,549	389.0%	183,881	39,418	144,463	366.5%
Net loss before income taxes	(39,196)	1,147	(40,343)	(3517.3)%	(112,551)	(5,674)	(106,877)	1883.6%
Income tax benefit	17	—	17	—	42	(13)	55	(423.1)%
Net loss	$(39,213)	$1,147	$(40,360)	(3518.7)%	$(112,593)	$(5,661)	$(106,932)	1888.9%

Revenues

We generate revenues primarily from originating loans, providing membership subscriptions, various product related fees and promoting affiliate services.

Total revenues increased by $21.2 million, or 125.0%, to $38.2 million for the three months ended June 30, 2021, as compared to $17.0 million for the same period in 2020.

Total revenues increased by $37.6 million, or 111.4%, to $71.3 million for the six months ended June 30, 2021, as compared to $33.7 million for the same period in 2020.

Net Interest Income on Finance Receivables

Net interest income on finance receivables increased by $1.0 million, or 128.1%, to $1.8 million, for the three months ended June 30, 2021, as compared to $0.8 million for the same period in 2020.

Net interest income on finance receivables increased by $1.5 million, or 74.4%, to $3.4 million, for the six months ended June 30, 2021, as compared to $2.0 million for the same period in 2020. Net interest income on finance receivables is generated by interest earned on unsecured personal loans, ML Plus loans, and Credit Builder Plus loans, which is offset by the amortization of loan origination costs.

Net interest income on finance receivables is comprised of the following:

Credit Builder Plus loans

Net interest income related to Credit Builder Plus loans increased by $1.4 million to $2.3 million for the three months ended June 30, 2021, as compared to $0.8 million for the same period in 2020. We launched Credit Builder Plus in 2019 and it became our only secured personal loan product in the second quarter of 2020 as we transitioned from ML Plus loans, which contributed to the increase in net interest income for Credit Builder Plus loans as our total originations increased.

Net interest income related to Credit Builder Plus loans increased by $2.8 million to $4.1 million for the six months ended June 30, 2021, as compared to $1.3 million for the same period in 2020. We launched Credit Builder Plus in 2019 and it became our only secured personal loan product in the second quarter of 2020 as we transitioned from ML Plus loans, which contributed to the increase in net interest income for Credit Builder Plus loans as our total originations increased.

ML Plus loans

Net interest income related to ML Plus loans decreased by $0.4 million to $0.0 million for the three months ended June 30, 2021, as compared to $0.4 million for the same period in 2020. We transitioned from originating ML Plus loans in the second quarter of 2020 as we offered our new and existing customers our Credit Builder Plus loans.

Net interest income related to ML Plus loans decreased by $0.8 million to $0.0 million for the six months ended June 30, 2021, as compared to $0.8 million for the same period in 2020. We transitioned from originating ML Plus loans in the second quarter of 2020 as we offered our new and existing customers our Credit Builder Plus loans. Therefore, these loans are immaterial to our ongoing performance as they only represent less than 1% of finance and membership receivables on our consolidated balance sheets.

Unsecured personal loans

Net interest income related to unsecured personal loans decreased by $0.2 million, or 97.7%, to $0.0 million for the three months ended June 30, 2021, as compared to $0.3 million for the same period in 2020. During the first quarter of 2020, we phased out originating unsecured personal loans.

Net interest income related to unsecured personal loans decreased by $1.2 million to $1.1 million for the six months ended June 30, 2021, as compared to $(0.1) million for the same period in 2020. During the first quarter of 2020, we phased out originating unsecured personal loans. Therefore, these loans are immaterial to our ongoing performance as they represent less than 1% of finance and membership receivables on our consolidated balance sheets.

The amortization of loan origination costs decreased by $0.2 million, or 31.7%, to $0.5 million for the three months ended June 30, 2021, as compared to $0.7 million for the same period in 2020.

The amortization of loan origination costs decreased by $0.6 million, or 50.3%, to $0.6 million for the six months ended June 30, 2021, as compared to $1.2 million for the same period in 2020.

Membership Subscription Revenue

Membership subscription revenue increased by $1.2 million, or 18.3%, to $7.9 million, for the three months ended June 30, 2021, as compared to $6.7 million for the same period in 2020 primarily due to an increasing number of customers using the Credit Builder Plus membership program. We launched our Credit Builder Plus membership program in 2019 and completed the transition from the ML Plus membership to the Credit Builder Plus membership in the second quarter of 2020.

Membership subscription revenue increased by $1.0 million, or 7.1%, to $15.4 million, for the six months ended June 30, 2021, as compared to $14.3 million for the same period in 2020 due to an increasing number of customers using the Credit Builder Plus membership program. This was slightly offset by a lower monthly membership fee charged to customers as we still offered the higher priced ML Plus membership in the first and second quarter of 2020.

Affiliates Income

Affiliates income increased by $1.9 million to $2.3 million, for the three months ended June 30, 2021, as compared to $0.3 million for the same period in 2020. This increase was primarily attributable to an increase in income generated from running campaigns promoting various affiliate partners through our digital platform.

Affiliates income increased by $2.4 million to $3.3 million, for the six months ended June 30, 2021, as compared to $0.8 million for the same period in 2020. This increase was primarily attributable to an increase in income generated from running campaigns promoting various affiliate partners through our digital platform.

Fee Income

Fee income increased by $17.1 million to $26.2 million, for the three months ended June 30, 2021, as compared to $9.1 million for the same period in 2020.

Fee income increased by $32.8 million to $49.3 million, for the six months ended June 30, 2021, as compared to $16.5 million for the same period in 2020.

Fee income is primarily comprised of the following:

Instant transfer fees

Fee income related to instant transfer fees on Instacash, Credit Builder Plus loans and ML Plus loans increased by $12.6 million to $17.3 million, for the three months ended June 30, 2021, as compared to $4.7 million for the same period in 2020. The increase is largely attributable to the growth of Instacash advances, across both existing and new customers. We launched the instant transfer disbursement option for Instacash customers in 2019 and have since seen a consistent percentage of our Instacash customers elect this disbursement option.

Fee income related to instant transfer fees on Instacash, Credit Builder Plus loans and ML Plus loans increased by $23.6 million to $31.4 million, for the six months ended June 30, 2021, as compared to $7.9 million for the same period in 2020. The increase is largely attributable to the growth of Instacash advances, across both existing and new customers. We launched the instant transfer disbursement option for Instacash customers in 2019 and have since seen a consistent percentage of our Instacash customers elect this disbursement option.

Tips

Fee income related to tips from Instacash increased by $2.4 million to $5.0 million, for the three months ended June 30, 2021, as compared to $2.6 million for the same period in 2020. This increase was driven by the growth of Instacash advances, across both existing and new customers.

Fee income related to tips from Instacash increased by $5.4 million to $9.8 million, for the six months ended June 30, 2021, as compared to $4.4 million for the same period in 2020. This increase was driven by the growth of Instacash advances, across both existing and new customers.

Interchange fees

Fee income related to interchange fees from our bank account increased by $1.7 million to $3.1 million, for the three months ended June 30, 2021, as compared to $1.3 million for the same period in 2020. This increase was driven by an increase in total payment volume from $113 million for the three months ended June 30, 2020 to $280 million for the three months ended June 30, 2021, as well as an increase in total customers.

Fee income related to interchange fees from our bank account increased by $3.8 million to $6.3 million, for the six months ended June 30, 2021, as compared to $2.6 million for the same period in 2020. This increase was driven by an increase in total payment volume from $211 million for the six months ended June 30, 2020 to $586 million for the six months ended June 30, 2021, as well as an increase in total customers.

Cardholder fees

Fee income related to cardholder fees from our bank account increased by $0.3 million to $0.6 million, for the three months ended June 30, 2021, as compared to $0.3 million for the same period in 2020. This increase was primarily driven by a small monthly administration fee that we began charging our bank account customers in the third quarter of 2020.

Fee income related to cardholder fees from our bank account increased by $0.6 million to $1.1 million, for the six months ended June 30, 2021, as compared to $0.5 million for the same period in 2020. This increase was primarily driven by a small monthly administration fee that we began charging our bank account customers in the third quarter of 2020.

Administration fees

Fee income related to administration fees from our managed investment account increased by $0.1 million to $0.3 million, for the three months ended June 30, 2021, as compared to $0.2 million for the same period in 2020.

Fee income related to administration fees from our managed investment account increased by $0.2 million to $0.5 million, for the six months ended June 30, 2021, as compared to $0.3 million for the same period in 2020. We charge our investment account customers a small administration fee, which we transitioned from a quarterly to monthly frequency, while holding the fee amount the same, in the fourth quarter of 2020.

Credit-related decision services fees

Fee income related to credit-related decision services decreased to zero, for the three months ended June 30, 2021, as compared to $0.0 million for same period in 2020.

Fee income related to credit-related decision services decreased to zero, for the six months ended June 30, 2021, as compared to $0.7 million for same period in 2020. This decrease in revenue is due to the phasing out of this offering in the first quarter of 2020. We do not expect this to contribute to revenue going forward.

Operating Expenses

Our operating expenses consist of the following:

Marketing

Marketing increased by $7.5 million to $9.2 million for the three months ended June 30, 2021, as compared to $1.6 million for the same period in 2020. This increase resulted primarily from an increase in costs related to advertising through digital platforms of $5.7 million, sponsor agreements with third parties of $0.6 million and other marketing related activities of $1.3 million.

Marketing increased by $9.0 million to $13.5 million for the six months ended June 30, 2021, as compared to $4.5 million for the same period in 2020. This increase resulted primarily from an increase in costs related to advertising through digital platforms of $6.7 million, sponsor agreements with third parties of $0.9 million and other marketing related activities of $1.5 million.

Provision for loss on receivables

Provision for loss on receivables increased by $15.7 million to $15.7 million for the three months ended June 30, 2021, as compared to $(0.0) million for the same period in 2020. This increase resulted primarily from an increase to provision related to Instacash principal receivables of $10.8 million, Instacash instant transfer fees and tips of $1.2 million and Credit Builder Plus loan receivables of $1.1 million, both evidenced by the increase in total originations from $77 million for the three months ended June 30, 2020 compared to $237 million for the same period in 2021. Provision related to membership fees increased by $0.6 million due to the increasing number of customers using the Credit Builder Plus membership program. Related to the ML Plus loans, a legacy product we transitioned from in the second quarter of 2020, the provision increased by $2.0 million, from $(2.3) million in the three months ended June 30, 2020 compared to $(0.2) million for the same period in 2021.

Provision for loss on receivables increased by $17.3 million to $21.4 million for the six months ended June 30, 2021, as compared to $4.1 million for the same period in 2020. This increase resulted primarily from an increase to provision related to Instacash of $14.7 million, Instacash instant transfer fees and tips of $1.7 million and Credit Builder Plus loan receivables of $1.1 million, both evidenced by the increase in total originations from $139 million for the six months ended June 30, 2020 compared to $426 million for the same period in 2021. This increase is offset by a decrease in provision related to membership fees of $0.2 million and unsecured personal loans of $0.1 million, as we stopped originating unsecured personal loans.

Provision for loss on receivables consists of amounts charged during the period to maintain an allowance for credit losses. The allowance represents management’s estimate of the credit losses in our loan portfolio and is based on management’s assessment of many factors, including changes in the nature, volume, and risk characteristics of the finance receivables portfolio, including trends in delinquency and charge-offs and current economic conditions that may affect the borrower’s ability to pay.

Other direct costs

Other direct costs increased by $1.3 million, or 132.2%, to $2.4 million for the three months ended June 30, 2021, as compared to $1.0 million for the same period in 2020. This increase resulted from an increase in costs related to our bank account offering, paid to our partner bank, card associations and third-party service providers, which is largely driven by the growth in total payment volume to $280 million for the three months ended June 30, 2021, compared to $113 million for the same period in 2020.

Other direct costs increased by $3.2 million, or 163.8%, to $5.2 million for the six months ended June 30, 2021, as compared to $2.0 million for the same period in 2020. This increase resulted from an increase in costs related to our bank account offering, paid to our partner bank, card associations and third-party service providers, which is largely driven by the growth in total payment volume to $586 million for the six months ended June 30, 2021, compared to $211 million for the same period in 2020.

Interest expense

Interest expense increased by $1.1 million, or 137.4%, to $1.8 million for the three months ended June 30, 2021, as compared to $0.8 million for the same period in 2020. This increase resulted from an increase in interest expense incurred related to our debt, including $0.9 million and $0.0 million of accretion of debt issuance costs for the three months ended June 30, 2021 and 2020, respectively.

Interest expense increased by $1.9 million, or 128.8%, to $3.3 million for the six months ended June 30, 2021, as compared to $1.5 million for the same period in 2020. This increase resulted from an increase in interest expense incurred related to our debt, including $1.6 million and $0.0 million of accretion of debt issuance costs for the six months ended June 30, 2021 and 2020, respectively.

Personnel expenses

Personnel expense increased by $3.2 million, or 62.7%, to $8.2 million for the three months ended June 30, 2021, as compared to $5.0 million for the same period in 2020. This increase resulted from an increase in personnel related costs of $2.2 million and stock-based compensation of $0.9 million.

Personnel expense increased by $4.2 million, or 38.3%, to $15.3 million for the six months ended June 30, 2021, as compared to $11.0 million for the same period in 2020. This increase resulted from an increase in personnel related costs of $3.1 million and stock-based compensation of $1.2 million.

Underwriting expenses

Underwriting expense increased by $0.7 million, or 57.2%, to $1.9 million for the three months ended June 30, 2021, as compared to $1.2 million for the same period in 2020. This increase resulted primarily from an increase in data costs and administrative fees for total originations.

Underwriting expense increased by $0.1 million, or 3.8%, to $3.5 million for the six months ended June 30, 2021, as compared to $3.4 million for the same period in 2020. This increase resulted primarily from an increase in data costs for total originations.

Bank and payment processor fees

Bank and payment processor fees increased by $3.8 million, or 138.4%, to $6.5 million for the three months ended June 30, 2021, as compared to $2.7 million for the same period in 2020. This increase resulted primarily from an increase in payment processing fees driven by the growth in total originations and total customers.

Bank and payment processor fees increased by $6.5 million, or 122.2%, to $11.8 million for the six months ended June 30, 2021, as compared to $5.3 million for the same period in 2020. This increase resulted primarily from an increase in payment processing fees driven by the growth in total originations and total customers.

Change in fair value of warrant liability

Change in fair value of warrant liability was $17.6 million for the three months ended June 30, 2021, as compared to zero for the same period in 2020. This increase resulted from the net change in the fair value of our warrant liability, primarily attributable to the increase in fair value associated with the pending merger with Fusion.

Change in fair value of warrant liability was $48.8 million for the six months ended June 30, 2021, as compared to zero for the same period in 2020. This increase resulted from the net change in the fair value of our warrant liability, primarily attributable to the increase in fair value associated with the pending merger with Fusion.

Change in fair value of subordinated convertible notes

Change in fair value of subordinated convertible notes was $9.6 million for the three months ended June 30, 2021, as compared to zero for the same period in 2020. This resulted primarily from the increase in fair value associated with the merger with Fusion.

Change in fair value of subordinated convertible notes was $49.6 million for the six months ended June 30, 2021, as compared to zero for the same period in 2020. This resulted from the issuance of the convertible subordinated notes in December 2020 and January 2021. This increase also resulted from the increase in fair value associated with the merger with Fusion.

Professional fees

Professional fees increased by $3.2 million to $4.5 million for the three months ended June 30, 2021, as compared to $1.3 million for the same period in 2020. This increase resulted primarily from an increase in fees related to accounting or consulting services of $2.0 million and legal services of $1.0 million.

Professional fees increased by $5.4 million to $8.0 million for the six months ended June 30, 2021, as compared to $2.6 million for the same period in 2020. This increase resulted primarily from an increase in fees related to accounting or consulting services of $3.8 million and legal services of $1.5 million.

Other operating (income) expenses

Other operating (income) expenses decreased by $2.9 million to $(2.8) million for the three months ended June 30, 2021, as compared to $0.2 million for the same period in 2020. The decrease resulted primarily from the gain related to the forgiveness of loans of $3.2 million as the SBA approved the Company’s application for forgiveness with respect to the entire outstanding balance of the PPP loan.

Other operating (income) expenses decreased by $2.7 million to $(2.0) million for the six months ended June 30, 2021, as compared to $0.6 million for the same period in 2020. The decrease resulted primarily from the gain related to the forgiveness of loans of $3.2 million as the SBA approved the Company’s application for forgiveness with respect to the entire outstanding balance of the PPP loan in the second quarter of 2021.

Non-GAAP Measures

In addition to total revenues, net, and net income (loss) and gross profit, which are measures presented in accordance with U.S. GAAP, management believes that adjusted revenue and adjusted gross profit provide relevant and useful information which is widely used by analysts, investors, and competitors in our industry in assessing performance. Adjusted revenue and adjusted gross profit are supplemental measures of MoneyLion’s performance that are neither required by nor presented in accordance with U.S. GAAP. Adjusted revenue and adjusted gross profit should not be considered as substitutes for U.S. GAAP metrics such as total revenues, net, net income (loss), gross profit or any other performance measures derived in accordance with U.S. GAAP and may not be comparable to similar measures used by other companies.

We define adjusted revenue as total revenues, net plus amortization of loan origination costs less provision for loss on membership and fees receivables, revenue from products that have been phased out, and non-operating income. We believe that adjusted revenue provides a meaningful understanding of revenue from ongoing products and recurring revenue for comparability purposes.

We define adjusted gross profit as gross profit less revenue derived from products that have been phased out, and non-operating income. We believe that adjusted gross profit provides a meaningful understanding of one aspect of profitability based on our current product portfolio.

Adjusted revenue and adjusted gross profit are useful to an investor in evaluating our performance because these measures:

•        Are widely used by investors to measure a company’s operating performance;

•        Are metrics used by rating agencies, lenders and other parties to evaluate our credit worthiness; and

•        Are used by our management for various purposes, including as measures of performance and as a basis for strategic planning and forecasting.

The reconciliation of total revenues, net, which is prepared in accordance with U.S. GAAP, to adjusted revenue for the years ended December 31, 2020 and 2019 is as follows:

	Years Ended December 31,
	2020	2019
	(in thousands)
Total revenues, net	$79,411	$60,384
Add back:
Amortization of loan origination costs(1)	1,894	3,461
Less:
Provision for loss on receivables – membership receivables(2)	(1,856)	(6,674)
Provision for loss on receivables – fees receivables(3)	(1,356)	(65)
Revenue derived from products that have been phased out(4)	(1,926)	(16,133)
Non-operating income(5)	(113)	(915)
Adjusted Revenue	$76,053	$40,058

____________

(1)      Amortization of loan origination costs are included within net interest income from finance receivables.

(2)      We deduct provision for loss on receivables related to membership receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to membership receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(3)      We deduct provision for loss on receivables related to fees receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to fees receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(4)      Revenue derived from products that have been phased out includes net interest income and fees related to unsecured personal loans, included within net interest income from finance receivables and fee income, and credit-related decision servicing fees, included within fee income. Revenue from unsecured personal loans was $1.2 million and $12.8 million for the years ended December 31, 2020 and 2019, respectively. Revenue from credit-related decision servicing was $0.7 million and $3.4 million for the years ended December 31, 2020 and 2019, respectively.

(5)      Non-operating income is included within other income and consists of interest income earned on cash balances and is considered non-operating.

The reconciliation of total revenues, net to adjusted revenue for the three and six months ended June 30, 2021 and 2020 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Total revenues, net	$38,176	$16,970	$71,330	$33,744
Add back:
Amortization of loan origination costs	495	728	575	1,158
Less:
Provision for loss on receivables – membership receivables(1)	(945)	(355)	(1,179)	(1,358)
Provision for loss on receivables – fees receivables(2)	(1,277)	(55)	(1,892)	(153)
Revenue derived from products that have been phased out(3)	1	(279)	125	(1,855)
Non-operating income(4)	(1)	(13)	(3)	(93)
Adjusted Revenue	$36,448	$16,996	$68,956	$31,443

____________

(1)      Amortization of loan origination costs are included within net interest income from finance receivables.

(2)      We deduct provision for loss on receivables related to membership receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to membership receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(3)      We deduct provision for loss on receivables related to fees receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to fees receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(4)      Revenue derived from products that have been phased out includes net interest income and fees related to unsecured personal loans, included within net interest income from finance receivables and fee income, and credit-related decision servicing fees, included within fee income. Revenue from unsecured personal loans was $(0.0) million and $0.3 million for the three months ended June 30, 2021 and 2020, respectively Revenue from unsecured personal loans was $(0.1) million and $1.1 million for the six months ended June 30, 2021 and 2020, respectively. Revenue from credit-related decision servicing was zero and $0.0 million for the three months ended June 30, 2021 and 2020, respectively. Revenue from credit-related decision servicing was zero and $0.7 million for the six months ended June 30, 2021 and 2020, respectively.

(5)      Non-operating income is included within other income and consists of interest income earned on cash balances and is considered non-operating.

The reconciliation of gross profit, which is prepared in accordance with U.S. GAAP, to adjusted gross profit for the years ended December 31, 2020 and 2019 is as follows:

	Years Ended December 31,
	2020	2019
	(in thousands)
Total revenue, net	$79,411	$60,384
Less:
Cost of Sales
Bank and payment processor fees	(13,737)	(7,098)
Underwriting expenses	(6,242)	(14,130)
Provision for loss on receivables – membership receivables(1)	(1,856)	(6,674)
Provision for loss on receivables – fees receivables(2)	(1,356)	(65)
IT expenses	(5,280)	(4,032)
Professional fees	(2,753)	(708)
Personnel expenses	(3,513)	(5,280)
Other direct costs	(4,336)	(3,593)
Other operating (income) expenses	282	(157)
Gross Profit	$40,620	$18,647
Less:
Revenue derived from products that have been phased out(3)	(1,926)	(16,133)
Non-operating income(4)	(113)	(915)
Adjusted Gross Profit	$38,580	$1,599

____________

(1)      We deduct provision for loss on receivables related to membership receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to membership receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(2)      We deduct provision for loss on receivables related to fees receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to fees receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(3)      Revenue derived from products that have been phased out includes net interest income and fees related to unsecured personal loans, included within net interest income from finance receivables and fee income, and credit-related decision servicing fees, included within fee income. Revenue from unsecured personal loans was $1.2 million and $12.8 million for the years ended December 31, 2020 and 2019, respectively. Revenue from credit-related decision servicing was $0.7 million and $3.4 million for the years ended December 31, 2020 and 2019, respectively.

(4)      Non-operating income is included within other income and consists of interest income earned on cash balances and is considered non-operating.

The reconciliation of gross profit, which is prepared in accordance with U.S. GAAP, to adjusted gross profit for the three and six months ended June 30, 2021 and 2020 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Total revenue, net	$38,176	$16,970	$71,330	$33,744
Less:
Cost of Sales
Bank and payment processor fees	(6,512)	(2,731)	(11,756)	(5,290)
Underwriting expenses	(1,923)	(1,223)	(3,544)	(3,415)
Provision for loss on receivables – membership receivables(1)	(945)	(355)	(1,179)	(1,358)
Provision for loss on receivables – fees receivables(2)	(1,277)	(55)	(1,892)	(153)
IT expenses	(1,454)	(1,136)	(2,860)	(2,523)
Professional fees	(741)	(649)	(1,482)	(1,405)
Personnel expenses	(905)	(823)	(1,791)	(1,848)
Other direct costs	(2,355)	(1,014)	(5,155)	(1,954)
Other operating (income) expenses	187	30	(101)	(81)
Gross Profit	$22,251	$9,015	$41,569	$15,718
Less:
Revenue derived from products that have been phased out(3)	1	(279)	125	(1,855)
Non-operating income(4)	(1)	(13)	(3)	(93)
Adjusted Gross Profit $ 22,251	$22,251	$8,723	$41,691	$13,770

____________

(1)      We deduct provision for loss on receivables related to membership receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to membership receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(2)      We deduct provision for loss on receivables related to fees receivables from total revenues, net as they are related to revenue-based receivables. For U.S. GAAP reporting purposes, provision for loss on receivables related to fees receivables is included within provision for loss on receivables on the statement of operations. Refer to the “Critical Accounting Policies” section below for further discussion.

(3)      Revenue derived from products that have been phased out includes net interest income and fees related to unsecured personal loans, included within net interest income from finance receivables and fee income, and credit-related decision servicing fees, included within fee income. Revenue from unsecured personal loans was $(0.0) million and $0.3 million for the three months ended June 30, 2021 and 2020, respectively Revenue from unsecured personal loans was $(0.1) million and $1.1 million for the six months ended June 30, 2021 and 2020, respectively. Revenue from credit-related decision servicing was zero and $0.0 million for the three months ended June 30, 2021 and 2020, respectively. Revenue from credit-related decision servicing was zero and $0.7 million for the six months ended June 30, 2021 and 2020, respectively.

(4)      Non-operating income is included within other income and consists of interest income earned on cash balances and is considered non-operating.

Changes in Financial Condition as of December 31, 2020 and 2019

	December 31,		Change
	2020	2019	$	%
	(in thousands, except for percentages)
Assets
Cash and restricted cash	$20,927	$45,813	$(24,886)	(54.3)%
Receivables	68,794	47,346	21,448	45.3%
Allowance for losses on finance receivables	(9,127)	(6,613)	(2,514)	38.0%
Receivables, net	59,667	40,733	18,934	46.5%
Property and equipment, net	502	741	(239)	(32.3)%
Goodwill and intangible assets, net	30,840	2,807	28,033	998.7%
Other assets	11,707	7,309	4,398	60.2%
Total assets	$123,643	$97,403	$26,240	26.9%

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Liabilities:
Debt arrangements	$46,602	$29,238	$17,364	59.4%
Accounts payable and accrued liabilities	20,968	16,128	4,840	30.0%
Warrant liability	24,667	10,248	14,419	140.7%
Total liabilities	92,237	55,614	36,623	65.9%

Redeemable convertible preferred stock (Series A-1, A-2, A-3, B, B-2, C, C-1)	288,183	231,020	57,163	24.7%
Redeemable noncontrolling interests	71,852	73,977	2,125	(2.9)%
Stockholders’ deficit:
Common stock	—	—	—	—
Additional paid-in capital	—	—	—	—
Accumulated deficit	(327,629)	(262,208)	(65,421)	25.0%
Treasury stock	(1,000)	(1,000)	—	0.0%
Total stockholders’ deficit	(328,629)	(263,208)	(65,421)	24.9%
Total liabilities, redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit	$123,643	$97,403	$26,240	26.9%

Assets

Cash and restricted cash

Cash and restricted cash decreased by $24.9 million, or 54.3%, to $20.9 million as of December 31, 2020, as compared to $45.8 million as of December 31, 2019. Refer to the “Cash Flows” section below for further discussion on the net cash provided by (used in) operating activities, investing activities and financing activities during the period.

Receivables, net

Receivables, net increased by $18.9 million, or 46.5%, to $59.7 million as of December 31, 2020, as compared to $40.7 million as of December 31, 2019. This increase was primarily driven by the increase in total originations and fee income as we saw strong growth across our Credit Builder Plus and Instacash products. This was offset by the decrease in ML Plus loans as we completed our transition to Credit Builder Plus loans in 2020 as well as the phase out of unsecured personal loans in 2020. Refer to the “Results of Operations for the Years Ended December 31, 2020 and 2019” section above for further discussion on the changes in revenues and provisions for loss on receivables due to the change in our product offering during the period.

Goodwill and intangible assets, net

Goodwill and intangible assets, net increased by $28.0 million to $30.8 million as of December 31, 2020, as compared to $2.8 million as of December 31, 2019. This increase is attributable to the acquisition of WTI in December 2020, which resulted in the recognition of $21.6 million of goodwill and $6.1 million of proprietary technology. Refer to the “Business Combinations” section above for further discussion on the acquisition.

Other assets

Other assets increased by $4.4 million, or 60.2%, to $11.7 million as of December 31, 2020, as compared to $7.3 million as of December 31, 2019. This is primarily attributable to an increase in cash in transit and prepaid expenses.

Liabilities

Debt arrangements

Debt arrangements increased by $17.4 million, or 59.4%, to $46.6 million as of December 31, 2020, as compared to $29.2 million as of December 31, 2019. This is primarily attributable to proceeds from issuance of secured loans of $28.5 million, PPP loan of $3.2 million and the increase in fair value of convertible notes of $4.0 million offset by repayments to secured/senior lenders of $18.3 million. Refer to the “Financing Arrangements” section below for further discussion on financing transactions during the period.

Accounts payable and accrued expenses

Accounts payable and accrued expenses increased by $4.9 million, or 30.0%, to $21.0 million as of December 31, 2020, as compared to $16.1 million as of December 31, 2019, which is attributable to an increase in operating expenses during the period. Refer to the “Results of Operations for the Years Ended December 31, 2020 and 2019” section above for further discussion on operating expense activity during the period.

Warrant liability

Warrant liability increased by $14.4 million, or 140.7%, to $24.7 million as of December 31, 2020, as compared to $10.2 million as of December 31, 2019. Refer to the “Results of Operations for the Years Ended December 31, 2020 and 2019” section above for further discussion on the change in fair value of warrant liability during the period.

Redeemable convertible preferred stock

Redeemable convertible preferred stock increased by $57.2 million, or 24.7%, to $288.2 million as of December 31, 2020, as compared to $231.0 million as of December 31, 2019. This is primarily attributable to proceeds from issuance of Series C-1 redeemable convertible preferred stock and accrued dividends on redeemable convertible preferred stock. Refer to the “Equity” section below for further discussion on the redeemable convertible preferred stock.

Changes in Financial Condition as of June 30, 2021 and December 31, 2020

	June 30, 2021	December 31, 2020	Change
			$	%
Assets
Cash and restricted cash	$31,777	$20,927	$10,850	51.8%
Receivables	106,689	68,794	37,895	55.1%
Allowance for losses on finance receivables	(14,701)	(9,127)	(5,574)	61.1%
Receivables, net	91,988	59,667	32,321	54.2%
Property and equipment, net	474	502	(28)	(5.6)%
Goodwill and intangible assets, net	30,017	30,840	(823)	(2.7)%
Other assets	13,133	11,707	1,426	12.2%
Total assets	$167,389	$123,643	$43,746	35.4%
Liabilities, Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Deficit
Liabilities:
Debt arrangements	$129,368	$46,602	$82,766	177.6%
Accounts payable and accrued liabilities	20,201	20,968	(767)	(3.7)%
Warrant liability	73,456	24,667	48,789	197.8%
Total liabilities	223,025	92,237	130,788	141.8%

Redeemable convertible preferred stock (Series A-1, A-2, A-3, B, B-2, C, C-1)	298,010	288,183	9,827	3.4%
Redeemable noncontrolling interests	101,157	71,852	29,305	40.8%
Stockholders’ deficit:
Common stock	—	—	—	—
Additional paid-in capital	—	—	—	—
Accumulated deficit	(453,803)	(327,629)	(126,174)	38.5%
Treasury stock	(1,000)	(1,000)	—	0.0%
Total stockholders’ deficit	(454,803)	(328,629)	(126,174)	38.4%
Total liabilities, redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit	$167,389	$123,643	$43,746	35.4%

Assets

Cash and restricted cash

Cash and restricted cash increased by $10.9 million, or 51.8%, to $31.8 million as of June 30, 2021, as compared to $20.9 million as of December 31, 2020. Refer to the “Cash Flows” section below for further discussion on the net cash provided by (used in) operating activities, investing activities and financing activities during the period.

Receivables, net

Receivables, net increased by $32.3 million, or 54.2%, to $92.0 million as of June 30, 2021, as compared to $59.7 million as of December 31, 2020. This increase was primarily driven by the increase in total originations, including Credit Builder Plus and Instacash, membership fees and Instacash tips and instant transfer fees as Instacash continues to see strong growth. This was offset by the decrease in ML Plus loans as we completed our transition to Credit Builder Plus loans in 2020 as well as unsecured personal loans as we phased out this offering in 2020. Refer to the “Results of Operations for the Three and Six Months Ended June 30, 2021 and 2020” section above for further discussion on the changes in revenues and provisions for loss on receivables.

Liabilities

Debt arrangements

Debt arrangements increased by $82.8 million, or 177.6%, to $129.4 million as of June 30, 2021, as compared to $46.6 million as of December 31, 2020. This increase is attributable to proceeds from issuance of convertible notes of $36.8 million and the increase in fair value of convertible notes of $49.6 million, offset by the $3.2 million decrease in PPP loan outstanding as the SBA approved the Company’s application for forgiveness with respect to the entire outstanding balance. Refer to the “Financing Arrangements” section below for further discussion on financing transactions during the period.

Warrant liability

Warrant liability increased by $48.8 million, or 197.8%, to $73.5 million as of June 30, 2021, as compared to $24.7 million as of December 31, 2020. Refer to the “Results of Operations for the Three and Six Months Ended June 30, 2021 and 2020” section above for further discussion on the change in fair value of warrant liability during the period.

Liquidity and Capital Resources

To date, the funds received from previous common stock and redeemable convertible preferred stock equity financings, as well as the Company’s ability to obtain lending commitments, have provided the liquidity necessary for the Company to fund its operations. The funds to be contributed to the balance sheet in connection with the Business Combination as described elsewhere in this prospectus would provide additional equity capital and liquidity. If the Company is unable to generate positive operating cash flows, additional debt and equity financings may be necessary to sustain future operations.

The following table presents the Company’s cash, restricted cash, and receivable from payment processor, as of December 31, 2020 and 2019:

	As of December 31,
	2020	2019 (as restated)
	(in thousands)
Cash	$19,406	$28,231
Restricted cash	1,521	17,582
Receivable from payment processor – Debit card collections	5,600	—
Receivable from payment processor – Other	1,936	3,945

The following table presents the Company’s cash, restricted cash, and receivable from payment processor, as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
	(in thousands)
Cash	$28,971	$19,406
Restricted cash	2,806	1,521
Receivable from payment processor – Debit card collections	4,617	5,600
Receivable from payment processor – Other	1,788	1,936

Cash Flows

The following table presents cash provided by (used in) operating, investing and financing activities during the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019 (as restated)
	(in thousands)
Net cash provided by (used in) operating activities	$3,028	$(46,429)
Net cash used in investing activities	(42,747)	(35,971)
Net cash provided by financing activities	14,833	58,210
Net decrease in cash and restricted cash	$(24,886)	$(24,190)

Operating Activities

Net cash provided by operating activities was $3.0 million for the year ended December 31, 2020 and was primarily due to the net loss of $41.6 million and net cash outflow from changes in other assets of $4.2 million, offset by the provision for losses on finance receivables of $21.3 million and changes in accounts payable and accrued liabilities of $5.2 million due to increases in professional fees, and bank and payment processor fees within our operating expenses driven by an increase in total originations. Other adjustments to arrive at net cash from operating activities include $14.4 million from the change in fair value of warrants, $4.0 million from the change in fair value of subordinated convertible notes and stock compensation expense of $1.7 million.

Net cash used in operating activities was $46.4 million for the year ended December 31, 2019 and was primarily due to the net loss of $79.1 million and net cash outflow from changes in accounts payable and accrued liabilities of $2.5 million offset by provision for losses on finance receivables of $29.1 million and change in fair value of warrants of $4.3 million.

Investing Activities

Net cash used in investing activities was $42.7 million for the year ended December 31, 2020 and was primarily due to net originations and collections on finance receivables of $41.6 million, driven by growth in total originations, and purchases of property and equipment of $1.2 million.

Net cash used in investing activities was $36.0 million for the year ended December 31, 2019 and was primarily due to net originations and collections on finance receivables of $33.3 million and purchases of property and equipment of $2.6 million.

Financing Activities

Net cash provided by financing activities was $14.8 million for the year ended December 31, 2020 and was primarily due to proceeds from issuance of Series C-1 redeemable convertible preferred stock of $12.0 million, secured loans of $28.5 million, PPP loan of $3.2 million and contributions from redeemable noncontrolling interests of $10.8 million offset by repayments to secured/senior lenders of $18.3 million, distributions to redeemable noncontrolling interests of $3.8 million and redemptions by redeemable noncontrolling interests of $17.6 million.

Net cash provided by financing activities was $58.2 million for the year ended December 31, 2019 and was primarily due to the issuance of Series C redeemable convertible preferred stock of $66.4 million, proceeds from issuance of subordinated convertible notes of $15.1 million and contributions from redeemable noncontrolling interests of $8.2 million offset by repayments to secured/senior lenders of $13.2 million, distributions to redeemable noncontrolling interests of $4.8 million and redemptions by redeemable noncontrolling interests of $13.1 million.

Cash Flows

The following table presents cash provided by (used in) operating, investing and financing activities during the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020
	(in thousands)
Net cash provided by (used in) operating activities	$4,591	$(2,450)
Net cash used in investing activities	(52,564)	(4,116)
Net cash provided by financing activities	58,823	4,975
Net decrease in cash and restricted cash	$10,850	$(1,591)

Operating Activities

Net cash provided by operating activities was $4.6 million for the six months ended June 30, 2021 and was primarily due to the net loss of $112.6 million and net cash outflow from changes in other assets of $1.4 million, change in deferred fees and costs of $1.4 million and gain on loan forgiveness of $3.2 million, offset by the provision for losses on receivables of $21.4 million, changes in accounts payable and accrued liabilities of $0.7 million and stock compensation expense of $1.8 million. Other adjustments to arrive at net cash from operating activities include $48.8 million from the change in fair value of warrants and $49.6 million from the change in fair value of subordinated convertible notes.

Net cash used by operating activities was $2.5 million for the six months ended June 30, 2020 and was primarily due to the net loss of $5.7 million and net cash outflow from changes in other assets of $1.0 million and changes in accounts payable and accrued liabilities of $1.3 million offset by provision for losses on finance receivables of $4.1 million.

Investing Activities

Net cash used in investing activities was $52.6 million for the six months ended June 30, 2021 and was primarily due to net originations and collections on finance receivables, driven by growth in total originations.

Net cash used in investing activities was $4.1 million for the six months ended June 30, 2020 and was primarily due to net originations and collections on finance receivables of $3.2 million and purchases of property and equipment of $0.9 million.

Financing Activities

Net cash provided by financing activities was $58.8 million for the six months ended June 30, 2021 and was primarily due to proceeds from issuance of subordinated convertible notes of $36.8 million and contributions from redeemable noncontrolling interests of $31.0 million offset by redemptions by redeemable noncontrolling interests of $4.6 million and distributions to redeemable noncontrolling interests of $4.5 million.

Net cash provided by financing activities was $5.0 million for the six months ended June 30, 2021 and was primarily due to the issuance of Series C-1 redeemable convertible preferred stock of $12.0 million and proceeds from the issuance of a related party loan of $5.0 million, offset by redemptions by redeemable noncontrolling interests of $9.9 million and distributions to redeemable noncontrolling interests of $2.1 million.

Financing Arrangements

Through June 30, 2021, MoneyLion completed the following transactions, each of which has provided liquidity and cash resources.

Secured Loans

Secured Bank Loan — In September 2018, the Company entered into a Loan and Security Agreement (“Secured Bank Loan”) with a bank for a 6.75% $20 million loan. Interest only was payable monthly through September 27, 2019. According to the terms of the Secured Bank Loan, the outstanding principal on that date was converted to a term loan payable with principal and interest payable in 36 monthly installments, maturing on September 27, 2022. The loan was secured by all assets of the Company, including capital stock of all subsidiaries, except for capital stock and assets in certain excluded subsidiaries, as defined, including IIA and all of the related SPVs. Under the terms of the Secured Bank Loan, the Company was subject to certain covenants, as defined, including the requirement to maintain a cash balance, as defined, at the bank of $15 million. As of December 31, 2019, the balance of the Secured Bank Loan was $18.3 million. The Secured Bank Loan was paid off in 2020.

Second Lien Loan — In April 2020, the Company entered into a Loan and Security Agreement (“Second Lien Loan”) with a lender for a second-lien loan facility with an initial principal balance of $5.0 million. The Second Lien Loan bears interest at the greater of (a) 12%, and (b) a fluctuating rate of interest per annum equal to the Wall Street Journal Prime Rate plus 5.75%, not to exceed 15%. The principal borrowings under the Second Lien Loan may be increased to up to $25.0 million upon the mutual consent of the Company and the lenders. Interest only is payable until April 30, 2022, and thereafter outstanding principal will be repaid in twelve equal installments through the facility maturity date of May 1, 2023. The Second Lien Loan is secured by substantially all assets of the Company, including capital stock of all subsidiaries, except for capital stock and assets in certain excluded subsidiaries, as defined, including IIA and all of the related SPVs. Under the terms of the Loan and Security Agreement the Company is subject to certain covenants, as defined. The Company used the Second Lien Loan proceeds for general corporate purposes. On August 27, 2021, the Company entered into a Second Amendment to the Loan and Security Agreement that refinanced the Second Lien Loan and increased principal borrowings up to an aggregate principal amount of $25.0 million, and with Monroe Capital Management Advisors, LLC replacing MLi Subdebt Facility 1 LLC as collateral agent and administrative agent for the lenders. The other material terms of the loan remained the same. Upon the consummation of the Business Combination, the Company repaid the original $5.0 million principal balance owed to MLi Subdebt Facility 1 LLC, together with accrued interest and fees. The $20.0 million principal balance owed to affiliates of Monroe Capital Management Advisors, LLC remains outstanding.

First Lien Loan — In July 2020, the Company entered into a Loan and Security Agreement (“First Lien Loan”) with a bank for a $25.0 million first-lien loan facility consisting of a $20.0 million revolving credit line and $5.0 million term loan. The revolving line bears interest at the greater of (i) Wall Street Journal Prime Rate+2.25% and (ii) 6.50%. The revolving line matures on May 1, 2022. The term loan bears interest at the greater of (i) Wall Street Journal Prime Rate+3.25% and (ii) 7.50%. Interest only on the term loan was payable until June 1, 2021, and thereafter outstanding principal is payable in thirty-six equal installments through the facility maturity date of May 1, 2024. The First Lien Loan is secured on a first-priority basis by all assets of the Company, including capital stock of all subsidiaries, except for capital stock and assets in certain excluded subsidiaries, as defined, including IIA and all of the related SPVs. Under the terms of the Loan and Security Agreement the Company is subject to certain covenants, as defined. Additionally, the Company granted the bank lender warrants to receive 12,792 shares of the Company’s common stock at an exercise price as defined in the First Lien Loan. The Company used the First Lien Loan proceeds to repay in full the Secured Bank Loan and for general corporate purposes.

Secured Debt Agreements — In March 2018, and then in April 2018, IIA Notes SPV II LLC and IIA Notes SPV III LLC, indirect wholly owned subsidiaries of the Company, entered into Loan and Security Agreements (the “Secured Debt Agreements”) with separate lenders establishing a total credit facility of a minimum of $20.0 million, which could have been increased to $27.0 million upon mutual agreement between the lenders and the Company. Borrowings under these agreements were secured by a security interest in certain consumer finance loans. These agreements matured at various dates through 2020 and carried a total interest rate of 14%. The Company borrowed a total of $22.0 million under these credit facilities. In January 2019, the Company repaid $11.0 million of the outstanding Secured Debt. As of December 31, 2019, the balance due under the Secured Debt Agreements was $11.0 million. In August 2020, IIA Notes SPV III repaid in full the approximately $11.5 million that was outstanding under the Secured Debt Agreements and terminated the facility. As of December 31, 2020, the balance due under the Secured Debt Agreements was $0.

Secured Loan Facility — In April 2015, certain wholly owned subsidiaries of MoneyLion entered into a Secured Loan Facility agreement with an unrelated third party. The Secured Loan Facility had a maximum principal amount of $25.0 million, the proceeds of which were used to fund origination of finance receivables through a wholly owned subsidiary of MoneyLion. The interest charged on the outstanding principal balance was 15% and the Secured Loan Facility matured on July 31, 2019. The Secured Loan Facility established a first priority lien on certain assets of the wholly owned subsidiary. The Secured Loan Facility contained various requirements, including maintaining cash balances on hand or in operating accounts at deposit institutions and certain other financial reporting requirements. The Secured Loan Facility was repaid to the lender as the underlying portfolio of finance receivables was repaid by borrowers. Additional interest of 0.5% was charged on any balance not borrowed up to the $25.0 million of the facility. As of March 2019, this facility was terminated and all outstanding principal and interest was paid in full. As of December 31, 2020 and 2019, the balance due under the Secured Loan Facility was $0.

Subordinated Convertible Note — In December 2020, the Company sold to a third-party lender $10 million of 3% Subordinated Convertible Notes maturing on July 31, 2021, the proceeds of which will be used to conduct its business. In January 2021, as part of the same series of notes issued in December 2020, the Company sold to third-party lenders $36.8 million maturing on July 31, 2021. On July 22, 2021, the Subordinated Convertible Notes were amended to extend their maturity date to September 30, 2021. Upon maturity or certain events, the Subordinated Convertible Notes may be converted into preferred shares at conversion prices as defined in the Subordinated Convertible Notes. These Subordinated Convertible Notes were converted into Class A common stock upon the Closing of the Business Combination.

The Company elected the fair value option to account for the Subordinated Convertible Note. The Company recorded the Subordinated Convertible Note at fair value and subsequently remeasured it to fair value at the reporting date. Changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss. The Company recognized a gain (loss) in the consolidated statements of operations and comprehensive loss of $4 million as change in fair value of the convertible note during the year ended December 31, 2020.

The Company elected the fair value option to account for the Subordinated Convertible Note. The Company recorded the Subordinated Convertible Note at fair value and subsequently remeasured it to fair value at the reporting date. Changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations and comprehensive loss. The Company recognized a gain (loss) in the consolidated statements of operations and comprehensive loss of $9.6 million as change in fair value of the convertible note during the three months ended June 30, 2021 and $49.6 million during the six months ended June 30, 2021.

As of June 30, 2021, the outstanding Subordinated Convertible Note is shown on the accompanying consolidated balance sheets at the fair value of $100.3 million.

Other

In August 2016, the Company entered into a $50 million credit and security agreement (the “Credit Agreement”) with a lender for the funding of finance receivables. The Credit Agreement allows for increases in the maximum borrowings under the agreement up to $500 million, bears interest at a rate as defined in the Credit Agreement and matures in February 2023. The Credit Agreement also requires the Company to adhere to certain financial covenants along with certain other financial reporting requirements. The Company did not meet certain of these covenant requirements as of December 31, 2019, for which it received a waiver from the lender. As of December 31, 2020 and 2019, the balance due under this facility was $0. The Credit Agreement was terminated upon the Closing of the Business Combination.

In connection with the Credit Agreement, the Company granted warrants allowing the lender to purchase up to 2.5% of the Company’s outstanding common stock, or 255,402 warrants. The warrants vest in tranches based upon the occurrence of certain advance events. In 2019, all tranches were vested and one tranche was exercised. In 2020, three tranches were exercised and one tranche was unexercised. There were no warrants unvested on this agreement as of December 31, 2020 and 2019.

In April 2020, the Company borrowed $3.2 million from a bank under the SBA’s Paycheck Protection Program introduced as part of the U.S. Government’s COVID-19 relief efforts (the “PPP Loan”). In June 2021, the SBA approved the Company’s application for forgiveness with respect to the entire outstanding balance of the PPP Loan.

Equity

Common Stock

As of January 1, 2019, the Company had the authority to issue 10,350,000 shares of its common stock. In February 2019, the Company increased the number of authorized Common Shares to 11,000,000. In May 2019, the Company increased the number of authorized common shares to 12,500,000. In May 2019, the Company increased the authorization of shares available under its equity incentive plan to 1,715,191. In March 2020, the Company increased the number of authorized common shares to 14,000,000.

After the Closing of the Business Combination, MoneyLion’s new Charter authorizes the issuance of an aggregate of $2,200,000,000 shares of capital stock, consisting of 2,000,000,000 shares of MoneyLion Class A common stock, $0.0001 par value per share and 200,000,000 shares of preferred stock, $0.0001 par value per share.

MoneyLion has also adopted a new Omnibus Incentive Plan (the “Incentive Plan”) and a 2021 Employee Stock Purchase Plan (the “ESPP”), both of which were approved by Fusion stockholders. Under the Incentive Plan, MoneyLion can now deliver up to 56,697,934 shares of MoneyLion Class A common stock pursuant to awards issued under the incentive plan, including 17,712,158 shares of MoneyLion Class A common stock and up to 38,985,776 shares of MoneyLion Class A common stock subject to outstanding prior awards. The number of MoneyLion Class A common stock reserved for issuance under the Incentive Plan will automatically increase on the first day of each fiscal year, beginning on January 1, 2022, by the lesser of (i) 2% of the total number of outstanding shares of MoneyLion Class A common stock on December 31st of the immediately preceding calendar year and (ii) such smaller number of shares of MoneyLion Class A common stock as determined by the Board.

The ESPP permits MoneyLion to deliver up to 3,936,035 shares of MoneyLion Class A common stock pursuant to awards issued under the ESPP. The number of shares of MoneyLion Class A common stock reserved for issuance under the ESPP will automatically increase on the first day of each calendar year, commencing on January 1, 2022 through December 31, 2031, by the least of (i) 3,936,035 shares of MoneyLion Class A common stock, (ii) 1.5% of the total number of shares of MoneyLion Class A common stock outstanding on December 31 of the immediately preceding calendar year and (iii) such other number of shares of MoneyLion Class A common stock as determined by the Board.

Redeemable Convertible Preferred Stock

The Company has issued Series A redeemable convertible preferred stock, Series A-2 redeemable convertible preferred stock, Series A-3 redeemable convertible preferred stock, Series B redeemable convertible preferred stock, Series B-2 redeemable convertible preferred stock, Series C redeemable convertible preferred stock and Series C-1 redeemable convertible preferred stock. As of December 31, 2019 and December 31, 2020, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 6,766,069 and 7,085,923 shares of redeemable convertible preferred stock, par value $0.0001 per share, respectively.

In March 2019, the Company sold to five existing preferred shareholders $15 million of 3% Subordinated Convertible Notes (the “Subordinated Convertible Notes”) maturing on May 15, 2019, the proceeds of which were to be used for working capital purposes. The Subordinated Convertible Notes were convertible into preferred shares sold during a subsequent qualified or non-qualified financing and at conversion prices as defined in the Subordinated Convertible Notes. In May 2019, all of the Subordinated Convertible Notes were converted into Series C Redeemable Convertible Preferred Stock.

In May 2019, the Board of Directors of the Company authorized the sale of up to 1,932,001 shares of Series C Redeemable Convertible Preferred Stock, $0.0001 par value (“Series C Redeemable Convertible Preferred Stock”).

Through December 31, 2019, the Company sold 1,574,530 shares of Series C Redeemable Convertible Preferred Stock, $0.0001 par value. Of the total preferred stock issued of $81.5 million, approximately $66.4 million was received in cash, and approximately $15.1 million resulted from the conversion of all the Subordinated Convertible Notes.

In March 2020, the Board of Directors of the Company authorized the issuance of up to 1,062,600 shares of Series C-1 redeemable convertible preferred stock, $0.0001 par value (“Series C-1 Redeemable Convertible Preferred Stock”). Series C-1 redeemable convertible preferred stock accrues dividends at 8% annually and dividends are only payable when, as, and if declared by the Company’s Board of Directors. Liquidation rights of the Series C-1 redeemable convertible preferred stock are the same as those of the Series C redeemable convertible preferred stock. The Company is under no obligation to pay the accrued dividends. Series C-1 redeemable convertible preferred stock is convertible, at the option of the shareholders, into Common Shares. In the event of a deemed liquidation, as defined, the proceeds of such liquidation will be distributed according to a system of preferential payments, as defined, to each series of redeemable convertible preferred stock outstanding at the time of the liquidation.

Through December 31, 2020, the Company sold 232,323 shares of Series C-1 Redeemable Convertible Preferred Stock for $51.7598 per share, resulting in gross proceeds of approximately $12.0 million. In addition, in December 2020, the Company acquired WTI in exchange for 539,592 shares of the Company’s Series C-1 Redeemable Convertible Preferred Stock.

In December 2020, the Company sold to a third-party lender $10.0 million of 3% Subordinated Convertible Notes maturing on July 31, 2021. The Subordinated Convertible Notes were amended on July 22, 2021 to extend their maturity date to September 30, 2021. The Subordinated Convertible Notes are convertible into approximately 196,709 shares of Series C-1 redeemable convertible preferred stock upon maturity, if a qualified conversion event does not occur prior to maturity.

In January 2021, the Company sold to third-party lenders $36.8 million of 3% Subordinated Convertible Notes maturing on July 31, 2021. The Subordinated Convertible Notes were amended on July 22, 2021 to extend their maturity date to September 30, 2021. The Subordinated Convertible Notes are convertible into approximately 710,010 shares of Series C-1 redeemable convertible preferred stock upon maturity if a qualified conversion event does not occur prior to maturity. The Subordinated Convertible Notes were converted into common stock immediately prior to the Closing of the Business Combination, and the noteholders subsequently received shares of MoneyLion Class A common stock upon the Closing of the Business Combination.

As described above, after the Closing of the Business Combination, MoneyLion’s new Charter authorizes the issuance of an aggregate of $2,200,000,000 shares of capital stock, consisting of 2,000,000,000 shares of MoneyLion Class A common stock, $0.0001 par value per share and 200,000,000 shares of preferred stock, $0.0001 par value per share.

Contractual Obligations

The table below summarizes debt, lease and other minimum cash obligations outstanding as of December 31, 2020:

	Payments Due by Period
	Total	2021	2022 – 2023	2024 – 2025	Thereafter
	(in thousands)
First lien loan	$25,000	$1,111	$23,334	$555	$—
Subordinated convertible notes, at fair value	14,000	14,000	—	—	—
Second lien loan	5,000	—	5,000	—	—
Other debt	3,207	—	3,207	—	—
Operating lease obligations	2,519	1,119	822	578	—
Total	$49,726	$16,230	$32,363	$1,133	$—

Off-Balance Sheet Arrangements

At June 30, 2021, the Company did not have any material off-balance sheet arrangements.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with U.S. GAAP requires our management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We evaluate our significant estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

We believe that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, we believe these are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations. For further information, see Note 2 to our consolidated financial statements included elsewhere in this prospectus.

Membership Receivables

Membership receivables are recorded at the amount billed to the customer. Membership receivables are charged off when the account is 90 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain.

Fees Receivables

Fees receivables, which represent the amounts due to the Company for tips and instant transfer fees related to the Company’s interest-free salary advances (“Instacash”), are recorded at the amount billed to the customer. Fees receivables are charged off when the account is 90 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain.

Finance Receivables

Finance receivables are secured and unsecured short-term loans and principal amounts of Instacash advances, which are unsecured. These loans and advances are made to individuals and are reported at their principal amount outstanding, net of deferred origination fees, direct costs, and an allowance for losses. Management has the intent and ability to hold these receivables for the foreseeable future, or until maturity or payoff. Direct origination costs incurred for the origination of finance receivables are deferred and amortized to interest income over the contractual lives of the loans using the effective interest method. Unamortized amounts are recognized in income at the time the loans are sold, charged off or paid in full.

The Company’s charge-off policy is to charge off finance receivables related to loans in the month in which the account becomes 90 days contractually past due and charge off finance receivables related to advances in the month in which the account becomes 60 days past due. If an account is deemed to be uncollectable prior to the applicable date, the Company will charge off the receivable in the month it is deemed uncollectable.

The Company determines the past due status using the contractual terms of the finance receivables. This is the credit quality indicator used to evaluate the required allowance for losses on finance receivables for each portfolio of products.

The Company’s loans operate under individual state laws, which may carry different rates, and have varying terms and conditions depending upon the state in which they are offered. The Company is licensed or exempt from licensing to make loans in substantially all states in the United States of America.

Accrued Interest Receivables

Interest income on loan-related finance receivables is accrued based upon the daily principal amount outstanding except for when these loans are on nonaccrual status. The Company recognizes interest income using the interest method. The Company’s policy is to suspend recognition of interest income on finance receivables and place the loan on nonaccrual status when the account is 60 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain, and the account is less than 90 days contractually past due. Accrued interest receivables are charged off when the account is 90 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain. In 2019, the Company sold certain delinquent fully charged-off finance receivables to unrelated third parties. In 2019, the

Company recorded $287 of recoveries related to the sale of certain delinquent finance receivables to unrelated third parties. In 2020, there were no recoveries related to the sale of certain delinquent finance receivables to unrelated third parties.

The Company does not recognize interest income on finance receivables associated with Instacash advances, because interest is not charged on Instacash advances. Advances typically include a term of 30 days or less, depending on the individual’s pay cycle. The Company’s policy is to suspend the account when an advance is 60 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain.

Allowance for Losses on Receivables

An allowance for losses on receivables is established to provide for probable losses incurred on the Company’s finance receivables at the balance sheet date and is established through a provision for loan losses. Charge-offs, net of recoveries are charged directly to the allowance. The allowance is based on management’s assessment of many factors, including changes in the nature, volume, and risk characteristics of the finance receivables portfolio, including trends in delinquency and charge-offs and current economic conditions that may affect the borrower’s ability to pay. The allowance is developed on a general basis, each period, management assesses each product type by origination cohort in order to determine the forecasted performance of those cohorts and arrive at an appropriate allowance rate for that period. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in any of the factors.

An allowance for losses on membership and fees receivables is established to provide probable losses incurred in the Company’s membership and fee receivables at the balance sheet date and is established through a provision for losses on receivables. Charge-offs, net of recoveries, are charged directly to the allowance. The allowance is based on management’s assessment of historical charge-offs and recoveries on these receivables, as well as certain qualitative factors including current economic conditions that may affect the customers’ ability to pay. Prior to the period ended June 30, 2021, the allowance related to these receivables had not been material to the consolidated financial statements.

Revenue Recognition

Historically, the MoneyLion Plus membership allowed customers to access affordable credit through asset collateralization, build savings, improve financial literacy and track their financial health. In 2019 the Company began offering the Credit Builder Plus membership, which is intended to emphasize the program’s ability to help customers build credit while also saving. These programs are offered directly to MoneyLion customers. Members also receive access to the Company’s banking account, managed investment services, credit tracking services, and Instacash advances. Revenue is recognized as the Company transfers control of promised goods or services to members, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company evaluates whether it is appropriate to recognize revenue on a gross or net basis based upon its evaluation of whether the Company obtains control of the specified goods or services by considering if it is primarily responsible for fulfillment of the promise, and has the latitude in establishing pricing, among other factors. Based on the Company’s evaluation of these factors, revenue is recorded either gross or net of costs associated with the transaction.

Membership subscription revenue is recognized on a daily basis throughout the term of the individual subscription agreements, as the control of the membership services is delivered to the customer evenly throughout that term. The Company policy is to suspend recognition of subscription revenue when the last scheduled subscription payment is 30 days past due, or when, in the Company’s estimation, the collectability of the account is uncertain. Membership subscription revenue is recognized gross over time.

Members of the Credit Builder Plus membership program typically receive the cash related to loans and interest-free Instacash advances in 1-3 business days. Members may elect to receive cash immediately through the Company’s instant transfer option. The Company charges a fee when the instant transfer option is elected by a member. Instant transfer fees are recognized gross over the term of the loan or Instacash advance, as the services related to these fees are not distinct from the services of the loan or Instacash advance.

Due to the fact that Instacash advances are provided to the customer interest-free, the Company allows customers with the option to provide a tip for the offering. Fees earned on tips are recognized gross over the term of the Instacash advance, as the services related to these fees are not distinct from the services of the Instacash advance.

Affiliate revenue is generated by displaying ads on the Company’s application and by sending emails to members promoting affiliate services. For affiliate services, the Company enters into agreements with the affiliates in the form of a signed contract, which specify the terms of the services and fees, prior to advertising and promotional campaigns being run. The Company recognizes revenue from the display of impression-based ads and distribution of impression-based emails in the period in which the impressions are delivered in accordance with the contractual terms of the customer arrangements. Impressions are considered delivered when a member clicks on the advertisement or promotion.

Stock Options

The Company accounts for stock options granted to employees under the fair value recognition provision of ASC 718, “Compensation — Stock Compensation,” which requires the use of an option valuation model to measure the fair value of options at the date of grant. The value of the portion of the awards that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s consolidated statements of operations. The Company uses the Black-Scholes-Merton (“Black-Scholes”) option-pricing model to determine the estimated fair value of stock-based awards. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, such as expected term, common share price, and volatility, which affect the fair value of each stock option. Forfeitures are accounted for as they are incurred. Refer to Note 3 of the Company’s consolidated financial statements for the years ended December 31, 2020 and 2019 for further details on the assumptions used in the Black-Scholes model.

Recently Issued and Adopted Accounting Pronouncements

See Note 3 to our consolidated financial statements included elsewhere in this prospectus for a discussion of accounting pronouncements recently adopted and recently issued accounting pronouncements not yet adopted and their potential impact to our consolidated financial statements.

Quantitative and Qualitative Disclosure About Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.

Interest Rate Risk

Interest rates may adversely impact our customers’ level of engagement on our platform and ability and willingness to pay outstanding amounts owed to us. While we do not charge interest on a lot of our products, higher interest rates could deter customers from utilizing our credit products and other loans. Moreover, higher interest rates may lead to increased delinquencies, charge-offs, and allowances for loans and interest receivable, which could have an adverse effect on our operating results.

Certain of our funding arrangements, and future funding arrangements may, bear a variable interest rate. Given the fixed interest rates charged on many of our loans, a rising variable interest rate would reduce our interest margin earned in these funding arrangements. Dramatic increases in interest rates may make these forms of funding nonviable.

Emerging Growth Company

Fusion is an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. Fusion has elected to use this extended transition period under the JOBS Act. Further, the financial statements of MoneyLion also take advantage of the extended transition period for complying with new or revised accounting standards applicable to public companies. As a result, following the Business Combination, MoneyLion’s consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make common stock less attractive to investors.

BUSINESS

Mission

Provide financial access and advice to every hard-working American by rewiring the banking system.

Company Overview

MoneyLion was founded on a simple observation: the current financial system fails to meet the needs of 100 million middle-class Americans. We believe these Americans deserve a better alternative in financial services, and MoneyLion can be a partner in improving their financial well-being. We offer an all-in-one, digital financial platform that provides convenient, low-cost access to banking, borrowing and investing solutions tailored for our customers, rooted in data, and delivered through our proprietary technology platform.

We address our customers from a data-driven perspective of the individual and their specific circumstances. When our customers enjoy periods of financial excess, we provide tools for them to easily manage their spending and saving goals through our digital banking and automated investing solutions. When our customers experience moments of financial need, we provide them immediate access to innovative lending or advance products and credit improvement programs that can bridge these times of financial stress and improve their financial health.

Our platform approach was purpose-built to better serve our customers in contrast to the incumbent providers of financial services. Consumer financial services remains oriented around siloed service providers with incomplete customer data and fee-first product delivery models. We believe consumers benefit when their financial partner understands their entire financial life and can provide both access and advice at the right time and place. Traditional providers generally attempt to sell consumers specific financial products, only seeking to qualify them as a suitable buyer and generate a fee. With a deep, data-driven understanding of our customers and a broad set of integrated, tailor made products, we can guide our customers to use our products when and if appropriate for their needs, creating a mutually beneficial partnership.

We address large, pervasive problems in the $3.5 trillion financial services industry by focusing on the largest segment of consumers, the middle class. American consumers face enormous costs to obtain the basic elements of financial life — spend, save, and advice — that in aggregate generate over $250 billion in fees for the financial services industry on an annual basis. With 100 million middle-class Americans as our core focus — defined as individuals with household incomes up to $150,000 and FICO scores up to 750 — the breadth of our potential customers, and the costs they face in obtaining financial services, are substantial.

We have only just begun to address these problems, but our progress to date demonstrates the demand for MoneyLion to rewire the banking system. Since inception and through the date of this filing, over 2.2 million customers have opened an account on our platform to use at least one of our current products. We added approximately 1.9 million of these customers since the beginning of 2019, and we believe that we have a substantial opportunity to grow our customer base going forward. We focus on delivering the benefits of our all-in-one, digital financial platform to our customers. We believe the value proposition of our platform approach will continue to accelerate as a result of our data-driven perspective of our customers, allowing us to introduce products and guidance that address their changing life circumstances.

The following diagram depicts the organizational structure of MoneyLion.

MoneyLion Inc.
(Delaware C Corp)
MoneyLion Technologies Inc.
(Delaware C Corp)
37 State Licensed Entities
ML Plus LLC
ML Wealth LLC
MoneyLion Securities LLC
BetterCash Inc.
Fit Money Inc.
ML Intermediate HoldCo LLC
QuantiLion Data Strategies LLC
MoneyLion of Malaysia SDN DHB
LionPay LLC
MoneyLion Funding LLC
MoneyLion International LLC
MoneyLion LLC
Wealth Technologies Inc.
Aqqru LLC
ML Capital LLC
ML Capital II LLC
ML Capital III LLC
ML Capital IV LLC
ROAR 1 SPV Finance LLC
ML SPV I LLC
ML SPV II LLC
ML SPV III LLC
ML SPV IV LLC
ML SPV V LLC
ML SPV VI LLC
Invest in America Credit Fund 1 LLC
Invest in America Notes SPV I LLC
Invest in America Notes SPV II LLC
Invest in America Notes SPV III LLC
Invest in America Notes SPV IV LLC

____________

(1)      We have 37 subsidiaries through which we conduct our consumer lending business. Those entities make loans pursuant to state licenses or applicable exemptions under state law. The loans we originate pursuant to our state licenses or exemptions are subject to state interest rate and other restrictions and regulations. See “Business — Regulatory Environment — State licensing requirements and regulation.”

(2)      ML Plus LLC is the subsidiary that provides MoneyLion membership services to our customers, and is also the subsidiary that makes Instacash cash advances to our customers. ML Plus LLC is also party to the Account Servicing Agreement with MetaBank, which governs our RoarMoney deposit accounts and to the Service Agreement with Galileo Financial Technologies, Inc. (“Galileo”), which governs processing activity relating to the RoarMoney accounts.

(3)      ML Wealth LLC is an entity registered as an investment adviser under the Investment Advisers Act of 1940 and is the principal subsidiary for the advisory services provided in connection with our MoneyLion Investing product. ML Wealth LLC is also party to the Carrying Agreement with DriveWealth, which governs brokerage and related services relating to our MoneyLion Investing product.

(4)      MoneyLion Securities LLC is a broker-dealer registered with the SEC and a member of FINRA. We currently do not engage in any business activity through MoneyLion Securities LLC.

(5)      IIA is currently our source of funding for originated receivables. IIA’s membership interests are issued in separately designated series, with each series consisting of Class A Units and Class B Units. IIA investors own all non-voting Class B Units of the applicable series they invest in, which entitles them to a targeted, non-guaranteed, preferred return of typically 12% per year. ML Capital III LLC (“ML Capital III”), an indirect wholly owned MoneyLion subsidiary, is the managing member of IIA and owns the Class A Units of each series, which entitles ML Capital III to returns that exceed the targeted preferred return on the Class B Units (if any). IIA uses proceeds from the sale of its non-voting Class B Units to purchase payment-dependent collateralized notes from Invest in America Notes SPV I LLC (“IIA Notes SPV I”) and Invest in America Notes SPV IV LLC (“IIA Notes SPV IV”). MoneyLion Inc. has identified IIA Notes SPV I and IIA Notes SPV IV as variable interest entities (“VIEs”) due to the fact that the Class A Units are entitled to residual income/loss in IIA. The Company has identified itself as the primary beneficiary of these VIEs because it directs the activities of the VIEs that most significantly impact the VIEs’ economic performance. As the primary beneficiary of the VIEs, the Company has consolidated the balances of the VIEs into its financial statements. The IIA Class B Units are reflected in the Company’s consolidated financial statements as noncontrolling interests.

(6)      We acquired 100% of the outstanding common stock and Series A preferred shares of Wealth Technologies Inc. in December 2020. Wealth Technologies Inc. is a technology company specializing in market-leading wealth management decisioning and administration.

(7)      MoneyLion Malaysia SDN BHD is our foreign subsidiary in Malaysia that employs engineering and technical development teams who work out of our office in Kuala Lumpur, Malaysia. This entity does not generate any revenue.

Our Strategy

We address our customers’ needs by pursuing a differentiated strategy. We attempt to rectify complex and long-standing problems in consumer financial services through solutions supported by the following approach:

1)      Team:      Backgrounds across both technology and financial services;

2)      Data:      Products designed from a data-driven understanding of our customers and their needs;

3)      Technology:      Built to underpin all our products and support constant innovation;

4)      Platform:      Complementary set of products to address our customers’ entire financial lives; and

5)      Guidance:      Real-time and automated, spanning saving, spending, borrowing and investing.

Organize a Team to Address the Problem:    The complexity of the problems faced by our customers required a different type of team to address them. The American middle class is under tremendous, ongoing financial stress with many living paycheck to paycheck without enough savings to navigate through a small financial setback, even before COVID-19. We believed building yet another provider of standard financial products, whether delivered digitally or at a branch, was unlikely to impact their financial well-being for the better.

What was required were individuals who understood the current system in detail, including its legacy technology, exorbitant pricing models, and myopic view of customers. But understanding the problem was only the beginning. Experience in solving seemingly intractable problems through the application of data and technology was necessary. Our team grew to include individuals who had built advanced technologies to algorithmically identify and eliminate inefficiencies in some of the most demanding and competitive markets. To this team, we added experts in product development and financial planning to translate these solutions into a data-driven platform that maximized the benefit of these innovations for our customers.

Organizing a team that understands the complex problems of both our customers and the financial system and has the experience to address such problems was our foundation. However, to generate meaningful benefit for our customers we had to go farther. Customers required a partner who could deliver products that were transparent and made addressing their problems both easy and enjoyable. We added team members experienced in delivering best-in-class consumer digital services, bringing to market a beautiful, easy-to-use interface for our customers to access our platform, consume our products and receive advice.

Lastly, as we established an institution built for the long-term, we hired team members to develop technologies that introduce MoneyLion to our prospective consumers in a cost-effective manner, allowing us to offer our products at fair prices while building a growing, sustainable business. We believe our innovations in customer acquisition have provided us with a competitive advantage that we expect to continue as we scale technologies in which we have made substantial historical investments.

Understand the Problem Through Data:    We build innovative consumer financial products that address our customers’ complex problems by leveraging advancements in data science from both Silicon Valley and Wall Street and applying those advancements for the benefit of America’s middle class. We believe this approach separates us both from incumbent providers and new market entrants.

MoneyLion begins and ends every conversation with data. Data drives our approach to understanding the problems of our customers, how we can address these problems with products and guidance, and how we approach prospective customers in a timely, cost effective manner.

We consume an enormous flow of data about the American middle class to understand their problems. Since inception, we have engaged with over 8.5 million Americans through our web and mobile applications, linked to over 15 million bank accounts, and integrated over 100 external data sources, coming to understand the cycle of financial excess and deficit that permeates our prospective customer base. Each day we ingest one billion transactional data points such that our understanding grows, and with it, our ability to address both legacy and emerging problems in our customers’ lives. We are constantly analyzing this data reservoir through our 55 machine learning models to generate three billion inferences, categorizations, and predictions per day that we distill into over 14,000 insights for each of our customers.

These insights allow us to understand our customers and drives the development of innovative products. On a standalone basis, our products reflect deep insights in our customers’ needs:

•        RoarMoneySM Banking product:    premium features with no minimums, ability to get paid two days early with direct deposit and credit-card like rewards;

•        MoneyLion Investment product:    the first investment account for 60% of our customers, automatically manages their investments in custom portfolios from leading providers like Global X Management Company LLC (“Global X”) and Wilshire Advisors, LLC (“Wilshire”), and offered without account minimums;

•        InstacashSM Earned Income Advance product:    0% APR advances against expected salary or other recurring income deposits; always there in moments of need, providing funds to help avoid overdraft fees or finance daily transactions; and

•        Credit Builder Plus membership program:    a suite of services that help customers establish or repair credit, gain financial literacy, and track financial health in a bundled membership subscription that includes banking and investing accounts, a loyalty rewards program and access to cost-effective credit.

Our data-driven customer insights drive the power of our platform, where our current products can work in conjunction to drive better outcomes for our customers. Selected examples include:

•        Customers can track their account balances from the MoneyLion mobile application so they can request a 0% APR Instacash advance to be delivered to their account to avoid costly overdraft fees;

•        When a customer earns a cashback reward using their MoneyLion debit card, it is automatically invested in a fully managed investment account where it can be withdrawn and spent or remain invested; and

•        Credit Builder Plus secured personal loans are collateralized in part by assets in the customers’ investment account, allowing a customer to enjoy the benefits of a lower rate while leaving their assets invested.

Lastly, we use our data advantage to drive our efficient customer acquisition strategy. Drawing upon the best practices of advertising technology, we use our deep understanding of our prospective customers to cost effectively introduce the MoneyLion platform at the right time and place.

Build Technology to Scale and Innovate:    When we started MoneyLion, we recognized that both incumbent providers of financial services and new market entrants generally chose to build technology to deliver a single product to market. While certainly an easier path than building a platform, a monoline product model can never deliver a fully integrated platform experience or support rapid product innovation. We chose to build differently.

We built a single core platform from an array of microservices that allows us to deliver both our current products as well as all those we have in development. We believe this technology development model is more in line with the best practices of leading global technology companies, rather than the legacy models still largely employed in the financial services industry.

The primary beneficiary of our technology strategy is our customers. Products we have introduced are integrated across our platform. Customers can move money from their bank account to their investment account and invest that money into an ETF. Customers can request a salary advance and deposit that money in their bank account. These seamless product experiences can occur within a single app, without friction, in real-time, and reflects the benefit of our original design decision.

We have experienced additional benefits from our decision to build a truly integrated technology platform, that we believe will only compound as we add additional products and features:

•        Deliver new products to our customers, from prototype to onboarding, in under six months;

•        Reduce our cost to deliver our products and service on an ongoing basis;

•        Approve customer requests for new accounts, loans, advances, etc. in under ten seconds;

•        Transact across the platform on our own payment rails, allowing for instantaneous, costless transfers; and

•        Utilize decision engines that automate over 99% of our customer interactions.

We built this platform to deliver a uniform customer experience alongside near complete flexibility in terms of the regulated and unregulated partners we utilize to support our products. For example, MoneyLion is not a bank. However, our customers can open and utilize an FDIC-insured digital demand deposit account, provided by a partner bank, that is fully integrated into our platform. This model allows MoneyLion to adopt best-of-breed partners to support an ever-increasing range of financial activities, shortening the time to deliver new products to our customers, while maintaining a seamless customer experience.

We utilize Amazon Web Services (“AWS”) to host and deliver our platform to customers. Delivery through AWS allows for reliable, secure, cost-effective, and high-performance scaling.

We have also invested in specific technologies to attract prospective customers to MoneyLion and convert those individuals into customers. Our technological approach to customer acquisition is a core competitive advantage of MoneyLion and an area in which we will continue to invest resources to maintain what we believe is a material advantage in our cost of marketing.

Solve with a Platform, not a Product:    Many new companies have entered the market since our inception that seek to provide an individual financial product to American consumers, while fewer, if any, have attempted to deliver a complete platform of products as we do. We continue to believe that a single product strategy is neither advantageous for consumers nor a tenable long-term strategy for the providers of these products.

Our customers require a variety of products and services to successfully manage their financial lives. By providing a complete platform for these customers, they can address these financial needs both conveniently and seamlessly, and we are able to architect a unique user experience, personalized to the individual customer. Most importantly, by addressing the complete financial life of our customers, we can provide much needed guidance to our customers as to their saving, spending, borrowing and investing decisions, with substantially better insight into their life circumstances. We believe a valuable financial partner needs to both see and provide guidance based on the whole problem, rather than only a portion, and our platform approach is fundamental to achieving our mission to improve financial outcomes for the American middle class.

In addition to being a better alternative for our customers, we believe that our platform approach is a substantially better long-term model as a business. The cost to acquire customers in a competitive market such as consumer financial services is a material portion of the variable cost structure for both incumbent providers as well as new market entrants. A platform approach allows us as a provider to allocate these acquisition costs over multiple products that our customers may use, initially or over time, on our platform. We can generate multiple income streams from a single customer and deliver our products at pricing levels that we believe will be comparatively lower over the long-term while maintaining attractive operating margins. Lastly, as we continue to mature our customer relationships, we believe that we will continue to grow wallet share with our customers in a manner only available to a full-service platform.

Similarly, our platform approach has also proved advantageous in acquiring new customers. We believe our ability to selectively market multiple products at once allows us to more cost effectively reach prospective customers initially seeking at least one of the products on our platform.

Guidance Brings it All Together:    Providing our customers with access to financial products is fundamental to our mission, however, products alone will not adequately address the financial requirements of our customers. We believe that guidance is an essential component of the required service model of a functioning all-in-one, digital financial platform.

When we refer to guiding our customers, we are not referring to an asset allocation strategy or a specific investment opportunity. Those are both comparatively easy and largely irrelevant for our customers. We use the term guidance to reflect a holistic, customer-centric set of automated suggestions, behavioral nudges, goal ingestion and adjustment, planning tips, and reporting across the entire spectrum of saving, spending, borrowing and investing activities driven by our knowledge of the customer, their peers, and our customers’ own goals.

Our model is most similar to goals-based planning, a methodology used by certain incumbent providers of financial planning services to address multiple customer objectives across different time horizons. Historically, goals-based planning has been used by financial planning providers to assist high-net-worth customers navigate their allocation of resources across current and future objectives. However, through our acquisition of Wealth Technologies Inc. (acquisition discussed below) and our prior partnership with their team, we have a version of goals-based planning we call fGPS® (Financial Goals Positioning System) that is both customized for our middle-class American customers and we believe to be more advanced than those employed by even the most sophisticated financial planning organizations. Amongst our many advancements, we expect to deliver real-time goals-based planning services, customized to the individual customer and their goals, on a fully automated basis, covering millions of concurrent customers and goals.

To date, we have focused our guidance on addressing the immediate and near-term problems of our customers to assist them in making decisions to place them on a path to a better financial future. Examples include:

•        Avoiding overdraft fees;

•        Managing surprise expenses;

•        Improving their credit score;

•        Building a rainy-day fund;

•        Paying bills; and

•        Opening an investment account.

As our customers make progress on the basic elements of managing their financial lives, we will assist them in setting and maintaining progress towards longer-dated goals and aspirations. Examples of longer-dated goals we will seek to assist our customers achieve include:

•        Purchasing insurance;

•        Planning for a vacation;

•        Buying a car;

•        Saving for college;

•        Buying a home; and

•        Retirement planning.

Our platform utilizes affiliates, third party providers of products and services to whom we may introduce our customers from our network to assist customers in making purchases in-line with their goals. We expect to grow our affiliate network over time to address the range of customer-defined goals. We earn revenue from fees from our affiliate partners in exchange for meeting certain success metrics related to their campaigns such as customers’ clicks, impressions or completed transactions. This revenue is reflected in affiliates income.

Our Product Platform

Once consumers download the free MoneyLion app, they are ready to improve their financial health, with a full range of financial services across banking, borrowing and investing, delivered through an all-in-one, easy-to-use digital financial platform.

Our intuitive and user-friendly app provides a fast, seamless experience across all our products. We continually listen to our customers’ feedback and implement improvements on an accelerated release cycle, always remaining committed to delivering a delightful customer experience. As of December 31, 2020, we had received over 85,000 five-star ratings across all app stores, with a 4.7 average on Apple, a 4.3 average on Google, a 4.6 average on TrustPilot, and a Net Promoter Score (“NPS”) of over 80 for our earned income advance product, InstacashSM.

MoneyLion’s current product platform includes:

•        RoarMoneySM:    Modern mobile banking that enables customers who set up direct deposit to get paid up to two days early and manage their day-to-day spending, with cashback rewards and robust security controls;

•        MoneyLion Investing:    Full featured, automated investing tools with a variety of investment options, including environmental, social and governance (“ESG”) portfolios, so customers can invest in strategies that match their personal preferences;

•        InstacashSM Earned Income Advances:    Interest-free advances based on anticipated salary or other recurring deposits to help customers bridge short-term timing gaps in their income, enabling them to pay their bills on time or cover unexpected expenses without incurring costly overdraft fees;

•        Credit Builder Plus:    Membership program designed to help customers build or rebuild their credit, gain access to cost-effective credit, establish financial literacy and track financial health; and

•        Financial Heartbeat®:    Intelligent, automated platform that evaluates a customer’s financial situation across four key dimensions and delivers personalized guidance that helps them decide what actions to take and which products to use to improve their financial health.

Premium Mobile Banking:    RoarMoney

RoarMoney is our FDIC-insured digital demand deposit account with zero minimums, premium features, and rewards. Our RoarMoney demand deposit accounts are currently issued by MetaBank, a South Dakota-based, nationally chartered bank owned by Meta Financial Group, Inc. (NASDAQ: CASH).

Customers can open a RoarMoney account in minutes through the MoneyLion mobile application, add funds to their account and begin spending using a RoarMoney virtual debit card. RoarMoney accounts also include a physical MoneyLion Debit Mastercard® that can be used at any of the 55,000 Allpoint ATM network locations to make no-fee withdrawals.

RoarMoney accounts can be funded with a direct deposit, an external debit card, an external bank account, or mobile check capture. For an additional retail service fee of up to $4.95 paid to the retailer, customers may also make cash deposits to their RoarMoney debit cards through a network of over 90,000 retailers across the country, a service provided by Green Dot Corporation (“Green Dot”). Under our network membership agreement with Green Dot, all transactions made by customers through the Green Dot network are settled by MetaBank. MoneyLion does not pay Green Dot any fees for this service, nor does MoneyLion receive any of the retail service fee revenue collected by retailer; Green Dot may have revenue sharing arrangements with the retailer.

Our RoarMoney account includes some of the best features and rewards in banking, including:

•        Zero account minimums;

•        55,000 Allpoint ATM network locations to make no-fee withdrawals;

•        Paychecks delivered up to two days earlier than the scheduled payment date with direct deposit into the RoarMoney account, a feature accessible with no additional mandatory fees;

•        Price Protection, a Mastercard sponsored insurance benefit, worth up to $1,000 in individual coverage limits per year per MoneyLion Debit Mastercard cardholder;

•        Access to mobile wallets such as Apple Pay and Google Pay;

•        Shake ‘N’ BankTM cashback rewards, simply shake the phone after purchases of $10 or more for a reward. Shake ‘N’ Bank rewards allow customers to earn up to the full amount of the purchase back, subject to a cap of $120. Shake ‘N’ Bank rewards are deposited automatically into a customer’s MoneyLion investment account. Maintaining an investment account is a requirement in order to earn Shake ‘N’ Bank rewards; and

•        Other cashback rewards opportunities when customers make qualified purchases with eligible merchants using their debit card. Rewards are automatically added to the RoarMoney account or to a MoneyLion investment account, where a customer can either withdraw the cash reward or keep it invested. RoarMoney customers may receive 1-3% cashback on transactions at eligible merchants or merchant categories that are determined by MoneyLion.

RoarMoney offers robust security controls such as multi-factor authentication, contactless payment, instant card lock and robust protection against unauthorized purchases if cards are lost or stolen.

Each RoarMoney account is charged a $1 per month administrative fee, which is deducted from the customer’s RoarMoney account. The account administrative fee is retained by MoneyLion and is not shared with any of its third-party partners/vendors. If a customer’s account has less than $1 on deposit, the account will not be charged the administrative fee. We began charging this fee in 2020 and for the year ended December 31, 2020 approximately 20% of our RoarMoney accounts have been charged the administrative fee.

Our RoarMoney demand deposit accounts are currently issued by MetaBank. MetaBank is also the issuer of all RoarMoney debit cards and sponsors access to debit networks for payment transactions, funding transactions and associated settlement of funds under a sponsorship agreement with MoneyLion. MetaBank also provides sponsorship and support for ACH and associated funds settlement. Under the agreement between MoneyLion and MetaBank, MetaBank receives all of the program revenue and transaction fees, and passes them on to MoneyLion, minus any obligations owed to MetaBank. MoneyLion pays all payment network fees and other program-specific expenses associated with RoarMoney. These payment network fees are set directly by the various payment networks and based on the transactions processed on their respective network. See “Our Business Model” for additional information.

Shake ‘N’ Bank and other cashback rewards are paid for by MoneyLion and included in our marketing expense on our consolidated statement of operations. We pay a nominal fee to MetaBank for our customers to access their direct deposits up to two days earlier than the scheduled payment date. As part of a fee arrangement between MoneyLion and Allpoint, MoneyLion pays Allpoint a fee to provide RoarMoney customers with access to 55,000 Allpoint ATM network locations at no additional cost to RoarMoney customers. Price Protection is an insurance benefit sponsored by Mastercard and provided to MoneyLion Debit Mastercard cardholders by the Member Companies of AIG Insurance Company and paid for by MoneyLion.

Personalized Investing:    MoneyLion Investing

MoneyLion Investing is an online investment account that offers access to separately managed accounts invested based on model portfolios comprised of ETFs and managed on a discretionary basis. Advisory services related to the MoneyLion investment account are provided by ML Wealth, an SEC registered investment adviser and wholly owned subsidiary of MoneyLion Inc. Brokerage and custodial services are provided by DriveWealth, a third-party provider. See “Our Business Model” below for additional information regarding our agreement with DriveWealth.

This fully-managed account model allows customers to set their investment strategy and let ML Wealth and its partners manage investment decisions to implement that strategy on a discretionary basis. An investment account holder simply identifies their investing comfort zone to receive a personalized portfolio, a mix of stock and bond ETFs. The customer is then free to make the portfolio more or less aggressive, if their preferences or goals change. Additionally, accounts are monitored on an ongoing basis and are managed to and rebalanced toward target allocations whenever there is money movement within an account, when model allocations are updated, as well as on a periodic basis. Auto-investing allows customers to automatically contribute into their investment account with recurring deposits directly into the account.

Investment strategies range from Steady-Income (most conservative; consistent investment income with an all-bond ETF portfolio and minimal exposure to market fluctuation) to Equity Only (most aggressive; taking on higher potential risk by investing in equity ETFs, in pursuit of the highest long-term potential gains). Thematic investing allows customers to invest in their interests and passions, with thematic ETFs aligned to specific topics such as technology innovation and social responsibility, by adding additional models to their investment account to be incorporated as part of their target allocations alongside their core allocation model.

Each active investment account is charged a $1 per month administrative fee, which is deducted from the customer’s investment account. The account administrative fee is retained by MoneyLion and is not shared with any of its third-party partners/vendors. If a customer’s account has no balance, the account will not be charged the administrative fee. We began charging this fee in the fourth quarter of 2019 and for the year ended December 31, 2020 and 2019, approximately 87% and 50%, respectively, of our investment accounts have been charged the administrative fee. There are no management fees charged or minimum balance required to maintain an investment account.

Portfolios are powered by two of the leading global investment solution providers in the industry, Wilshire and Global X. Wilshire provides ML Wealth with consulting services with respect to the development and maintenance of risk-based asset allocation and ETF selection for the core allocation models that ML Wealth offers to customers. Global X and Wilshire each provide research and consulting regarding the construction of the thematic portfolios that ML Wealth offers to customers. ML Wealth compensates Wilshire directly through a flat fee investment consulting arrangement for these services, including asset allocation research and advice, as well as security due diligence and selection. ML Wealth does not compensate Global X for these services.

As of February 28, 2021, ML Wealth had assets under management of approximately $16.7 million. Certain cashback rewards offered by MoneyLion (or its affiliates) may be added directly to the MoneyLion investment account. In those cases, the customer is required to maintain an investment account to be eligible for the reward. These rewards are offered and funded by MoneyLion and not by ML Wealth. See “— Premium Mobile Banking: RoarMoney” above.

Access to Earned Money:    Instacash

Instacash is our 0% APR advance product that gives customers early access to their recurring income deposits. Customers can access Instacash advances at any time during a regular deposit period up to their advance limit, providing customers with the flexibility to cover temporary cash needs and avoid costly overdraft fees. When customers link their RoarMoney account or an external checking account, they can qualify for Instacash. No credit check is required.

Eligibility for Instacash is based on the verification of the customer’s checking account and the customer’s identity, and the advance limit is primarily based on a percentage of income or other recurring deposit amounts detected through the linked checking account. This process is fully automated unless there are any issues flagged via our customer identification processes. MoneyLion has the sole authority to make Instacash advances.

There are no fees associated with either regular delivery of funds to a RoarMoney account (typically delivered within 12-48 hours) or an external checking account (typically delivered within two to five business days). Should a customer wish to receive their funds on an expedited basis (typically within minutes or less), there is a $3.99 instant transfer fee for delivery to RoarMoney accounts and $4.99 instant transfer fee for delivery to an external checking account. Use of this expedited transfer feature is entirely optional. Customers may also choose to leave MoneyLion an optional tip for use of the Instacash service.

Instacash advances are included in finance and membership receivables in our consolidated balance sheets.

Building Credit History and Giving Access to Credit:    Credit Builder Plus

Our Credit Builder Plus membership program offers a proven path for our customers to access credit and establish or rebuild history, build savings, establish financial literacy, and track their financial health.

For a monthly cost of $19.99, customers receive a suite of services including banking and investment accounts, credit tracking and financial literacy content, rewards programs and access to loans of up to $1,000 at competitive rates offered by MoneyLion lending subsidiaries, allowing our customers to establish up to twelve months of payment history with all three credit bureaus. Credit Builder Plus members do not pay additional recurring fees for the services included in the membership program — the $1 per month administrative fees for the RoarMoney account and MoneyLion investment account are waived. Credit Builder Plus members may incur certain fees or other charges for using specific features of the membership services, such as interest charges on a loan they choose to borrow, or non-recurring convenience fees associated with their RoarMoney account.

We offer our Credit Builder Plus members access to the Lion’s Share Loyalty Program, where members can earn up to $19.99 per month. The size of the Lion’s Share reward depends on a customer’s number of logins into the MoneyLion app and purchases using their RoarMoney account in that month. Expenses related to our Lion’s Share Loyalty Program are included in our marketing expense. For the year ended December 31, 2020, on average approximately 40% of our Credit Builder Plus customers who met the minimum eligibility criteria received this benefit.

As part of the Credit Builder Plus membership program, members may apply for a Credit Builder Plus secured personal loan. While most other credit builder products in the market do not give the consumer any of the loan funds upfront, MoneyLion provides a portion of the loan proceeds right away alongside access to Instacash advances to help cover everyday expenses. The rest of the loan funds are saved for the customer in a credit reserve account, an account in the customer’s name maintained by ML Wealth and held at DriveWealth (“Credit Reserve Account”). Based on the customer’s credit profile, the MoneyLion lending subsidiary will disburse a portion of the loan principal to the customer’s selected bank account, with the remainder deposited in a Credit Reserve Account. Funds in the Credit Reserve Account serve as collateral that partially secures the loan, which may not be withdrawn while the loan is outstanding and may be liquidated if the customer defaults on their loan obligations. Funds in the Credit Reserve Account are held in low-volatility money market funds or cash sweep vehicles and become fully accessible to the customer once the full loan amount has been repaid. Monitoring of the collateral is done through monthly reviews of the collateral value relative to the value of the outstanding loan-based finance receivables. With the membership, customers receive their credit score as well as key credit factors, such as credit utilization, to track their progress.

For the year ended December 31, 2020, the average Credit Builder Plus loan was $668, with a weighted average APR of 20.4%. Credit Builder Plus loans range in size from $500 to $1,000 with an interest rate range from 5.99% to 29.99%. All Credit Builder Plus loans have 12-month terms. Our underwriting is driven by proprietary models that combine applicants’ prior credit history, based on credit bureau data, with bank account and income data and their repayment history with MoneyLion. We do not have a minimum FICO score for approval of the Credit Builder Plus loans. MoneyLion develops and executes all credit policies and risk management strategies directly. While MoneyLion does not provide a guarantee for the performance of loans and other receivables that we originate, we sell these loans and other receivables at a discount of approximately 10% to IIA. The receivables are included in finance and membership receivables on our consolidated balance sheet.

For the year ended December 31, 2020, the average ML Plus loan was $500, with a weighted average APR of 17.0%. ML Plus loans were fixed at $500, with an interest rate range from 5.99% to 29.99%. All ML Plus loans have 12-month terms. Our underwriting was driven by proprietary models that combine applicants’ prior credit history, based on credit bureau data, with bank account and income data and their performance history with MoneyLion. MoneyLion develops and executes all credit policies and risk management strategies directly. While MoneyLion does not provide a guarantee for the performance of loans and other receivables that we originate, we sell these loans and other receivables at a discount of approximately 10% to IIA. See Management’s Discussion and Analysis of Financial Condition and Results of Operations of MoneyLion — Net Interest Income on Finance Receivables” below for more information on ML Plus loans.

Advice and financial wellness:    Financial Heartbeat

In addition to offering a complementary suite of financial products, MoneyLion has pioneered a new approach to personal financial management with Financial Heartbeat, an intelligent, automated advice platform that guides customers on their financial journey.

Financial Heartbeat evaluates customers’ financial situation across four key dimensions: SAVE (savings and financial preparedness), SPEND (spending and personal budget), SHIELD (insurance needs and coverage) and SCORE (credit tracking and health). Through our easy-to-use interface, customers can review the key issues impacting their financial situation, decide what actions to take, evaluate which products to use and receive guidance on how to stay motivated on their journey towards financial wellness.

Our Business Model

We offer a range of financial products and services through a single platform delivered via a mobile application.

Our adjusted revenue is primarily broken into the following categories:

•        Fees:    in 2020, 80% of adjusted revenue, $61 million in adjusted revenue

•        Instacash (instant transfer convenience fees, tips)

•        Credit Builder Plus (monthly recurring membership fees, loan instant transfer convenience fees)

•        Payments:    in 2020, 9% of adjusted revenue, $7 million in adjusted revenue

•        RoarMoney (interchange fees, out-of-network ATM fees, administration fees)

•        Advice:    in 2020, 4% of adjusted revenue, $3 million in adjusted revenue

•        MoneyLion Investing (administration fees), affiliates (affiliate fees)

•        Interest:    in 2020, 7% of adjusted revenue, $5 million in adjusted revenue

•        Credit Builder Plus (loan interest income)

Our revenue is primarily broken into the following categories:

•        Fee income:    in 2020, 59% of revenue, $47 million in revenue

•        MoneyLion Investing (administration fees),

•        RoarMoney (interchange fees, out-of-network ATM fees, administration fees)

•        Instacash (instant transfer convenience fees, tips)

•        Credit Builder Plus (loan instant transfer convenience fees)

•        Credit-related decision servicing (fees)

•        Membership subscription revenue:    in 2020, 33% of revenue, $26 million in revenue

•        Credit Builder Plus (monthly recurring membership fees)

•        Net interest income on finance receivables:    in 2020, 5% of revenue, $4 million in revenue

•        Credit Builder Plus (loan interest income)

•        Unsecured personal loans (loan interest income)

•        Affiliates income:    in 2020, 3% of revenue, $3 million in revenue

•        Affiliates (affiliate fees)

Adjusted revenue is a non-GAAP measure. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of MoneyLion — Non-GAAP Measures” for a reconciliation of adjusted revenue to total revenues, net.

We originate loans directly under our lending licenses or pursuant to applicable exemptions across various states in the U.S., and we service all of the loans that we originate.

Receivables originated on our platform are currently financed through IIA. IIA was formed in 2016 and is an indirect wholly owned subsidiary of MoneyLion Inc. As of December 31, 2020, IIA had assets of approximately $86 million, primarily from institutional investors, and for 2020 and 2019, approximately 90% of our originated receivables have been funded through IIA. IIA is organized as a Delaware limited liability company and is treated as a partnership for United States income tax purposes. IIA’s membership interests are issued in separately designated series, with each series consisting of Class A Units and Class B Units. IIA investors own all non-voting Class B Units of the applicable series they invest in, which entitles them to a targeted, non-guaranteed, preferred return of typically 12% per year. ML Capital III, an indirect wholly owned MoneyLion subsidiary, is the managing member of IIA and owns the Class A Units of each series, which entitles ML Capital III to returns that exceed the targeted preferred return on the Class B Units (if any). IIA uses proceeds from the sale of Class B Units to investors to purchase borrower payment dependent promissory notes from Invest in America Notes I SPV LLC and Invest in America Notes SPV IV LLC, each an indirect wholly owned MoneyLion subsidiary. The collateral consists of a portfolio of underlying MoneyLion loans and advance receivables. Investors in Class B Units fund their investment into IIA at the time of subscription, which proceeds are used to finance receivables originated on MoneyLion’s platform.

In addition, we depend on certain key third-party partners to provide certain of our products and services. Our RoarMoney demand deposit accounts and associated debit cards are currently issued by MetaBank. Our subsidiary, ML Plus LLC, is party to an Account Servicing Agreement with MetaBank, which has an initial three-year term ending January 2023, which automatically renews for successive two-year periods unless either party provides written notice of non-renewal, which may be provided without cause to the other party at least 180 days prior to the end of any such term. In addition, upon the occurrence of certain early termination events, either we or MetaBank may terminate the agreement immediately upon written notice to the other party. The Account Servicing Agreement does not prohibit MetaBank from working with our competitors or from offering competing services, nor does it prevent us from working with other banks to provide similar services. Our partnership with MetaBank allows us to provide deposit accounts and debit cards while complying with various federal, state, and other laws. MetaBank also sponsors access to debit networks and ACH for payment transactions, funding transactions and associated settlement of funds. Under the terms of the Account Servicing Agreement, MetaBank has the right to supervise, oversee, monitor and review our performance, and we have to comply with applicable laws and regulations, including data privacy, BSA/AML and Customer Identification Program requirements. MetaBank receives all of the program revenue and transaction fees, and passes it on to MoneyLion, minus any obligations owed to MetaBank. In addition, we are generally responsible for any expenses related to this arrangement, including payment network fees, marketing expenses, vendor management expenses, and taxes.

In connection with our arrangements with MetaBank, we have also entered into a multi-year service agreement with Galileo Financial Technologies, LLC (f/k/a Galileo Financial Technologies, Inc.) (“Galileo”), in which Galileo has agreed to process all of our transactions for our RoarMoney accounts and debit cards, and to handle corresponding payments and adjustments. Galileo also maintains cardholder information, implements certain fraud control processes and procedures, and provides related services in connection with the RoarMoney accounts and debit cards. We pay the greater of actual fees or the minimum monthly fee for these services. Following the initial term, the service agreement renews for successive two-year periods unless either party provides written notice of non-renewal, which may be provided without cause, to the other party at least 180 days prior to the end of any such term. The occurrence of certain events would provide each party with an early termination right under the agreement.

Our MoneyLion Investing offering is currently reliant upon DriveWealth, a third-party broker-dealer partner, which provides brokerage and related services for the investment accounts facilitated through our platform. Under the terms of ML Wealth’s amended and restated Carrying Agreement with DriveWealth, which was entered into in October 2020, DriveWealth provides brokerage and custodial services to ML Wealth’s advisory customers, including by executing orders successfully submitted by ML Wealth via its master trading account. The Carrying Agreement has an initial three-year term ending October 2023, which automatically renews for successive one-year periods unless either party provides written notice of non-renewal, which may be provided without cause, to the other party at least 60 days prior to the end of any such term. In addition, upon the occurrence of certain early termination events, either we or DriveWealth may terminate the agreement immediately upon written notice to the other party. The Carrying Agreement does not prohibit DriveWealth from working with our competitors or from offering competing services, and DriveWealth currently provides similar services to a variety of other financial institutions. Under our arrangement, our customers must sign a Customer Account Agreement with DriveWealth, and DriveWealth maintains ultimate authority on whether to reject the opening of an account, or to take any actions related to an account, including closing any account, liquidating the assets under an account or limiting the activities of any account, if DriveWealth deems it necessary to comply with applicable laws or if there is a reasonable risk-based justification for doing so.

Our Growth Strategy

We believe we are in the early innings of realizing the full value of our existing platform. We seek to capitalize on the structural advantages inherent in being a digitally native, customer-centric, and built-to-scale platform as we continue capturing market share and economic gains. Our multi-pronged growth strategy is designed to continue building upon the momentum we have generated to date to create even greater value for consumers:

•        Continue penetrating our large addressable market;

•        Increase top-of-funnel conversion;

•        Accelerate cross-sell and attachment rates with our platform approach;

•        Deliver new products and features;

•        Grow our affiliate network and expand our corporate partnerships; and

•        Evaluate additional strategic acquisitions.

Continue penetrating our large addressable market:    Our target market is the 100 million middle-class Americans whose needs are not well-addressed by the current financial system. We define this market as individuals with household incomes up to $150,000 and FICO scores up to 750. While we have achieved significant growth and scale to date through developing an all-in-one, digital financial platform to meet the needs of our customers, the addressable market is vast, and we have a long runway for future growth. With the over $290 million in cash raised from the Business Combination (including approximately $91 million in cash held in the Trust Account immediately prior to Closing and an additional $250 million in cash proceeds received at Closing from the PIPE Investment, less, among other things, transaction expenses, redemptions, repayment of all or a portion of MoneyLion’s outstanding indebtedness, we will have the ability to substantially increase our marketing spend versus our historical expenditure levels. We believe we have developed a highly efficient customer acquisition approach that will allow us to effectively deploy the expanded marketing spend and drive new customer growth.

Increase top-of-funnel conversion:    We have a significant opportunity to increase the rate at which we convert consumers we reach through various marketing channels into customers. While we have invested in a technology-based approach to customer acquisition that is highly efficient, we believe scale will allow us to further enhance top-of-funnel conversion. Expanding market presence and consumer awareness of our brand should result in higher rates of customer conversion. In addition, a growing customer base and associated financial and transactional data points will enhance our consumer insights and allow us to better address the needs of our target market, the middle class. Those insights will allow us to innovate and offer an even broader suite of financial products, attracting more customers onto the MoneyLion platform.

Accelerate cross-sell and attachment rates with our platform approach:    We take a platform approach to address our customers’ entire financial lives. The combination of a deep, data-driven understanding of our customers’ pain points and a broad suite of products allows us to help improve our customers’ financial well-being while producing strong revenue growth and profitability. We believe the number of customers using two or more products will further expand as more customers see value in our holistic platform approach, and as we continue to innovate and launch new products. Not only does multiple product engagement increase revenue per customer and drive revenue growth, it also further enhances our profitability, driving a lower cost to acquire and service customers.

Deliver new products and features:    Our product and engineering teams are constantly innovating, leveraging both our data-driven understanding of our customers and our existing technology infrastructure to build new, impactful products and features. Our products and services follow established product development steps, including research and development, design, validation and testing. For each product launch, we generally anticipate expenses related to technology, product design and implementation, including compensation and benefits, to amount to approximately $1.5 to $2.0 million on average. In 2021, we are developing several new products and services to continue our mission to better serve our customers.

Buy Now Pay Later (“BNPL”):    BNPL will provide further financial flexibility for MoneyLion customers, allowing purchases they have made to be financed in installments. BNPL will be offered to our customers as a way to obtain a different financing alternative for their e-commerce or offline purchases. We believe BNPL will be a valuable product addition for our customers, particularly for their e-commerce-related activity, and for MoneyLion, as McKinsey estimates that there will be $162 billion in point-of-sale lending in 2021, representing 11% of the total U.S. unsecured lending market. We are currently evaluating the business and regulatory implications of a number of potential BNPL product offerings, and we intend to launch a BNPL product to a limited population during 2021.

Crypto Platform:    To expand our customers’ access to the emerging digital asset ecosystem, we introduced certain digital currency-related products or services to our platform under a partnership model in Q4 2021. On March 26, 2021, we signed a licensing and cooperation agreement with Zero Hash LLC and its affiliate, Zero Hash Liquidity Services LLC (collectively, “Zero Hash”). Both Zero Hash entities are registered as money services businesses and have the required state-level licenses for engaging in digital assets activities where the Zero Hash services are offered. The multi-year agreement has customary renewal and termination provisions. Pursuant to the agreement, Zero Hash pays us a monthly fee in exchange for enabling Zero Hash to effect digital currency-related transactions for our customers with RoarMoney accounts that reside in states where Zero Hash is authorized to conduct digital assets activities. As part of the account opening process, each such customer is required to enter into a separate user agreement with Zero Hash. Under the terms of the agreement, MoneyLion is not directly involved in any cryptocurrency transactions or the exchange of fiat funds for cryptocurrency taking place at or through Zero Hash. In developing the platform, we and Zero Hash have contractually agreed to limit the types of cryptocurrencies that are available on the platform. At launch, we and Zero Hash have agreed to limit the available cryptocurrencies on MoneyLion’s platform to Bitcoin and Ether. Transactions in additional digital assets may only be made on the platform should we and Zero Hash both agree to facilitate such transactions. We also expect to introduce a cryptocurrency rewards program through the Zero Hash arrangement that would allow our customers to receive digital assets instead of certain current cashback rewards. At present, only Bitcoin rewards are anticipated. MoneyLion will carefully consider any other potential rewards structures and will evaluate such rewards in light of applicable laws and regulatory guidance on differing types of cryptocurrency and digital assets. In general, under the terms of our agreement with Zero Hash, the parties must consent in writing before adding any additional digital assets to the program. If MoneyLion objects to the offering of any specific digital asset, then it will not be offered. MoneyLion’s evaluation of whether to provide any additional digital currency-related products or services on our platform will depend on customer demand, estimated costs, potential risks and applicable regulatory requirements, among other factors.

MoneyLife:    Consistent with our vision of establishing MoneyLion as a lifestyle brand, we introduced MoneyLife, an online financial education content destination. MoneyLife is an influencer focused, video content-driven education platform where customers can share and discover ideas, advice and insights regarding their financial lives. With high usability and sleek design, MoneyLife includes content driven by financial advice and education influencers, tools to achieve financial goals and additional ways of earning rewards to shop and save. Through MoneyLife, we provide an additional daily destination site for current customers, drive additional prospective customers to MoneyLion, and increase customer engagement and cross-sell opportunities for both MoneyLion and its affiliate partners. We launched MoneyLife in 2021.

MoneyLion Credit Card:    We anticipate developing a credit card product that would allow our customers to receive a low-cost line of credit. The credit card product would be provided under a partnership model with one or more credit card issuing banks and offered in conjunction with one or more of our existing or new product offerings. We may need to meet additional compliance obligations based on the terms of our partnership and the legal and regulatory requirements applicable to credit cards under federal and state law. We are exploring what structure for our credit card product would be most beneficial to our customer base, and we expect to start originating credit card receivables to a limited population of consumers within the next 24 months.

Grow our affiliate network and expand our corporate partnerships:    We have established an affiliate network to offer products and services to our customers as guided by our platform. We will continue to dramatically expand our pool of affiliate partners to provide our customers an ever-growing selection of products that can lower their cost of living and improve their quality of life.

MoneyLion partners with companies to provide company-sponsored financial wellness programs that are designed to decrease financial stress and bolster productivity by offering employees the financial products, education and tailored advice they require. We expect to continue to add corporate partners to deliver our products in a cost-effective manner to our targeted customer segment.

Evaluate additional strategic acquisitions:    We acquired Wealth Technologies Inc. (“WTI”) in December 2020, contributing meaningfully to our strategies. WTI was an early stage B2B digital finance company delivering personalized algorithmic financial planning through partnerships with global financial institutions. WTI’s proprietary fGPS® financial planning platform, which is now fully integrated into MoneyLion’s platform, provides our customers dynamic personal financial guidance and decision-making assistance for individuals at scale. Through analysis of personal assets, liabilities and cash flows in the context of the customer’s financial goals, the fGPS platform provides hyper-customized guidance that puts the customer at the center of financial planning. Options range from defining and prioritizing goals, managing expenses, making credit and financing decisions, and optimizing insurance coverage.

We will continue to evaluate opportunistic acquisitions that would allow us to either expand our product offering to our existing customers or allow us to enter new verticals.

Marketing

Our customer acquisition channels combine a mix of online and offline, as well as paid and unpaid, channels. They include marketing affiliates, sponsorships, radio, direct mail, organic web traffic, email marketing, and online advertising, among others.

MoneyLion applies a full-funnel marketing approach both in media and in content creation. By creating complete marketing programs, we believe we generate a sustainable cost advantage across our various customer acquisition channels. We create multiple secondary content pieces from an original long-form content asset, and then cycle these content assets and marketing narratives across earned media channels and our own platforms, including our MoneyLion mobile application.

Customer Service

We are dedicated to addressing the needs of our customers. We believe that our multi-pronged approach to providing cost-effective customer service helps to support customer satisfaction. We offer a searchable, robust self-service Frequently Asked Questions database within our help center, where most questions can be easily answered 24 hours a day, seven days a week. In addition, we offer both a chatbot and a live chat service with an agent, either through the home screen of the MoneyLion app or on the MoneyLion web dashboard. Finally, should a customer wish to speak with a live agent over the phone or email their inquiries to our customer support team, we offer those support services as well.

Competitive Landscape

Consumer financial services is a large, fragmented, and competitive market, and we compete in varying degrees with a range of existing providers of consumer-focused banking, lending, investing and other financial products. Our competitors are generally large, well-capitalized financial services companies. Some of our current and potential competitors have longer operating histories, particularly with respect to financial products similar to what we offer, significantly greater financial, technical, marketing and other resources, and a larger customer base.

Banking Competitors:    Traditional banks and credit unions (e.g., Chase and Wells Fargo), new entrants obtaining banking licenses (e.g., Varo Money), and other non-bank digital providers that white label regulated products, offering banking-related services (e.g., Chime);

Lending and Earned Income Advance Competitors:    Traditional banks and credit unions, specialty finance and other non-bank providers, offering consumer lending-related or advance products (e.g., Upstart and Dave); and

Investing Competitors:    Online wealth management platforms, such as robo-advisors, offering consumer investment services (e.g., Betterment and Stash).

We believe other market participants do not adequately meet the needs of the 100 million middle-class Americans who make up our target market. We feel our data-driven approach, single-core technology stack, holistic product offering, and financial guidance focus represent compelling competitive differentiators that will allow us to continue to capture market share and drive growth.

Management Team

We are a founder-led business with a diverse management team that brings together experienced viewpoints from both technology and financial services. See “Management” for more information.

Employees and Culture

We believe we have built a unique company culture. We attract smart, talented individuals, who possess a passion for innovation and flourish when provided the opportunity to learn and grow. We provide our employees with support programs designed to allow employees to thrive and our teams to outperform. Incentives are further aligned through a broad-based equity compensation program across the employee base.

In operating multiple offices across the globe, bringing together some of the best talent from both the U.S. and around the world, we place significant emphasis on having a seamless, one-firm culture and employee experience. This model has paid dividends for our global team members as reflected in our employee engagement and retention.

As the focal point of our human capital strategy, we attract and retain a diverse, talented and motivated employee base. Career growth at MoneyLion may include manager skills and leadership training, peer-based recognition and rewards, transparent incentive and promotion processes, and time and budget allocated to learning and development initiatives.

We place special emphasis on diversity, from our recruitment process to our career development programs. Our management team members come from diverse backgrounds and seek to build a company with diversity clearly established as an organization priority. Here Women Roar is an employee resource group that aims to champion the growth and advancement of women at MoneyLion by investing in their social, personal and professional development. In early 2021, we launched an additional employee resource group to further support our employees of color.

As of June 30, 2021, we had a total of 234 employees across all locations. None of our employees are represented by a labor union or covered by a collective bargaining agreement.

Privacy and Security

Our business involves the collection, storage, processing, use, sharing and transmission of PII and other sensitive data, including customer and employee information, financial information and information about how customers interact with our platform. We collect, store, process, use, share and transmit data while maintaining physical, electronic and procedural safeguards. We maintain physical security measures designed to guard against unauthorized access to systems and use safeguards such as firewalls and data encryption. We also enforce physical access controls to our facilities, and we authorize access to PII only for those employees or agents who require it to fulfill the responsibilities of their jobs.

To prevent against fraud, we have built fraud detection capabilities to protect our customers and merchants. We first seek to establish the consumer’s identity using basic information following our KYC protocols. The consumer is then evaluated by our fraud model, and we will then either move forward in the approval processes or request additional data from the consumer. Our sophisticated fraud models use approximately 40-80 other data points to make a near-instantaneous decision on whether to block a transaction. There are also secondary rules that, when triggered, are designed to ensure a transaction is sent to fraud investigators.

The technology infrastructure supporting our platform optimizes the storage and processing of large amounts of data and facilitates the deployment and operations of large-scale products and services in our cloud computing. Our technology infrastructure is designed around industry practices intended to reduce downtime in the event of outages or disaster recovery occurrences. We incorporate multiple layers of protection for business continuity and system redundancy purposes to address cybersecurity risks and loss of data. We have a cybersecurity program designed to protect our technology, including regularly testing our systems to identify and address potential vulnerabilities. We strive to continually improve our technology infrastructure to enhance the customer experience and to increase efficiency, scalability, and security.

As a result of our collection, storage, processing, use, sharing and transmission of PII and other sensitive data, we are subject to certain privacy and information security laws, including, for example, the GLBA, the CCPA, the CPRA and other state privacy regulations, and other laws, rules and regulations designed to regulate consumer information and data privacy, security and protection, and mitigate identity theft. These laws impose obligations with respect to the collection, processing, storage, disposal, use, transfer, retention and disclosure of PII, and some may require that financial services providers have in place policies regarding information privacy and security. In addition, under certain of these laws, we must provide notice to consumers of our policies and practices for sharing PII with third parties, provide notice of changes to our policies and, with limited exceptions, give consumers the right to prevent use of their PII and disclosure of it to third parties. Further, all 50 states and the District of Columbia have adopted data breach notification laws that impose, in varying degrees, an obligation to notify affected individuals in the event of a data or security breach or compromise of our systems, including when their PII has or may have been accessed by an unauthorized person. These laws may also require us to notify relevant law enforcement, regulators or consumer reporting agencies in the event of a data breach. Some laws may also impose physical and electronic security requirements regarding the safeguarding of PII. Privacy and information security laws evolve regularly, and complying with these various laws, rules, regulations and standards, and with any new laws or regulations or changes to existing laws, could cause us to incur substantial costs that are likely to increase over time, requiring us to adjust our compliance program on an ongoing basis, change our business practices in a manner adverse to our business, divert resources from other initiatives and projects, and restrict the way products and services involving data are offered. See “Risk Factors — Risks Relating to Our Business and Industry — The collection, processing, use, storage, sharing and transmission of PII and other sensitive data are subject to stringent and changing state, federal and international laws, regulations and standards and policies and could give rise to liabilities as a result of our failure or perceived failure to protect such data, comply with privacy and data protection laws and regulations or adhere to the privacy and data protection practices that we articulate to our customers.”

Regulatory Environment

We operate in a rapidly evolving regulatory environment and are subject to extensive and complex regulation under U.S. federal law and the laws of the states in which we operate. These cover most aspects of our business and include laws, regulations, rules and guidance relating to consumer finance and protection, privacy and data protection, banking, payments, and investment advisory services, among other areas. For example, with respect to our lending business, certain state laws may, if applicable, regulate interest rates and other charges and require certain disclosures to our customers, and may also require licensing for certain activities. In addition, other federal and state laws, public policy, and general principles of equity, such as with respect to the protection of consumers, unfair and deceptive acts or practices, and debt collection practices, may apply to our activities involving the origination, servicing and collection of consumer loans, as well as to our activities in banking, cash advances, payments, investment advisory services and other areas. We are impacted by these laws and regulations both directly and indirectly, including by way of our partnership with MetaBank, which provides deposit accounts and debit cards to our customers. Ensuring compliance with these laws and regulations imposes significant burdens on our business operations.

We could become subject to additional legal or regulatory requirements if laws or regulations change in the jurisdictions in which we operate, or if we were to release new products or services, such as BNPL, credit card or digital currency-related products or services, under applicable laws or regulations to which we are not currently subject today. In addition, the regulatory framework for our products and services is evolving and uncertain as federal and state governments and regulators consider the application of existing laws and potential adoption of new laws. Although some of the products and services that we offer are relatively novel, we are typically required to comply with the existing regulatory regimes for consumer financial products and services. New laws and regulations, as well as continued uncertainty regarding the application of existing laws and regulations to our products and services, may negatively affect our business. This could include the need to obtain new or different types of licenses or comply with additional laws and regulations in order to conduct our business.

State licensing requirements and regulation

Our lending operations must satisfy the laws and standards of each individual U.S. state in which we operate. This means that when individual states differ in how they regulate consumer lending activity, we must operate in accordance with those jurisdictional-specific requirements.

We are subject to state licensing and other requirements with respect to loans that we originate, and we have obtained necessary licenses or conduct operations pursuant to relevant exemptions in order to originate loans in the jurisdictions in which we do so. Licensing statutes and regulations vary from state to state and prescribe different requirements, including restrictions on loan origination and servicing practices (including limits on the type, amount, and manner of our fees), interest rate limits, disclosure requirements, periodic examination requirements, surety bond and minimum specified net worth requirements, periodic financial reporting requirements, notification requirements for changes in principal officers, stock ownership or corporate control, restrictions on advertising, and requirements that loan forms be submitted for review. The application of state licensing requirements to our business model is not always clear, and while we believe we are in compliance with applicable licensing requirements, state regulators may request or require that we obtain additional licenses or otherwise comply with additional requirements in the future, which may result in changes to our business practices.

In addition, we are currently evaluating the business and regulatory implications of offering a BNPL product to our customers directly through MoneyLion-controlled lending subsidiaries or offering it through a partnership with an originating bank. If we decide to offer the BNPL product through MoneyLion-controlled lending subsidiaries, we may need additional or different state lending licenses or be subject to additional or different regulatory requirements in certain states, but we would be largely subject to the same state lending licensing and regulatory regimes as those that already apply to our existing lending operations. If we offer the BNPL product through an originating bank, we may need to comply with additional contractual obligations based on our agreements with the originating bank, legal and regulatory requirements under federal or state law, or industry lending standards.

Below, we summarize several of the material federal consumer protection and other laws applicable to our business. Many states have laws and regulations that are similar to the federal laws referred to below, but the degree and nature of such laws and regulations vary from state to state. In addition to legal or regulatory inquiries relating to these laws, we may be subject to supervision and examination by state regulatory authorities in the jurisdictions where we operate. We have experienced, are currently and will likely continue to be subject to and experience exams by state regulators. These examinations have and may continue to result in findings or recommendations that have required us, and may continue to require us, to modify our internal controls and/or business practices. If we are found to have engaged in activities that require a state license without having the requisite license or in activities that are otherwise deemed to be in violation of state lending laws, the licensing authority may impose fines, impose restrictions on our operations in the relevant state, or seek other remedies for activities conducted in the state.

U.S. federal consumer protection requirements

We must comply with various federal consumer protection regimes, both pursuant to the financial products and services we provide directly and as a service provider to our bank partner, including those set forth in the risk factor entitled “Risk Factors — Our business is subject to extensive regulation, examination, and oversight in a variety of areas, including registration and licensing requirements under federal, state and local laws and regulations.”

We are subject to regulation by the CFPB, which oversees compliance with and enforces federal consumer financial protection laws. The CFPB directly and significantly influences the regulation of consumer financial services, including the origination, brokering, servicing, transfer, and collection of consumer loans, including personal loans, and other consumer financial services we may provide. The CFPB has substantial power to regulate financial products and services received by consumers from both bank and non-bank providers of consumer financial products or services and their respective service providers, including rulemaking authority in enumerated areas of federal law applicable to consumer financial products or services such as truth in lending, fair credit reporting and fair debt collection. Under Title X of the Dodd-Frank Act, the CFPB has the authority to pursue enforcement actions against companies that offer or provide consumer financial products or services that engage in unfair, deceptive or abusive acts or practices, which can be referred to as “UDAAP.” The CFPB may also seek a range of other remedies, including rescission of contracts, refund of money, return of real property, restitution, disgorgement of profits or other compensation for unjust enrichment, damages, public notification of the violation, and “conduct” restrictions (i.e., future limits on the target’s activities or functions). Where a company has violated Title X of the Dodd-Frank Act or CFPB regulations under Title X, the Dodd-Frank Act empowers state attorneys general and state regulators to bring civil actions to enforce such laws and regulations.

The CFPB also has enforcement authority with respect to the conduct of third parties that provide services to financial institutions. The CFPB has made it clear that it expects non-bank entities to maintain an effective process for managing risks associated with vendor relationships, including compliance-related risks. In connection with this vendor risk management process, we are expected to perform due diligence reviews of potential vendors, review their policies and procedures and internal training materials to confirm compliance-related focus, include enforceable consequences in contracts with vendors regarding failure to comply with consumer protection requirements, and take prompt action, including terminating the relationship, in the event that vendors fail to meet our expectations.

Our business activities are also subject to applicable requirements under other federal statutes and regulations, including but not limited to:

•        Federal Trade Commission Act.    The Federal Trade Commission Act prohibits “unfair” and “deceptive” acts and practices in business or commerce and give the FTC enforcement authority to prevent and redress violations of this prohibition. Whether a particular act or practice violates these laws or the UDAAP-prevention laws enforced by the CFPB frequently involves a highly subjective and/or fact-specific judgment.

•        Truth in Lending Act.    The Truth in Lending Act (“TILA”) and Regulation Z, which implements it, require lenders to provide consumers with uniform, understandable information concerning certain terms and conditions of their loan and credit transactions prior to the consummation of a credit transaction and, in the case of certain open-end loans, at the time of a loan solicitation, application, approval, and origination of a credit transaction. TILA also regulates the advertising of credit and gives borrowers, among other things, certain rights regarding updated disclosures and periodic statements, security interests taken to secure the credit, the right to rescind certain loan transactions, a right to an investigation and resolution of billing errors, and the treatment of credit balances.

•        Equal Credit Opportunity Act.    The federal Equal Credit Opportunity Act (“ECOA”) prohibits creditors from discriminating against credit applicants on the basis of race, color, sex, age, religion, national origin, marital status, the fact that all or part of the applicant’s income derives from any public assistance program or the fact that the applicant has in good faith exercised any right under the federal Consumer Credit Protection Act or any applicable state law. Regulation B, which implements ECOA, restricts creditors from requesting certain types of information from loan applicants and from using advertising or making statements that would discourage on a prohibited basis a reasonable person from making or pursuing an application. ECOA also requires creditors to provide consumers and certain small businesses with timely responses to applications for credit, including notices of adverse action taken on credit applications.

•        Fair Credit Reporting Act.    The federal Fair Credit Reporting Act (“FCRA”), as amended by the Fair and Accurate Credit Transactions Act, promotes the accuracy, fairness and privacy of information in the files of consumer reporting agencies. FCRA requires a permissible purpose to obtain a consumer credit report and requires persons that furnish loan payment information to credit bureaus to report such information accurately. FCRA also imposes disclosure requirements on creditors who take adverse action on credit applications based on information contained in a consumer report or received from a third party and requires creditors who use consumer reports in establishing loan terms to provide risk-based pricing or credit score notices to affected consumers. The FCRA also imposes rules and disclosure requirements on creditors’ use of consumer reports for marketing purposes, which impacts our ability to use consumer reports and prescreened lists to market consumer loans through direct mail and other means.

•        Military Lending Act.    The Military Lending Act (“MLA”) restricts, among other things, the interest rate and other terms that can be offered to active military personnel and their dependents. The MLA caps the interest rate that may be offered to a covered borrower for most types of consumer credit to a 36% military annual percentage rate, or “MAPR,” which includes certain fees such as application fees, participation fees and fees for add-on products. The MLA also requires certain disclosures and prohibits certain terms, such as mandatory arbitration if a dispute arises concerning the consumer credit product.

•        Electronic Fund Transfer Act and NACHA Rules.    The federal Electronic Fund Transfer Act (“EFTA”) and Regulation E that implements it provide guidelines and restrictions on the provision of electronic fund transfer services to consumers, and on making an electronic transfer of funds from consumers’

bank accounts. In addition, transfers performed by ACH electronic transfers are subject to detailed timing and notification rules and guidelines administered by the National Automated Clearinghouse Association (“NACHA”). Most transfers of funds in connection with the origination and repayment of loans are performed by electronic fund transfers, such as ACH transfers. EFTA requires that lenders make available loan payment methods other than automatic preauthorized electronic fund transfers and prohibits lenders from conditioning the approval of a loan transaction on the borrower’s agreement to repay the loan through automatic fund transfers. Recently, the NACHA Board of Directors approved a change in the NACHA Operating Rules that requires ACH Originators to utilize commercially reasonable fraudulent transaction detection systems. The rule change, effective on March 19, 2021, will require ACH Originators, including lenders, to perform account validation as part of their commercially reasonable fraudulent transaction detection system. This rule change may require changes to our fraud detection systems and increase our costs associated with ACH electronic transfers.

•        GLBA.    The GLBA includes limitations on financial institutions’ disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information, and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities, as well as to safeguard personal customer information.

The federal regulatory framework applicable to consumer financial services providers such as us is evolving and uncertain. Additional or different requirements may apply to our business in the future. While we have developed policies and procedures designed to assist in compliance with these laws and regulations, no assurance is given that our compliance policies and procedures will be effective or will be adequate as laws change or are applied in a new manner.

Investment adviser and broker-dealer regulation

We offer investment management services through our wholly owned subsidiary ML Wealth, an internet-based investment adviser that is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and is subject to regulation by the SEC. ML Wealth is subject to, among other things, the anti-fraud provisions of the Advisers Act and fiduciary duties derived from these provisions, which apply to our relationships with our advisory clients. These provisions and duties impose restrictions and obligations on us with respect to our dealings with our clients and the investments we manage, including, for example, disclosure of any conflicts of interest. ML Wealth has in the past and will in the future be subject to periodic SEC examinations. A regular or routine SEC examination will typically involve, at a minimum, a careful review of the adviser’s books and records and may include interviewing employees. The SEC examination staff may also conduct more frequent examinations focusing on a limited number of specific issues or conduct an examination “for cause.” ML Wealth is also subject to other requirements under the Advisers Act and related regulations primarily intended to protect advisory clients. These additional requirements include maintaining effective and comprehensive compliance programs and written policies and procedures, record-keeping, reporting and disclosure, advertising and solicitation rules, safeguards for protecting client funds and securities, limitations on agency cross and principal transactions between an adviser and its advisory clients, restrictions on advisory contract assignments, privacy protection regulations, and anti-corruption rules relating to investors associated with U.S. state or local governments.

The Advisers Act generally grants the SEC broad administrative powers, including the power to limit or restrict an investment adviser from conducting advisory activities in the event it fails to comply with federal securities laws. Additional sanctions that may be imposed for failure to comply with applicable requirements include the prohibition of individuals from associating with an investment adviser, the revocation of registrations, significant monetary penalties, disgorgement of gains, cease-and-desist orders and other censures. The SEC may bring civil actions against investment advisers, and seek damages or other relief, in a U.S. district court or before an administrative law judge. Even if an investigation or proceeding did not result in a sanction or the sanction imposed against us or our personnel by the SEC were small in monetary amount, the adverse publicity relating to the investigation, proceeding or imposition of these sanctions could harm our reputation and cause us to lose existing clients or fail to gain new clients.

One of our subsidiaries, MoneyLion Securities LLC, is a broker-dealer and is therefore registered with the SEC and a member of FINRA. Although we do not currently engage in any business activity through MoneyLion Securities LLC, as a broker-dealer, it is subject to SEC and FINRA rules and regulations. The principal purpose of regulating broker-dealers is the protection of clients and securities markets. The regulations cover all aspects of the broker-dealer business and operations, including, among other things, sales and trading practices, client onboarding, communications with the public, publication or distribution of research, margin lending, uses and safekeeping of clients’ funds and securities, capital adequacy, recordkeeping, reporting, fee arrangements, disclosures to clients, suitability, acting in retail customers’ best interests when making recommendations to them, customer privacy, data protection, information security and cybersecurity, the safeguarding of customer information, the sharing of customer information, best execution of customer orders, public offerings, customer qualifications for margin and options transactions, registration of personnel, business continuity planning, transactions with affiliates, conflicts, and the conduct of directors, officers, and employees.

MoneyLion Securities LLC is subject to Rule 15c3-1 under the Exchange Act (the “Uniform Net Capital Rule”) and related self-regulatory organization (“SRO”) requirements. The Uniform Net Capital Rule specifies minimum capital requirements that measure the general financial soundness and liquidity of broker-dealers. SEC and FINRA rules require notification to these regulators when net capital falls below certain defined criteria, or when withdrawals of capital exceed certain thresholds. These rules also dictate the ratio of debt to equity in the regulatory capital composition of a broker-dealer. If MoneyLion Securities LLC fails to maintain specified levels of net capital, we could be subject to sanctions, which may include immediate suspension or revocation of registration, and suspension or expulsion. MoneyLion Securities LLC has been and currently is in compliance with the Uniform Net Capital Rule and has net capital in excess of the minimum requirements.

The SEC, FINRA, and applicable state securities authorities also have the authority to conduct periodic examinations of MoneyLion Securities LLC and may also conduct administrative proceedings that could result in sanctions being imposed. To the extent any applicable SEC, state or FINRA rules or regulations change, MoneyLion Securities LLC will need to adapt to those changes.

Regulation of our bank partnership model

Pursuant to our partnership with MetaBank, we offer to our customers FDIC-insured, non-interest-bearing deposit accounts and debit cards with which customers can access their account balances, both of which are provided by MetaBank. Under the terms of our program agreement with MetaBank as well as the agreements between participating customers and MetaBank, each of the participating customers has a deposit account at MetaBank and a debit card issued by MetaBank. We act as the service provider to, among other things, provide customer support and technology features for customers utilizing their MetaBank account through our platform.

MetaBank is chartered as a national bank and subject to regulation and supervision as such by the OCC and the FDIC. Many laws and regulations that apply directly to MetaBank are indirectly applicable to us as a service provider to MetaBank. Our partnership with MetaBank is also subject to the supervision and enforcement authority of the OCC, MetaBank’s primary banking regulator. Additionally, in order for each participating customer’s deposits to be covered by FDIC insurance up to the applicable maximum deposit insurance amount, we and MetaBank must meet certain eligibility requirements established by the FDIC, such as adequately evidencing participating customers’ ownership of each account.

We are also currently exploring the business and regulatory implications of offering a BNPL product to our customers through an originating bank. If we decide to adopt this business model, depending on the bank we choose and our agreements with that bank, we may need to comply with additional obligations based on our agreements with the originating bank, legal and regulatory requirements under federal or state law, or industry lending standards.

In addition, we anticipate launching a credit card product in the future, which would also be provided in partnership with a credit card issuing bank. Depending on the terms of the credit card product, we may need to comply with additional obligations based on our agreements with the issuing bank, legal and regulatory requirements under federal or state law or industry standards applicable to credit cards, including card association rules.

Other requirements

In addition to the requirements described above, we are subject to and seek to comply with other state and federal laws and regulations applicable to consumer lending and other consumer financial and services, including additional requirements relating to loan disclosure, credit discrimination, credit reporting, debt collection and UDAAP prevention. These laws and regulations may be enforced by state banking or consumer protection regulatory agencies, state attorneys general, the CFPB, and private litigants, among others. Given our novel business model and the subjective nature of some of these laws and regulations, particularly UDAAP-prevention laws, we may become subject to regulatory scrutiny or legal challenge with respect to our compliance with these requirements.

Given the nature of our business and our arrangements with third parties, we are subject to compliance obligations related to U.S. anti-money laundering (“AML”) laws and regulations. We have developed and currently operate an AML program designed to prevent our products from being used to facilitate money laundering, terrorist financing, and other financial crimes. Our program is also designed to prevent our products from being used to facilitate business in certain countries or territories, or with certain individuals or entities, including those on designated lists promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Controls and other U.S. and non-U.S. sanctions authorities. Our AML and sanctions compliance programs include policies, procedures, reporting protocols, and internal controls, including the designation of a BSA/AML compliance officer to oversee the programs. Our programs are designed to address these legal and regulatory requirements and to assist in managing risk associated with money laundering and terrorist financing.

In early Q4 2021, we introduced certain digital currency-related products or services available to our customers on our platform through a partnership model. On March 26, 2021, we signed a licensing and cooperation agreement with Zero Hash LLC and its affiliate, Zero Hash Liquidity Services LLC, both of which are registered as money services businesses and have the required state-level licenses for engaging in digital assets activities where the Zero Hash services are offered. Under the terms of our agreement, we would not engage directly in any transactions involving the exchange of fiat currency for digital currencies taking place at or through Zero Hash or the provision of money transmission services on behalf of our customers or of MoneyLion. The initial digital currency product offerings are limited to Bitcoin and Ether. Therefore, we do not currently expect to be required to be registered as a money services business or be subject to money transmitter licensing requirements or other regulatory requirements specific to transactions relating to virtual currencies. Other laws and regulations may apply to us as a service provider to Zero Hash LLC and Zero Hash Liquidity Services LLC, including BSA/AML requirements, but these would be similar to the legal and regulatory regimes to which we are already subject. However, federal and state laws and regulations applicable to digital assets involving distributed ledger technology, such as cryptocurrencies and cryptocurrency exchanges, remains uncertain and will continue to evolve, and changes in applicable laws and regulations, or in the interpretations of legal or regulatory requirements, may result in significant changes to the terms on which we may offer access to any digital currency-related product or service or the anticipated timeline for its launch. State regulators have also created new regulatory frameworks to cover virtual currencies, and changes to the applicable laws, regulations or guidance in this area may require us to meet additional licensing, registration or other requirements in connection with potential new products or services.

We collect, store, use, disclose, transfer, and otherwise process a wide variety of information, including PII, for various purposes in our business, including to help ensure the integrity of our services and to provide features and functionality to our customers. This aspect of our business, including the collection, storage, use, disclosure, transfer, processing, and protection of the information, including PII, we acquire in connection with our consumers’ use of our services, is subject to numerous privacy, cybersecurity, and other laws and regulations in the United States, including the GLBA as well as state laws such as the CCPA. Accordingly, we publish our privacy policies and terms of service, which describe our practices concerning the collection, storage, use, disclosure, transmission, processing, and protection of information. For additional discussion, please see the risk factors related to regulation of our business and regulation in the areas of privacy and data use, under the section titled “Risk Factors — The collection, processing, use, storage, sharing and transmission of PII and other sensitive data are subject to stringent and changing state, federal and international laws, regulations and standards and policies and could give rise to liabilities as a result of our failure or perceived failure to protect such data, comply with privacy and data protection laws and regulations or adhere to the privacy and data protection practices that we articulate to our customers.”

The legal and regulatory framework for privacy and security issues worldwide is rapidly evolving, and, although we endeavor to comply with these laws and regulations and our published policies and documentation, we may at times fail to do so or be alleged to have failed to do so. Any actual or perceived failure to comply with legal and regulatory requirements applicable to us, including those relating to privacy or security, or any failure to protect the information that we collect from our customers, including PII, from cyber-attacks, or any such actual or perceived failure by our third-party partners and service providers, may result in, among other things, revocation of required licenses or registrations, loss of approved status, private litigation, regulatory or governmental investigations, administrative enforcement actions, sanctions, civil and criminal liability, and constraints on our ability to continue to operate.

In addition, there are federal and state laws and regulations on marketing activities conducted over the internet, or by mail, email or telephone, including without limitation the federal Telephone Consumer Protection Act (“TCPA”), the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act (“CAN-SPAM Act”), FTC regulations and guidelines that implement the FTC’s Do-Not-Call Registry and impose other requirements in connection with telemarketing activities, and state telemarketing laws. Our marketing activities may subject us to some of these laws and regulations. MoneyLion’s policies address the requirements of the TCPA and other laws and regulations limiting telephone outreach, and we do not engage in certain activities covered by the TCPA. Our email communications with all consumers are formulated to comply with the CAN-SPAM Act and other applicable requirements.

The offerings of membership interests in designated series of IIA described under “Business — Our Business Model” are not offered publicly to retail investors and are not registered under the Securities Act. IIA membership interests are offered in private placements only to “accredited investors” within the meaning of the Securities Act, pursuant to the exemption provided in Regulation D thereunder, or to non-US persons in offshore transactions, pursuant to the exemption provided in Regulation S thereunder.

Various federal and state regulatory agencies in the United States continue to examine a wide variety of issues that are applicable to us and may impact our business. These issues include account management guidelines, antidiscrimination, consumer protection, identity theft, privacy, disclosure rules, electronic transfers, cybersecurity, and marketing. As our business continues to develop and expand, we continue to monitor the additional rules and regulations that may become relevant.

Intellectual Property

We rely on a combination of trademark, trade secrets and copyright laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect our proprietary rights. Despite substantial investment in research and development activities, we have not focused on patents and patent applications historically. In addition to the intellectual property that we own, we license certain third-party technologies and intellectual property, which are incorporated into some of our products and services.

The efforts we have taken to protect our intellectual property may not be sufficient or effective. It may be possible for other parties to copy or otherwise obtain and use the content of our solutions or other technology without authorization. Moreover, others may independently develop technologies or services that are competitive with ours or that infringe, misappropriate, or otherwise violate our intellectual property and proprietary rights. Failure to protect our intellectual property or proprietary rights adequately could significantly harm our competitive position, business, financial condition and results of operations. See “Risk Factors — Risks Relating to Our Business and Industry — We may be unable to sufficiently obtain, maintain, protect, or enforce our intellectual property and other proprietary rights, which could reduce the value of our platform, products, services and brand, impair our competitive position and cause reputational harm.”

In addition, third parties may initiate litigation against us alleging infringement, misappropriation or other violation of their proprietary rights or declaring their non-infringement of our intellectual property. Companies in the internet and technology industries, and other patent and trademark holders seeking to profit from royalties in connection with grants of licenses, own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property. We may from time to time receive notices that claim we have misappropriated or misused other parties’ intellectual property. There may be intellectual property held by others, including issued or pending patents and trademarks, that cover significant aspects of our solutions. Any intellectual property claim against us, regardless of merit, could be time consuming and expensive to settle or litigate and could divert our management’s attention and other resources. These claims could also subject us to significant liability for damages and could result in our having to stop using solutions found to be in violation of another party’s rights. We might be required or may opt to seek a license for rights to intellectual property held by others, which may not be available on commercially reasonable terms or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing solutions, which could require significant effort and expense and which we may not be able to perform efficiently or at all. If we cannot license the intellectual property at issue or develop non-infringing solutions for any allegedly infringing aspect of our business, we may be unable to compete effectively. See “Risk Factors — Risks Relating to Our Business and Industry — We may be sued by third parties for alleged infringement, misappropriation, or other violation of their intellectual property or other proprietary rights which may be costly and may subject us to significant liability and increased costs of doing business.”

Facilities

Our principal corporate headquarters are located in New York City, and we maintain additional offices in Sioux Falls, South Dakota and Kuala Lumpur. We lease all our facilities and do not own any real property. We believe our facilities are adequate and suitable for our current needs and that, should it become necessary, suitable additional or alternative space will be available to accommodate our operations.

Location	Approximate Square Footage
New York, New York	10,690
Sioux Falls, South Dakota	1,095
Kuala Lumpur, Malaysia	8,925

Legal and Regulatory Proceedings

From time to time, we are subject to various claims and legal proceedings in the ordinary course of business, including arbitrations, class actions and other litigation. We are also the subject of various actions, inquiries, investigations, and proceedings by regulatory and other governmental agencies. The outcome of legal and regulatory matters discussed in this section is inherently uncertain and some of these matters may result in adverse judgments or awards, including penalties, injunctions or other relief, and could materially and adversely impact our business, financial condition, operating results and cash flows. See “Risk Factors — Unfavorable outcomes in legal proceedings may harm our business and results of operations.”

DiCarlo Class Action Lawsuit

In July 2019, a putative class action was filed against us in the United States District Court for the Central District of California in DiCarlo v. MoneyLion Inc. et al. alleging that our membership and other fees are a finance charge under Regulation Z and that terms of membership and loans were not sufficiently disclosed, along with other state law causes. In December 2019, the District Court granted our motion to compel the plaintiff to adhere to the terms of the membership agreement and submit the matter to arbitration. The plaintiff appealed the District Court’s decision to the United States Court of Appeals for the Ninth Circuit (the “Ninth Circuit”), where oral arguments were heard in December 2020. In February 2021, the Ninth Circuit affirmed the District Court’s decision.

State Regulatory Examinations and Investigations

We hold a number of state licenses in connection with our business activities and must comply with various licensing, compliance and other requirements in the states in which we operate. In most states in which we operate, one or more regulatory agencies have authority with respect to regulation and enforcement under applicable state laws, and we may also be subject to the supervisory and examination authority of state regulators. Examinations by state regulators have and may continue to result in findings or recommendations that require us, among other potential consequences, to provide refunds to customers or to modify our internal controls and/or business practices.

With respect to our activities in California, we received a report of examination in 2020 from the California Department of Financial Protection and Innovation (the “CA DFPI”) regarding MoneyLion of California, LLC, our subsidiary, and a follow-up request for information in May 2021. The report of examination identified certain compliance exceptions and required us to take corrective actions, including customer refunds relating to legacy loan products that we no longer offer. We are in the process of completing the required corrective actions and have enhanced our policies and procedures for compliance with applicable provisions of the California Financial Code going forward. In addition, the CA DFPI is currently conducting an industry-wide investigation of companies that provide earned wage access products and services, including Instacash. We intend to continue cooperating fully in this investigation and to that end entered into a memorandum of understanding (“MOU”) with the CA DFPI on February 23, 2021. The MOU requires us to regularly provide certain information to the CA DFPI and adhere to certain best practices regarding Instacash while the CA DFPI continues to investigate. Any potential impacts on our financial condition or operations relating to the MOU are unknown at this time.

With respect to our activities in Colorado, we received a report of examination in 2021 from the Colorado Department of Law’s Consumer Protection Unit (“Colorado Consumer Protection Unit”) regarding MoneyLion of Colorado, LLC, our subsidiary. The report of examination identified certain compliance exceptions and required us to take corrective actions relating to our recordkeeping and customer disclosures, and potentially including customer refunds on certain loans. We are in the process of responding to the Colorado Consumer Protection Unit’s report of examination and requests for information and intend to take all corrective actions required to maintain compliance with applicable Colorado state law going forward.

With respect to our activities in Minnesota, we received information requests in 2019, 2020 and 2021 from the Minnesota Department of Commerce (“Minnesota DOC”) regarding an investigation relating to our lending activity in Minnesota and our membership program. The Minnesota DOC previously informed us that it was no longer pursuing the investigation regarding our membership program but continued the investigation into lending activity. We have fully cooperated with the Minnesota DOC in the investigation. We are in the process of finalizing a resolution with the Minnesota DOC with respect to the prior lending activity. We do not expect that this resolution will have any material impact on our financial condition or operations.

CFPB Civil Investigative Demands

In 2019, 2020 and 2021, we received Civil Investigative Demands (the “CIDs”) from the CFPB relating to our compliance with the MLA and our membership model. We will continue to provide to the CFPB all of the information and documents required by the CIDs and intend to continue to fully cooperate with the CFPB in this investigation. The investigation is ongoing and any potential impact on our financial condition or operations are unknown at this time.

SEC Investigation

In February and March 2021, we received investigative subpoenas from the Securities and Exchange Commission concerning IIA, which primarily has assets from institutional investors, and is our current source of funding for originated receivables. We are cooperating with the investigation, which is at an early stage, and we cannot predict its outcome or any potential impact on our financial condition or operations.

MANAGEMENT

Board of Directors and Management

The following persons serve as MoneyLion’s executive officers and directors. For biographical information concerning the executive officers and directors, see below.

Name	Age	Position
Executive Officers
Diwakar (Dee) Choubey	40	Chief Executive Officer
Richard (Rick) Correia	48	Chief Financial Officer
Samantha Roady	51	Chief Operating Officer
Timmie (Tim) Hong	39	Chief Product Officer
Chee Mun Foong	44	Chief Technology Officer
Adam VanWagner	40	General Counsel
Directors
John Chrystal	63	Non-Executive Chairman of the Board of Directors, Director
Diwakar (Dee) Choubey	40	Director
Gregory DePetris	46	Director
Chris Sugden	51	Director
Jeffrey Gary	58	Director
Lisa Gersh	62	Director
Matt Derella	43	Director
Michael Paull	49	Director
Annette Nazareth	65	Director
Ambassador (Ret) Dwight L. Bush	64	Director

The following is a biographical summary of the experience of our executive officers and directors:

Executive Officers

Diwakar (Dee) Choubey, 40, co-founded MoneyLion in 2013 and has been its Chief Executive Officer since inception. Prior to co-founding MoneyLion, Mr. Choubey was a senior investment banking professional at Barclays from 2011 to 2013. Prior to joining Barclays, Mr. Choubey was a Vice President at Citadel Securities from 2009 to 2011. Prior to joining Citadel, Mr. Choubey was an investment banking professional at Goldman Sachs from 2005 to 2009 and Citigroup from 2003 to 2005. Mr. Choubey holds a Bachelor of Arts in Economics with Honors from the University of Chicago.

Richard (Rick) Correia, 48, joined MoneyLion in 2016 and serves as its Chief Financial Officer. Prior to joining MoneyLion, Mr. Correia served in various roles at Citadel from 2008 to 2016, most recently as the Chief Operating Officer of Surveyor Capital. Prior to joining Citadel, Mr. Correia served in various roles at Merrill Lynch from 2001 to 2008, most recently as the Chief Operating Officer of Alternative Investments. Previously, Mr. Correia was a Manager at Accenture. Mr. Correia received a Bachelor of Commerce from Queen’s University, Canada.

Samantha Roady, 51, joined MoneyLion in 2016 as a member of the Board of Directors and subsequently joined MoneyLion as Chief Operating Officer in 2019. Prior to joining MoneyLion, Ms. Roady served in various roles at GAIN Capital from 1999 to 2019, initially as a founding partner and Chief Marketing Officer, and most recently as the President of GAIN’s retail brokerage business, which operates multiple direct-to-consumer brands in the U.S. and internationally, including FOREX.com. In this role, she drove commercial strategy and oversaw sales, marketing, partnerships, product management, customer operations, and regional management. Previously, Ms. Roady served as the Global Marketing Director of FNX Limited. Ms. Roady holds a Bachelor of Arts in International Affairs from James Madison University.

Timmie (Tim) Hong, 39, joined MoneyLion in 2015 and serves as its Chief Product Officer. Prior to joining MoneyLion, Mr. Hong was a part of the founding team of Tsumobi from 2011 to 2015, where he was responsible for growth, marketing, product and analytics. Previously, Mr. Hong was Senior Vice President of Product Development and Analytics at EmSense Corporation. Mr. Hong holds a Master of Science in Management Science and Engineering from Stanford University and a Bachelor of Science in Materials Science, Engineering and Physics from MIT.

Chee Mun Foong, 44, co-founded MoneyLion in 2013 and has been its Chief Technology Officer since inception. Prior to co-founding MoneyLion, Mr. Foong served in various roles at Simulex from 1999 to 2013, most recently as Vice President of Technology. Mr. Foong holds a Bachelor of Science in Electrical Engineering from Purdue University.

Adam VanWagner, 40, joined MoneyLion in 2018 and serves as its General Counsel. Prior to joining MoneyLion, Mr. VanWagner was a lawyer with Kleinberg Kaplan from 2015 to 2018 and Davis Polk & Wardwell from 2012 to 2015. Previously, Mr. VanWagner was an entertainment industry professional holding various production and studio positions from 2005 to 2009. Mr. VanWagner holds a Juris Doctor from the Fordham University School of Law and a Bachelor of Arts from the University of Minnesota.

Directors

John Chrystal, 63, joined MoneyLion in 2016. Since June 2013, he has served as a Director of The Bancorp and its subsidiaries and has served as Vice Chairman since April 2017. Mr. Chrystal previously served as Interim Chief Executive Officer of The Bancorp, Inc., and President of The Bancorp Bank, from December 2015 through May 2016. Mr. Chrystal has served as a director of MCAP Acquisition Corp, a SPAC, since February 2021. Mr. Chrystal has served as a director INSU Acquisition Corp. III, a SPAC, since December 2020. Mr. Chrystal brings more than 30 years of experience as a highly-regarded financial services leader to MoneyLion. Among the companies Mr. Chrystal serves as an independent director of are Regatta Loan Management LLC and the Trust for Advised Portfolios. Mr. Chrystal was also a Managing Member of Bent Gate Advisors, LLC, the Chief Risk Officer of DiMaio Ahmad Capital, and was a Managing Director with Credit Suisse entities, with oversight of asset management and financial products functions. Mr. Chrystal received an MBA from The University of Chicago and an undergraduate degree from Iowa State University. We believe that Mr. Chrystal is a valuable member of MoneyLion’s board of directors because of his extensive experience in the financial services industry and his prior track record as a senior executive and director.

Diwakar (Dee) Choubey, 40, co-founded MoneyLion in 2013 and has been its Chief Executive Officer since inception. Prior to co-founding MoneyLion, Mr. Choubey was a senior investment banking professional at Barclays from 2011 to 2013. Prior to joining Barclays, Mr. Choubey was a Vice President at Citadel Securities from 2009 to 2011. Prior to joining Citadel, Mr. Choubey was an investment banking professional at Goldman Sachs from 2005 to 2009 and Citigroup from 2003 to 2005. Mr. Choubey holds a Bachelor of Arts in Economics with Honors from the University of Chicago. We believe that Mr. Choubey is a valuable member of the MoneyLion’s board of directors because of his extensive experience as co-founder and Chief Executive Officer of MoneyLion.

Gregory DePetris, 46, joined MoneyLion in 2017. Mr. DePetris has over 25 years of experience as a founder, operator, investor, and advisor to early-stage financial technology companies. Previously, Mr. DePetris co-founded CODA Markets, a brokerage firm; ExchangeLab, an IP incubator; Intrade, the first global prediction market; and Quadriserv, an industry consortium focused on the automation and centralization of securities lending and equity repo markets. Mr. DePetris began his career as a commodities floor broker and proprietary trader at the New York Board of Trade. Mr. DePetris currently serves on the board of PDQ Enterprises, LLC and as a General Partner of Broadhaven Ventures, LLC. Mr. DePetris attended Fordham University. We believe that Mr. DePetris is a valuable member of MoneyLion’s board of directors because of his extensive experience in the financial services industry and his prior track record as a senior executive and director.

Chris Sugden, 51, joined MoneyLion in 2016. He currently serves as Managing Partner and Chairman of the investment committee of Edison Partners, with which he has been affiliated since 2002. He is a successful entrepreneur, experienced in finance, business strategy, accounting, product management, sales, marketing and capital formation. His financial and operating perspective for growth-stage companies makes him a valuable asset to portfolio company management. Mr. Sugden has deep domain, investment expertise and successful exits in payments, wealth management, electronic trading and capital markets segments. In addition to MoneyLion, Mr. Sugden currently sits on the board of five other Edison Partners’ fintech portfolio companies, ComplySci,

goHenry, Nuula, YieldStreet and Zelis. Mr. Sugden began his career with PricewaterhouseCoopers, where he was a supervisor in the entrepreneurial services group in Boston. Mr. Sugden holds a B.A. in Accounting and Finance from Michigan State University. We believe that Mr. Sugden is a valuable member of MoneyLion’s board of directors because of his extensive experience in the financial services industry and his prior track record as a senior executive and director.

Jeffrey Gary, 58, has served as a director since March 2020. Mr. Gary has also served as Chief Financial Officer of Fusion Acquisition Corp. II since January 2021. Mr. Gary has a 30-year track record in the investment and financial services industry, including significant merger and acquisition (“M&A”) experience. He is an experienced board member and investor, having worked on numerous transactions with SPACs and public and private equity companies and has directly led audit, fiduciary, and corporate governance committees of these companies. He currently sits on the boards of directors of National Holdings Corporation (Nasdaq: NHLD) (since February 2019), where he also serves as chair of the audit committee, and Arca US Treasury Mutual Fund (since December 2019). Mr. Gary also sits on the advisory boards for Monroe Capital (since January 2020) and two FinTech companies, DealBox (since May 2019) and Total Network Service/Digital Names (since May 2019). From October 2018 to March 2020, Mr. Gary served on the board of directors of the Axonic Alternative Income Mutual Fund. Previously, Mr. Gary was a senior portfolio manager and led investment teams at Avenue Capital Group (from January 2012 to July 2018), Third Avenue (from May 2009 to December 2010), BlackRock, Inc. (NYSE: BLK) (“BlackRock”) (from September 2003 to December 2008), AIG/American General (NYSE: AIG) (from May 1998 to September 2003), and Koch Industries (from September 1996 to April 1998) where he invested across all asset classes with a focus on the high-yield, bank loan and distressed markets. During this time, he operated in a variety of roles, which included presenting each quarter on regulatory, compliance, shareholder, the Sarbanes-Oxley Act of 2002, and other U.S. Securities and Exchange Commission (“SEC”) matters to the Board. His role also included making investments and negotiating capital structures for numerous corporate buyout and acquisition transactions. He also successfully launched and managed ten new investment businesses between 1996 and 2018, and was an angel investor/advisor for a start-up healthcare company. For over 15 years, Mr. Gary was the portfolio manager for numerous NYSE-listed funds. Mr. Gary also sat as an investment committee member at BlackRockKelso Capital BDC (Nasdaq: BKCC) (“BKCC”) from February 2005 to December 2008, where he was involved with the review and approval of all private equity and credit investments, and was a team member in the launch and initial public offering of BKCC. Additionally, Mr. Gary was employed at Avenue Capital from January 2012 to July 2018, where he worked closely with the SPAC investment team on their two completed SPAC transactions in 2015 and in 2017. He started his career at PricewaterhouseCoopers as a senior auditor from September 1984 to June 1987 and later as a senior analyst at Citigroup (NYSE: C) from July 1987 to July 1988. From August 1988 to December 2002, Mr. Gary was an investment banker at Mesirow Financial. From January 1993 to August 1996, he was a senior distressed analyst at Cargill, Inc. Mr. Gary earned a Bachelor of Science in Accounting from Penn State University in 1984 and a Master of Business Administration in Finance and International Business from Northwestern University (Kellogg) in 1991. Mr. Gary is a Certified Public Accountant. We believe that Mr. Gary is a valuable member of MoneyLion’s board of directors because of his extensive experience in the financial services industry and his prior track record as a senior executive and director of Fusion.

Lisa Gersh, 62, joined MoneyLion in 2021. From October 2017 to October 2018, Ms. Gersh served as Chief Executive Officer of Alexander Wang, a global fashion brand based in New York City. From 2014 to 2017, Ms. Gersh transformed Gwyneth Paltrow’s blog, Goop, Inc. (“Goop”), into the first contextual commerce brand, overseeing the launch of Goop’s e-commerce store, skincare and fashion lines and created Goop’s pop-up retail strategy. In 2011, Ms. Gersh took over the operations of Martha Stewart Living Omnimedia, Inc., first as President and later as its Chief Executive Officer. Ms. Gersh co-founded Oxygen Media (“Oxygen”), the first ever multi-platform brand and created content for women, by women, in 1999 and remained its President and Chief Operating Officer until the company’s sale to NBC in 2007. Following the sale of Oxygen, Ms. Gersh joined NBC and spearheaded NBC’s acquisition of The Weather Channel, serving briefly as its interim Chief Executive Officer. Ms. Gersh began her career as a lawyer, first as a litigation associate at Debevoise & Plimpton LLP, and then as a Partner at Friedman, Kaplan, Seiler & Adelman LLP, which Ms. Gersh co-founded. Currently, Ms. Gersh serves on the board of directors of Hasbro, Inc., Establishment Labs Holdings Inc., and Pershing Square Tontine Holdings, Ltd. She also serves on the board of directors of the Bail Project, Inc. and the Samsung Retail Advisory Board. Ms. Gersh previously served on the board of directors of comScore, Inc. and XO Group Inc. Ms. Gersh holds a B.A.

from SUNY Binghamton and a J.D. from Rutgers Law School. We believe that Ms. Gersh is a valuable member of MoneyLion’s board of directors because of her extensive experience in the retail industry and her prior track record as a senior executive and a director on the boards of public companies.

Matt Derella, 43, joined MoneyLion in 2021. Currently, he serves as Global Vice President of Revenue and Content Partnerships at Twitter, a role he assumed in 2018. In this role, he reports to CEO Jack Dorsey and is responsible for the company’s revenue performance, content partnerships, country operations, and customer service around the world. He leads a global team of 1,500 people. Prior to that position, he served as Global Vice President, Revenue & Operations at Twitter starting in 2016. Prior to joining Twitter, Mr. Derella spent five years at Google where he held various leadership roles, including taking YouTube into the television marketplace with their first Brandcast event. He holds a B.A. in English from Georgetown University, where he graduated with honors. We believe that Mr. Derella is a valuable member of MoneyLion’s board of directors because of his extensive experience in the C-suite of several prominent technology companies and his proven ability to help drive scale and growth.

Michael Paull, 49, joined MoneyLion in 2021. Mr. Paull currently serves as President of Disney+, globally, and ESPN+. In this role, he oversees the two streaming businesses globally from Disney’s Media & Entertainment Distribution (DMED) segment. He and his team are responsible for marketing, product and technology, data science, and business operations for the streaming services, along with programming and content curation, working closely and collaboratively with the Company’s world-class content engines fueling Disney’s direct-to-consumer ecosystem. Mr. Paull joined The Walt Disney Company in 2017 with the acquisition of Bamtech Media, where he served as CEO. Before joining Bamtech, Mr. Paull worked from 2012 to 2017 at Amazon as Vice President, Digital Video, where he ran Amazon Channels worldwide and was responsible for its global content, product, technology, operations, and marketing. During his tenure at Amazon, he also oversaw Prime Video and Amazon’s TVOD business in the U.S., as well as the development of Prime Music. Before Amazon, he led Sony Music’s digital business worldwide and held other senior leadership positions with Sony Pictures Entertainment, FOX Entertainment Group, and Time Warner. Mr. Paull received his M.B.A. from Harvard Business School, and holds a B.S. from the University of California. We believe Mr. Paull is a valuable member of MoneyLion’s board of directors because of his extensive career in the technology industry and his leadership experience as President of Disney+, globally, and ESPN+.

Annette Nazareth, 65, joined MoneyLion in 2021. She currently serves as a Senior Counsel at Davis Polk & Wardwell, where she worked from 2008 to 2021. Prior to her recent retirement, she led Davis Polk’s Trading and Markets practice in the firm’s Financial Institutions Group. She also served as head of the firm’s Washington, D.C. office. Annette is an experienced financial markets regulator, former SEC Commissioner, and recognized authority on financial markets regulatory issues. She regularly advises boards of directors on corporate governance matters and corporations that are subject to regulatory and enforcement actions. She also advises domestic and international clients, including broker-dealers, swap dealers, exchanges, clearinghouses and other financial institutions, across a broad range of complex financial regulatory and legislative matters. Annette has been a key player in financial services regulatory reform for much of her career, and was a highly regarded financial services policymaker for more than a decade. She joined the SEC Staff in 1998 as a Senior Counsel to Chairman Arthur Levitt and then served as Interim Director of the Division of Investment Management. She served as Director of the Division of Market Regulation (now the Division of Trading and Markets) from 1999 to 2005. In 2005, she was appointed an SEC Commissioner by President George W. Bush. Annette also served as the Commission’s representative in international meetings as a member of the Financial Stability Forum from 1999 to 2008. Ms. Nazareth holds a B.A. in History and Economics from Brown University and a J.D. from Columbia University. We believe Ms. Nazareth is a valuable member of MoneyLion’s board of directors because of her extensive experience in the financial regulatory world and her prior track record as a senior attorney and government official.

Ambassador (Ret) Dwight L. Bush, 64, joined MoneyLion in 2021. He previously served as the U.S. Ambassador to the Kingdom of Morocco under President Barack Obama, from 2014-2017. Ambassador Bush is a highly accomplished business executive with a background in banking and finance, corporate management, and public company and private organization governance. Ambassador Bush is Chief Executive Officer of D.L. Bush & Associates, a Washington, D.C. based strategy and business advisory firm. Ambassador Bush is currently advising several multinational companies and investors on investment projects in the Middle East, North Africa and the United States of America. Ambassador Bush also serves as a trustee of Goldman Sachs Trust and

Goldman Sachs Variable Insurance Trust. Starting in 1979, Ambassador Bush joined Chase Manhattan Bank, where he enjoyed a 15-year career that included international corporate banking assignments in Latin America, Asia, and the Middle East, and corporate finance and project finance in New York and Washington, D.C. After 15 years at Chase, Ambassador Bush had risen to managing director in the Project Finance Group when he resigned and joined Sallie Mae Corporation, serving as vice president of corporate development from 1994 to 1997. From 1998 to 2006, Ambassador Bush worked as a principal at Stuart Mill Capital, LLC; vice president and chief financial officer at SatoTravel Holdings, Inc.; and vice chairman at Enhanced Capital Partners, LLC. Ambassador Bush was president and CEO of Urban Trust Bank, Urban Trust Holdings and president of UTB Education Finance, LLC from 2006 through 2008. In addition to his corporate work, Ambassador Bush has been active in non-profit governance including serving on the boards of trustees or directors of CARE’s Global Leaders Network, Cornell University, The GAVI Alliance, and The Middle East Investment Initiative. Ambassador Bush holds a B.A. in Government from Cornell University. We believe Ambassador Bush is a valuable member of MoneyLion’s board of directors because of his extensive experience as a senior executive in the financial services industry and his prior track record in the private sector and as a government official.

Board Structure and Compensation of Directors

MoneyLion’s board of directors consists of ten members. MoneyLion’s board has determined that each of Gregory DePetris, Chris Sugden, John Chrystal, Lisa Gersh, Annette Nazareth, Ambassador (Ret) Dwight L. Bush, Michael Paull, Matt Derella and Jeffrey Gary is independent under applicable NYSE rules and the applicable rules and regulations of the SEC.

MoneyLion’s directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until MoneyLion’s annual meetings of stockholders in 2022, 2023 and 2024, respectively.

(1)    MoneyLion’s Class I directors are Gregory DePetris, Chris Sugden and Jeffrey Gary, and their terms will expire at the first annual meeting of stockholders to be held following the consummation of the Business Combination.

(2)    MoneyLion’s Class II directors are John Chrystal, Lisa Gersh and Dwight L. Bush, and their terms will expire at the second annual meeting of stockholders to be held following the consummation of the Business Combination.

(3)    MoneyLion’s Class III directors are Diwakar (Dee) Choubey, Annette Nazareth, Michael Paull and Matt Derella, and their terms will expire at the third annual meeting of stockholders to be held following the consummation of the Business Combination.

At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of MoneyLion’s board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

For a description of the current compensation arrangements with MoneyLion’s non-employee directors, see “Executive and Director Compensation — Director Compensation” below. Each non-employee director also receives a reimbursement of expenses incurred for each board meeting and each committee meeting attended. MoneyLion’s board of directors will determine the annual compensation to be paid to the members of MoneyLion’s board of directors.

Board Committees

Audit Committee

The members of MoneyLion’s audit committee are John Chrystal, Dwight L. Bush, Jeffrey Gary and Matt Derella. Jeffrey Gary serves as the chair of MoneyLion’s audit committee. The composition of MoneyLion’s audit committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Each member of MoneyLion’s audit committee is financially literate. In addition, MoneyLion’s board of directors has determined that Jeff Gary is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). This designation does not impose on him any duties, obligations or liabilities that are greater than any that are generally imposed on members of MoneyLion’s audit committee and MoneyLion’s board of directors. MoneyLion’s audit committee is directly responsible for, among other things:

•        selecting a firm to serve as the independent registered public accounting firm to audit MoneyLion’s financial statements;

•        ensuring the independence of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, MoneyLion’s interim and year-end operating results;

•        develop and oversee compliance with MoneyLion’s code of ethics (described below);

•        oversee the receipt, retention, and treatment of concerns about questionable accounting or audit matters, as well as oversee the receipt of matters referred to it pursuant to MoneyLion’s whistleblower policy;

•        considering the adequacy of MoneyLion’s internal controls and internal audit function;

•        reviewing material related party transactions or potential conflicts of interest involving officers and directors, or those that require disclosure; and

•        approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Compensation Committee

The members of MoneyLion’s compensation committee are Lisa Gersh, Matt Derella, and Chris Sugden. Chris Sugden serves as the chair of MoneyLion’s compensation committee. Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and meets the requirements for independence under the current NYSE listing standards. MoneyLion’s compensation committee is responsible for, among other things:

•        reviewing and approving, or recommending that MoneyLion’s board of directors approve, the compensation of MoneyLion’s executive officers;

•        reviewing and recommending to MoneyLion’s board of directors the compensation of MoneyLion’s executive officers and directors;

•        administering MoneyLion’s stock and equity incentive plans;

•        reviewing and approving, or making recommendations to MoneyLion’s board of directors with respect to, incentive compensation and equity plans; and

•        reviewing MoneyLion’s overall compensation philosophy.

Nominating and Governance Committee

The members of MoneyLion’s nominating and governance committee are Gregory DePetris, Annette Nazareth, and Lisa Gersh. Lisa Gersh is the chair of MoneyLion’s nominating and governance committee. Each member of this committee meets the requirements for independence under the current NYSE listing standards. MoneyLion’s nominating and governance committee is responsible for, among other things:

•        identifying and recommending candidates for membership on MoneyLion’s board of directors and for appointment to board committees;

•        reviewing and recommending MoneyLion’s corporate governance guidelines and policies, and overseeing compliance with the same;

•        reviewing proposed waivers of the code of conduct for directors and executive officers;

•        overseeing the process of evaluating the performance of MoneyLion’s board of directors; and

•        assisting MoneyLion’s board of directors on corporate governance matters.

Risk and Compliance Committee

The members of MoneyLion’s risk and compliance committee are Dwight L. Bush, Gregory DePetris, Annette Nazareth and Chris Sudgen. Dwight L. Bush serves is the chair of MoneyLion’s risk and compliance committee. MoneyLion’s risk and compliance committee will be responsible for, among other things:

•        reviewing systemic financial risks and enterprise exposure to MoneyLion, as well as risk exposure with respect to MoneyLion’s operational areas, including any related policies and procedures related to risk assessment and risk management;

•        reviewing MoneyLion’s compliance and data security programs, including matters arising under MoneyLion’s whistleblower policy referred to it by the audit committee; and

•        reviewing material legal and regulatory matters.

Code of Ethics

MoneyLion’s board of directors adopted a code of ethics that applies to all of MoneyLion’s employees, officers and directors, including MoneyLion’s President and Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of MoneyLion’s code of business conduct and ethics are posted on the investor relations section of MoneyLion’s website. We intend to disclose future amendments to MoneyLion’s code of business conduct and ethics, or any waivers of such code, on the investor relations section of MoneyLion’s website or in public filings.

Compensation Committee Interlocks and Insider Participation

None of MoneyLion’s executive officers have served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity, other than MoneyLion, that has an executive officer serving as a member of MoneyLion’s board of directors.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for MoneyLion executive officers who were Old MoneyLion’s “named executive officers” if Old MoneyLion was subject to the reporting requirements under the Securities Exchange Act of 1934. In 2020, Old MoneyLion’s “named executive officers” and their positions were as follows:

•        Diwakar Choubey, Chief Executive Officer and Director;

•        Richard Correia, Chief Financial Officer; and

•        Timmie Hong, Chief Product Officer

This discussion may contain forward-looking statements that are based on MoneyLion’s current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that MoneyLion adopts may differ materially from the currently planned programs summarized in this discussion.

MoneyLion is an emerging growth company and therefore is subject to reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder nonbinding advisory approval of any golden parachute payments not previously approved.

Summary Compensation Table

The following table presents all of the compensation awarded to or earned by or paid to MoneyLion’s named executive officers for the year ended December 31, 2020, prior to the Closing and any Exchange Ratio adjustment.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Diwakar Choubey Chief Executive Officer and Director	2020	372,159	400,000	73,100	—	8,241	853,500
Richard Correia Chief Financial Officer	2020	375,629	500,000	73,100	—	4,386	953,115
Timmie Hong Chief Product Officer	2020	333,840	500,000	365,500	—	13,759	1,213,099

____________

(1)      Amounts payable in this bonus column were determined on a discretionary basis by the MoneyLion board of directors, based on performance.

(2)      Amounts reflect the full grant-date fair value of options granted during 2020, computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all option awards made to executive officers in Note 15 to our consolidated financial statements included elsewhere in this prospectus. The stock option awards granted to each of our named executive officers in 2020 consisted of at-the-money options.

(3)      Amounts reflect: for Mr. Choubey, (i) $7,809, matching contributions under the MoneyLion 401(k) Plan and (ii) life insurance premium payments in the amount of $432; for Mr. Correia, (i) $3,954, matching contributions under the MoneyLion 401(k) Plan, and (ii) life insurance premium payments in the amount of $432; and for Mr. Hong (i) $13,327, matching contributions under the MoneyLion 401(k) Plan and (ii) life insurance premium payments in the amount of $432.

Elements of MoneyLion’s Executive Compensation Program

For the year ended December 31, 2020, the compensation for each named executive officer generally consisted of a base salary, performance-based cash bonus (for the 2020 performance year), standard employee benefits, and stock option awards under MoneyLion’s 2014 Equity Incentive Plan. These elements (and the amounts of compensation and benefits under each element) were selected because MoneyLion believes they are necessary to help attract and retain executive talent which is fundamental to its success. Below is a more detailed summary of the current executive compensation program as it relates to MoneyLion’s named executive officers.

Base Salaries

The named executive officers receive a base salary to compensate them for services rendered to MoneyLion. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.

For the period beginning May 1, 2020 and ending October 15, 2020, the base salaries of our named executive offers were reduced due to the financial impact of COVID-19. The actual base salaries paid to each named executive officer for 2020 are set forth above in the Summary Compensation Table in the column entitled “Salary.”

2020 Discretionary Cash Bonuses

MoneyLion maintains a discretionary cash-based short-term incentive compensation program in which certain of its employees, including the named executive officers, are eligible to receive bonuses based on, among other things, the named executive officer’s overall performance and MoneyLion’s performance. Such awards are designed to incentivize the named executive officers with a variable level of compensation that is based on performance measures established by MoneyLion’s board of directors or compensation committee.

In 2020, Messrs. Choubey, Correia and Hong were eligible to earn a discretionary annual cash bonus, based on individual and company performance. None of the named executive officers have an annual bonus target.

The actual bonuses earned, as determined by the board of directors, by each named executive officer for performance in 2020 and paid in January 2021 are set forth above in the Summary Compensation Table.

Equity Compensation

Equity Incentive Plans and Outstanding Awards

MoneyLion maintains the 2014 Equity Incentive Plan (referred to as the “2014 Plan”), in order to facilitate the grant of long-term equity incentive awards to directors, employees (including the named executive officers) and consultants of MoneyLion and its affiliates to obtain and retain services of these individuals, which is essential to its long-term success. The numbers provided below with respect to equity incentive awards are presented as they were prior to the Closing and any Exchange Ratio adjustment.

Pursuant to the 2014 Plan, Mr. Choubey was granted awards of: (i) 90,000 options, granted on November 15, 2017 with an exercise price of $3.58 per share, 69,375 of which are already vested, (ii) 28,002 options, granted on November 1, 2018 with an exercise price of $6.52 per share, 14,584 of which are already vested, (iii) 150,000 options, granted on September 21, 2019 with an exercise price of $6.52 per share, 46,875 of which are already vested, and (iv) 10,000 options, granted on May 1, 2020 with an exercise price of $9.64 per share, none of which are vested.

Pursuant to the 2014 Plan, Mr. Correia was granted awards of: (i) 86,700 options, granted on December 31, 2016 with an exercise price of $2.03 per share, all of which are already vested, and (ii) 90,000 options, granted on November 15, 2017 with an exercise price of $3.58 per share, 69,735 of which are already vested, and (iii) 28,002 options, granted on November 1, 2018 with an exercise price of $6.52 per share, 14,584 of which are already vested, (iv) 175,000 options, granted on September 21, 2019 with an exercise price of $6.52 per share, 54,687 of which are already vested, and (v) 10,000 options, granted on May 1, 2020 with an exercise price of $9.64 per share, none of which are vested.

Pursuant to the 2014 Plan, Mr. Hong was granted awards of: (i) 30,750 options, granted on March 1, 2016, with an exercise price of $2.42 per share, all of which are already vested, (ii) 13,650 options, granted on August 1, 2016 with an exercise price of $2.42 per share, all of which are already vested, (iii) 40,000 options, granted on November 15, 2017 with an exercise price of $3.58 per share, 30,833 of which are already vested, (iv) 23,335 options, granted on November 1, 2018 with an exercise price of $6.52 per share, 12,153 of which are vested,

(v) 45,000 options, granted on September 21, 2019 with an exercise price of $6.52 per share, 14,062 of which are already vested, and (vi) 50,000 options, granted on May 1, 2020 with an exercise price of $9.64 per share, none of which are vested.

Upon the occurrence of a Change in Control (as defined in the 2014 Plan) and/or in the event MoneyLion is a party to a merger, acquisition, reorganization or similar transaction, outstanding awards under the 2014 Plan may be (i) assumed (or substituted) by the surviving corporation or its parent, (ii) continued by MoneyLion (if MoneyLion is a surviving corporation), (iii) undergo accelerated vesting, or (iv) cancelled with or without consideration, in all cases without the consent of the grantee. Upon the occurrence of a Change in Control if there is no such assumption, substitution or continuation of awards, the compensation committee of MoneyLion may provide that all awards will vest and become exercisable as of immediately before such Change in Control.

2021 Omnibus Incentive Plan

We have adopted and our stockholders have approved the 2021 Omnibus Incentive Plan (the “Incentive Plan”). We expect that awards will be made in the future.

The aggregate number of shares of MoneyLion Class A common stock reserved for issuance pursuant to awards under the Incentive Plan is equal to 17,712,158 shares of Class A common shares outstanding as of the Closing (taking into account redemptions by Fusion stockholders), plus up to 38,985,776 shares of Class A common stock are subject to outstanding prior awards under the 2014 Plan. Any employee, director or consultant of MoneyLion is eligible to receive an award under the Incentive Plan, to the extent that an offer of such award is permitted by applicable law, stock market or exchange rules, and regulations or accounting or tax rules and regulations.

The Incentive Plan provides for the grant of stock options (including incentive stock options and non-qualified stock options), stock appreciated rights, restricted stock, restricted stock units, performance-based awards, other cash-based awards and other stock-based awards, or any combination thereof. No determination has been made as to the types or amounts of awards that will be granted to specific individuals under the Incentive Plan. Each award will be set forth in a separate grant notice or agreement and will indicate the type and terms and conditions of the award.

Other Elements of Compensation

Retirement Plans

MoneyLion maintains a 401(k) defined contribution retirement savings plan for its employees in the United States, including the named executive officers, who satisfy certain eligibility requirements. Messrs. Choubey, Correia and Hong are eligible to participate in the 401(k) plan on the same terms as other U.S. full-time employees, including matching employer contributions equal to 100% of the first 3% of the employees’ contribution and 50% of the next 2% of the employees’ contribution.

Employee Benefits and Perquisites

All of MoneyLion’s full-time employees in the United States, including Messrs. Choubey, Correia and Hong, are eligible to participate in health and welfare plans, including medical, dental and vision benefits, medical and dependent care, flexible spending accounts, short-term and long-term disability insurance and life insurance.

MoneyLion believes the benefits described above are necessary and appropriate to provide a competitive compensation package to its named executive officers.

The following table presents the equity incentive awards granted to Messrs. Choubey, Correia and Hong, prior to the Closing and any Exchange Ratio adjustment.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Diwakar Choubey	11/15/2017	69,375	20,625		3.58	11/15/2027
	11/01/2018	14,584	13,418		6.52	11/01/2028
	09/21/2019	46,875	103,125		6.52	09/21/2029
	05/01/2020	—	10,000		9.64	05/01/2030

Richard Correia	12/31/2016	86,700	—		2.03	12/31/2026
	11/15/2017	69,735	20,625		3.58	11/15/2027
	11/01/2018	14,584	13,418		6.52	11/01/2028
	09/21/2019	54,687	120,313		6.52	09/21/2029
	05/01/2020	—	10,000		9.64	05/01/2030

Timmie Hong	03/01/2016	30,750	—		2.42	03/01/2026
	08/01/2016	13,650	—		2.42	08/01/2026
	11/15/2017	30,833	9,167		3.58	11/15/2027
	11/01/2018	12,153	11,182		6.52	11/01/2028
	09/21/2019	14,062	30,938		6.52	09/21/2029
	05/01/2020	—	50,000		9.64	05/01/2030

____________

(1)      These options vest as to 25% of the options upon the first anniversary of the grant date, with the remaining 75% vesting in equal monthly installments over the following three-year period such that the award is fully vested four years after the grant date, generally subject to the named executive officer’s continued service through the applicable vesting dates.

Executive Compensation Arrangements

Messrs. Choubey and Correia entered into employment agreements with Old MoneyLion in November 2019. The terms and conditions of such agreements are described in more detail below. Mr. Hong is not party to an employment agreement with MoneyLion.

Executive Employment Agreements

On November 19, 2019, Old MoneyLion entered into an employment agreement with each of Messrs. Choubey and Correia (the “NEO Employment Agreements”), providing for their employment as Chief Executive Officer of Old MoneyLion and Chief Financial Officer of Old MoneyLion, respectively. The NEO Employment Agreements provide for an initial two-year term that will automatically renew upon the same terms and conditions set forth in the agreements for successive one-year terms, unless the named executive officer or MoneyLion provide, in the case of Mr. Choubey, six months’, and in the case of Mr. Correia, three months’, prior notice to the other party of the intent not to renew.

Messrs. Choubey and Correia are entitled to an annual base salary, which for 2020 was $452,000, and $437,500, respectively (although, as noted above, those base salaries were reduced for a period of time in 2020 in connection with the impact of COVID-19), and for each fiscal year beginning in 2020, a discretionary annual cash bonus determined in the discretion of MoneyLion’s board of directors or compensation committee, based on, among other things, the named executive officer’s performance and MoneyLion’s performance. The NEO Employment Agreements provide that the named executive officer must be in good standing on the actual payment date to be eligible to receive the bonus, except as discussed below.

Pursuant to the NEO Employment Agreements, upon termination of the named executive officer’s employment by MoneyLion without Cause or by the named executive officer for Good Reason (each as defined in the NEO Employment Agreements), and for Mr. Correia, upon MoneyLion’s non-renewal of the term of employment, the named executive officer will be entitled to, in addition to any accrued amounts, and subject to the named executive officer’s execution of a release of claims in favor of MoneyLion and compliance with the restrictive covenants set forth below, (i) continuation of his or her annual base salary for a period of six months, (ii) payment, for the portion of the named executive officer’s premiums equal to the portion being paid by MoneyLion immediately prior to the Termination Date, of the cost of the named executive officer’s and his or her dependents’ participation in MoneyLion’s health and dental plans for six months, (subject to certain earlier terminations of such coverage, as set forth in the NEO Employment Agreements), (iii) any accrued and unpaid discretionary bonus for the year prior to the year of termination, (iv) if determined by the compensation committee (and for Mr. Correia, the CEO), payment of a discretionary bonus (if any) and (v) immediate vesting of any then unvested options that would have vested in the twelve-month period following the named executive officer’s termination.

In addition to the severance payments set forth above, if the named executive officer is terminated by MoneyLion without Cause (and for Mr. Correia, upon MoneyLion’s non-renewal of the term of employment), in each case, within 12 months after a Change in Control (as defined in the NEO Employment Agreements), subject to the named executive officer’s execution of a release of claims in favor of MoneyLion and compliance with the restrictive covenants set forth below, the named executive officer will be entitled to (i) continuation of his or her annual base salary for a period of 12 months, (ii) payment, for the portion of the named executive officer’s premiums equal to the portion being paid by MoneyLion immediately prior to the Termination Date, of the cost of the named executive officer’s and his or her dependents’ participation in MoneyLion’s health and dental plans for 12 months (subject to certain earlier terminations of such coverage, as set forth in the NEO Employment Agreements), (iii) any accrued and unpaid discretionary bonus for the year prior to the year of termination, (iv) if determined by the compensation committee (and for Mr. Correia, the CEO) payment of a discretionary bonus (if any) for the year of termination and (v) immediate vesting of any then unvested options held by the named executive officer on his or her termination.

In addition, pursuant to the NEO Employment Agreements, Messrs. Choubey and Correia are required to sign a Confidentiality and Assignment of Inventions Agreement, which provides a non-competition restriction for a period of 6 months following termination of employment with MoneyLion. The named executive officers are also subject to non-solicitation of employees, customers and clients restrictions for a period of 6 months following termination of employment with MoneyLion for any reason.

Post-Business Combination Agreements

We intend to enter into new employment agreements with Messrs. Choubey and Correia pursuant to which MoneyLion will continue to employ Messrs. Choubey and Correia as Chief Executive Officer and Chief Financial Officer, respectively. In addition to serving as the Chief Executive Officer, Mr. Choubey will be a member of the MoneyLion Board. The new employment terms will be for a period of three years for Mr. Choubey and two years for Mr. Correia and will automatically renew upon the same terms and conditions for successive one-year terms, unless the named executive officer or MoneyLion provide 90 days’ prior notice to the other party of the intent not to renew.

The new employment agreements will also provide for a base salary, a target annual cash bonus between 125% and 150% of base salary, an initial equity grant (subject to certain performance-vesting conditions), and eligibility for annual equity grants issued on the same terms and conditions as other executive officers of MoneyLion. The base salaries are subject to finalization in consultation with an independent third party compensation consultant.

The agreements will also provide for severance on a termination without “cause” or for “good reason” (to be defined in the agreements), equal to (i) one times base salary and target annual bonus, (ii) a pro rata bonus for the year of termination, (iii) reimbursement for continued participation in MoneyLion’s health and welfare plans for a period of 18 months post-termination (subject to certain earlier terminations of such coverage, as will be set forth in the agreements), (iv) continued vesting of the executive’s initial performance-based awards equity, and (v) vesting of all outstanding time-based equity awards.

In the event that Messrs. Choubey and Correia are terminated without cause or for good reason within 6 month prior to or 24 months following a change in control, they will be entitled to receive the same severance as set forth above, except that (i) cash severance will be equal to two times base salary and target annual bonus and (ii) immediate vesting of all outstanding equity awards occurs, with performance awards vesting at the greater of target or actual performance, extrapolated through the end of the performance period.

The employment agreements will also contain perpetual confidentiality covenants, and customary non-competition, non-solicitation and non-disparagement covenants.

DIRECTOR COMPENSATION

Director Compensation Table

The following table sets forth information regarding compensation earned by or paid to Old MoneyLion’s directors during the year ended December 31, 2020, prior to the Closing and any Exchange Ratio adjustment, excluding Mr. Choubey for whom we provided compensation disclosure in the Summary Compensation Table.

Name (a)	Fees Earned or Paid in Cash ($) (b)(1)	Option Awards ($) (d)(2)	Non-Equity Incentive Plan Compensation ($) (e)	Non-qualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)	Total ($) (h)
Rohit D’Souza	—	—	—	—	—	—
Greg DePetris	50,000	548,250	—	—	—	598,250
John Chrystal	—	182,750	—	—	—	182,750
Chris Sugden	—	—	—	—	—	—

____________

(1)      Mr. DePetris received an annual retainer of $50,000 for his service on the Old MoneyLion board of directors in 2020 and for his consulting and advisory services to Old MoneyLion’s management team as requested by the board.

(2)      These options were granted on September 1, 2020 and vest as to 25% of the options upon the first anniversary of the grant date, with the remaining 75% vesting in equal monthly installments over the following three-year period such that the award is fully vested four years after the grant date, generally subject to the director’s continued service through the applicable vesting dates. In addition to the option awards set forth in the table above, Mr. DePetris was granted an award of 14,466 options (11,753 of which are vested) on September 1, 2017 and Mr. Chrystal was granted an award of 8,680 (7,052 of which are vested) options on September 1, 2017, each with an exercise price of $3.58. Such options vest on the same schedule as the 2020 option grants.

MoneyLion intends to adopt a director compensation program that will provide its non-employee directors with an annual cash retainer of $40,000, as well as certain additional compensation for serving on or being the chair of a committee of the MoneyLion Board. In addition, MoneyLion non-employee directors will be granted an initial equity award of restricted stock units with a grant date fair value of $300,000 and an annual equity award of restricted stock units with a grant date fair value of $150,000 for each year thereafter (beginning in 2022). The initial equity award will vest on the third anniversary of the director’s appointment date and the annual equity award will vest quarterly such that it is fully-vested on the first anniversary of the grant date.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Stock

Our Charter authorizes the issuance of an aggregate of 2,200,000,000 shares of capital stock, consisting of 2,000,000,000 shares of MoneyLion Class A common stock, $0.0001 par value per share and 200,000,000 shares of preferred stock, $0.0001 par value per share. As of September 30, 2021, we have 226,177,708 shares of Class A common stock issued and outstanding.

The shares of MoneyLion Class A common stock are duly authorized, validly issued, fully paid and non-assessable. Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Voting Rights

Each holder of the shares of MoneyLion Class A common stock is entitled to one vote for each share of MoneyLion Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote, as provide by our Charter. The holders of the shares of MoneyLion Class A common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by the holders of MoneyLion Class A common stock must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast present in person or represented by proxy, unless otherwise specified by law, our Charter or Bylaws.

Dividend Right

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of MoneyLion Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the MoneyLion Board out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of MoneyLion’s affairs, the holders of the shares of MoneyLion Class A common stock are entitled to share ratably in all assets remaining after payment of MoneyLion’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of MoneyLion Class A common stock, then outstanding, if any.

Preemptive or Other Rights

The holders of shares of MoneyLion Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of MoneyLion Class A common stock. The rights, preferences and privileges of holders of shares of MoneyLion Class A common stock will be subject to those of the holders of any shares of the preferred stock MoneyLion may issue in the future.

Preferred Stock

Our Charter authorizes the MoneyLion Board to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of our Charter, the authorized shares of preferred stock will be available for issuance without further action by holders of MoneyLion Class A common stock. The MoneyLion Board is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any.

MoneyLion could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of MoneyLion Class A common stock might believe to be in their best interests or in which the holders of MoneyLion Class A common stock might receive a premium over the market price of the shares of MoneyLion Class A common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of MoneyLion Class A common stock by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of the common stock to distributions upon a liquidation, dissolution or winding up or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of MoneyLion Class A common stock.

Warrants

Public Stockholders’ Warrants

There are currently outstanding an aggregate of 17,500,000 public warrants, which will entitle the holder to acquire shares of MoneyLion Class A common stock. Each whole warrant will entitle the registered holder to purchase one share of MoneyLion Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, beginning 30 days after the Closing, provided that MoneyLion has an effective registration statement under the Securities Act covering the shares of MoneyLion Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or it permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. A holder may exercise its warrants only for a whole number of shares of MoneyLion Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of MoneyLion Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of MoneyLion Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to MoneyLion satisfying its obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of MoneyLion Class A common stock upon exercise of a warrant unless the shares of MoneyLion Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the shares of MoneyLion Class A common stock underlying such unit.

MoneyLion has agreed that as soon as practicable, but in no event later than fifteen (15) business days after the Closing, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of MoneyLion Class A common stock issuable upon exercise of the warrants. MoneyLion will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of MoneyLion Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of MoneyLion Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants

Once the warrants become exercisable, MoneyLion may call the warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of shares of MoneyLion Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by MoneyLion for cash, MoneyLion may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and MoneyLion issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of MoneyLion Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of shares of MoneyLion Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If MoneyLion calls the warrants for redemption, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of MoneyLion Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of MoneyLion Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of MoneyLion Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) of our shares of MoneyLion Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the shares of MoneyLion Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of MoneyLion Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of MoneyLion Class A common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of MoneyLion Class A common stock is increased by a share capitalization payable in shares of MoneyLion Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of MoneyLion Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of MoneyLion Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of MoneyLion Class A common stock equal to the product of (i) the number of shares of MoneyLion Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of MoneyLion Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per shares of MoneyLion Class A common stock paid in such rights offering and divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of MoneyLion Class A common stock, in determining the price payable for shares of MoneyLion Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of MoneyLion Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of MoneyLion Class A common stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if MoneyLion, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Fusion Class A common stock in connection with the Closing, (d) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of the obligation to redeem 100% of Fusion Class A common stock if it does not complete its initial business combination within 18 months from the closing of its IPO or to provide for redemption in connection with a business combination, or (e) in connection with the redemption of Fusion’s public shares upon its failure to complete its initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of MoneyLion Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of shares of MoneyLion Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of MoneyLion Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of MoneyLion Class A common stock.

Whenever the number of shares of MoneyLion Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of MoneyLion Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of MoneyLion Class A common stock so purchasable immediately thereafter.

In addition, if the volume weighted average trading price of the shares of MoneyLion Class A common stock during the 20 trading day period starting on the trading day after the day on which we consummated our initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “— Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of MoneyLion Class A common stock (other than those described above or that solely affects the par value of such shares of MoneyLion Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of MoneyLion Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of MoneyLion Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of MoneyLion Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of MoneyLion Class A common stock in such a transaction is payable in the form of shares of MoneyLion Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of MoneyLion Class A common stock. After the issuance of shares of MoneyLion Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of MoneyLion Class A common stock to be issued to the warrant holder.

Our Transfer Agent and Warrant Agent

Our transfer agent and warrant agent is Continental Stock Transfer & Trust Company.

Anti-Takeover Effects of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

Our Charter, Bylaws and the DGCL contain provisions that are summarized in the following paragraphs and that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of MoneyLion by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by stockholders.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of the NYSE, which would apply so long as the shares of MoneyLion Class A common stock remain listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or the then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. Additionally, the number of authorized shares of any series of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority in voting power, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The MoneyLion Board may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control of MoneyLion or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved shares of common stock or preferred stock may be to enable the MoneyLion Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of MoneyLion by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Removal of Directors; Vacancies and Newly Created Directorships

Our Charter provides that, subject to the rights granted to one or more series of preferred stock then outstanding, no director may be removed from office by the stockholders other than for cause with the affirmative of vote of at least 66 2/3% of the total voting power then outstanding. Our Charter further provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled solely only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by the stockholders.

Special Stockholder Meetings

Our Charter provides that special meetings of our stockholders may be called at any time only by the board of directors acting pursuant to a resolution adopted by the board of directors, subject to the rights of holders of any series of preferred stock then outstanding Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of MoneyLion.

Director Nominations and Stockholder Proposals

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders, subject to specified exceptions. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Our Bylaws allow the chairman of the meeting at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of MoneyLion.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of MoneyLion, our Charter does not permit our holders of common stock to act by consent in writing.

Section 203 of the DGCL

MoneyLion is subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203” regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•        prior to the date of the transaction, the Fusion Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•        upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        at or subsequent to the date of the transaction, the business combination is approved by the MoneyLion Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The MoneyLion Board expects the existence of this provision to have an anti-takeover effect with respect to transactions the MoneyLion Board does not approve in advance. The MoneyLion Board also anticipates that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our Charter and Bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of MoneyLion’s common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in MoneyLion’s management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware, plus interest, if any, on the amount determined to be the fair value, from the Effective Time of the merger or consolidation through the date of payment of the judgment.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.

Exclusive Forum

Our Charter provides that, unless MoneyLion consents in writing to the selection of an alternative forum, the Court of Chancery shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of MoneyLion, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of MoneyLion to MoneyLion or MoneyLion’s stockholders, (iii) any action asserting a claim against MoneyLion, its directors, officers or employees arising pursuant to any provision of the DGCL or MoneyLion’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against MoneyLion, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, these provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of MoneyLion shall be deemed to have notice of and consented to these provisions.

It is possible that a court could find these forum selection provisions to be inapplicable or unenforceable and, accordingly, MoneyLion could be required to litigate claims in multiple jurisdictions, incur additional costs or otherwise not receive the benefits that the board of directors expects MoneyLion’s forum selection provisions to provide.

To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of our company shall be deemed to have notice of and consented to the forum provisions in our Charter. However, investors will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder as a result of the forum selection provisions in our Charter.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or their affiliates, other than those directors or affiliates who are our or our subsidiaries’ employees. Our Charter provides that, to the fullest extent permitted by law, none of the our directors who are not employed by us (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. Our Charter does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of MoneyLion. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our Charter, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in our Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

The shares of MoneyLion Class A common stock are listed on the NYSE under the symbol “ML.”

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock or warrants of MoneyLion for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of MoneyLion at the time of, or at any time during the three months preceding, a sale and (ii) MoneyLion is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A common stock or warrants of MoneyLion for at least six months but who are affiliates of MoneyLion at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of MoneyLion Class A common stock then outstanding; or

•        the average weekly reported trading volume of MoneyLion’s Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of MoneyLion under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about MoneyLion.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, Fusion’s Sponsor will be able to sell its founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after September 22, 2021.

As a result of the consummation of the Business Combination, we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our shares of Class A common stock by:

•        each person who is known to be the beneficial owner of more than 5% of MoneyLion common stock;

•        each person who is an executive officer or director of MoneyLion; and

•        all executive officers and directors of MoneyLion as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of MoneyLion Class A common stock is based on 226,177,708 shares of MoneyLion Class A common stock issued and outstanding.

Unless otherwise indicated, MoneyLion believes that each person named in the table below has sole voting and investment power with respect to all shares of MoneyLion Class A common stock beneficially owned by them.

	Number of shares of New MoneyLion Class A common stock	% of Total Voting Power(7)
Directors and Executive Officers of MoneyLion
Diwakar (Dee) Choubey(1)(2)	20,399,181	9.0%
Richard (Rick) Correia(1)	4,294,009	1.9%
Samantha Roady(1)	1,893,975	*
Timmie (Tim) Hong(1)	2,171,223	1.0%
Chee Mun Foong(1)	2,680,829	1.2%
Ambassador (Ret) Dwight L. Bush(1)	—	—
Adam VanWagner(1)	35,213	—
John Chrystal(1)	262,049	—
Gregory DePetris(1)	596,275	*
Chris Sugden(1)	—	—
Jeffrey Gary(1)	—	—
Annette Nazareth(1)	—	—
Matt Derella(1)	—	—
Michael Paull(1)	—	—
Lisa Gersh(1)	—	—
All Directors and Executive Officers of MoneyLion as a Group (fifteen individuals)	32,332,754	14.2%
Five Percent Holders:
Rohit D’Souza(1)(3)	24,587,275	10.9%
Fintech Collective(4)	18,735,926	8.3%
Edison Partners(5)	32,625,157	14.4%
Greenspring(6)	23,371,457	10.3%

____________

*        Less than one percent.

(1)      The business address of each of these stockholders is c/o MoneyLion Inc., 30 West 21st Street, 9th Floor, New York, NY 10010.

(2)      Includes (i) 88,175 shares and 398,955 options exercisable into shares held by Mr. Choubey’s spouse and (ii) 3,363,598 shares held in trusts, the beneficiaries of which are members of Mr. Choubey’s family. Mr. Choubey disclaims beneficial ownership of all shares held of record by such trusts.

(3)      Includes 21,300,039 shares indirectly beneficially owned through RDS MoneyLion Holdings I, LLC, 1,582,433 shares indirectly beneficially owned through Bear Creek Ventures, LLC and 1,704,803 shares indirectly beneficially owned through Telluride Capital Ventures, LLC.

(4)      FinTech Collective, LLC (“Fintech Collective”) holds shares in MoneyLion through FinTech Collective II-AV LLC, FinTech Collective SL1 LLC, FinTech Collective SL2 LLC, FinTech Collective SL3 LLC, FinTech Collective SL4 LLC, and FinTech Collective W2 LLC. FinTech Collective, LLC is the sole manager of FinTech Collective Management LLC, which in turn manages the above-mentioned shareholders of MoneyLion. The business address is 200 Park Avenue South, Suite 1611, New York NY 10003.

(5)      Edison Partners VIII, L.P. (“Edison Partners”), a Delaware limited partnership, is a registered holder of shares in MoneyLion Inc. Edison VIII GP LLC, a Delaware limited liability company, is the general partner of Edison Partners VIII, L.P. Christopher S. Sugden is the Managing Member of the general partner. The business address of Edison Partners and its general partner is: Edison Partners, 281 Witherspoon Street, Suite 300, Princeton, NJ 08540.

(6)      Greenspring Associates, LLC (“Greenspring”) is the investment manager of several direct stockholders of MoneyLion, including AU Special Investments II, L.P., Greenspring Global Partners VIII-A, L.P., Greenspring Global Partners VIII-C, L.P., Greenspring Opportunities IV, L.P., and Greenspring SK Special, L.P. (collectively, the “Greenspring Funds”). Greenspring has voting and dispositive power over the shares held by the Greenspring Funds pursuant to each Greenspring Fund’s limited partnership agreement and certain investment management agreements to which Greenspring and such Greenspring Funds are parties. The address for Greenspring is 100 Painters Mill Road, Suite 700, Owings Mills, MD 21117.

SELLING STOCKHOLDERS

On September 22, 2021, we consummated the Business Combination.

The Selling Stockholders may offer and sell, from time to time, any or all of the shares of Class A common stock being offered for resale by this prospectus, including up to 10,768,901 shares of Class A common stock that may be issued to the Selling Shareholders pursuant to the earn-out provisions of the Merger Agreement.

In addition, this prospectus relates to the offer and sale of up to 25,600,000 shares of Class A common stock that are issuable by us upon the exercise of the private placement warrants and the Public Warrants.

The term “Selling Stockholders” includes the Stockholders listed in the table below and their permitted transferees.

The table below provides, as of the date of this prospectus, information regarding the beneficial ownership of our Class A common stock and warrants of each Selling Stockholder, the number of shares of Class A common stock and number of warrants that may be sold by each Selling Stockholder under this prospectus and that each Selling Stockholder will beneficially own after this offering. We have based percentage ownership on 226,177,708 shares of Class A common stock outstanding as of September 30, 2021.

Because each Selling Stockholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Stockholder and further assumed that the Selling Stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

	Shares of Class A Common Stock				Warrants to Purchase Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Altimeter Partners Fund, LP(2)	1,000,000	1,000,000	—	—	—	—	—	—
Altshares Event-Driven ETF(4)	7,292	7,292	—	—	—	—	—	—
Apollo Credit Strategies Master Fund Ltd.(3)	1,756,400	1,756,400	—	—	—	—	—	—
Apollo PPF Credit Strategies, LLC(3)	243,600	243,600	—	—	—	—	—	—
Arbitrage Fund(4)	1,219,108	1,219,108	—	—	—	—	—	—
Arthur M. Berd Irrevocable Trust(5)	1,027,413	1,027,413	—	—	—	—	—	—
AU Special Investment II, L.P.(6)	5,086,929	5,086,929	—	—	—	—	—	—
Bear Creek Ventures, LLC(29)	1,718,751	1,718,751	—	—	—	—	—	—
BEMAP Master Fund Ltd(7)	258,931	258,931	—	—	—	—	—	—
Berd LLC(5)	1,027,413	1,027,413	—	—	—	—	—	—
Bespoke Alpha MAC MIM LP(7)	33,483	33,483	—	—	—	—	—	—
BlackRock Capital Allocation Trust(8)	153,626	153,626	—	—	—	—	—	—
BlackRock Global Allocation Collective Fund(8)	84,331	84,331	—	—	—	—	—	—

	Shares of Class A Common Stock				Warrants to Purchase Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
BlackRock Global Allocation Fund, Inc.(8)	845,373	845,373	—	—	—	—	—	—
BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc.(8)	6,574	6,574	—	—	—	—	—	—
BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc.(8)	280,443	280,443	—	—	—	—	—	—
BlackRock Global Funds – Global Allocation Fund(8)	522,935	522,935	—	—	—	—	—	—
BlackRock Global Funds – Global Dynamic Equity Fund(8)	20,390	20,390	—	—	—	—	—	—
BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V(8)	586,328	586,328	—	—	—	—	—	—
Blackwell Partners LLC(9)	222,222	222,222	—	—	—	—	—	—
Bloom Tree Fund LP(9)	143,120	143,120	—	—	—	—	—	—
Bloom Tree Master Fund Ltd.(9)	634,658	634,658	—	—	—	—	—	—
BMO Nesbitt Burns ITF MMCAP International Inc. SPC for and on behalf of MMCAP Master Segregated Portfolio Account(10)	400,000	400,000	—	—	—	—	—	—
Castle Hook Master Fund Ltd.(11)	1,000,000	1,000,000	—	—	—	—	—	—
Chee Mun Foong(1)	2,212,635	2,212,635	—	—	—	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd.(12)	1,000,000	1,000,000	—	—	—	—	—	—
Cohen MoneyLion PIPE LLC(13)	200,000	200,000	—	—	—	—	—	—
CVI Investments, Inc.(14)	400,000	400,000	—	—	—	—	—	—
Diwakar Choubey(1)	15,126,184	15,126,184	—	—	—	—	—	—
DS Liquid Div RVA MON LLC(7)	312,336	312,336	—	—	—	—	—	—
Edison Partners VIII, LP(15)	35,435,636	35,435,636	—	—	—	—	—	—
Fairfax County Employees’ Retirement System(16)	100,000	100,000	—	—	—	—	—	—
FIG Growth Trust(30)	891,062	891,062	—	—	—	—	—	—
FIG Heritage Trust 1(30)	891,062	891,062	—	—	—	—	—	—
FIG Heritage Trust 2(30)	935,614	935,614	—	—	—	—	—	—
FIG Heritage Trust 3(30)	935,614	935,614	—	—	—	—	—	—
Fintech Collective II-AV LLC(17)	6,988,918	6,988,918	—	—	—	—	—	—
Fintech Collective SL1 LLC(17)	7,441,096	7,441,096	—	—	—	—	—	—

	Shares of Class A Common Stock				Warrants to Purchase Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Fintech Collective SL2 LLC(17)	1,870,053	1,870,053	—	—	—	—	—	—
Fintech Collective SL3 LLC(17)	713,099	713,099	—	—	—	—	—	—
Fintech Collective SL4 LLC(17)	997,632	997,632	—	—	—	—	—	—
Fintech Collective W2 LLC(17)	2,339,126	2,339,126	—	—	—	—	—	—
Fusion Sponsor LLC(18)	16,850,000	16,850,000	—	—	8,100,000	8,100,000	—	—
Glazer Enhanced Fund, LP(19)	58,061	58,061	—	—	—	—	—	—
Glazer Enhanced Offshore Fund, Ltd(19)	116,121	116,121	—	—	—	—	—	—
Greenspring Global Partners VIII-A, L.P.(6)	5,807,227	5,807,227	—	—	—	—	—	—
Greenspring Global Partners VIII-C, L.P.(6)	380,821	380,821	—	—	—	—	—	—
Greenspring Opportunities IV, L.P.(6)	13,076,884	13,076,884	—	—	—	—	—	—
Greenspring SK Special, L.P.(6)	1,032,919	1,032,919	—	—	—	—	—	—
Hedosophia Group Limited(20)	2,000,000	2,000,000	—	—	—	—	—	—
Highmark Limited, in Respect of Its Segregated Account, Highmark Multi-Strategy 2(19)	25,818	25,818	—	—	—	—	—	—
Kepos Alpha Master Fund L.P.(21)	400,000	400,000	—	—	—	—	—	—
Linden Capital L.P.(22)	400,000	400,000	—	—	—	—	—	—
Millais Limited(23)	1,000,000	1,000,000	—	—	—	—	—	—
Monashee Pure Alpha SPV I LP(7)	153,899	153,899	—	—	—	—	—	—
Monashee Solitario Fund LP(7)	197,409	197,409	—	—	—	—	—	—
Morningstar Alternatives Fund(4)	25,132	25,132	—	—	—	—	—	—
PartnerSelect Alternative Strategies Fund(4)	202,900	202,900	—	—	—	—	—	—
RDS MoneyLion Holdings I, LLC(29)	23,134,921	23,134,921	—	—	—	—	—	—
Senator Global Opportunity Master Fund L.P.(24)	1,500,000	1,500,000	—	—	—	—	—	—
Series A BlackPoint Multi-Series Fund(25)	80,000	80,000	—	—	—	—	—	—
Series A BlackPoint Select Alternatives Fund(25)	120,000	120,000	—	—	—	—	—	—
SFL SPV I LLC(7)	43,942	43,942	—	—	—	—	—	—
Soroban Opportunities Master Fund LP(26)	4,500,000	4,500,000	—	—	—	—	—	—
Telluride Capital Ventures, LLC(29)	1,851,663	1,851,663	—	—	—	—	—	—

	Shares of Class A Common Stock				Warrants to Purchase Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Untitled Master Fund, LP(27)	1,000,000	1,000,000	—	—	—	—	—	—
Washington Harbour Capital Long Only Master Fund LP(28)	60,000	60,000	—	—	—	—	—	—
Washington Harbour Capital Master Fund, LP(28)	1,440,000	1,440,000	—	—	—	—	—	—
Water Island Event-Driven Fund(4)	139,670	139,670	—	—	—	—	—	—
Water Island Merger Arbitrage Institutional Commingled Fund, LP(4)	105,898	105,898	—	—	—	—	—	—

____________

(1)      The business address of each of these stockholders is c/o MoneyLion Inc., 30 West 21st Street, 9th Floor, New York, NY 10010.

(2)      The address of Altimeter Partners Fund, LP is One International Place, Suite 4610, Boston, MA, 2110.

(3)      The address of each of these stockholders is 9 West 57th Street, 43rd Floor, New York, NY 10019.

(4)      The address of each of these stockholders is 41 Madison Ave, 42nd Floor, New York, NY 10010.

(5)      The address of each of these stockholders is 17201 Collins Ave, Apt 3801, Sunny Isles Beach, FL 33160.

(6)      The address of each of these stockholders is 100 Painters Mill Road, Suite 700 Owings Mills, MD 21117.

(7)      The address of each of these stockholders is 75 Park Plaza, 2nd Floor, Boston, MA 2116.

(8)      The address of each of these stockholders is c/o Blackrock, 55 East 52nd Street, New York, NY 10055.

(9)      The address of each of these stockholders is 101 Park Avenue, New York, NY 10178.

(10)    The address of BMO Nesbitt Burn ITF MMCAP International Inc. SPC for and on behalf of MMCAP Master Segregated Portfolio Account is c/o BMO Nesbitt Burns, 1 First Canadian Place, B1 Levelt Stock Cage, Toronto, Ontario M5X 1H3.

(11)    The address of Castle Hook Master Fund Ltd. is 250 West 55th Street, 32nd Floor, New York NY 10019.

(12)    The address of Citadel Multi-Strategy Equities Master Fund Ltd. is c/o Citadel Enterprise Americas LLC 131 South Dearborn Street, Chicago, IL 60603.

(13)    The address of Cohen MoneyLion PIPE LLC is 3 Columbus Circle, New York, NY 10019.

(14)    The address of CVI Investments, Inc. is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

(15)    The address of Edison Partner VIII, LP is 281 Witherspoon Street, Suite 300, Princeton, NJ 08540.

(16)    The address of the Fairfax County Employees’ Retirement System is 2107 Wilson Blvd, Suite 410, Arlington, VA 22201.

(17)    The address of each of these stockholders is 200 Park Avenue South, Suite 1611, New York, NY 10003.

(18)    Number of shares beneficially owned include (i) 8,750,000 shares of Class A common stock that were formerly Founder Shares and (ii) 8,100,000 shares of Class A common stock underlying the 8,100,000 private placement warrants held by the stockholder. The address of Fusion Sponsor, LLC is 667 Madison Avenue, 5th Floor, New York, NY 10065.

(19)    The address of each of these stockholders is 250 W 55th St., Suite 30A, New York, NY 10019.

(20)    The address of Hedosophia Group Limited is Roseneath, the Grange, St. Peter Port, Guernsey, GY1 2QJ.

(21)    The address of Kepos Alpha Master Fund L.P. is c/o Kepos Capital LP, 11 Times Square, 35th Floor, New York, NY 10036.

(22)    The address of Linden Capital L.P. is c/o Linden Advisors LP, 590 Madison Ave, 15th Floor, New York, NY 10022.

(23)    The address of Millais Limited is c/o Millais USA LLC, 767 5th Ave., 9th Floor, New York, NY 10153.

(24)    The address of Senator Global Opportunity Master Fund L.P. is 510 Madison Ave, 28th Floor, New York, NY 10022.

(25)    The address of each of these stockholders is 595 Shrewsbury Ave., Suite 203, Shrewsbury, NY 7702.

(26)    The address of Soroban Opportunities Master Fund LP is c/o Soroban Capital Partners LP, 55 West 46th Street, 32nd Floor, New York, NY 10036.

(27)    The address of Untitled Master Fund, LP is 412 W 15th Street, 12th Floor, New York, NY 10011.

(28)    The address of each of these stockholders is 1201 Wilson Blvd., Suite 2210, Arlington, VA 22209.

(29)    The address of each of these stockholders is 425 Park Avenue South, Apt 21B, New York, NY 10016.

(30)    The address of each of these stockholders is 260 5th Avenue, Apt 9S, New York, NY 10001.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Registration Rights Agreement

In connection with the Business Combination, on the Closing date, certain stockholders entered into the Registration Rights Agreement with MoneyLion and the Sponsor. Pursuant to the terms of the Registration Rights Agreement, MoneyLion was obligated to file this resale shelf registration statement on behalf of the stockholder parties within 30 calendar days after the Closing. The Registration Rights Agreement also provides the parties thereto with demand, “piggy-back” and Form S-3 registration rights, subject to certain minimum requirements and customary conditions. In addition, subject to certain exceptions, each party to the Registration Rights Agreement agreed for a period of time not to transfer or dispose of MoneyLion common stock.

Indemnification Agreements

On the Closing date, MoneyLion entered into indemnification agreements with MoneyLion directors and executive officers. The indemnification agreements and MoneyLion’s amended and restated certificate of incorporation and amended and restated bylaws require MoneyLion to indemnify its directors and executive officers to the fullest extent permitted by law. See “Description of Securities — Limitations on Liability and Indemnification of Officers and Directors” for additional information.

Second Lien Loan

In April 2020, Old MoneyLion entered into the $5.0 million Second Lien Loan with MLi Subdebt Facility 1 LLC, pursuant to the Loan and Security Agreement, dated as of April 17, 2020, with Old MoneyLion. MLi Subdebt Facility 1 LLC is controlled by Rohit D’Souza, a former member of MoneyLion’s board of directors and a shareholder. The Second Lien Loan bears interest at the greater of (a) 12%, and (b) a fluctuating rate of interest per annum equal to the Wall Street Journal Prime Rate plus 5.75%, not to exceed 15%. Initially, the principal borrowings under the Second Lien Loan could be increased to up to $25.0 million upon the mutual consent of MoneyLion and the lender. On August 27, 2021, the Company entered into an amendment to the Second Lien Loan for an incremental borrowing of $20.0 million, increasing total borrowings under the Second Lien Loan to the maximum facility size of $25.0 million. The incremental borrowing was provided by additional lenders, one of which replaced MLi Subdebt Facility 1 LLC as administrative agent and collateral agent under the Second Lien Loan. Interest only is payable until April 30, 2022, and thereafter outstanding principal will be repaid in twelve equal installments through the facility maturity date of May 1, 2023. The Second Lien Loan is secured on a second-priority basis by all assets of MoneyLion, including capital stock of all subsidiaries, except for capital stock and assets in certain excluded subsidiaries, as defined, including IIA and all of the related SPVs. Under the terms of the Loan and Security Agreement MoneyLion is subject to certain covenants, as defined. MoneyLion used the Second Lien Loan proceeds for general corporate purposes. MoneyLion anticipates paying off the initial $5 million borrowing provided by MLi Subdebt Facility 1 LLC under the Second Lien Loan with proceeds MoneyLion received in connection with the Closing of the Business Combination, while the incremental $20.0 million borrowing will remain outstanding. For more information about the Second Lien Loan, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financing Arrangements — Secured Loans.”

WTI Acquisition

In December 2020, Old MoneyLion acquired 100% of the outstanding common stock and Series A redeemable convertible preferred shares of WTI in exchange for 539,592 shares of MoneyLion’s Series C-1 redeemable convertible preferred stock, resulting in equity consideration of approximately $30.0 million. Rohit D’Souza, the co-founder and equity holder of WTI is also a significant stockholder of Series A redeemable convertible preferred stock of MoneyLion and was the Chairman of the Old MoneyLion Board of Directors as of the date of the transaction. Arthur Berd, our Head of Advice, was a co-founder and equity holder of WTI. Shreya Choubey, wife of Dee Choubey, the Chief Executive Officer and co-founder of MoneyLion, was a co-founder, employee and equity holder of WTI. For more information, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Developments — Business Combinations.”

Other Transactions

Since January 1, 2021 and following Old MoneyLion’s acquisition of WTI, MoneyLion has employed Shreya Choubey, wife of Dee Choubey, as VP of Product. In 2021, Shreya Choubey is anticipated to receive aggregate compensation, inclusive of her base salary, bonus, company contributions under MoneyLion’s defined contribution retirement plan and other perks customary to employees of similar position and title, of approximately $250,000.

Since December 1, 2015, MoneyLion has employed Chee Hong Foong, brother of Chee Mun Foong, the Chief Technology Officer of MoneyLion, as Director of Analytics. In 2021, Chee Hong Foong is anticipated to receive aggregate compensation, inclusive of his base salary, bonus and other perks customary to employees of similar position and title, of approximately $150,000.

Related Person Transaction Policy

Upon the Closing of the Business Combination, the MoneyLion Board adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which MoneyLion or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of MoneyLion’s executive officers or a member of the MoneyLion Board;

•        any person who is known by MoneyLion to be the beneficial owner of more than five percent (5%) of MoneyLion’s voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of MoneyLion’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than five percent (5%) of MoneyLion’s voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10 percent (10%) or greater beneficial ownership interest.

MoneyLion has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of certain material United States federal income tax consequences of the ownership and disposition of our Class A common stock and warrants, which we refer to collectively as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to persons who are receiving our securities in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•        our sponsor, founders, officers or directors;

•        financial institutions or financial services entities;

•        broker-dealers;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies;

•        S corporations;

•        real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent (5%) or more (by vote or value) of our Class A common stock;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of tax accounting with respect to the securities;

•        accrual-method taxpayers who are required under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”), to recognize income for U.S. federal income tax purposes no later than when such income is taken into account in applicable financial statements;

•        persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•        persons who acquire our securities as compensation; and

•        tax-exempt entities.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds our securities, the U.S. federal income tax treatment of a partner in such partnership or equityholder in such pass-through entity generally will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and equityholders in other pass-through entities considering the acquisition of our securities to consult their tax advisors regarding the U.S. federal income tax considerations of the ownership and disposition of our securities by such partnership or pass-through entity.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). We have not sought, and will not seek, a ruling from the Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” As used herein, the term “U.S. holder” means a beneficial owner of our Class A common stock or warrants who or that is for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•        an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A common stock and will be treated as described below under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.” Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requirements relating to the requisite holding period are satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that currently are subject to tax at preferential long-term capital gains rates.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Class A common stock for which the warrant may be exercised or to the exercise price of the warrant on the occurrence of certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants), including as a result of a distribution of cash or other property to the holders of shares of our Class A common stock which is taxable to such holders of such shares as a distribution. Any constructive distribution received by a U.S. holder would be subject to tax in the same manner as if such U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest resulting from the adjustment. Generally, a U.S. holder’s adjusted tax basis in its warrants would be increased to the extent any such constructive distribution is treated as a dividend.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

Upon a sale or other taxable disposition of our Class A common stock or warrants (which, in general, would include a redemption of our warrants that is treated as a taxable exchange of such warrants as described below under “Exercise, Lapse or Redemption of a Warrant”), a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the Class A common stock or warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A common stock or warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders currently are eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A common stock or warrants transferred in such disposition.

Exercise, Lapse or Redemption of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss as a result of the acquisition of Class A common stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the shares of our Class A common stock received upon exercise of the warrants generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrants and the exercise price of such warrants. For U.S. federal income tax purposes, it is unclear whether the U.S. holder’s holding period for the Class A common stock received upon exercise of the warrants will begin on the date following the date of exercise or on the date of exercise of the warrants; in either case, the holding period will not include the period during which the U.S. holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such U.S. holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s tax basis in the Class A common stock received would equal the holder’s basis in the warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the Class A common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Class A common stock would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining warrants, which would be deemed to be exercised. For this purpose, a U.S. holder would be deemed to have surrendered a number of warrants having an aggregate value equal to the exercise price for the number of warrants deemed exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the exercise price of the warrants deemed exercised and the U.S. holder’s tax basis in the warrants deemed surrendered. Such gain or loss would be long-term or short-term depending on the U.S. Holder’s holding period in the warrants deemed surrendered. In this case, a U.S. holder’s tax basis in the Class A common stock received would equal the sum of the U.S. holder’s initial investment in the warrants deemed exercised and the exercise price of such warrants. It is unclear whether a U.S. holder’s holding period for the Class A common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the Class A common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem warrants for cash or if we purchase warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

If we give notice of an intention to redeem warrants and a U.S. holder exercises its warrants on a cashless basis and receives an amount of Class A common stock in respect thereof, we intend to treat such exercise as a redemption of warrants for Class A common stock for U.S. federal income tax purposes. Such redemption should be treated as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code. Accordingly, a U.S. holder should not recognize any gain or loss on the redemption of warrants for shares of Class A common stock. A U.S. holder’s aggregate tax basis in the shares of Class A common stock received in the redemption generally should equal the U.S. holder’s aggregate tax basis in the warrants redeemed and the holding period for the shares of Class A common stock received should include the U.S. holder’s holding period for the surrendered warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated differently, including as, in part, a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of warrants. Accordingly, a U.S. holder is urged to consult its tax advisor regarding the tax consequences of a redemption of warrants for shares of Class A common stock.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our Class A common stock and warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

All U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our Class A common stock or warrants who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions

In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) made to a Non-U.S. holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend to a

Non-U.S. holder of warrants (as described above in “U.S. Holders — Possible Constructive Dividends”), it is possible that this tax would be withheld from any amount owed to the Non-U.S. holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of our Class A common stock, which will be treated as described below under “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A common stock or our warrants (including the expiration or redemption of our warrants), unless:

•        the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A common stock or warrants and certain exceptions do not apply.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (which will include any gain realized in connection with the redemption and may be reduced by certain U.S. source capital losses) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.

Exercise, Lapse or Redemption of a Warrant

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, or the redemption of a warrant held by a Non-U.S. holder generally will correspond to the U.S. federal income tax treatment of the exercise, lapse or redemption of a warrant by a U.S. holder, as described above under “U.S. Holders — Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise or redemption of a warrant results in a taxable exchange, the consequences would be similar to those described above under “Non-U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Class A common stock and warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

All Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding to them.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of thirty percent (30%) in certain circumstances on dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of thirty percent (30%), unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used here includes donees, pledgees, transferees or other successors-in-interest selling warrants, shares of Class A common stock or interests in shares of Class A common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their warrants, shares of Class A common stock or interests in shares of Class A common stock on any stock exchange, market or trading facility on which the warrants or shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of warrants, shares or interests therein:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•        a combination of any such methods of sale; and

•        any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the warrants or shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the warrants or shares of Class A common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the warrants or shares of Class A common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our warrants, shares of Class A common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the warrants or shares of Class A common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell warrants or our shares of Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the warrants or shares of Class A common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of warrants or shares offered by this prospectus, which warrants or shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of warrants or shares of Class A common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of Class A common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.

Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the warrants or our shares of Class A common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the warrants or shares of Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the warrants or shares of Class A common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of warrants or shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

LEGAL MATTERS

Davis Polk & Wardwell LLP has passed upon the validity of the MoneyLion Class A common stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of Fusion Acquisition Corp, as of December 31, 2020 (as restated), and for the period from March 6, 2020 (inception) through December 31, 2020 (as restated), included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of MoneyLion Inc. as of December 31, 2019 (as restated) and 2020 (as restated) and for each of the years in the two-year period ended December 31, 2020 included in this prospectus, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the shares of Class A common stock offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://www.moneylion.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Index to Financial Statements

FUSION ACQUISITION CORP.

Page
Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2021 (unaudited) and December 31, 2020	F-2

Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended June 30, 2021 and 2020 and for the Six Months ended June 30, 2021 and for the Period from March 6, 2020 (inception) Through June 30, 2020

F-3

Unaudited Condensed Consolidated Statement of Changes in Stockholders’ Equity for the Three Months Ended June 30, 2021 and 2020 and for the Six Months Ended June 30, 2021 and for the Period from March 6, 2020 (inception) Through June 30, 2020

F-4
Unaudited Condensed Consolidated Statement of Cash Flows for the Six Months Ended June 30, 2021 and for the Period from March 6, 2020 (inception) Through June 30, 2020	F-6
Unaudited Notes to Unaudited Condensed Consolidated Financial Statements	F-7

Financial Statements as of December 31, 2020 and for the period from March 6, 2020 (inception) to December 31, 2020 (As Restated)
Report of Independent Registered Public Accounting Firm	F-22
Financial Statements (as restated):
Balance Sheet	F-24
Statement of Operations	F-25
Statement of Changes in Stockholders’ Equity	F-26
Statement of Cash Flows	F-27
Notes to Financial Statements	F-28

MONEYLION, INC

FUSION ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current Assets
Cash	$13,735	$950,537
Prepaid expenses	97,122	113,562
Due from related party	30,000	—
Total Current Assets	140,857	1,064,099

Security deposit	329	329
Investment held in trust account	350,119,600	350,219,336
TOTAL ASSETS	$350,260,786	$351,283,764

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$270,889	$239,531
Income taxes payable	11,509	11,509
Total Current Liabilities	282,398	251,040

Derivative warrant liabilities	36,124,180	66,126,490
Deferred underwriting fee payable	13,150,000	13,150,000
Total Liabilities	49,556,578	79,527,530

Commitments and Contingencies
Class A common stock subject to possible redemption, 29,570,420 and 26,675,623 shares at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	295,704,200	266,756,230

Stockholders’ Equity
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 5,429,580 and 8,324,377 shares issued and outstanding (excluding 29,570,420 and 26,675,623 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	543	832
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,750,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	875	875
Additional paid-in capital	15,319,795	44,267,467
Accumulated deficit	(10,321,205)	(39,269,179)
Total Stockholders’ Equity	5,000,008	5,000,004
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$350,260,786	$351,283,764

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FUSION ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30, 2021	For the Period from March 6, 2020 (Inception) through June 30, 2020
	2021	2020
General and operating expenses	$680,231	$552,414	$1,126,692	$553,414
Loss from operations	(680,231)	(552,414)	(1,126,692)	(553,414)

Other (expense) income:
Interest earned on marketable securities held in Trust Account	11,723	—	72,356	—
Change in fair value of derivative warrant liabilities	(6,235,562)	(1,066,689)	30,002,310	(1,066,689)
Other (expense) income, net	(6,223,839)	(1,066,689)	30,074,666	(1,066,689)

(Loss) income before provision for income taxes	(6,904,070)	(1,619,103)	28,947,974	(1,620,103)
Benefit from income taxes	2,233	—	—	—
Net (loss) income	$(6,901,837)	$(1,619,103)	$28,947,974	$(1,620,103)

Weighted average shares outstanding of Class A redeemable common stock	35,000,000	35,000,000	35,000,000	35,000,000
Basic and diluted income per share, Class A redeemable common stock	—	—	—	—

Weighted average shares outstanding of Class B non-redeemable common stock	8.750,000	8.750,000	8.750,000	8.750,000
Basic and diluted net income (loss) per share, Class B non-redeemable common stock	(0.79)	(0.19)	3.30	(0.19)

In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 Founder Shares were forfeited and 1,125,000 Founder Shares are no longer subject to forfeiture. As a result, at June 30, 2020, there are effectively 8,750,000 Founder Shares outstanding.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FUSION ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

THREE AND SIX MONTHS ENDED JUNE 30, 2021
	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	8,324,377	$832	8,750,000	$875	$44,267,476	$(39,269,179)	$5,000,004
Change in value of Class A common stock subject to possible redemption	(3,584,981)	(358)	—	—	(35,849,452)	—	(35,849,810)
Net income	—	—	—	—	—	35,849,811	35,849,811
Balance – March 31, 2021	4,739,396	$474	8,750,000	$875	$8,418,024	$(3,419,368)	$5,000,005
Change in value of Class A common stock subject to possible redemption	690,184	69	—	—	6,901,771	—	6,901,840
Net loss	—	—	—	—	—	(6,901,837)	(6,901,837)
Balance – June 30, 2021	5,429,580	$543	8,750,000	$875	$15,319,795	$(10,321,205)	$5,000,008

FOR THE PERIOD FROM MARCH 6, 2020 (INCEPTION) THROUGH JUNE 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – March 6, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	—	—	8,768,750	877	24,123	—	25,000

Net loss	—	—	—	—	—	(1,000)	(1,000)

Balance – March 31, 2020	—	—	8,768,750	877	24,123	(1,000)	24,000

Sale of 35,000,000 Units, net of underwriting discounts and offering expenses	35,000,000	3,500	—	—	310,996,913	—	311,000,413

Forfeiture of Founder Shares	—	—	(18,750)	(2)	2	—	—

Common stock subject to possible redemption	(30,440,530)	(3,044)	—	—	(304,402,257)	—	(304,405,301)

Net loss	—	—	—	—	—	(1,619,103)	(1,619,103)
Balance – June 30, 2020	4,559,470	$456	8,750,000	$875	$6,618,781	$(1,620,103)	$5,000,009

____________

(1)      Included 1,143,750 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. On May 28, 2020, the Company effected a 1:1.25 stock split with respect to the Class B common stock, on June 24, 2020, the Company effected a 1:1.20 stock split with respect to the Class B common stock and on June 25, 2020, the Company effected a 1:1.01666 stock split with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares (see Note 5).

In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 Founder Shares were forfeited and 1,125,000 Founder Shares are no longer subject to forfeiture. As a result, at June 30, 2020, there are 8,750,000 Founder Shares outstanding.

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FUSION ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30, 2021	For the Period from March 6, 2020 (Inception) Through June 30, 2020
Cash Flows from Operating Activities:
Net income (loss)	$28,947,974	$(1,620,103)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(30,002,310)	1,066,689
Interest earned on marketable securities held in Trust Account	(72,356)	—
Expenses allocated to operations from offering costs related to derivative warrant liability	—	551,352
Changes in operating assets and liabilities:
Prepaid expenses	16,440	(28,116)
Accrued expenses	31,358	—
Net cash used in operating activities	(1,078,894)	(30,178)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(350,000,000)
Cash withdrawn from Trust Account to pay franchise and income taxes	172,092
Net cash provided by (used in) investing activities	172,092	(350,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	343,900,000
Proceeds from sale of Private Placement Warrants	—	8,100,000
Due from related party	(30,000)
Proceeds from promissory note – related party	—	32,378
Repayment of promissory note – related party	—	(186,165)
Payments of offering costs	—	(405,252)
Net cash provided by (used in) financing activities	(30,000)	351,440,961

Net Change in Cash	(936,802)	1,410,783
Cash – Beginning of the period	950,537	—
Cash – End of the period	$13,735	$1,410,783

Non-Cash Financing Activities:
Change in value of Class A common stock subject to possible redemption	$28,947,970	$—
Initial classification of common stock subject to possible redemption	—	304,405,301
Deferred offering costs paid directly by Sponsor in consideration for the issuance of Class B common stock	$—	$25,000
Deferred offering costs paid through promissory note – related party	$—	$153,787
Deferred underwriting fee payable	—	13,150,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Fusion Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on March 6, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, however, the Company intends to concentrate its efforts identifying businesses in the financial services industry, with particular emphasis on businesses in the wealth, financial advice, investment, and asset management sectors or those that are providing or changing technology for traditional financial services.

The Company has one subsidiary, ML Merger Sub, Inc., a wholly-owned subsidiary of the Company incorporated in Delaware on February 9, 2021 (“Merger Sub”).

As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021, relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of MoneyLion Inc. (“MoneyLion”) (see Note 6). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on June 25, 2020. On June 30, 2020, the Company consummated the Initial Public Offering of 35,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $350,000,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,100,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Fusion Sponsor LLC (the “Sponsor”), generating gross proceeds of $8,100,000, which is described in Note 4. The Private Placement Warrants had an estimated fair value of $9,166,689 as of the closing of the Initial Public Offering, resulting in a $1,066,689 non-cash loss to the Company equal to the excess of fair value over the cash received for the Private Placement Warrants.

Transaction costs amounted to $19,834,039, consisting of $6,100,000 of underwriting fees, $13,150,000 of deferred underwriting fees and $584,039 of other offering costs.

Following the closing of the Initial Public Offering on June 30, 2020, an amount of $350,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the Company’s signing a definitive agreement in connection with its initial Business Combination.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until December 31, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by December 31, 2021, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 31, 2021.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A as filed with the SEC on May 6, 2021. The interim results for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed consolidated financial statements is the determination of the fair value of the warrant liability. Accordingly, the actual results could differ significantly from those estimates.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption are classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, the 29,570,420 and 26,675,623 shares of Class A common stock subject to possible redemption at June 30, 2021 and December 31, 2020, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheet.

Warrant Liabilities

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815. The Company accounts for its outstanding Public Warrants and Private Placement Warrants (collectively, the “Warrants”) in accordance with the guidance contained in Accounting Standards Codification 815-40, “Derivatives and Hedging — Contracts on an Entity’s Own Equity” (“ASC 815-40”) and determined that the Warrants do not meet the criteria for equity treatment thereunder. As such, each Warrant must be recorded as a liability and is subject to re-measurement at each balance sheet date and any change in fair value is recognized in the Company’s statements of operations.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the Private Placement Warrants was estimated using a Black-Scholes Option Pricing Model. The Public Warrants were valued using the instrument’s publicly listed trading price.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of June 30, 2021 and December 31, 2020, the Company had a deferred tax asset of approximately $221,000 and $95,000, respectively, which had a full valuation allowance recorded against it.

The Company’s currently taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three and six months ended June 30, 2021, the Company recorded benefit from income taxes of $2,233 and no income tax expense, respectively. The Company’s effective tax rate for the three and six months ended June 30, 2021, was approximately 0.0%, which differs from the expected income tax rate due to the start-up costs (discussed above) which are not currently deductible and to permanent difference related to the change in the fair value of the derivative warrant liabilities. The provision for income taxes was deemed to be de minimis for the three months ended June 30, 2021 and for the period from March 6, 2020 (inception) through June 30, 2020.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

Net income (loss) common per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 25,600,000 shares of common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per share is the same as basic income (loss) per share for the periods presented.

The Company’s condensed statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account net of applicable franchise and income taxes, by the weighted average number of shares of Class A redeemable common stock outstanding since original issuance. Net income (loss) per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net income (loss), adjusted for net income (loss) attributable to Class A redeemable common stock, by the weighted average number of shares of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30, 2021	For the Period From March 6, 2020 (inception) through June 30, 2020
	2021	2020
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	$11,723	$—	$72,356	$—
Less: Income and Franchise Tax available to be withdrawn from the Trust Account	(11,723)	—	(72,356)
Redeemable Net Earnings	$—	$—	$—	$—
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	35,000,000	35,000,000	35,000,000	35,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	$0.00	$0.00	$0.00	$0.00

Non-Redeemable Class B Common Stock
Numerator: Net (Loss) Income minus Redeemable Net Earnings
Net (Loss) Income	$(6,901,837)	$(1,619,103)	$28,947,974	$(1,620,103)
Non-Redeemable Net (Loss) Income	$(6,901,837)	$(1,619,103)	$28,947,974	$(1,620,103)
Denominator: Weighted Average Non-Redeemable Class B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted(1)	8,750,000	8,750,000	8,750,000	8,750,000
(Loss) Income/Basic and Diluted Non-Redeemable Class B Common Stock	$(0.79)	$(0.19)	$3.30	$(0.19)

____________

(1)      For the three and six months ended June 30, 2021, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the stockholders.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature, except for the derivative warrant liabilities (see Note 9).

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 as of January 1, 2021 and the adoption did not have an impact on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 35,000,000 Units at a price of $10.00 per Unit, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,100,000 Private Placement Warrants, at a price of $1.00 per warrant, for an aggregate purchase price of $8,100,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In March 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”). On May 28, 2020, the Company effected a 1:1.25 stock split with respect to the Class B common stock, on June 24, 2020, the Company effected a 1:1.20 stock split with respect to the Class B common stock and on June 25, 2020, the Company effected a 1:1.01666 stock split with respect to the Class B common stock, resulting in the Sponsor holding an aggregate

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

of 8,768,750 Founder Shares. In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 Founder Shares were forfeited and 1,125,000 Founder Shares are no longer subject to forfeiture. As a result of the foregoing, there are 8,750,000 Founder Shares outstanding as of June 30, 2021 and December 31, 2020.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Subsequently, in connection with the execution of the Merger Agreement, the Sponsor entered into a support agreement (the “Sponsor Support Agreement”) with the Company, MoneyLion and the Company’s directors and officers (the “Insiders”), pursuant to which the Sponsor agreed, among other things, to vote all shares of Subject Securities (as defined in the Sponsor Support Agreement), and take certain other actions in support of the Business Combination. In addition, the Company, the Sponsor and the Insiders agreed to amend that certain letter agreement, dated as of June 25, 2020, so that the Lock-Up Period (as defined in the Sponsor Support Agreement) applicable to the Subject Securities (other than any Private Placement Warrants (as defined in the Merger Agreement)) held by the Sponsor will end on the earlier of (a) 180 days after the effective date of the Merger Agreement (the “Effective Date”) and (b) the date on which the closing price of the shares of Class A common stock of New MoneyLion is equal to or greater than $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; provided that, for purposes of this clause (b), the measurement period for determining the closing price of the share of Class A common stock of New MoneyLion shall commence no earlier than 60 days following the Effective Date.

Due from Related Party

As of June 30, 2021, the Company paid for certain operating costs on behalf of Fusion Acquisition Corp. II amounting to $30,000. These amounts are non-interest bearing and were repaid in July 2021.

Administrative Support Agreement

The Company entered into an agreement, commencing on June 25, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor $10,000 per month for office space, secretarial, and administrative services. For the three months ended June 30, 2021 and 2020, the Company incurred $30,000 and $-0-, respectively, in fees for these services. For the six months ended June 30, 2021 and for the period from March 6, 2020 (inception) through June 30, 2020, the Company incurred $60,000 and $-0-, respectively, in fees for these services. At June 30, 2021 and December 31, 2020, there was $120,000 and $60,000 of such fees included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets, respectively.

Management Fee

On July 7, 2020, the Company’s board of directors approved payments of $15,000 per month to the Company’s Chief Financial Officer for services rendered to the Company commencing on June 25, 2020 and continuing through the earlier of consummation of a Business Combination or the Company’s liquidation. For the three months ended June 30, 2021 and 2020, the Company incurred and paid $45,000 and $0 in fees for these services, respectively. For the six months ended June 30, 2021 and for the period from March 6, 2020 (inception) through June 30, 2020, the Company incurred and paid $90,000 and $0 in fees for these services, respectively.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2021 and December 31, 2020, no Working Capital Loans were outstanding.

NOTE 6. COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on June 25, 2020, the holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 4,575,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. In connection with the closing of the Initial Public Offering on June 30, 2020, the underwriters partially exercised their over-allotment option to purchase an additional 4,500,000 Units at $10.00 per Unit and forfeited the option to exercise the remaining 75,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $6,100,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of (i) 3.5% of the gross proceeds of the initial 30,500,000 Units sold in the Initial Public Offering, or $10,675,000, and (ii) 5.5% of the gross proceeds from the Units sold pursuant to the over-allotment option, or $2,475,000. Up to 10% of the deferred commission relating

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 6. COMMITMENTS (cont.)

to the base offering may be paid at the sole discretion of the Company to third parties not participating in the Initial Public Offering (but who are members of FINRA) that assist the Company in consummating the Business Combination. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On February 11, 2021, the Company entered into an agreement and plan of merger (the “Merger Agreement”), by and among the Company, Merger Sub and MoneyLion, which provides for Merger Sub to merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of the Company (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, the Company will be renamed as determined by MoneyLion and is referred to herein as “New MoneyLion” as of the time following such change of name.

Under the Merger Agreement, the Company has agreed to acquire all of the outstanding shares of common stock of MoneyLion for $2,200,000,000 in aggregate consideration. MoneyLion stockholders will receive shares of Class A common stock of New MoneyLion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the Merger Agreement) exceeds $260,000,000 and (B) $100,000,000, together with a contingent right to receive a pro rata portion of up to 17,500,000 shares of Class A common stock of New MoneyLion (the “Earn Out Shares”).

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 5,429,580 and 8,324,377 shares of Class A common stock issued or outstanding, excluding 29,570,420 and 26,675,623 shares of common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At June 30, 2021 and December 31, 2020, there were 8,750,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

NOTE 8. WARRANT LIABILITIES

There are 17,500,000 Public Warrants and 8,100,000 Private Placement Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Initial Public Offering and (b) 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash.    Once the warrants become exercisable, the Company may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 8. WARRANT LIABILITIES (cont.)

•        if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, and will be entitled to certain registration rights (see Note 6). Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At June 30, 2021, assets held in the Trust Account were comprised of $350,119,600 in Money Market Funds primarily invested in U.S. securities. At December 31, 2020, assets held in the Trust Account were comprised of $642 in cash and $350,218,694 in U.S. Treasury securities. Through June 30, 2021, the Company withdrew $172,392 of interest earned on the Trust Account to pay for its franchise and income tax obligations, of which $172,392 was withdrawn during the three months ended June 30, 2021.

The following table presents information about the gross holding gains (losses) and fair value of held-to-maturity securities at June 30, 2021 and December 31, 2020:

	Held-To-Maturity	Amortized Cost	Gross Holding Gain (Loss)	Fair Value
December 31, 2020	U.S.TreasurySecurities (Mature on 2/25/2021)	$350,218,694	$(4,298)	$350,214,396

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	June 30, 2021	December 31, 2020
Assets:
Investments held in Trust Account	1	$350,119,600	$350,218,694

Liabilities:
Warrant Liability – Public Warrants	1	$24,498,250	$44,800,000
Warrant Liability – Private Placement Warrants	3	$11,625,930	$21,326,490

FUSION ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

As of June 30, 2021 and December 31, 2020, respectively, the recorded values of cash, accounts payable and accrued expenses and franchise tax payable approximate their fair values due to the short-term nature of these instruments.

The warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statement of operations.

The Public Warrants are measured at fair value on a recurring basis. The Public Warrants were valued using the instrument’s publicly listed trading price, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market. The Private Placement Warrants were valued using a Black-Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The primary unobservable inputs utilized in determining fair value of the Private Placement Warrants is the expected volatility of the Company’s common stock.

The following table presents the quantitative information regarding Level 3 fair value measurements:

	June 30, 2021	December 31, 2020
Unit price	$9.95	$11.30
Strike Price	$11.50	$11.50
Term (Years)	5.00	5.50
Volatility	20.5%	25.0%
Risk-free rate	0.88%	0.43%
Dividend yield	0.0%	0.0%

The following table presents the changes in the fair value of the Level 3 warrant liabilities:

Private Placement
Fair value as of January 1, 2021	$21,326,490
Change in valuation inputs or other assumptions(1)	(9,700,560)
Fair value as of June 30, 2021	$11,625,930

____________

(1)      Changes in valuation are recognized as a change in fair value of warrant liabilities in the condensed consolidated statement of operations.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
Fusion Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Fusion Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from March 6, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from March 6, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by December 31, 2021 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 6, 2021

FUSION ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020
(AS RESTATED)

ASSETS
Current assets
Cash	$950,537
Prepaid expenses	113,562
Total Current Assets	1,064,099
Security deposit	329
Marketable securities held in trust account	350,219,336
Total Assets	$351,283,764

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$239,531
Income tax payable	11,509
Total Current Liabilities	251,040

Deferred underwriting fee payable	13,150,000
Derivative warrant liability	66,126,490
Total Liabilities	79,527,530

Commitments and contingencies

Class A common stock subject to possible redemption, 26,675,623 shares at $10.00 per share redemption value	266,756,230

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; 8,324,377 shares issued and outstanding (excluding 26,675,623 shares subject to possible redemption)	832
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 8,750,000 shares issued and outstanding	875
Additional paid-in capital	44,267,476
Accumulated deficit	(39,269,179)
Total Stockholders’ Equity	5,000,004
Total Liabilities and Stockholders’ Equity	$351,283,764

The accompanying notes are an integral part of these financial statements.

FUSION ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM MARCH 6, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

Formation and operating costs	$1,167,417
Loss from operations	(1,167,417)

Other income (expense):
Change in fair value of public warrant liability	(25,725,000)
Change in fair value of private placement warrant liability	(12,584,590)
Interest earned on investments held in Trust Account	219,337

Loss before provision for income taxes	(39,257,670)
Provision for income taxes	(11,509)
Net loss	$(39,269,179)

Weighted average shares outstanding of Class A redeemable common stock	35,000,000
Basic and diluted income per share, Class A redeemable common stock	$0.00

Weighted average shares outstanding of Class B non-redeemable common stock	8,750,000
Basic and diluted net loss per share, Class B non-redeemable common stock	$(4.49)

The accompanying notes are an integral part of these financial statements.

FUSION ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM MARCH 6, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – March 6, 2020 (Inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B common stock to Sponsor	—	—	—	877	24,123	—	25,000

Sale of 35,000,000 Units, net of underwriting discounts, offering costs and derivative liabilities for public warrants	35,000,000	3,500	—	—	310,996,913	—	311,000,413

Sale of 8,100,000 private placement warrants	—	—	—	—		—

Forfeiture of Founder Shares	—	—	(18,750)	(2)	2	—	—

Class A common stock subject to possible redemption	(26,675,623)	(2,668)	—	—	(266,753,562)	—	(266,756,230)

Net loss	—	—	—	—	—	(39,269,179)	(39,269,179)

Balance – December 31, 2020	8,324,377	$832	8,750,000	$875	$44,267,476	$(39,269,179)	$5,000,004

The accompanying notes are an integral part of these financial statements.

FUSION ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM MARCH 6, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(AS RESTATED)

Cash Flows from Operating Activities:
Net loss	$(39,269,179)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(219,337)
Change in fair value of derivative public warrant liabilities	25,725,000
Change in fair value of private placement warrant liability	12,584,590
Expenses allocated to operations from offering costs related to derivative warrant liability	551,352
Changes in operating assets and liabilities:
Prepaid expenses	(113,562)
Security deposit	(329)
Accounts payable and accrued expenses	239,532
Income taxes payable	11,509
Net cash used in operating activities	(490,424)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	(350,000,000)
Net cash used in investing activities	(350,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	343,900,000
Proceeds from sale of Private Placement Warrants	8,100,000
Proceeds from promissory note– related party	32,378
Repayment of promissory note– related party	(186,165)
Payment of offering costs	(405,252)
Net cash provided by financing activities	351,440,961

Net Change in Cash	950,537
Cash– Beginning of period	—
Cash– End of period	$950,537

Non-Cash financing activities:
Initial classification of Class A common stock subject to possible redemption	$304,405,300
Change in value of Class A common stock subject to possible redemption	$(37,649,070)
Deferred underwriting fee payable	$13,150,000
Offering costs paid directly by Sponsor in consideration for the issuance of Class B common stock	$25,000
Offering costs paid through promissory note– related party	$153,787
Initial value of derivative warrant liabilities in connection with initial public offering and private placement	$28,883,589

The accompanying notes are an integral part of these financial statements.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Fusion Acquisition Corp. (the “Company”) was incorporated in Delaware on March 6, 2020. The Company was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, however, the Company intends to concentrate its efforts identifying businesses in the financial services industry, with particular emphasis on businesses in the wealth, financial advice, investment, and asset management sectors or those that are providing or changing technology for traditional financial services.

The Company has one subsidiary, ML Merger Sub, Inc., a wholly-owned subsidiary of the Company incorporated in Delaware on February 9, 2021 (“Merger Sub”).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from March 6, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of MoneyLion Inc. (“MoneyLion”) (see Note 11). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on June 25, 2020. On June 30, 2020, the Company consummated the Initial Public Offering of 35,000,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $350,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 8,100,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Fusion Sponsor LLC (the “Sponsor”), generating gross proceeds of $8,100,000, which is described in Note 5. The Private Placement Warrants had an estimated fair value of $9,166,689 as of the closing of the Initial Public Offering, resulting in a $1,066,689 non-cash loss to the Company equal to the excess of fair value over the cash received for the Private Placement Warrants.

Transaction costs amounted to $19,834,039, consisting of $6,100,000 of underwriting fees, $13,150,000 of deferred underwriting fees and $584,039 of other offering costs.

Following the closing of the Initial Public Offering on June 30, 2020, an amount of $350,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) located in the United States and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more operating businesses or assets that together have an aggregate fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting commissions) at the time of the Company’s signing a definitive agreement in connection with its initial Business

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires an interest in the target business or assets sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange rules and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange rules, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until December 31, 2021 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by December 31, 2021, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 31, 2021.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding warrants as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant.

Upon review of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPACs)” promulgated by the SEC on April 12, 2021, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. An instrument would be considered indexed to an entity’s own stock if its settlement amount were equal the difference between the fair value of a fixed number of the entity’s equity shares and a fixed monetary amount or an instrument that includes variables that would be inputs to the fair value of a fixed-for-fixed forward or option on equity shares. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s warrants are not indexed to the Company’s common shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares.

As a result of the above, the Company is reclassifying the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did have an effect on the Company’s previously reported operating expenses and cash flows. Since the warrants were issued on June 30, 2020, it would have an effect on the profit and loss because of the allocation of the IPO expenses to the warrants on the balance sheet as of March 31, 2020 (unaudited) as well as the respective statements of operations for the period from March 6, 2020 (inception) through March 31, 2020 (unaudited), three months ended June 30, 2020 (unaudited) and period from March 6, 2020 (inception) through June 30, 2020 (unaudited).

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustment	As Restated
Balance Sheet as of June 30, 2020 (audited)
Warrant liability	$—	28,883,589	$28,883,589
Total Liabilities	13,150,000	28,883,589	42,033,589
Class A common stock, subject to redemption	333,288,890	(28,883,589)	304,405,301
Class A Common Stock	167	289	456
Additional paid-in capital	5,001,029	1,617,752	6,618,781
Accumulated deficit	(2,062)	(1,618,041)	(1,620,103)
Total Stockholders’ Equity (deficit)	5,000,010	—	5,000,010
Balance Sheet as of September 30, 2020 (unaudited)
Warrant Liability	$—	$28,046,317	$28,046,317
Total Liabilities	13,242,334	28,046,317	41,288,651
Class A Common Stock, subject to possible redemption	333,100,530	(28,046,317)	305,054,213
Class A common stock	169	289	458
Additional paid-in capital	5,189,387	780,480	5,969,867
Accumulated deficit	(190,427)	(780,769)	(971,196)
Total Stockholders’ Equity (deficit)	5,000,004	—	5,000,004
Balance Sheet as of December 31, 2020 (audited)
Warrant Liability	$—	$66,126,490	$66,126,490
Total Liabilities	13,401,040	66,126,490	79,527,530
Class A common stock	332,882,720	(66,126,490)	266,756,230
Shareholder’s equity Class A Common Stock	171	661	832
Additional paid-in capital	5,407,195	38,860,281	44,267,476
Accumulated deficit	(408,237)	(38,860,942)	(39,269,179)
Total Stockholders’ Equity (deficit)	5,000,004	—	5,000,004

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Statement of Operations for the period from March 6, 2020 to June 30, 2020 (unaudited)
Formation and operating costs	$2,062	$551,352	$553,414
Change in the fair value of the warrants		1,066,689	1,066,689
(Loss) Gain before provision for income taxes	(2,062)	(1,618,041)	(1,620,103)
Provision for income taxes	—	—	—
Net (loss) gain	(2,062)	(1,618,041)	(1,620,103)
Basic and diluted net income per common share, Class A	—	—	—
Basic and diluted net (loss) income per common share, Class B	(0.00)	(0.19)	(0.19)
Statement of Operations for the three months ended September 30, 2020 (unaudited)
Formation and operating costs	284,765	—	284,765
Change in fair value of warrants	$—	$837,272	$837,272
(Loss) Gain before provision for income taxes	(176,031)	837,272	661,241
Provision for income taxes	(12,334)	—	(12,334)
Net (loss) gain	(188,365)	837,272	(648,907)
Basic and diluted net income per common share, Class A	0.00	0.02	0.02
Basic and diluted net (loss) income per common share, Class B	(0.03)	(0.04)	(0.07)
Statement of Operations for the Period From March 6, 2020 (inception) to September 30, 2020 (unaudited)
Formation and operating costs	$286,827	$551,352	$838,179
Loss from operations	(286,827)	(551,352)	(838,179)
Change in fair value of derivative warrant liability	—	(229,417)	(229,417)
(Loss) Gain before provision for income taxes	(178,093)	(780,769)	(958,862)
Provision for income taxes	(12,334)	—	(12,334)
Net (loss) gain	(190,427)	(780,769)	(971,196)
Basic and diluted net income per common share, Class A	0.00	0.00	0.00
Basic and diluted net (loss) income per common share, Class B	(0.03)	0.06	(0.03)
Statement of Operations for the Period From March 6, 2020 (inception) to December 31, 2020 (audited)
Formation and operating costs	$616,065	$551,352	$1,167,417
Loss from operations	(616,065)	(551,352)	(1,167,417)
Change in fair value of warrants	—	(38,309,590)	(38,309,590)
Loss before provision for income taxes	(396,728)	(38,860,942)	(39,257,670)
Provision for income taxes	11,509	—	11,509
Net (loss) gain	(408,237)	(38,860,942)	(39,269,179)
Basic and diluted net income per common share, Class A	0.00	—	—
Basic and diluted net (loss) income per common share, Class B	(0.05)	(4.44)	(4.49)

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

Statement of Cash Flows	As Previously Reported	Adjustments	As Restated
Period from March 6, 2020 (inception) to June 30, 2020 (unaudited)
Cash flows from Operating Activities:
Net loss	$(2,062)	$(1,618,041)	$(1,620,103)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses allocated to operations from offering costs related to derivative warrant liability	—	1,618,041	1,618,041
Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	333,288,890	(28,883,589)	304,405,301
Adjustment of common stock par value		289	289
Period from March 6, 2020 (inception) to September 30, 2020 (unaudited)
Cash flows from Operating Activities:
Net (loss)/gain	$(190,427)	$(780,769)	$(971,196)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants	$—	229,417	229,417
Expenses allocated to operations from offering costs related to derivative warrant liability	—	551,352	551,352
Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	333,288,890	(28,046,317)	305,242,573
Change in value of common stock subject to possible redemption	(188,360)	(460,552)	(648,912)
Adjustment of common stock par value		289	289
Period from March 6, 2020 (inception) to December 31, 2020 (audited)
Cash flows from Operating Activities:
Net loss	$(408,237)	$(38,860,942)	$(39,269,179)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrants	$—	38,309,590	38,309,590
Expenses allocated to operations from offering costs related to derivative warrant liability	—	1,618,041	1,618,041
Non-cash investing and financing activities:
Initial classification of common stock subject to possible redemption	333,288,890	(66,126,490)	267,162,400
Change in value of common stock subject to possible redemption	(406,170)	38,704,153	38,397,983

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, the 33,286,067 shares of Class A common stock subject to possible redemption at December 31, 2020 is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Warrant Liability

The Company accounts for its outstanding Public Warrants and Private Placement Warrants (collectively, the “Warrants”) in accordance with the guidance contained in Accounting Standards Codification 815-40, “Derivatives and Hedging — Contracts on an Entity’s Own Equity” (“ASC 815-40”) and determined that the Warrants do not meet the criteria for equity treatment thereunder. As such, each Warrant must be recorded as a liability and is subject to re-measurement at each balance sheet date and any change in fair value is recognized in the Company’s statements of operations.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the public warrants was estimated using a Monte Carlo simulation implementing the Black-Scholes Option Pricing Model that was modified to capture the redemption features of the public warrants as of each relevant date.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Loss per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Sponsor, if any. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 25,600,000 shares of common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method. As a result, diluted loss per share is the same as basic loss per share for the period presented.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net loss per common share, basic and diluted, for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account net of applicable franchise and income taxes, by the weighted average number of shares of Class A redeemable common stock outstanding since original issuance. Net loss per share, basic and diluted, for Class B non-redeemable common stock is calculated by dividing the net loss, adjusted for net income attributable to Class A redeemable common stock, by the weighted average number of shares of Class B non-redeemable common stock outstanding for the period. Class B non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	For the Period From March 6, 2020 (inception) Through December 31, 2020
	As Previously Report	Adjustments	As Restated
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest Income	219,337	—	219,337
Income and Franchise Tax	(176,040)		(176,040)
Net Earnings	43,297	—	43,297
Denominator: Weighted Average Redeemable Class A Common Stock
Redeemable Class A Common Stock, Basic and Diluted	35,000,000	—	35,000,000
Earnings/Basic and Diluted Redeemable Class A Common Stock	0.00	—	0.00
Non-Redeemable Class B Common Stock
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	(408,237)	(38,860,942)	(39,269,179)
Redeemable Net Earnings	(43,297)	—	(43,297)
Non-Redeemable Net Loss	(451,534)	(38,860,942)	(39,312,476)
Denominator: Weighted Average Non-Redeemable Class B Common Stock
Non-Redeemable Class B Common Stock, Basic and Diluted	8,750,000	—	8,750,000
Loss/Basic and Diluted Non-Redeemable Class B Common Stock	(0.05)	(4.44)	(4.49)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 35,000,000 Units at a price of $10.00 per Unit, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 8,100,000 Private Placement Warrants, at a price of $1.00 per warrant, for an aggregate purchase price of $8,100,000. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In March 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration of 5,750,000 shares of the Company’s Class B common stock (the “Founder Shares”). On May 28, 2020, the Company effected a 1:1.25 stock split with respect to the Class B common stock, on June 24, 2020, the Company effected a 1:1.20 stock split with respect to the Class B common stock and on June 25, 2020, the Company effected a 1:1.01666 stock split with respect to the Class B common stock, resulting in the Sponsor holding an aggregate of 8,768,750 Founder Shares. All share and per-share amounts have been retroactively restated to reflect the stock splits. The Founder Shares included an aggregate of up to 1,143,750 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would collectively represent approximately 20% of the Company’s issued and outstanding shares after the Initial Public Offering. In connection with the underwriters’ partial exercise of the over-allotment option and the forfeiture of the remaining over-allotment option, 18,750 Founder Shares were forfeited and 1,125,000 Founder Shares are no longer subject to forfeiture. As a result, there are 8,750,000 Founder Shares outstanding as of December 31, 2020.

The Sponsor previously agreed pursuant to a letter agreement, dated as of June 25, 2020, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

Subsequently, in connection with the execution of the Merger Agreement, the Sponsor entered into a support agreement (the “Sponsor Support Agreement”) with the Company, MoneyLion and the Company’s directors and officers (the “Insiders”), pursuant to which the Sponsor agreed, among other things, to vote all shares of Subject Securities (as defined in the Sponsor Support Agreement), and take certain other actions in support of the Business Combination. In addition, the Company, the Sponsor and the Insiders agreed to amend that certain letter agreement, dated as of June 25, 2020, so that the Lock-Up Period (as defined in the Sponsor Support Agreement) applicable to the Subject Securities (other than any Private Placement Warrants (as defined in the Merger Agreement)) held by the Sponsor will end on the earlier of (a) 180 days after the effective date of the Merger Agreement (the “Effective Date”) and (b) the date on which the closing price of the shares of Class A common stock of New MoneyLion is equal to or greater than $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period; provided that, for purposes of this clause (b), the measurement period for determining the closing price of the share of Class A common stock of New MoneyLion shall commence no earlier than 60 days following the Effective Date.

Administrative Support Agreement

The Company entered into an agreement, commencing on June 25, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor $10,000 per month for office space, secretarial, and administrative services. For period from March 6, 2020 (inception) through December 31, 2020, the Company incurred $60,000 in fees for these services, which are included in accrued expenses in the accompanying balance sheet.

Management Fee

On July 7, 2020, the Company’s board of directors approved payments of $15,000 per month to the Company’s Chief Financial Officer for services rendered to the Company commencing on June 25, 2020 and continuing through the earlier of consummation of a Business Combination or the Company’s liquidation. For the period from March 6, 2020 (inception) through December 31, 2020, the Company incurred and paid $90,000 in fees for these services.

Promissory Note — Related Party

On March 10, 2020, the Sponsor issued an unsecured promissory note to the Company (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $200,000. The Promissory Note was non-interest bearing and payable on the earlier of December 31, 2020 or the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $186,165 was repaid on June 30, 2020.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, no Working Capital Loans were outstanding.

NOTE 7. COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on June 25, 2020, the holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 4,575,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. In connection with the closing of the Initial Public Offering on June 30, 2020, the underwriters partially exercised their over-allotment option to purchase an additional 4,500,000 Units at $10.00 per Unit and forfeited the option to exercise the remaining 75,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per Unit, or $6,100,000 in the aggregate. In addition, the underwriters are entitled to a deferred fee of (i) 3.5% of the gross proceeds of the initial 30,500,000 Units sold in the Initial Public Offering, or $10,675,000, and (ii) 5.5% of the gross proceeds from the Units sold pursuant to the over-allotment option, or $2,475,000. Up to 10% of the deferred commission relating to the base offering may be paid at the sole discretion of the Company to third parties not participating in the Initial Public Offering (but who are members of FINRA) that assist the Company in consummating the Business Combination. The deferred fee will be forfeited by the underwriters solely in the event that the Company fails to complete a Business Combination, subject to the terms of the underwriting agreement.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were 1,713,933 shares of Class A common stock issued and outstanding, excluding 33,286,067 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At December 31, 2020, there were 8,750,000 shares of Class B common stock issued and outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by public stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 12 months from the closing of the Initial Public Offering and (b) 30 days after the completion of a Business Combination.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue any shares of Class A common stock upon exercise of a warrant unless the share of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement registering the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. STOCKHOLDERS’ EQUITY (cont.)

any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of warrants for cash.    Once the warrants become exercisable, the Company may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A common stock and equity-linked securities for capital raising purposes in connection with the closing of our initial business combination as described elsewhere in this prospectus) for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, it may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (the “Newly Issued Price”) (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. STOCKHOLDERS’ EQUITY (cont.)

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, and will be entitled to certain registration rights (see Note 7). Additionally, the Private Placement Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. INCOME TAX

The Company’s net deferred tax asset is as follows:

December 31, 2020
Deferred tax asset
Organizational costs/Startup expenses	$94,822
Total deferred tax asset	94,822
Valuation allowance	(94,822)
Deferred tax asset, net of allowance	$—

The income tax provision consists of the following:

December 31, 2020
Federal
Current	$11,509
Deferred	(94,822)

State
Current	$—
Deferred	—
Change in valuation allowance	94,822
Income tax provision	$11,509

As of December 31, 2020, the Company did not have any U.S. federal and state net operating loss carryovers available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from March 6, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $94,822.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. INCOME TAX (cont.)

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

December 31, 2020
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in valuation allowance	(24.0)%
Income tax provision	(3.0)%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 10. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:    Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:    Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:    Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2020, assets held in the Trust Account were comprised of $642 in cash and $350,218,694 in U.S. Treasury securities. During the year ended December 31, 2020, the Company did not withdraw any interest income from the Trust Account.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity securities at December 31, 2020 are as follows:

	Level	Fair Value at December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$350,218,694

Liabilities:
Warrant Liability– Public Warrants	1	$44,800,000
Warrant Liability– Private Placement Warrants	3	$21,326,510

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period. There were no transfers between levels for the year ended December 31, 2020 other than the transfer of the public warrants from Level 3 to Level 1.

The warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

Initial Measurement — Public Warrants

The Company established the initial fair value for the public warrants on June 30, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation implementing the Black-Scholes Option Pricing Model that was modified to capture the redemption features of the public warrants. The underlying assumptions in the Black-Scholes option pricing model include the underlying share price, risk-free interest rate, estimated volatility and the expected term. The primary unobservable inputs utilized in determining the fair value of the public warrants are the expected volatility of the Company’s common stock and our common stock price. The expected volatility of our common stock was determined based on implied volatilities of public warrants issued by selected guideline companies and was estimated to be 10% before the expected business combination and 20% after the expected business combination. Our common stock price was determined based on an iterative procedure that matched the estimated value of the common stock and fractional warrant price to equate to the observed price of our outstanding units. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of valuation equal to the remaining expected life of the public warrants. The dividend yield percentage is zero because the Company does not currently pay dividends, nor does it intend to do so during the expected term of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. Inputs are re-evaluated each quarterly reporting period to estimate the fair market value of the private placement warrants as of the reporting period.

On June 30, 2020, the public warrants’ fair value was $1.13 per warrant for an aggregate value of $19.7 million.

Subsequent Measurement — Public Warrants

The public warrants are measured at fair value on a recurring basis. The public warrants were valued using the instrument’s publicly listed trading price as of September 30, 2020 and December 31, 2020, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.

As of September 30, 2020, the aggregate value of the public warrants was $19.1 million and as of December 31, 2020, the aggregate value of the public warrants was $44.8 million.

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

Initial Measurement — Private Placement Warrants

The private placement warrants were valued using a Black-Scholes option pricing model, which is considered to be a Level 3 fair value measurement. The underlying assumptions in the Black-Scholes option pricing model include the underlying share price, risk-free interest rate, estimated volatility and the expected term. The primary unobservable inputs utilized in determining fair value of the private placement warrants are the expected volatility of our common stock and our common stock price. The expected volatility of our common stock was determined based on implied volatilities of public warrants issued by selected guideline companies and was estimated to be 10% before the expected business combination and 20% after the expected business combination. Our stock price was determined based on an iterative procedure that matched the estimated value of the common stock and fractional warrant price to equate to the observed price of our outstanding units. The risk-free interest rate is based on the U.S. Treasury yield curve in effect on the date of valuation equal to the remaining expected life of the public warrants. The dividend yield percentage is zero because the Company does not currently pay dividends, nor does it intend to do so during the expected term of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. Inputs are re-evaluated each quarterly reporting period to estimate the fair market value of the private placement warrants as of the reporting period.

On June 30, 2020, the private placement warrants’ fair value was $1.13 per warrant for an aggregate value of $9.2 million.

Subsequent Measurement — Private Placement Warrants

On September 30, 2020, the private placement warrants were valued using a Black-Scholes option pricing model, which is considered to be a Level 3 fair value measurement. The primary unobservable inputs utilized in determining fair value of the private placement warrants is the expected volatility of our common stock. The expected volatility of our common stock was determined based on implied volatility of the public warrants and was estimated to be 10% before the expected business combination and 18.5% after the expected business combination. Updating the remaining inputs to the Black-Scholes option pricing model as of September 30, 2020 resulted in the private placement warrants’ fair value of $1.11 per warrant for an aggregate value of $9.0 million.

On December 31, 2020, the private placement warrants were valued using a Black-Scholes option pricing model, which is considered to be a Level 3 fair value measurement. The primary unobservable inputs utilized in determining fair value of the private placement warrants is the expected volatility of our common stock. The expected volatility of our common stock was determined based on implied volatility of the public warrants and was estimated to be 10% before the expected business combination and 26.5% after the expected business combination. Updating the remaining inputs to the Black-Scholes option pricing model as of December 31, 2020 resulted in the private placement warrants’ fair value of $2.63 per warrant for an aggregate value of $21.3 million.

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 11, 2021, the Company entered into an agreement and plan of merger (the “Merger Agreement”), by and among the Company, Merger Sub and MoneyLion, which provides for Merger Sub to merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of the Company (the “Business

FUSION ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS (cont.)

Combination”). In addition, in connection with the consummation of the Business Combination, the Company will be renamed as determined by MoneyLion and is referred to herein as “New MoneyLion” as of the time following such change of name.

Under the Merger Agreement, the Company has agreed to acquire all of the outstanding shares of common stock of MoneyLion for $2,200,000,000 in aggregate consideration. MoneyLion stockholders will receive shares of Class A common stock of New MoneyLion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the Merger Agreement) exceeds $260,000,000 and (B) $100,000,000, together with a contingent right to receive a pro rata portion of up to 17,500,000 shares of Class A common stock of New MoneyLion (the “Earn Out Shares”).

The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement.

MONEYLION INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share amounts)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Cash, including amounts held by variable interest entities (VIEs) of $45 and $390	$28,971	$19,406
Restricted cash	2,806	1,521
Receivables	106,689	68,794
Allowance for losses on receivables	(14,701)	(9,127)
Receivables, net, including amounts held by VIEs of $80,968 and $52,264	91,988	59,667
Property and equipment, net	474	502
Intangible assets, net	8,452	9,275
Goodwill	21,565	21,565
Due from related party	4	5
Other assets	13,129	11,702
Total assets	$167,389	$123,643

Liabilities, Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Deficit
Liabilities:
Secured loans	24,057	24,395
Accounts payable and accrued liabilities	20,201	20,968
Subordinated convertible notes, at fair value	100,311	14,000
Related party loan	5,000	5,000
Warrant liability	73,456	24,667
Other debt	—	3,207
Total liabilities	223,025	92,237

Commitments and contingencies (Note 16)
Redeemable convertible preferred stock (Series A-1, A-2, A-3, B, B-2, C, C-1), $0.0001 par value; 7,471,198 shares authorized, 7,085,923 issued and outstanding at June 30, 2021 and December 31, 2020; aggregate liquidation preference of $298,010 and $288,183 at June 30, 2021 and December 31, 2020, respectively	298,010	288,183
Redeemable noncontrolling interests	101,157	71,852
Stockholders’ deficit:
Common stock, $0.0001 par value; 14,000,000 shares authorized, 2,965,577 and 2,917,560 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	—	—
Accumulated deficit	(453,803)	(327,629)
Treasury stock, 44,924 shares at June 30, 2021 and December 31, 2020 at cost	(1,000)	(1,000)
Total stockholders’ deficit	(454,803)	(328,629)
Total liabilities, redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit	$167,389	$123,643

The accompanying notes are an integral part of these condensed consolidated financial statements.

MONEYLION INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Net interest income on finance receivables	$1,761	$772	$3,423	$1,963
Membership subscription revenue	7,917	6,695	15,362	14,343
Affiliates income	2,272	338	3,269	850
Fee income	26,231	9,131	49,257	16,453
Other income	(5)	34	19	135
Total Revenues, net	38,176	16,970	71,330	33,744
Operating expenses
Marketing	9,166	1,633	13,529	4,483
Provision for loss on receivables	15,698	(33)	21,406	4,130
Other direct costs	2,355	1,014	5,155	1,954
Interest expense	1,849	779	3,320	1,451
Personnel expenses	8,183	5,031	15,253	11,032
Underwriting expenses	1,923	1,223	3,544	3,415
Information technology expenses	1,939	1,515	3,814	3,364
Bank and payment processor fees	6,512	2,731	11,756	5,290
Change in fair value of warrant liability	17,586	—	48,790	—
Change in fair value of subordinated convertible notes	9,622	—	49,561	—
Professional fees	4,451	1,287	8,037	2,637
Depreciation and amortization expense	502	271	1,016	525
Occupancy expense	381	252	765	600
Gain on foreign currency translation	(40)	(70)	(44)	(112)
Other operating (income) expenses	(2,755)	190	(2,021)	649
Total operating expenses	77,372	15,823	183,881	39,418
Net loss before income taxes	(39,196)	1,147	(112,551)	(5,674)
Income tax (benefit) expense	17	—	42	(13)
Net loss	$(39,213)	$1,147	$(112,593)	$(5,661)
Net income attributable to redeemable noncontrolling interests	(3,077)	(2,071)	(5,844)	(4,514)
Accrued dividends on redeemable convertible preferred stock	(4,985)	(4,311)	(9,827)	(8,430)
Net loss attributable to MoneyLion, Inc. and Subsidiaries	$(47,275)	$(5,235)	$(128,264)	$(18,605)

Net loss per share, basic and diluted	$(15.95)	$(1.92)	$(43.40)	$(6.84)
Weighted average shares used in computing net loss per share, basic and diluted	2,964,521	2,732,898	2,955,677	2,721,813

The accompanying notes are an integral part of these condensed consolidated financial statements.

MONEYLION INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable non-controlling interests AND STOCKHOLDERS’ DEFICIT
(amounts in thousands, except share amounts)
(Unaudited)

	Redeemable Convertible Preferred Stock (All Series)		Redeemable Noncontrolling Interests	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders’ Deficit
	Shares	Amount		Shares	Amount
Balances at April 1, 2020	6,514,936	$245,539	$71,123	2,732,617	$—	$—	$(275,262)	$(1,000)	$(276,262)
Stock-based compensation	—	—	—	—	—	372	—	—	372
Exercise of stock options and warrants	—	—	—	1,807	—	9	—	—	9
Issuance of Series C-1 redeemable convertible preferred stock	31,395	1,625	—	—	—	—	—	—	—
Accrued dividends on redeemable convertible preferred stock	—	4,311	—	—	—	(381)	(3,930)	—	(4,311)
Redemptions by redeemable noncontrolling interests	—	—	(3,888)	—	—	—	—	—	—
Distributions to redeemable noncontrolling interests	—	—	(1,018)	—	—	—	—	—	—
Net income (loss)	—	—	2,071	—	—	—	(924)	—	(924)
Balances at June 30, 2020	6,546,331	$251,475	$68,288	2,734,424	$—	$—	$(280,116)	$(1,000)	$(281,116)

Balances at January 1, 2020	6,314,008	$231,020	$73,977	2,693,777	$—	$—	$(262,208)	$(1,000)	$(263,208)
Stock-based compensation	—	—	—	—	—	671	—	—	671
Exercise of stock options and warrants	—	—	—	40,647	—	26	—	—	26
Issuance of Series C-1 redeemable convertible preferred stock	232,323	12,025	—	—	—	—	—	—	—
Accrued dividends on redeemable convertible preferred stock	—	8,430	—	—	—	(697)	(7,733)	—	(8,430)
Contributions from redeemable noncontrolling interests	—	—	250	—	—	—	—	—	—
Redemptions by redeemable noncontrolling interests	—	—	(8,371)	—	—	—	—	—	—
Distributions to redeemable noncontrolling interests	—	—	(2,082)	—	—	—	—	—	—
Net income (loss)	—	—	4,514	—	—	—	(10,175)	—	(10,175)
Balances at June 30, 2020	6,546,331	$251,475	$68,288	2,734,424	$—	$—	$(280,116)	$(1,000)	$(281,116)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MONEYLION INC.
CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
Redeemable non-controlling interests AND STOCKHOLDERS’ DEFICIT
(amounts in thousands, except share amounts)
(Unaudited) — (Continued)

	Redeemable Convertible Preferred Stock (All Series)		Redeemable Noncontrolling Interests	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders’ Deficit
	Shares	Amount		Shares	Amount
Balances at April 1, 2021	7,085,923	$293,025	$90,994	2,962,200	$—	$—	$(407,869)	$(1,000)	$(408,869)
Stock-based compensation	—	—	—	—	—	1,321	—	—	1,321
Exercise of stock options and warrants	—	—	—	3,377	—	20	—	—	20
Accrued dividends on redeemable convertible preferred stock	—	4,985	—	—	—	(1,341)	(3,644)	—	(4,985)
Contributions from redeemable noncontrolling interests			10,000
Redemptions by redeemable noncontrolling interests	—	—	(400)	—	—	—	—	—	—
Distributions to redeemable noncontrolling interests	—	—	(2,514)	—	—	—	—	—	—
Net income (loss)	—	—	3,077	—	—	—	(42,290)	—	(42,290)
Balances at June 30, 2021	7,085,923	$298,010	$101,157	2,965,577	$—	$—	$(453,803)	$(1,000)	$(454,803)

Balances at January 1, 2021	7,085,923	$288,183	$71,852	2,917,560	$—	$—	$(327,629)	$(1,000)	$(328,629)
Stock-based compensation	—	—	—	—	—	1,839	—	—	1,839
Exercise of stock options and warrants	—	—	—	48,017	—	251	—	—	251
Accrued dividends on redeemable convertible preferred stock	—	9,827	—	—	—	(2,090)	(7,737)	—	(9,827)
Contributions from redeemable noncontrolling interests			31,000
Redemptions by redeemable noncontrolling interests	—	—	(3,056)	—	—	—	—	—	—
Distributions to redeemable noncontrolling interests	—	—	(4,483)	—	—	—	—	—	—
Net income (loss)	—	—	5,844	—	—	—	(118,437)	—	(118,437)
Balances at June 30, 2021	7,085,923	$298,010	$101,157	2,965,577	$—	$—	$(453,803)	$(1,000)	$(454,803)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MONEYLION INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(112,593)	$(5,661)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for losses on receivables	21,406	4,130
Depreciation and amortization expense	1,016	525
Change in deferred fees and costs, net	(1,380)	191
Change in fair value of warrants	48,790	—
Change in fair value of subordinated convertible notes	49,561	—
Gain on loan forgiveness	(3,206)	—
Gains on foreign currency translation	(44)	(112)
Stock compensation expense	1,839	671
Changes in assets and liabilities, net of effects of business combination:
Accrued interest receivable	(148)	115
Other assets	(1,426)	(1,035)
Accounts payable and accrued liabilities	776	(1,274)
Net cash provided by (used in) operating activities	4,591	(2,450)

Cash flows from investing activities:
Net originations and collections on finance receivables	(52,399)	(3,245)
Purchase of property and equipment	(165)	(871)
Net cash used in investing activities	(52,564)	(4,116)

Cash flows from financing activities:
Repayments to secured/senior lenders	(139)	(317)
Proceeds from issuance of related party loan	—	5,000
Proceeds from issuance of subordinated convertible notes	36,750	—
Proceeds from issuance of common stock related to exercise of stock options	251	26
Issuance of Series C-1 preferred stock	—	12,025
Contributions from redeemable noncontrolling interests	31,000	250
Redemptions by redeemable noncontrolling interests	(4,556)	(9,927)
Distributions to noncontrolling interests	(4,483)	(2,082)
Net cash provided by financing activities	58,823	4,975

Net change in cash and restricted cash	10,850	(1,591)
Cash and restricted cash, beginning of year	20,927	45,813
Cash and restricted cash, end of year	$31,777	$44,222

Supplemental disclosure of cash flow information:
Cash paid for interest	$1,143	$1,413
Accrued redemptions by redeemable noncontrolling interests	$—	$100
Accrued dividends on redeemable convertible preferred stock	$(9,827)	$(8,430)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

MoneyLion, Inc. a Delaware corporation, along with its subsidiaries, referenced herein as “MoneyLion” or the “Company,” was founded in 2013, and the Company’s headquarters is located in New York, New York. The Company operates a personal finance platform (the “Platform”) that provides a mobile app that is designed to help users simplify their personal financial management and improve their financial health, giving users access to credit, investment, banking, and other financial services and providing them with a single place to track spending, savings, and credit. The Platform is based upon analytical models that power recommendations which are designed to help users achieve their financial goals ranging from building savings, improving credit health, and managing unexpected expenses. Investment management services are provided by ML Wealth, LLC, a wholly owned subsidiary of the Company, which is a Securities and Exchange Commission (“SEC”) registered investment advisor.

Basis of Presentation — The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the SEC. The consolidated financial statements include the accounts of MoneyLion, Inc. and its wholly owned subsidiaries and consolidated VIEs for which the Company is the primary beneficiary.

Receivables originated on the Company’s platform are currently financed through Invest in America Credit Fund 1 LLC (“IIA”). IIA is organized as a Delaware limited liability company and is treated as a partnership for United States income tax purposes. IIA’s membership interests are issued in separately designated series, with each series consisting of Class A Units and Class B Units. IIA investors own all non-voting Class B Units of the applicable series they invest in, which entitles them to a targeted, non-guaranteed, preferred return of typically 12% per year. ML Capital III LLC (“ML Capital III”), an indirect wholly owned MoneyLion subsidiary, is the managing member of IIA and owns the Class A Units of each series, which entitles ML Capital III to returns that exceed the targeted preferred return on the Class B Units (if any). IIA uses proceeds from the sale of Class B Units to investors to purchase borrower payment dependent promissory notes from Invest in America Notes I SPV LLC (“IIA Notes SPV I”) and Invest in America Notes SPV IV LLC (“IIA Notes SPV IV”), (collectively “IIA Notes SPVs”). The collateral consists of a portfolio of underlying MoneyLion loans and advance receivables. Investors in Class B Units fund their investment into IIA at the time of subscription, which proceeds are used to finance receivables originated on MoneyLion’s platform. Generally, an IIA investor may request redemption of all or a portion of their capital account, after a 120-day notice period, and in increments of $100,000, five days after the expiration of the applicable lock-up period, unless otherwise agreed between investors in a particular series and the Company. Unless a redemption request is made, both the IIA investor’s capital contribution and their related Class B returns will be automatically reinvested in new notes. ML Capital III, as the managing member of IIA, has the contractual right to suspend redemptions in certain circumstances and without prior notice to the IIA investors. However, the IIA investors’ right to redemption may not be entirely within the control of the Company and therefore the IIA investors’ share of the IIA is presented on the Company’s consolidated balance sheet as temporary equity at the redemption value. Redemptions were $3,056 and $8,371 for the six months ended June 30, 2021 and 2020, respectively, of which $0 and $100 were unpaid as of June 30, 2021 and 2020, respectively. Distributions, if any, to IIA investors will be made at the discretion of the Company or, if agreed between the Company and a particular IIA investor or series, in accordance with the applicable subscription agreements. The Company has identified IIA, IIA Notes SPV I and IIA Notes SPV IV as variable interest entities (“VIEs”) due to the fact that the Class A Units are entitled to residual income/loss in IIA. The Company has identified itself as the primary beneficiary of these VIEs because it directs the activities of the VIEs that most significantly impact the VIEs’ economic performance. As the primary beneficiary of the VIEs, the Company has consolidated the balances of the VIEs into these financial statements. The IIA Class B Units are reflected in the Company’s consolidated financial statements as redeemable noncontrolling interests totaling $101,157 and $71,852 as of June 30, 2021 and December 31, 2020, respectively.

All intercompany transactions and balances have been eliminated in consolidation. The Company does not have any items of other comprehensive income (loss), therefore, there is no difference between net loss and comprehensive loss for the three or six months ended June 30, 2021 and 2020.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (cont.)

Unaudited Interim Financial Information — In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit and cash flows. The condensed consolidated balance sheet as of June 30, 2021 is unaudited. The condensed consolidated balance sheet as of December 31, 2020, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements. The accompanying unaudited condensed consolidated financial statements and related financial information should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the fiscal year ended December 31, 2020.

During the six months ended June 30, 2021, there were no significant changes to the Company’s significant accounting policies as described in the Company’s audited consolidated financial statement as of and for the year ended December 31, 2020.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of the condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates and assumptions reflected in these condensed consolidated financial statements included, but are not limited to, revenue recognition, provision for transaction losses, accounting for business combinations, determination of useful lives of property and equipment, valuation and useful lives of intangible assets, impairment assessment of goodwill, internal-use software, valuation of common stock, valuation of stock warrants, valuation of convertible notes, stock option valuations, income taxes, and the recognition and disclosure of contingent liabilities. The Company evaluates its estimates and assumptions on an ongoing basis. Actual results could differ from those estimates and such differences may be material to the condensed consolidated financial.

Allowance for Losses on Receivables — An allowance for losses on finance receivables is established to provide for probable losses incurred in the Company’s finance receivables at the balance sheet date and is established through a provision for loan losses. Charge-offs, net of recoveries are charged directly to the allowance. The allowance is based on management’s assessment of many factors, including changes in the nature, volume, and risk characteristics of the finance receivables portfolio, including trends in delinquency and charge-offs and current economic conditions that may affect the borrower’s ability to pay. The allowance is developed on a general basis, each period management assesses each product type by origination cohort in order to determine the forecasted performance of those cohorts and arrive at an appropriate allowance rate for that period. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in any of the factors.

The Company’s charge-off policy is to charge-off finance receivables related to loans in the month in which the account becomes 90 days contractually past due and charge-off finance receivables related to advances in the month in which the account becomes 60 days past due. If an account is deemed to be uncollectable prior to this date, the Company will charge-off the receivable in the month it is deemed uncollectable.

The Company determines the past due status using the contractual terms of the finance receivables. This is the credit quality indicator used to evaluate the required allowance for losses on finance receivables for each portfolio of products.

An allowance for losses on membership and fees receivables is established to provide probable losses incurred in the Company’s membership and fee receivables at the balance sheet date and is established through a provision for losses on receivables. Charge-offs, net of recoveries, are charged directly to the allowance. The allowance is based on

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

management’s assessment of historical charge-offs and recoveries on these receivables, as well as certain qualitative factors including current economic conditions that may affect the customers’ ability to pay. Prior to the period ended June 30, 2021, the allowance related to these receivables had not been material to the consolidated financial statements.

Recently Adopted Accounting Pronouncements — In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide: (1) financing to the issuer, or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The adoption of the ASU did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted — In February 2016, the FASB Issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating with classification affecting the pattern of expense recognition in the income statement. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The new standard is effective for the Company on January 1, 2022. The Company is in the process of evaluating the impact that the pending adoption of this new guidance will have on its condensed consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which creates a new credit impairment standard for financial assets measured at amortized cost and available-for-sale debt securities. The ASU requires financial assets measured at amortized cost (including loans, trade receivables and held-to-maturity debt securities) to be presented at the net amount expected to be collected, through an allowance for credit losses that are expected to occur over the remaining life of the asset, rather than incurred losses. The ASU requires that credit losses on available-for-sale debt securities be presented as an allowance rather than as a direct write-down. The measurement of credit losses for newly recognized financial assets (other than certain purchased assets) and subsequent changes in the allowance for credit losses are recorded in the statement of income as the amounts expected to be collected change. The ASU is effective for nonpublic entities for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company is in process of evaluating the impact that adoption of this new guidance will have on its condensed consolidated financial statements and related disclosures.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The new guidance provides for the deferral of implementation costs for cloud computing arrangements and expensing those costs over the term of the cloud services arrangement. The new guidance is effective for fiscal years beginning after December 15, 2020 and interim periods in 2021. The Company is in process of evaluating the impact that the adoption of ASU 2018-15 will have on its condensed consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The amendments in the updated guidance simplify the accounting for income taxes by removing certain exceptions and improving consistent application of other areas of the topic by clarifying the guidance. The new guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently in the process of evaluating the impact that the adoption of ASU 2019-12 will have on its condensed consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitating of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions in which the reference LIBOR or another reference rate is expected to be discontinued as a result of the Reference Rate Reform. This ASU is intended to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The new guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is in process of evaluating the impact that the adoption of ASU 2020-04 will have on its condensed consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The updated standard will be effective for the Company on January 1, 2024; however, early adoption of the ASU is permitted on January 1, 2021. The Company is in process of evaluating the impact that the updated standard will have on its condensed consolidated financial statements and related disclosures.

3. RECEIVABLES

The Company’s finance receivables consist of secured personal loans, unsecured personal loans, and principal amounts of Instacash advances. Accrued interest receivables represent the interest accrued on the finance receivables based upon the daily principal amount outstanding. Fees receivables represent the amounts due to the Company for tips and instant transfer fees related to the Instacash advance product. Membership receivables represent the amounts billed to customers for membership subscription services. The credit quality and future repayment of finance receivables is dependent upon the customer’s ability to perform under the terms of the agreement. Factors such as unemployment rates and housing values, among others, may impact the customer’s ability to perform under the loan or advance terms. When assessing provision for losses on finance receivables, the Company takes into account the composition of the outstanding finance receivables, charge-off rates to date and the forecasted principal loss rates. Please see the tables below for the finance receivable activity, charge-off rates and aging by product for the six months ended June 30, 2021 and 2020. The Company has experienced significant growth in Instacash, a shorter-term advance product with lower charge-off rates than loans. As Instacash has become a larger component of finance receivable activity, the overall charge-off rate has decreased significantly.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

3. RECEIVABLES (cont.)

Receivables consisted of the following:

	June 30, 2021	December 31, 2020
Finance receivables	$95,867	$62,758
Fees receivable	5,453	2,913
Membership receivables	2,802	1,885
Deferred loan origination costs	1,795	615
Accrued interest receivable	772	623
Receivables, before allowance for loan losses	$106,689	$68,794

Finance receivables consisted of the following:

	June 30, 2021	December 31, 2020
Loan receivables	$58,924	$43,870
Instacash receivables	36,943	18,888
Finance receivables, before allowance for loan losses	$95,867	$62,758

Loans receivables consisted of the following:

	June 30, 2021	December 31, 2020
Unsecured personal loan receivables	$4	$66
Secured personal loan receivables	58,920	43,804
Loan receivables	$58,924	$43,870

Changes in the allowance for loan losses on receivables were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Beginning balance	$10,227	$7,474	$9,127	$6,613
Provision for loss on receivables	15,698	(33)	21,406	4,130
Receivables charged off	(16,404)	(7,959)	(30,840)	(17,209)
Recoveries	5,180	5,776	15,008	11,724
Ending balance	$14,701	$5,258	$14,701	$5,258

Changes in allowance for losses on finance receivables were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Beginning balance	$10,227	$7,474	$9,127	$6,613
Provision for loss on receivables	13,476	(443)	18,335	2,619
Finance receivables charged off	(14,183)	(6,728)	(27,145)	(14,490)
Recoveries	4,703	4,955	13,906	10,516
Ending balance	$14,223	$5,258	$14,223	$5,258

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

3. RECEIVABLES (cont.)

The percentage of finance receivable activity charged off consisted of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Loans	19%	23%	21%	24%
Instacash	5%	2%	5%	2%
Total	7%	9%	7%	10%

Changes in allowance for losses on membership receivables were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Beginning balance	$—	$—	$—	$—
Provision for loss on receivables	945	355	1,179	1,358
Membership receivables charged off	(961)	(1,121)	(1,487)	(2,471)
Recoveries	213	766	505	1,113
Ending balance	$197	$—	$197	$—

Changes in allowance for losses on fees receivable were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Beginning balance	$—	$—	$—	$—
Provision for loss on receivables	1,277	55	1,892	153
Fees receivable charged off	(1,260)	(110)	(2,208)	(248)
Recoveries	264	55	597	95
Ending balance	$281	$—	$281	$—

As of June 30, 2021, the following is an assessment of the credit quality of finance receivables and presents the contractual delinquency of the finance receivable portfolio:

	June 30, 2021
	Amount	Percent
Current	$85,164	88.8%

Delinquency:
31 to 60 days	7,934	8.3%
61 to 90 days	2,769	2.9%
Total delinquency	10,703	11.2%
Finance receivables before allowance for loan losses	$95,867	100.0%

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

3. RECEIVABLES (cont.)

As of December 31, 2020, the following is an assessment of the credit quality of finance receivables and presents the contractual delinquency of the finance receivable portfolio:

	December 31, 2020
	Amount	Percent
Current	$54,247	86.4%

Delinquency:
31 to 60 days	6,148	9.8%
61 to 90 days	2,363	3.8%
Total delinquency	8,511	13.6%
Finance receivables before allowance for loan losses	$62,758	100.0%

As of June 30, 2021, the following is an assessment of the credit quality of loans and presents the contractual delinquency of the finance receivable loans portfolio:

	June 30, 2021
	Amount	Percent
Current	$52,235	88.6%

Delinquency:
31 to 60 days	3,920	6.7%
61 to 90 days	2,769	4.7%
Total delinquency	6,689	11.4%
Loan receivables before allowance for loan losses	$58,924	100.0%

As of December 31, 2020, the following is an assessment of the credit quality of loans and presents the contractual delinquency of the finance receivable loan portfolio:

	December 31, 2020
	Amount	Percent
Current	$38,133	86.9%

Delinquency:
31 to 60 days	3,374	7.7%
61 to 90 days	2,363	5.4%
Total delinquency	5,737	13.1%
Loan receivables before allowance for loan losses	$43,870	100.0%

As of June 30, 2021, the following is an assessment of the credit quality of Instacash and presents the contractual delinquency of the finance receivable Instacash portfolio:

	June 30, 2021
	Amount	Percent
Current	$32,929	89.1%

Delinquency:
31 to 60 days	4,014	10.9%
61 to 90 days	—	0.0%
Total delinquency	4,014	10.9%
Instacash receivables before allowance for loan losses	$36,943	100.0%

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

3. RECEIVABLES (cont.)

As of December 31, 2020, the following is an assessment of the credit quality of Instacash and presents the contractual delinquency of the finance receivable Instacash portfolio:

	December 31, 2020
	Amount	Percent
Current	$16,114	85.3%

Delinquency:
31 to 60 days	2,774	14.7%
61 to 90 days	—	0.0%
Total delinquency	2,774	14.7%
Instacash receivables before allowance for loan losses	$18,888	100.0%

As of June 30, 2021, the following is an assessment of the credit quality of membership receivables and presents the contractual delinquency of the membership receivable portfolio:

	June 30, 2021
	Amount	Percent
Current	$2,195	78.3%

Delinquency:
31 to 60 days	388	13.8%
61 to 90 days	219	7.8%
Total delinquency	607	21.7%
Membership receivables before allowance for loan losses	$2,802	100.0%

As of December 31, 2020, the following table shows the aging of the membership receivable balance:

	December 31, 2020
	Amount	Percent
Current	$1,586	84.1%

Delinquency:
31 to 60 days	168	8.9%
61 to 90 days	131	6.9%
Total delinquency	299	15.9%
Membership receivables before allowance for loan losses	$1,885	100.0%

As of June 30, 2021, the following is an assessment of the credit quality of fees receivable and presents the contractual delinquency of the fees receivable portfolio:

	June 30, 2021
	Amount	Percent
Current	$4,647	85.2%

Delinquency:
31 to 60 days	806	14.8%
61 to 90 days	—	0.0%
Total delinquency	806	14.8%
Fees receivable before allowance for loan losses	$5,453	100.0%

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

3. RECEIVABLES (cont.)

As of December 31, 2020, the following is an assessment of the credit quality of fees receivable and presents the contractual delinquency of the fees receivable portfolio:

	December 31, 2020
	Amount	Percent
Current	$2,435	83.6%

Delinquency:
31 to 60 days	478	16.4%
61 to 90 days	—	0.0%
Total delinquency	478	16.4%
Fees receivable before allowance for loan losses	$2,913	100.0%

4. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30, 2021	December 31, 2020
Leasehold improvements	$464	$464
Furniture and fixtures	448	448
Computers and equipment	867	796
	1,779	1,708
Less: accumulated depreciation	(1,305)	(1,206)
Furniture and equipment, net	$474	$502

Total depreciation expense related to property and equipment was $122 and $175 for the six months ended June 30, 2021 and 2020, respectively, and $59 and $84 for the three months ended June 30, 2021 and 2020, respectively.

5. INTANGIBLE ASSETS

Intangible assets consisted of the following:

	June 30, 2021	December 31, 2020
Capitalized internal-use software	$5,444	$5,374
Proprietary technology	6,130	6,130
Work in process	1,481	1,481
Less: accumulated amortization	(4,603)	(3,710)
Intangible assets, net	$8,452	$9,275

For the six months ended June 30, 2021 and 2020, total amortization expense was $894 and $350, respectively. For the three months ended June 30, 2021 and 2020, total amortization expense was $443 and $187, respectively.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

5. INTANGIBLE ASSETS (cont.)

The following table summarizes estimated future amortization expense of intangible assets placed in service at June 30, 2021 for the years ending:

2021	$865
2022	1,347
2023	1,012
2024	876
2025	876
Thereafter	1,995
$6,971

6. OTHER ASSETS

Other assets consisted of the following:

	June 30, 2021	December31, 2020
Receivable from payment processor – Debit card collections	$4,617	$5,600
Receivable from payment processor – Other	1,788	1,936
Prepaid expenses	3,134	1,591
Other	3,591	2,575
Total other assets	$13,130	$11,702

7. VARIABLE INTEREST ENTITIES

As of June 30, 2021 and December 31, 2020, the following table summarizes the VIEs’ assets and liabilities included in MoneyLion, Inc.’s consolidated financial statements, after intercompany eliminations:

	June 30, 2021	December 31, 2020
Assets:
Cash	$45	$390
Finance receivable	95,144	60,845
Allowance for losses on finance receivable	(14,176)	(8,581)
Finance receivables, net	80,968	52,264
Total assets	$81,013	$52,654

8. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consisted of the following:

	June 30, 2021	December 31, 2020
Accounts payable and accrued expenses	$18,834	$20,365
Accrued personnel expenses	690	541
Interest payable	677	62
Total accounts payable and accrued liabilities	$20,201	$20,968

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

9. DEBT

Subordinated Convertible Notes — In January 2021, the Company sold to third-party lenders $36,750 of 3% Subordinated Convertible Notes as part of the same series of notes issued in December 2020 maturing on July 31, 2021, the proceeds of which will be used to conduct its business. Upon maturity or certain events, the Subordinated Convertible Notes may be converted into preferred shares at conversion prices as defined in the Subordinated Convertible Notes. In July 2021, the Subordinated Convertible Note agreements were amended to extend the maturity date to September 30, 2021.

The Company elected the fair value option to account for the Subordinated Convertible Notes. The Company recorded the Subordinated Convertible Notes at fair value and subsequently remeasured it to fair value at the reporting date. Changes in fair value were recognized as a component of operating expenses in the consolidated statements of operations. The Company recognized a loss in the condensed consolidated statements of operations of $49,561 and $9,622 as change in fair value of the Subordinated Convertible Notes during the six months and three months ended June 30, 2021, respectively.

As of June 30, 2021 and December 31, 2020, the outstanding Subordinated Convertible Notes are shown on the accompanying condensed consolidated balance sheets at the fair value of $100,311 and $14,000, respectively.

Other Debt — In June 2021, the SBA approved the Company’s application for forgiveness with respect to the entire outstanding balance of the PPP Loan of $3,206 which resulted in a gain that is included as a component of other operating (income) expenses in the condensed consolidated statements of operations during the six months and three months ended June 30, 2021.

10. INCOME TAXES

The income tax provision was immaterial for the three months and six months ended June 30, 2020 and 2021 due to the net loss before income taxes incurred for the year ended December 31, 2020 and expected to be incurred for the year ended December 31, 2021, as well as the Company’s continued maintenance of a full valuation allowance against its net deferred tax assets.

There were no material liabilities for interest and penalties accrued as of June 30, 2021 or December 31, 2020.

11. COMMON STOCK

As of January 1, 2019, the Company had the authority to issue 10,350,000 shares of its common stock. In February 2019, the Company increased the number of authorized Common Shares to 11,000,000. In May 2019, the Company increased the number of authorized common shares to 12,500,000. In May 2019, the Company increased the authorization of shares available under its equity incentive plan to 1,715,191. In March 2020, the Company increased the number of authorized common shares to 14,000,000.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

12. REDEEMABLE CONVERTIBLE PREFERRED STOCK

Redeemable convertible preferred stock as of June 30, 2021, consists of the following:

	June 30, 2021
	Redeemable Convertible Preferred Shares Authorized	Redeemable Convertible Preferred Shares Issued and Outstanding	Issuance Price Per Share	Liquidation Preference	Carrying Value
Series A-1	1,191,431	1,112,442	$16.99	$25,641	$25,641
Series A-2	1,256,254	1,256,254	16.99	29,208	29,208
Series A-3	152,954	152,954	19.61	3,976	3,976
Series B	1,406,440	1,406,440	29.69	53,692	53,692
Series B-2	826,989	811,388	48.08	47,986	47,986
Series C	1,574,530	1,574,530	51.76	95,244	95,244
Series C-1	1,062,600	771,915	51.76	42,263	42,263
Total	7,471,198	7,085,923		$298,010	$298,010

Redeemable convertible preferred stock as of December 31, 2020, consists of the following:

	December 31, 2020
	Redeemable Convertible Preferred Shares Authorized	Redeemable Convertible Preferred Shares Issued and Outstanding	Issuance Price Per Share	Liquidation Preference	Carrying Value
Series A-1	1,191,431	1,112,442	$16.99	$24,802	$24,802
Series A-2	1,256,254	1,256,254	16.99	28,361	28,361
Series A-3	152,954	152,954	19.61	3,857	3,857
Series B	1406440	1406440	29.69	52,036	52,036
Series B-2	826,989	811,388	48.08	46,438	46,438
Series C	1,574,530	1,574,530	51.76	92,011	92,011
Series C-1	1,062,600	771,915	51.76	40,678	40,678
Total	7,471,198	7,085,923		$288,183	$288,183

13. STOCK OPTIONS

In 2014, the Company’s Board of Directors approved an equity incentive plan (the “Plan”) to promote the long-term success of the Company and to attract new individuals with outstanding qualifications. The Plan, as amended, provides these benefits in the form of stock options. The Company has designated a total of 2,492,060 shares of common stock to the Plan. The exercise price of each option granted is generally equivalent to the fair value of a share of the Company’s stock on that date. If a participant’s employment is terminated for cause, all options are terminated and forfeited immediately. If a participant’s employment is terminated due to death or disability, the vested portion of the participant’s options may be exercised by the participant, or a beneficiary of the participant, within six months after the termination date. If the participant’s employment is terminated for any other reason, the vested portion of the participant’s options may be exercised within three months of termination. In general, options granted under the Plan vest 25% on the one-year anniversary of the vesting calculation date, with the remaining 75% vesting on a monthly basis over the next three years after the first 25% vesting date.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

13. STOCK OPTIONS (cont.)

The weighted average grant date fair value of options granted under the Plan during the six months ended June 30, 2021 and 2020 was $24.67 and $5.62, respectively. These prices were determined using the Black-Scholes Merton option pricing model, which analyzes volatility, lack of marketability, and comparable companies, among other factors in determining the fair value of each share granted. Assumptions used for the options granted during the six months ended June 30, 2021 and 2020 are as follows:

	Six Months Ended June 30,
	2021	2020
Expected Volatility	65%	65%
Expected Dividend	—	—
Expected Term in Years	6.08	6.08
Expected Forfeitures	—%	—%
Risk Free Interest Rate	0.59% – 0.67%	0.34% – 1.47%

Stock-based compensation of $1,839 and $671 was recognized during the six months ended June 30, 2021 and 2020, respectively.

The following table represents activity within the Plan since December 31, 2020:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at December 31, 2020	2,160,773	$6.31	8.1 Years	$266,553
Options granted	403,460	42.20
Options exercised	(48,017)	5.33
Options forfeited	(21,072)	14.33
Options expired	(117,341)	3.24
Options outstanding at June 30, 2021	2,377,803	$12.50	8.1 Years	$278,607
Exercisable at June 30, 2021	1,025,962	5.53	7.2 Years
Unvested at June 30, 2021	1,351,841	$18.31

14. STOCK WARRANTS

In March 2019, the Company granted to all of its Series B-2 Preferred Shareholders, as part of the financing agreements, 121,708 of Common Stock Warrants (“Common Warrants”). The Common Warrants have a 10-year term and they are exercisable only upon an exit, as defined, and will terminate upon the occurrence of certain events, as defined, and the exercise price is $2.35.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

14. STOCK WARRANTS (cont.)

There were no changes in outstanding warrants since December 31, 2020.

The warrants are subsequently measured at fair value on a recurring basis and are classified as Level 3 because of our reliance on unobservable assumptions. The key inputs into our Black-Scholes Merton Model valuation were as follows as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Expected Volatility	65%	65%
Expected Dividend	—	—
Expected Term in Years	3.00	3.00
Risk Free Interest Rate	0.19%	0.16% – 0.19%

As of June 30, 2021 and December 31, 2020, the tables below present the balances of warrants valued on a recurring basis by level within the fair value hierarchy:

	June 30, 2021
	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
Warrant liability	$73,456	$—	$—	$73,456	$(48,790)
	December 31, 2020
	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
Warrant liability	$24,667	$—	$—	$24,667	$(14,419)

15. NET LOSS PER SHARE

As of June 30, 2021 and 2020, the following table sets forth the computation of net loss per common share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator:
Net loss	$(39,213)	$1,147	$(112,593)	$(5,661)
Net income attributable to redeemable noncontrolling interests	(3,077)	(2,071)	(5,844)	(4,514)
Accrued dividends on redeemable convertible preferred stock	(4,985)	(4,311)	(9,827)	(8,430)
Net loss attributable to common stockholders	$(47,275)	$(5,235)	$(128,264)	$(18,605)
Denominator:
Weighted-average common shares outstanding – basic and diluted	2,964,521	2,732,898	2,955,677	2,721,813
Net loss per share attributable to common stockholders – basic and diluted	$(15.95)	$(1.92)	$(43.40)	$(6.84)

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

15. NET LOSS PER SHARE (cont.)

The Company’s potentially dilutive securities, which include redeemable convertible preferred stock, stock options to purchase common stock and warrants to purchase redeemable convertible preferred stock and common stock, have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same.

The Company excluded the following potential common shares from the computation of diluted net loss per share because including them would have an anti-dilutive effect for the three months and six months ended June 30, 2021 and 2020:

	June 30,
	2021	2020
Conversion of redeemable convertible preferred stock	7,085,923	6,546,331
Warrants to purchase common stock and redeemable convertible preferred stock	898,275	1,036,184
Options to purchase common stock	2,377,803	2,042,041
Total common stock equivalents	10,362,001	9,624,556

16. COMMITMENTS AND CONTINGENCIES

Lease Commitments — The Company’s lease commitments did not materially change during the three months or six months ended June 30, 2021.

Legal Matters — The Company is involved in various claims arising in the normal course of business. Management believes it has valid defenses in these matters and defends them vigorously. Management does not believe any of these matters will have a material adverse effect on the Company’s consolidated financial statements.

In 2019, two separate putative class action lawsuits were filed against the Company, both of which related to the Company’s membership program. The Company believes these matters are without merit. The Company also believes that the cases should be subject to arbitration and contested on an individual basis. In December 2019, the federal district court in each case granted the Company’s motion to compel arbitration and dismissed the respective case from federal court.

In early 2020, the plaintiff in one of the putative class action lawsuits appealed the district court’s decision. The appellate court heard the appeal in December 2020. In February 2021, the Ninth Circuit court affirmed the federal district court’s decision to compel arbitration.

The Company is subject to regulatory examination by the California Department of Financial Protection and Innovation (the “CA DFPI”). In October 2020, the Company received a report of examination for MoneyLion of California, LLC, our subsidiary, and a follow-up request for information in May 2021. The report of examination identified certain compliance exceptions and required the Company to take corrective actions, including customer refunds relating to legacy loan products that the Company no longer offers. The Company is in the process of completing the required corrective actions and has enhanced its policies and procedures for compliance with applicable provisions of the California Financial Code going forward. In addition, the CA DFPI is currently conducting an industry-wide investigation of companies that provide earned wage access products and services, including Instacash. The Company intends to continue cooperating fully in this investigation and to that end entered into a memorandum of understanding (“MOU”) with the CA DFPI on February 23, 2021. The MOU requires the Company to regularly provide certain information to the CA DFPI and adhere to certain best practices regarding Instacash while the CA DFPI continues to investigate. Any potential impacts on our financial condition or operations relating to the MOU are unknown at this time.

MONEYLION INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)
(Unaudited)

16. COMMITMENTS AND CONTINGENCIES (cont.)

In 2019, 2020 and 2021, the Company received Civil Investigative Demands (the “CIDs”) from the CFPB relating to our compliance with the Military Lending Act (the “MLA”) and our membership model. The Company will continue to provide to the CFPB all of the information and documents required by the CIDs and intend to continue to fully cooperate with the CFPB in this investigation. The investigation is ongoing and any potential impact on our financial condition or operations are unknown at this time.

With respect to the MoneyLion’s activities in Colorado, the Company received a report of examination in 2021 from the Colorado Department of Law’s Consumer Protection Unit (“Colorado Consumer Protection Unit”) regarding MoneyLion of Colorado, LLC, our subsidiary. The report of examination identified certain compliance exceptions and required the Company to take corrective actions relating to our recordkeeping and customer disclosures, and potentially including customer refunds on certain loans. The Company is in the process of responding to the Colorado Consumer Protection Unit’s report of examination and requests for information and intends to take all corrective actions required to maintain compliance with applicable Colorado state law going forward.

With respect to MoneyLion’s activities in Minnesota, the Company received information requests in 2019, 2020 and 2021 from the Minnesota Department of Commerce (“Minnesota DOC”) regarding an investigation relating to MoneyLion’s lending activity in Minnesota and its membership program. The Company will continue to provide to the Minnesota DOC all of the information and documents required by the information requests and intends to continue to fully cooperate with the Minnesota DOC in this investigation. The investigation into the lending activity is ongoing and any potential impact on our financial condition or operations are unknown at this time.

In February and March 2021, the Company received investigative subpoenas from the Securities and Exchange Commission concerning the Invest in America Credit Fund 1. The Company is cooperating with the investigation, which is at an early stage, and cannot predict its outcome or any potential impact on our financial condition or operations.

17. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through August 30, 2021, the date on which these consolidated financial statements were available to be issued, and concluded, that the following were required to be disclosed.

On August 27, 2021, the Company entered into an amendment to the Second Lien Loan with additional lenders for an incremental borrowing of $20,000, increasing total borrowings under the Second Lien Loan to $25,000.

Pending Merger with Fusion — On February 12, 2021, the Company announced that it had entered into an agreement and plan of merger by and among Fusion Acquisition Corp. (“Fusion”), a publicly traded special purpose acquisition company and Merger Sub. Under the terms of the proposed transaction, Merger Sub will merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of Fusion at an estimated combined enterprise value of approximately $2,400,000. Total consideration paid to MoneyLion’s existing shareholders will be $2,200,000. MoneyLion stockholders will receive shares of Class A common stock of Fusion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the merger agreement) exceeds $260,000 and (B) $100,000. The balance of the consideration to MoneyLion’s equity holders will consist of equity in the combined company. Existing MoneyLion equity holders will have the potential to receive an earn-out for additional shares of equity if certain price targets are met as set forth in the definitive merger agreement. The transaction is expected to close during 2021 and remains subject to customary closing conditions.

*****

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of MoneyLion, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of MoneyLion, Inc. and Subsidiaries (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Redeemable Non-Controlling Interest

As discussed in Note 2 to the financial statements, the 2019 and 2020 financial statements have been restated to correct a misstatement.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ RSM US LLP

We have served as the Company’s auditor since 2016.

Raleigh, North Carolina
April 29, 2021 except for Note 2, as to which the date is August 3, 2021

MONEYLION INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share amounts)

	December 31,
	2020	2019
	(As Restated)	(As Restated)
Assets
Cash, including amounts held by variable interest entities (VIEs) of $390 and $8,064	$19,406	$28,231
Restricted cash	1,521	17,582
Receivables, including amounts held by VIEs of $52,264 and $37,687	68,794	47,346
Allowance for losses on receivables	(9,127)	(6,613)
Receivables, net	59,667	40,733
Property and equipment, net	502	741
Intangible assets, net	9,275	2,807
Goodwill	21,565	—
Due from related party	5	1,008
Other assets	11,702	6,301
Total assets	$123,643	$97,403
Liabilities, Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Deficit
Liabilities:
Secured debt agreements	$—	$10,905
Secured loans	24,395	18,333
Accounts payable and accrued liabilities, including amounts held by VIEs of $0 and $526	20,968	16,128
Subordinated convertible notes, at fair value	14,000	—
Related party loan	5,000	—
Warrant liability	24,667	10,248
Other debt	3,207	—
Total liabilities	92,237	55,614
Commitments and contingencies (Note 19)
Redeemable convertible preferred stock (Series A-1, A-2, A-3, B, B-2, C, C-1), $0.0001 par value; 7,471,198 shares authorized, 7,085,923 and 6,314,008 issued and outstanding at December 31, 2020 and 2019, respectively; aggregate liquidation preference of $288,183 and $231,020 at December 31, 2020 and 2019, respectively	288,183	231,020
Redeemable noncontrolling interests	71,852	73,977
Stockholders’ deficit:
Common stock, $0.0001 par value; 14,000,000 shares authorized, 2,917,560 and 2,693,777 shares issued and outstanding at December 31, 2020 and 2019, respectively	—	—
Additional paid-in capital	—	—
Accumulated deficit	(327,629)	(262,208)
Treasury stock, 44,924 shares at December 31, 2020 and 2019 at cost	(1,000)	(1,000)
Total stockholders’ deficit	(328,629)	(263,208)
Total liabilities, redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit	$123,643	$97,403

The accompanying notes are an integral part of these consolidated financial statements.

MONEYLION INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except share and per share amounts)

	Years Ended December 31,
	2020	2019
		(As Restated)
Revenue
Net interest income on finance receivables	$4,347	$11,056
Membership subscription revenue	25,994	33,627
Affiliates income	2,234	2,994
Fee income	46,639	11,711
Other income	197	996
Total Revenues, net	79,411	60,384
Operating expenses
Marketing	11,060	34,114
Provision for loss on receivables	21,294	29,143
Other direct costs	4,336	3,593
Interest expense (including $91 and $239 accretion of debt issuance costs)	2,950	3,308
Personnel expenses	24,200	25,646
Underwriting expenses	6,242	14,130
Information technology expenses	7,041	8,064
Bank and payment processor fees	13,737	7,098
Change in fair value of warrant liability	14,419	4,260
Change in fair value of subordinated convertible notes	4,000	—
Professional fees	8,396	5,298
Depreciation expense	1,108	898
Occupancy expense	1,233	1,360
Gain on foreign currency translation	(179)	(116)
Other operating (income) expenses	1,155	2,733
Total operating expenses	120,992	139,529
Net loss before income taxes	(41,581)	(79,145)
Income tax (benefit) expense	6	(8)
Net loss	$(41,587)	$(79,137)
Net income attributable to redeemable noncontrolling interests	(8,409)	(9,713)
Accretion of issuance costs on redeemable convertible preferred stock	—	(438)
Accrued dividends on redeemable convertible preferred stock	(17,209)	(13,896)
Net loss attributable to MoneyLion, Inc. and Subsidiaries	$(67,205)	$(103,184)
Net loss per share, basic and diluted	$(24.41)	$(38.97)
Weighted average shares used in computing net loss per share, basic and diluted	2,753,400	2,647,679

The accompanying notes are an integral part of these consolidated financial statements.

MONEYLION INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK,
REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ DEFICIT
(amounts in thousands, except share amounts)

	Redeemable Convertible Preferred Stock (All Series)		Redeemable Noncontrolling Interests	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders’ Deficit
	Shares	Amount		Shares	Amount
Balances at January 1, 2019 (As Restated)	4,739,478	$135,626	$75,649	2,632,676	$—	$—	$(159,863)	$(1,000)	$(160,863)
Stock-based compensation	—	—	—	—	—	765	—	—	765
Exercise of stock options and warrants	—	—	—	61,101	—	74	—	—	74
Issuance of Series C redeemable convertible preferred stock, net of issuance costs of $438	1,283,538	65,998	—	—	—	—	—	—	—
Accretion of issuance costs on redeemable convertible preferred stock	—	438	—	—	—	—	(438)	—	(438)
Accrued dividends on redeemable convertible preferred stock	—	13,896	—	—	—	(839)	(13,057)	—	(13,896)
Conversion of subordinated convertible notes to Series C redeemable convertible preferred stock	290,992	15,062	—	—	—	—	—	—	—
Contributions from redeemable noncontrolling interests	—	—	8,153	—	—	—	—	—	—
Redemptions by redeemable noncontrolling interests	—	—	(14,737)	—	—	—	—	—	—
Distributions to redeemable noncontrolling interests	—	—	(4,801)	—	—	—	—	—	—
Net income (loss)	—	—	9,713	—	—	—	$(88,850)	—	(88,850)
Balances at December 31, 2019 (As Restated)	6,314,008	$231,020	$73,977	2,693,777	$—	$—	$(262,208)	$(1,000)	$(263,208)
Stock-based compensation	—	—	—	—	—	1,650	—	—	1,650
Exercise of stock options and warrants	—	—	—	223,783	—	134	—	—	134
Issuance of Series C-1 in connection with the acquisition of WTI	539,592	27,929	—	—	—	—	—	—	—
Issuance of Series C-1 redeemable convertible preferred stock	232,323	12,025	—	—	—	—	—	—	—
Accrued dividends on redeemable convertible preferred stock	—	17,209	—	—	—	(1,784)	(15,425)	—	(17,209)
Contributions from redeemable noncontrolling interests	—	—	10,750	—	—	—	—	—	—
Redemptions by redeemable noncontrolling interests	—	—	(17,489)	—	—	—	—	—	—
Distributions to redeemable noncontrolling interests	—	—	(3,795)	—	—	—	—	—	—
Net income (loss)	—	—	8,409	—	—	—	$(49,996)	—	(49,996)
Balances at December 31, 2020 (As Restated)	7,085,923	$288,183	$71,852	2,917,560	$—	$—	$(327,629)	$(1,000)	$(328,629)

The accompanying notes are an integral part of these consolidated financial statements.

MONEYLION INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	Years Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(41,587)	$(79,137)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for losses on finance receivables	21,294	29,143
Depreciation and amortization expense	1,108	898
Change in deferred fees and costs, net	1,103	1,388
Change in fair value of warrants	14,419	4,260
Change in fair value of subordinated convertible notes	4,000	—
Realized and unrealized gains on foreign currency translation	(179)	(116)
Stock compensation expense	1,650	765
Changes in assets and liabilities, net of effects of business combination:
Accrued interest receivable	231	(988)
Other assets	(4,199)	(180)
Accounts payable and accrued liabilities	5,188	(2,462)
Net cash provided by (used in) operating activities	3,028	(46,429)
Cash flows from investing activities:
Net originations and collections on finance receivables	(41,562)	(33,322)
Purchase of property and equipment	(1,185)	(2,649)
Net cash used in investing activities	(42,747)	(35,971)
Cash flows from financing activities:
Repayments to secured/senior lenders	(18,333)	(13,195)
Proceeeds from issuance of secured loans	16,697	—
Proceeds from issuance of subordinated convertible notes	10,000	15,062
Proceeds from issuance of related party note	5,000	—
Proceeds from issuance of common stock related to exercise of stock options	134	74
Issuance of Series C preferred stock	—	66,436
Issuance of Series C-1 preferred stock	12,025	—
Costs incurred in conjunction with issuance of Series C preferred stock	—	(438)
Contributions by redeemable noncontrolling interests	10,750	8,153
Redemptions by redeemable noncontrolling interests	(17,645)	(13,081)
Distributions to redeemable noncontrolling interests	(3,795)	(4,801)
Net cash provided by financing activities	14,833	58,210
Net change in cash and restricted cash	(24,886)	(24,190)
Cash and restricted cash, beginning of year	45,813	70,003
Cash and restricted cash, end of year	$20,927	$45,813
Supplemental disclosure of cash flow information:
Cash paid for interest	$3,090	$4,233
Conversion of subordinated convertible notes and accrued interest to Series C preferred stock	$—	$15,062
Series C-1 redeemable convertible preferred stock issued to acquire WTI	$27,929	$—
Deferred financing costs on issuance of secured loans	$605	$—
Accrued redemptions by redeemable noncontrolling interests	$(1,500)	$(1,656)
Accretion of issuance costs on redeemable convertible preferred stock	$—	$(438)
Accrued dividends on redeemable convertible preferred stock	$(17,209)	$(13,896)

The accompanying notes are an integral part of these consolidated financial statements.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (As Restated)

MoneyLion Inc., a Delaware corporation, along with its subsidiaries, referenced herein as “MoneyLion” or the “Company,” was founded in 2013, and the Company’s headquarters is located in New York, New York. The Company operates a personal finance platform (the “Platform”) that provides a mobile app that is designed to help users simplify their personal financial management and improve their financial health, giving users access to credit, investment, banking, and other financial services and providing them with a single place to track spending, savings, and credit. The Platform is based upon analytical models that power recommendations which are designed to help users achieve their financial goals ranging from building savings, improving credit health, and managing unexpected expenses. Investment management services are provided by ML Wealth LLC, a wholly owned subsidiary of the Company, which is a Securities and Exchange Commission (“SEC”) registered investment advisor.

Basis of Presentation — The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the SEC. The consolidated financial statements include the accounts of MoneyLion, Inc. and its wholly owned subsidiaries and consolidated VIEs for which the Company is the primary beneficiary.

Receivables originated on the Company’s platform are currently financed through Invest in America Credit Fund 1 LLC (“IIA”). IIA is organized as a Delaware limited liability company and is treated as a partnership for United States income tax purposes. IIA’s membership interests are issued in separately designated series, with each series consisting of Class A Units and Class B Units. IIA investors own all non-voting Class B Units of the applicable series they invest in, which entitles them to a targeted, non-guaranteed, preferred return of typically 12% per year. ML Capital III LLC (“ML Capital III”), an indirect wholly owned MoneyLion subsidiary, is the managing member of IIA and owns the Class A Units of each series, which entitles ML Capital III to returns that exceed the targeted preferred return on the Class B Units (if any). IIA uses proceeds from the sale of Class B Units to investors to purchase borrower payment dependent promissory notes from Invest in America Notes I SPV LLC (“IIA Notes SPV I”) and Invest in America Notes SPV IV LLC (“IIA Notes SPV IV”), (collectively “IIA Notes SPVs”). The collateral consists of a portfolio of underlying MoneyLion loans and advance receivables. Investors in Class B Units fund their investment into IIA at the time of subscription, which proceeds are used to finance receivables originated on MoneyLion’s platform. Generally, an IIA investor may request redemption of all or a portion of their capital account, after a 120-day notice period, and in increments of $100,000, five days after the expiration of the applicable lock-up period, unless otherwise agreed between investors in a particular series and the Company. Unless a redemption request is made, both the IIA investor’s capital contribution and their related Class B returns will be automatically reinvested in new notes. ML Capital III, as the managing member of IIA, has the contractual right to suspend redemptions in certain circumstances and without prior notice to the IIA investors. However, the IIA investors’ right to redemption may not be entirely within the control of the Company and therefore the IIA investors’ share of the IIA is presented on the Company’s consolidated balance sheet as temporary equity at the redemption value (see “Redeemable Noncontrolling Interests” within Note 3 for more information). Redemptions were $18,489 and $14,737 for the years ended December 31, 2020 and 2019, respectively, of which $1,500 and $1,656 was unpaid as of December 31, 2020 and 2019, respectively. Distributions, if any, to IIA investors will be made at the discretion of the Company or, if agreed between the Company and a particular IIA investor or series, in accordance with the applicable subscription agreements. The Company has identified IIA, IIA Notes SPV I and IIA Notes SPV IV as variable interest entities (“VIEs”) due to the fact that the Class A Units are entitled to residual income/loss in IIA. The Company has identified itself as the primary beneficiary of these VIEs because it directs the activities of the VIEs that most significantly impact the VIEs’ economic performance. As the primary beneficiary of the VIEs, the Company has consolidated the balances of the VIEs into these financial statements. The IIA Class B Units are reflected in the Company’s consolidated financial statements as redeemable noncontrolling interests totaling $71,852 and $73,977 as of December 31, 2020 and 2019, respectively.

All intercompany transactions and balances have been eliminated in consolidation. The Company does not have any items of other comprehensive income (loss), therefore, there is no difference between net loss and comprehensive loss for the years ended December 31, 2020 and 2019.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (As Restated) (cont.)

Risks and Uncertainties — The Company is subject to a number of risks including, but not limited to, the need for successful development of products, the need for additional capital (or financing) to fund operating losses, competition from substitute products and services from larger companies, protection of proprietary technology, patent litigation, dependence on key individuals, and risks associated with changes in information technology.

Impact of COVID-19 — In March 2020, The World Health Organization recognized a global pandemic known as the coronavirus or COVID-19. Due to the economic uncertainty that this has and can continue to cause, there is an added risk factor in the overall future outlook of the Company. In response to the economic uncertainty caused by the pandemic, we made certain operational changes, including reductions to our marketing activities, that have since returned to pre-pandemic levels. We also implemented underwriting policy changes to more closely manage credit risk while we further evaluated market conditions. Credit performance remained steady as our underwriting models quickly adapted to customers’ incomes. To further support our customers, we expanded our payment deferral options and reduced certain fees, while providing them with relevant content and resources on topics like unemployment insurance and stimulus checks. While there has been an increase in economic uncertainty due to the pandemic, there was an uptick in the number of customers on our platform in the second quarter of 2020 due to factors including government initiated lockdowns and temporary or continued closure of local branches of many banks and credit unions. We expect this trend to continue although the rate of customer acquisition as a result of COVID-19 may be slower.

Impact of LIBOR Phase-Out — The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, announced in July 2017 that it intends to phase out LIBOR by the end of 2021. Based on the nature of the business activities and operations, the Company does not expect LIBOR phase-out to have a significant impact on the Company’s consolidated financial statements.

2. Restatement of Previously Issued Financial Statements

Subsequent to the issuance of the Company’s Consolidated Financial Statements for the years ended December 31, 2019 and December 31, 2020, the Company has restated its Consolidated Financial Statements with respect to the treatment of the noncontrolling interests attributable to the Class B investors of IIA.

There is a restatement related to an error in the recognition of net income attributable to noncontrolling interests in the Company’s Consolidated Statement of Operations. Noncontrolling interests represent all non-voting Class B Units of the applicable series at the VIEs that the investors invest in, which entitles the investors to a targeted, non-guaranteed, preferred return of typically 12% per year. The Company calculates the return attributable to the noncontrolling interests utilizing the interest rate stated within the note agreements. This interest income attributable to noncontrolling interest was incorrectly included as an offset to the net loss attributable to MoneyLion Inc. and Subsidiaries in the Company’s 2019 consolidated financial statements. The impact of the correction of this error on the 2019 consolidated financial statements was $9,713 from loss attributable to MoneyLion Inc. and Subsidiaries to net income attributable to noncontrolling interests within the consolidated statement of operations and $15,180 from noncontrolling interests to accumulated deficit within the consolidated balance sheet.

Additionally, there is a restatement related to the classification of the equity associated with the noncontrolling interests of the IIA investors in IIA, a fully consolidated VIE. Generally, an IIA investor may request redemption of all or a portion of their capital account, after a 120-day notice period, and in increments of $100,000, five days after the expiration of the applicable lock-up period, unless otherwise agreed between investors in a particular series and the Company. Unless a redemption request is made, both the IIA investor’s capital contribution and their related Class B returns will be automatically reinvested in new notes issued by the IIA Notes SPVs. Pursuant to the IIA Limited Liability Company Agreement, ML Capital III, as the managing member of IIA, has the contractual right to suspend redemptions in certain circumstances and without prior notice to the IIA investors. As a result, the Company had concluded that the investors’ right to redeem their capital account was entirely within the control of ML Capital III and the value of the IIA investors’ share in IIA was therefore previously classified as permanent equity on the consolidated balance sheet. However, the Company subsequently concluded that ML Capital III’s

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

2. Restatement of Previously Issued Financial Statements (cont.)

decision to exercise its contractual suspension right may be dependent upon the facts and circumstances relating to a particular event. Therefore, in reassessing the interpretation of the authoritative guidance provided in ASR No. 268 and ASC 480-10-S99, the Company concluded that the IIA investors’ right to redemption may not be entirely within the control of ML Capital III, and the IIA investors’ share of IIA has been reclassified to temporary equity at the redemption value within the Consolidated Balance Sheet in accordance with ASC 480-10-S99-3A. Additionally, as part of the reassessment process, the Company identified certain redemption requests made but not yet paid as of December 31, 2019 and 2020, in the amounts of $1,656 and $1,500, respectively, which had previously not been presented as redemptions as of those dates. Therefore, as part of the restatement, the Company also incorporated these redemptions within the consolidated financial statements as of December 31, 2019 and 2020. The impact of the restatement resulted in the reduction of noncontrolling interests included in stockholders’ deficit and a corresponding increase in redeemable noncontrolling interests within the Company’s consolidated balance sheets of $73,977 and $71,852, as of December 31, 2019 and 2020, respectively. The reclassification did not have an impact on the Company’s Consolidated Statement of Operations for the years ended December 31, 2019 and 2020.

The cumulative effect of the restatements on the Consolidated Balance Sheet as of December 31, 2019, is summarized in the following table:

	December 31, 2019
	As Reported	Adjustments	As Restated
Assets
Cash, including amounts held by variable interest entities (VIEs) of $8,064	$28,231	$—	$28,231
Restricted cash	17,767	—	17,767
Receivables, including amounts hed by VIEs of $37,687	47,346	—	47,346
Allowance for losses on receivables	(6,613)	—	(6,613)
Receivables, net	40,733	—	40,733
Property and equipment, net	741	—	741
Intangible assets, net	2,807	—	2,807
Due from related party	1,008	—	1,008
Other assets, including amounts held by VIEs of $4,922	6,116	—	6,116
Total assets	$97,403	$—	$97,403

Liabilities, Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Deficit
Liabilities:
Secured debt agreements	$10,905	$—	$10,905
Secured bank loan	18,333	—	18,333
Accounts payable and accrued liabilities, including amounts held by VIEs of $526	14,472	1,656	16,128
Warrant liability	10,248	—	10,248
Total liabilities	53,958	1,656	55,614
Commitments and contingencies (Note 19)
Redeemable convertible preferred stock (Series A-1, A-2, A-3, B, B-2, C), $0.0001 par value; 6,766,069 shares authorized, 6,314,008 issued and outstanding at December 31, 2019; aggregate liquidation preference of $231,020 at December 31, 2019	231,020	—	231,020
Redeemable noncontrolling interests	—	73,977	73,977

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

2. Restatement of Previously Issued Financial Statements (cont.)

	December 31, 2019
	As Reported	Adjustments	As Restated
Stockholders’ deficit:
Common stock, $0.0001 par value; 12,500,000 shares authorized, 2,693,777 shares issued and outstanding at December 31, 2019	—	—	—
Additional paid-in capital	—	—	—
Accumulated deficit	(247,028)	(15,180)	(262,208)
Treasury stock	(1,000)	—	(1,000)
Total stockholders’ deficit attributable to MoneyLion, Inc. shareholders	(248,028)	(15,180)	(263,208)
Noncontrolling interests	60,453	(60,453)	—
Total stockholders’ deficit	(187,575)	(75,633)	(263,208)
Total liabilities, redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit	$97,403	$—	$97,403

The cumulative effect of the restatements on the Consolidated Balance Sheet as of December 31, 2020, is summarized in the following table:

	December 31, 2020
	As Reported	Adjustments	As Restated
Assets
Cash, including amounts held by variable interest entities (VIEs) of $390	$19,406	$—	$19,406
Restricted cash	1,521	—	1,521
Receivables, including amounts held by VIEs of $52,264	68,794	—	68,794
Allowance for losses on receivables	(9,127)	—	(9,127)
Receivables, net	59,667	—	59,667
Property and equipment, net	502	—	502
Intangible assets, net	9,275	—	9,275
Goodwill	21,565	—	21,565
Due from related party	5	—	5
Other assets, including amounts held by VIEs of $4,922	11,702	—	11,702
Total assets	$123,643	$—	$123,643

Liabilities, Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Deficit
Liabilities:
Secured debt agreements	$—	$—	$—
Secured bank loan	24,395	—	24,395
Accounts payable and accrued liabilities, including amounts held by VIEs of $0	19,468	1,500	20,968
Subordinated convertible notes, at fair value	14,000	—	14,000
Related party loan	5,000	—	5,000
Warrant liability	24,667	—	24,667
Other debt	3,207	—	3,207
Total liabilities	90,737	1,500	92,237

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

2. Restatement of Previously Issued Financial Statements (cont.)

	December 31, 2020
	As Reported	Adjustments	As Restated
Commitments and contingencies (Note 19)
Redeemable convertible preferred stock (Series A-1, A-2, A-3, B, B-2, C), $0.0001 par value; 6,766,069 shares authorized, 6,314,008 issued and outstanding at December 31, 2019; aggregate liquidation preference of $231,020 at December 31, 2019	288,183	—	288,183
Redeemable noncontrolling interests	—	71,852	71,852
Stockholders’ deficit:
Common stock, $0.0001 par value; 12,500,000 shares authorized, 2,693,777 shares issued and outstanding at December 31, 2019	—	—	—
Additional paid-in capital	—	—	—
Accumulated deficit	(327,629)	—	(327,629)
Treasury stock	(1,000)	—	(1,000)
Total stockholders’ deficit attributable to MoneyLion, Inc. shareholders	(328,629)	—	(328,629)
Noncontrolling interests	73,352	(73,352)	—
Total stockholders’ deficit	(255,277)	(73,352)	(328,629)
Total liabilities, redeemable convertible preferred stock, redeemable noncontrolling interests and stockholders’ deficit	$123,643	$—	$123,643

The cumulative effect of the restatements on the Consolidated Statements of Operations for the year ended December 31, 2019, is summarized in the following table:

	Year Ended December 31, 2019
	As Reported	Adjustment	As Restated
Revenue
Net interest income on finance receivables	$11,056	$—	$11,056
Membership subscription revenue	33,627	—	33,627
Affiliates income	2,994	—	2,994
Fee income	11,711	—	11,711
Other income	996	—	996
Total Revenues, net	60,384		60,384

Operating expenses
Marketing	34,114	—	34,114
Provision for loss on receivables	29,143	—	29,143
Other direct costs	3,593	—	3,593
Interest expense (including $239 accretion of debt issuance costs)	3,308	—	3,308
Personnel expenses	25,646	—	25,646
Underwriting expenses	14,130	—	14,130
IT expenses	8,064	—	8,064
Bank and payment processor fees	7,098	—	7,098
Change in fair value of warrant liability	4,260	—	4,260
Professional fees	5,298	—	5,298
Depreciation expense	898	—	898
Occupancy expense	1,360	—	1,360
Gain on foreign currency translation	(116)	—	(116)
Other operating (income) expenses	2,733	—	2,733

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

2. Restatement of Previously Issued Financial Statements (cont.)

	Year Ended December 31, 2019
	As Reported	Adjustment	As Restated
Total operating expenses	139,529	—	139,529
Net loss before income taxes	(79,145)	—	(79,145)
Income tax benefit	(8)	—	(8)
Net loss	$(79,137)	$—	$(79,137)
Net income attributable to redeemable noncontrolling interests	—	(9,713)	(9,713)
Accretion of issuance costs on redeemable convertible preferred stock	(438)	—	(438)
Accrued dividends on redeemable convertible preferred stock	(13,896)	—	(13,896)
Net loss attributable to MoneyLion, Inc. and Subsidiaries	$(93,471)	$(9,713)	$(103,184)
Net loss per share, basic and diluted	$(35.30)	$(3.67)	$(38.97)
Weighted average shares used in computing net loss per share, basic and diluted	2,647,679	2,647,679	2,647,679

The cumulative effect of the restatements on the Consolidated Statement of Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Equity as of January 1, 2019, is summarized in the following table:

	January 1, 2019
	As Reported	Adjustment	As Restated
Redeemable Convertible Preferred Stock (All Series)	$135,626	$—	$135,626
Redeemable Noncontrolling Interests	—	75,649	75,649
Common Stock	$—	$—	$—
Additional Paid-in Capital	—	—	—
Accumulated Deficit	(154,396)	(5,467)	(159,863)
Treasury Stock	(1,000)	—	(1,000)
Total Stockholders’ Deficit Attributable to MoneyLion, Inc. Shareholders	$(155,396)	$(5,467)	$(160,863)
Noncontrolling Interests	70,182	(70,182)	—
Total Stockholders’ Deficit	$(85,214)	$(75,649)	$(160,863)

The cumulative effect of the restatements on the Consolidated Statement of Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Equity as of December 31, 2019, is summarized in the following table:

	December 31, 2019
	As Reported	Adjustment	As Restated
Redeemable Convertible Preferred Stock (All Series)	$231,020	$—	$231,020
Redeemable Noncontrolling Interests	—	73,977	73,977
Common Stock	$—	$—	$—
Additional Paid-in Capital	—	—	—
Accumulated Deficit	(247,028)	(15,180)	(262,208)
Treasury Stock	(1,000)	—	(1,000)
Total Stockholders’ Deficit Attributable to MoneyLion, Inc. Shareholders	$(248,028)	$(15,180)	$(263,208)
Noncontrolling Interests	60,453	(60,453)	—
Total Stockholders’ Deficit	$(187,575)	$(75,633)	$(263,208)

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

2. Restatement of Previously Issued Financial Statements (cont.)

The cumulative effect of the restatements on the Consolidated Statement of Redeemable Convertible Preferred Stock, Redeemable Noncontrolling Interests and Stockholders’ Equity as of December 31, 2020, is summarized in the following table:

	December 31, 2020
	As Reported	Adjustment	As Restated
Redeemable Convertible Preferred Stock (All Series)	$288,183	$—	$288,183
Redeemable Noncontrolling Interests	—	71,852	71,852
Common Stock	$—	$—	$—
Additional Paid-in Capital	—	—	—
Accumulated Deficit	(327,629)	—	(327,629)
Treasury Stock	(1,000)	—	(1,000)
Total Stockholders’ Deficit Attributable to MoneyLion, Inc. Shareholders	$(328,629)	$—	$(328,629)
Noncontrolling Interests	73,352	(73,352)	—
Total Stockholders’ Deficit	$(255,277)	$(73,352)	$(328,629)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates — The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions at the balance sheet date, which could change materially within the next year, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are subject to significant estimation include management’s determination of the adequacy of the allowance for losses on finance receivables, and the valuation of stock-based compensation awards and liability-classified warrants.

Segment Information — Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company has one business activity and there are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Accordingly, the Company has one operating segment, and therefore, one reportable segment.

Cash — Cash includes cash held at financial institutions. For purposes of the consolidated financial statements, the Company considers all highly liquid investments purchased with a maturity date of three months or less to be cash equivalents. At times, the Company may maintain deposits with financial institutions in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limits, but management believes any such amounts do not represent a significant credit risk.

Restricted Cash — Restricted cash consists of cash required to be held on reserve by the Company’s vendors for purposes of loan processing or funding and cash on hand in the VIEs. All cash accounts are held in federally insured institutions, which may at times exceed federally insured limits. The Company has not experienced losses in such accounts. Management believes the Company’s exposure to credit risk is minimal for these accounts.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The reconciliation of cash and restricted cash is as follows:

	December 31,
	2020	2019
Reconciliation of cash and restricted cash:
Cash	$19,406	$28,231
Restricted cash	1,521	17,582
Total cash and restricted cash	$20,927	$45,813

Off-balance Sheet Arrangements — Through April 2019, the Company arranged for consumers to obtain finance receivable products from independent third-party lenders. Under the program, the Company acted as a credit service organization (“CSO Program”). For the consumer finance receivable products originated by the third-party lender under the CSO Program, the lender was responsible for holding accounts for disbursement of loan proceeds and for receipt of loan payments. The Company was responsible for underwriting the loan application, marketing, loan servicing and collections. When a consumer executed an agreement with the Company under the CSO Program, the Company agreed, for a fee payable to the Company by the consumer, to provide certain services to the consumer, including arranging the loan with a third-party lender. The Company’s guarantee represented an obligation to purchase specific loans that go into default, actionable by a letter of credit issued by the Company to the third party, which secured the loans. In April 2019, the Company exited the CSO Program. There were no outstanding amounts of active finance receivables and no recorded accrual for estimated losses as of December 31, 2020 and 2019.

Membership Receivables — Membership receivables are recorded at the amount billed to the customer. Membership receivables are charged off when the account is 90 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain.

Fees Receivables — Fees receivables, which represent the amounts due to the Company for tips and instant transfer fees related to the Company’s interest-free salary advances (“Instacash”), are recorded at the amount billed to the customer. Fees receivables are charged off when the account is 90 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain.

Finance Receivables — Finance receivables are secured and unsecured short-term loans and principal amounts of Instacash advances, which are unsecured. These loans and advances are made to individuals and are reported at their principal amount outstanding, net of deferred origination fees, direct costs, and an allowance for losses. Management has the intent and ability to hold these receivables for the foreseeable future, or until maturity or payoff. Direct origination costs incurred for the origination of finance receivables are deferred and amortized to interest income over the contractual lives of the loans using the effective interest method. Unamortized amounts are recognized in income at the time the loans are sold, charged off or paid in full.

The Company’s charge-off policy is to charge off finance receivables related to loans in the month in which the account becomes 90 days contractually past due and charge off finance receivables related to advances in the month in which the account becomes 60 days past due. If an account is deemed to be uncollectable prior to the applicable date, the Company will charge off the receivable in the month it is deemed uncollectable.

The Company determines the past due status using the contractual terms of the finance receivables. This is the credit quality indicator used to evaluate the required allowance for losses on finance receivables for each portfolio of products.

The Company’s loans operate under individual state laws, which may carry different rates, and have varying terms and conditions depending upon the state in which they are offered. The Company is licensed or exempt from licensing to make loans in substantially all states in the United States of America.

Accrued Interest Receivables — Interest income on loan-related finance receivables is accrued based upon the daily principal amount outstanding except for when these loans are on nonaccrual status. The Company recognizes interest income using the interest method. The Company’s policy is to suspend recognition of interest

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

income on finance receivables and place the loan on nonaccrual status when the account is 60 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain, and the account is less than 90 days contractually past due. Accrued interest receivables are charged off when the account is 90 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain. In 2019, the Company sold certain delinquent fully charged-off finance receivables to unrelated third parties. In 2019, the Company recorded $287 of recoveries related to the sale of certain delinquent finance receivables to unrelated third parties. In 2020, there were no recoveries related to the sale of certain delinquent finance receivables to unrelated third parties.

The Company does not recognize interest income on finance receivables associated with Instacash advances, because interest is not charged on Instacash advances. Advances typically include a term of 30 days or less, depending on the individual’s pay cycle. The Company’s policy is to suspend the account when an advance is 60 days or more past due on a contractual basis or when, in the Company’s estimation, the collectability of the account is uncertain.

Allowance for Losses on Receivables — An allowance for losses on receivables is established to provide for probable losses incurred on the Company’s finance receivables at the balance sheet date and is established through a provision for loan losses. Charge-offs, net of recoveries are charged directly to the allowance. The allowance is based on management’s assessment of many factors, including changes in the nature, volume, and risk characteristics of the finance receivables portfolio, including trends in delinquency and charge-offs and current economic conditions that may affect the borrower’s ability to pay. The allowance is developed on a general basis, each period, management assesses each product type by origination cohort in order to determine the forecasted performance of those cohorts and arrive at an appropriate allowance rate for that period. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in any of the factors.

Revenue Recognition — The Company’s primary offering is two subscription products. Historically, the MoneyLion Plus Membership allowed customers to access affordable credit through asset collateralization, build savings, improve financial literacy and track their financial health. In 2019 the Company began offering the Credit Builder Plus Membership, which is intended to emphasize the program’s ability to help customers build credit while also saving. These programs are offered directly to MoneyLion customers. Members also receive access to the Company’s banking account, managed investment services, credit tracking services, and Instacash advances. Revenue is recognized as the Company transfers control of promised goods or services to members, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company evaluates whether it is appropriate to recognize revenue on a gross or net basis based upon its evaluation of whether the Company obtains control of the specified goods or services by considering if it is primarily responsible for fulfillment of the promise, and has the latitude in establishing pricing, among other factors. Based on the Company’s evaluation of these factors, revenue is recorded either gross or net of costs associated with the transaction.

Membership subscription revenue is recognized on a daily basis throughout the term of the individual subscription agreements, as the control of the membership services is delivered to the customer evenly throughout that term. The Company policy is to suspend recognition of subscription revenue when the last scheduled subscription payment is 30 days past due, or when, in the Company’s estimation, the collectability of the account is uncertain. Membership subscription revenue is recognized gross over time.

Members of the Credit Builder Plus Membership program typically receive the cash related to loans and interest-free salary advances in 1-3 business days. Members may elect to receive cash immediately through the Company’s instant transfer option. The Company charges a fee when the instant transfer option is elected by a member (“Turbo Fee”). Fees earned on Turbo Fees are recognized gross over the term of the loan or interest-free salary advance, as the services related to these fees are not distinct from the services of the loan or interest-free salary advance.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Due to the fact that salary advances are provided to the customer interest-free, the Company allows customers with the option to provide a tip for the offering. Fees earned on tips are recognized gross over the term of the interest-free salary advance, as the services related to these fees are not distinct from the services of the interest-free salary advance.

Affiliate revenue is generated by displaying ads on the Company’s application and by sending emails to members promoting affiliate services. For affiliate services, the Company enters into agreements with the affiliates in the form of a signed contract, which specify the terms of the services and fees, prior to advertising and promotional campaigns being run. The Company recognizes revenue from the display of impression-based ads and distribution of impression-based emails in the period in which the impressions are delivered in accordance with the contractual terms of the customer arrangements. Impressions are considered delivered when a member clicks on the advertisement or promotion.

Property and Equipment — Property and equipment is carried at cost. Depreciation is determined principally under the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to expense as incurred.

The estimated useful lives of property and equipment are described below:

Property and Equipment	Useful Life
Leasehold improvements	5 years
Furniture and fixtures	5 years
Computers and equipment	2 years

Intangible Assets — The Company’s intangible assets are made up of internal use software. The Company capitalizes qualifying internal use software development costs that are incurred during the application development stage, provided that management with the relevant authority authorizes the project, it is probable the project will be completed, and the software will be used to perform the function intended. Costs incurred during the application development stage internally or externally are capitalized and amortized on a straight-line basis over the expected useful life of three years. Costs related to preliminary project activities and post-implementation operation activities, including training and maintenance, are expensed as incurred.

Impairment of Long-Lived Assets — Long-lived assets, such as property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The amount of impairment loss, if any, is measured as the difference between the carrying value of the asset and its estimated fair value. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment charges were recognized during the years ended December 31, 2020 and 2019.

Debt Issuance Costs — Costs incurred to obtain debt financing are capitalized and amortized into interest expense over the life of the related debt using a method that approximates the effective interest method. Debt issuance costs are recorded as a contra debt balance in the accompanying consolidated financial statements.

Stock-Based Compensation — The Company accounts for its stock options granted to employees as stock-based compensation expense based on their grant date fair value. The Company uses an option valuation model to measure the fair value of options at the date of grant. The value of the portion of the awards that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s consolidated statement of operations. Forfeitures are accounted for as they are incurred.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Stock Warrants — The Company accounts for freestanding warrants for redeemable convertible preferred stock and common stock as liabilities at fair value upon issuance primarily because the settlement amount for certain common warrants is predominantly based upon a fixed amount with a variable number of shares for the common stock. In addition, the warrants for redeemable convertible preferred stock are classified as liabilities as shares underlying the warrants contain contingent redemption features outside the control of the Company. The Company has elected to present the remaining common stock warrants as liabilities at fair value. The warrants are subject to remeasurement at each balance sheet date and any change to the fair value is recognized as change in fair value of warrant liability in the consolidated statement of operations. The carrying value of the warrants will continue to be adjusted until such time as these instruments are exercised or expired. The Company establishes fair value of the warrants at issuance and at each reporting date utilizing generally accepted valuations methodologies which include market approaches and Black-Scholes-Merton option pricing model. The Black-Scholes-Merton option pricing model is based on the estimated market value of the underlying common stock at the measurement date, the remaining contractual term of the warrant, risk-free interest rates and expected dividends on, and expected volatility of the price of the underlying common stock derived from similar publicly traded companies.

Convertible Notes — As permitted under Accounting Standards Codification (“ASC”) 825, Financial Instruments, or ASC 825, the Company has elected the fair value option to account for its convertible notes. In accordance with ASC 825, the Company records these convertible notes at fair value with changes in fair value recorded as a component of other income (expense), net in the consolidated statement of operations. As a result of applying the fair value option, direct costs and fees related to the convertible notes were expensed as incurred and were not deferred. The Company concluded that it was appropriate to apply the fair value option to the convertible notes because there are no non-contingent beneficial conversion options related to the convertible notes.

The convertible notes were valued using a scenario-based discounted cash flow analysis. Three primary scenarios were considered and probability weighted to arrive at the valuation conclusion for each convertible note. The first scenario considered the value impact of conversion at the stated discount to the issue price if the Company raises over $50,000 in an equity financing before the maturity date, or the qualified financing, while the second scenario considered the value impact of conversion at the stated discount to the issue price if the Company’s common stock is listed within a public offering before maturity, either through an initial public offering or a special purpose acquisition company (“SPAC”) merger transaction, and the third scenario assumed the convertible notes are held to maturity.

The Company determined the fair value of the convertible notes based on the proceeds received for the convertible notes; the terms of the convertible notes, including the rate at which the notes convert into the qualified financing securities; the probability and timing of a qualified equity financing or public offering; and the fair value of the underlying convertible preferred shares. Estimates and assumptions impacting the fair value measurement include the probability of a qualified equity financing as defined in the convertible notes’ agreement, the probability of a public offering as defined in the convertible notes’ agreement, the expected timing of such event, and the then fair value of our convertible preferred shares. The Company estimated the probability and timing of the qualified equity financing and the public offering based on Management’s assumptions and knowledge of specified events at issuance and as of each reporting date.

Net Loss Per Share — The Company calculated basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for companies with participating securities. The Company considered the redeemable convertible preferred stock to be a participating security as the holders are entitled to receive aggregated accrued and not paid dividends if/when declared by the board of directors at a dividend rate payable in preference and priority to the holders of common stock.

Under the two-class method, basic net loss per share attributable to common stockholders was calculated by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. The net loss attributable to common stockholders was not allocated to the redeemable convertible preferred stock

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

as the holders of redeemable convertible preferred stock do not have a contractual obligation to share in losses, which is consistent with the if converted method of calculation. Diluted net loss per share attributable to common stockholders was computed by giving effect to all potentially dilutive common stock equivalents outstanding for the period. For purposes of this calculation, redeemable convertible preferred stock, stock options and warrants to purchase redeemable convertible preferred stock and common stock were considered common shares equivalents but had been excluded from the calculation of diluted net loss per share attributable to common stockholders as their effect was anti-dilutive. In periods in which the Company reports a net loss attributable to all classes of common stockholders, diluted net loss per share attributable to all classes of common stockholders is the same as basic net loss per share attributable to all classes of common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported net losses attributable to common stockholders for the fiscal years ended December 31, 2020 and 2019.

Redeemable Noncontrolling Interests — Noncontrolling interests related to certain consolidated VIEs are subject to redemption by third-party investors. As these interests are redeemable upon the occurrence of events that are not solely within the control of the Company, amounts relating to third-party interests in such consolidated entities are classified as temporary equity as redeemable noncontrolling interest within the consolidated balance sheets. The redeemable noncontrolling interests related to the Company’s consolidated VIEs are initially recorded at fair value. Net income in consolidated VIEs are attributed to redeemable noncontrolling interests based on the investors’ respective interests in the net assets of the consolidated VIE.

The amount of net income attributable to redeemable noncontrolling interests is included in the consolidated net loss in the Consolidated Statements of Operations. Net losses attributed to redeemable noncontrolling interests were $9,713 and $8,409 million for years ended December 31, 2019 and 2020.

Income Taxes — Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effects of future tax rate changes are recognized in the period when the enactment of new rates occurs.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the positions taken or the amount of the positions that would be ultimately sustained. The benefit of a tax position is recognized in the consolidated financial statements in the period during which, based on all available evidence, it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more likely than not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statements of operations.

Fair Value Measurements — Assets and liabilities recorded at fair value on a recurring basis in the balance sheet are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1:   Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2:   Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third-party pricing services for identical or similar assets or liabilities.

Level 3:   Valuations for assets and liabilities that are derived from other valuation methodologies including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections determined by management in estimating the fair value assigned to such assets or liabilities.

The Company evaluates the significance of transfers between levels based upon the nature of the financial instruments and size of the transfer relative to total net assets available for benefits. For the years ended December 31, 2020 and 2019, there were no transfers in or out of levels 1, 2 or 3.

Governmental Regulation — The Company is subject to various state and federal laws and regulations in each of the states in which it operates, which are subject to change and may impose significant costs or limitations on the way the Company conducts or expands its business. Certain limitations include, among other things, imposed limits on interest rates, other charges, insurance products and required licensing and qualification.

Recently Adopted Accounting Pronouncements — In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), as amended, requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard replaces most existing revenue recognition guidance in U.S. GAAP and permits the use of either a full retrospective or modified retrospective approach. The Company adopted ASC 606 on January 1, 2019 using the modified retrospective method as permitted. No cumulative effect adjustment was recognized as the accounting for revenue under the existing guidance is not materially different than under ASC 606.

In January 2016, ASU 2016-01, Financial Instruments: Overall (Subtopic 825-10) Recognition and Measurement of Financial Assets and Financial Liabilities was issued to address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This ASU supersedes the guidance to classify equity securities with readily determinable fair values into different categories and requires equity securities (except those accounted for under the equity method or those that result in consolidation of the investee) to be measured at fair value with changes in the fair value recognized through net income. It also simplifies the impairment assessment of equity investments without readily determinable fair values by requiring assessment for impairment qualitatively at each reporting period. This update is effective for public business entities beginning after December 15, 2017, and effective for all other entities after December 15, 2018. Upon adoption of ASU 2016-01, entities that are not public are exempted from certain disclosure requirements otherwise required by ASU 2016-01. Early adoption is permitted. The Company adopted this ASU in 2018 and has, therefore, excluded the related fair value disclosures from its consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 provided guidance on how certain cash receipts and cash payments should be presented and classified in the statement of cash flows with the objective of reducing existing diversity in practice with respect to these items. ASU 2016-15 was effective for annual periods beginning

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

after December 15, 2018. Early adoption was permitted. ASU 2016-15 required a retrospective transition method. However, if it was impracticable to apply the amendments retrospectively for some of the issues, the amendments for those issues would be applied prospectively as of the earliest date practicable. The Company adopted this ASU prior to 2019 and the adoption of this ASU did not have a material impact on the Company’s consolidated statement of cash flows.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), which provided guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flows. This ASU was effective for fiscal years beginning after December 15, 2018. ASU 2016-18 must be applied using a retrospective transition method with early adoption permitted. The Company adopted this ASU in 2019 and restricted cash is included in overall cash in the statement of cash flows.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The amendments in this update expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. An entity should apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost (that is, the period of time over which share-based payment awards vest and the pattern of cost recognition over that period). The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments also clarify that Topic 718 does not apply to share-based payments used to effectively provide: (1) financing to the issuer, or (2) awards granted in conjunction with selling goods or services to customers as part of a contract accounted for under Topic 606, Revenue from Contracts with Customers. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The adoption of the ASU did not have a material impact on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted — In February 2016, the FASB Issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating with classification affecting the pattern of expense recognition in the income statement. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The new standard is effective for the Company on January 1, 2022. The Company is in the process of evaluating the impact that the pending adoption of this new guidance will have on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which creates a new credit impairment standard for financial assets measured at amortized cost and available-for-sale debt securities. The ASU requires financial assets measured at amortized cost (including loans, trade receivables and held-to-maturity debt securities) to be presented at the net amount expected to be collected, through an allowance for credit losses that are expected to occur over the remaining life of the asset, rather than incurred losses. The ASU requires that credit losses on available-for-sale debt securities be presented as an allowance rather than as a direct write-down. The measurement of credit losses for newly recognized financial assets (other than certain purchased assets) and subsequent changes in the allowance for credit losses are recorded in the statement of income as the amounts expected to be collected change. The ASU is effective for nonpublic entities for fiscal years beginning after December 15, 2022, and interim periods within those

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company is in process of evaluating the impact that adoption of this new guidance will have on its consolidated financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. The new guidance provides for the deferral of implementation costs for cloud computing arrangements and expensing those costs over the term of the cloud services arrangement. The new guidance is effective for fiscal years beginning after December 15, 2020 and interim periods in 2021. The Company is in process of evaluating the impact that the adoption of ASU 2018-15 will have on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740). The amendments in the updated guidance simplify the accounting for income taxes by removing certain exceptions and improving consistent application of other areas of the topic by clarifying the guidance. The new guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is currently in the process of evaluating the impact that the adoption of ASU 2019-12 will have on its consolidated financial statements and related disclosures.

In March 2020, the FASB issued ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitating of the Effects of Reference Rate Reform on Financial Reporting, which provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions in which the reference LIBOR or another reference rate is expected to be discontinued as a result of the Reference Rate Reform. This ASU is intended to ease the potential burden in accounting for (or recognizing the effects of) reference rate reform on financial reporting. The new guidance is effective for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company is in process of evaluating the impact that the adoption of ASU 2020-04 will have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt With Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The ASU simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. The updated standard will be effective for the Company on January 1, 2024; however, early adoption of the ASU is permitted on January 1, 2021. The Company is in process of evaluating the impact that the updated standard will have on its consolidated financial statements and related disclosures.

4. RECEIVABLES, ALLOWANCE FOR LOSSES ON RECEIVABLES AND CREDIT QUALITY INFORMATION

The Company’s finance receivables consist of secured personal loans, unsecured personal loans, and principal amounts of Instacash advances. Accrued interest receivables represent the interest accrued on the finance receivables based upon the daily principal amount outstanding. Fees receivables represent the amounts due to the Company for tips and instant transfer fees related to the Instacash advance product. Membership receivables represent the amounts billed to customers for membership subscription services. The credit quality and future repayment of finance receivables is dependent upon the customer’s ability to perform under the terms of the agreement. Factors such as unemployment rates and housing values, among others, may impact the customer’s ability to perform under the loan or advance terms. When assessing provision for losses on finance receivables, the Company takes into account the composition of the outstanding finance receivables, charge-off rates to date and the forecasted principal loss rates. In 2019, the Company shifted its product offering away from products with historically higher charge-off rates. Please see the tables below for the finance receivable activity, charge-off rates and aging by product for the years ended

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

4. RECEIVABLES, ALLOWANCE FOR LOSSES ON RECEIVABLES AND CREDIT QUALITY INFORMATION (cont.)

December 31, 2020 and 2019. The Company has experienced significant growth in Instacash, a shorter-term advance product with lower charge-off rates than loans. As Instacash has become a larger component of finance receivable activity, the overall charge-off rate has decreased significantly.

The percentage of finance receivable activity charged off consisted of the following:

	Year Ended December 31,
	2020	2019
Loans	23%	35%
Instacash	4%	3%
Total	9%	35%

Finance receivable activity is defined as the beginning balance of finance receivables plus finance receivables originated during the period less ending balance of finance receivables.

Receivables consisted of the following:

	December 31,
	2020	2019
Finance receivables	$62,758	$45,355
Fees receivable	2,913	474
Membership receivables	1,885	637
Accrued interest receivable	623	392
Deferred loan origination costs	615	511
Unearned loan origination fees	—	(23)
Receivables, before allowance for losses on receivables	$68,794	$47,346

Finance receivables consisted of the following:

	December 31, 2020	December 31, 2019
Loan receivables	$43,870	$42,099
Instacash receivables	18,888	3,256
Finance receivables, before allowance for losses on receivables	$62,758	$45,355

Loans receivables consisted of the following:

	December 31, 2020	December 31, 2019
Unsecured personal loan receivables	$66	$3,978
Secured personal loan receivables	43,804	38,121
Loan receivables	$43,870	$42,099

Changes in the allowance for losses on receivables were as follows:

	December 31,
	2020	2019
Beginning balance	$6,613	$9,606
Provision for loss on receivables	21,294	29,143
Receivables charged off	(39,004)	(46,490)
Recoveries (including sales of charged-off accounts of $0 and $287 in 2020 and 2019, respectively)	20,224	14,354
Ending balance	$9,127	$6,613

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

4. RECEIVABLES, ALLOWANCE FOR LOSSES ON RECEIVABLES AND CREDIT QUALITY INFORMATION (cont.)

Changes in allowance for losses on finance receivables were as follows:

	December 31,
	2020	2019
Beginning balance	$6,613	$9,606
Provision for loss on receivables	18,082	22,404
Finance receivables charged off	(33,719)	(38,047)
Recoveries (including sales of charged-off accounts of $0 and $287 in 2020 and 2019, respectively)	18,151	12,650
Ending balance	$9,127	$6,613

Changes in allowance for losses on membership receivables were as follows:

	December 31,
	2020	2019
Beginning balance	$—	$—
Provision for loss on receivables	1,856	6,674
Membership receivables charged off	(3,620)	(8,371)
Recoveries	1,764	1,697
Ending balance	$—	$—

Changes in allowance for losses on fees receivable were as follows:

	December 31,
	2020	2019
Beginning balance	$—	$—
Provision for loss on receivables	1,356	65
Fees receivable charged off	(1,665)	(72)
Recoveries	309	7
Ending balance	$—	$—

The provision for estimated losses on outstanding loans made by the Company under the CSO Program was as follows:

	December 31,
	2020	2019
Beginning balance	$—	$1,097
Provision for losses on finance receivables to be purchased from the CSO Lender	—	—
Charged off finance receivables repurchased	—	(1,097)
Ending balance	$—	$—

As of December 31, 2020, the following is an assessment of the credit quality of all finance receivables and presents the contractual delinquency of the finance receivable portfolio:

	December 31, 2020
	Amount	Percent
Current	$54,247	86.4%
Delinquency:
31 to 60 days	6,148	9.8%
61 to 90 days	2,363	3.8%
Total delinquency	8,511	13.6%
Finance receivables before allowance for loan losses	$62,758	100.0%

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

4. RECEIVABLES, ALLOWANCE FOR LOSSES ON RECEIVABLES AND CREDIT QUALITY INFORMATION (cont.)

As of December 31, 2019, the following is an assessment of the credit quality of all finance receivables and presents the contractual delinquency of the finance receivable portfolio:

	December 31, 2019
	Amount	Percent
Current	$39,810	87.8%

Delinquency:
31 to 60 days	2,593	5.7%
61 to 90 days	2,952	6.5%
Total delinquency	5,545	12.2%
Finance receivables before allowance for loan losses	$45,355	100.0%

As of December 31, 2020, the following is an assessment of the credit quality of loans within the finance receivables category and presents the contractual delinquency of the finance receivable loan portfolio:

	December 31, 2020
	Amount	Percent
Current	$38,133	86.9%

Delinquency:
31 to 60 days	3,374	7.7%
61 to 90 days	2,363	5.4%
Total delinquency	5,737	13.1%
Loan receivables before allowance for loan losses	$43,870	100.0%

As of December 31, 2019, the following is an assessment of the credit quality of loans within the finance receivables category and presents the contractual delinquency of the finance receivable loan portfolio:

	December 31, 2019
	Amount	Percent
Current	$36,705	87.2%

Delinquency:
31 to 60 days	2,442	5.8%
61 to 90 days	2,952	7.0%
Total delinquency	5,394	12.8%
Loan receivables before allowance for loan losses	$42,099	100.0%

As of December 31, 2020, the following is an assessment of the credit quality of Instacash advances within the finance receivables category and presents the contractual delinquency of the finance receivable Instacash advance portfolio:

	December 31, 2020
	Amount	Percent
Current	$16,114	85.3%

Delinquency:
31 to 60 days	2,774	14.7%
61 to 90 days	0	0.0%
Total delinquency	2,774	14.7%
Instacash receivables before allowance for loan losses	$18,888	100.0%

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

4. RECEIVABLES, ALLOWANCE FOR LOSSES ON RECEIVABLES AND CREDIT QUALITY INFORMATION (cont.)

As of December 31, 2019, the following is an assessment of the credit quality of Instacash advances and presents the contractual delinquency of the finance receivable Instacash advance portfolio:

	December 31, 2019
	Amount	Percent
Current	$3,105	95.4%

Delinquency:
31 to 60 days	151	4.6%
61 to 90 days	0	0.0%
Total delinquency	151	4.6%
Instacash receivables before allowance for loan losses	$3,256	100.0%

As of December 31, 2020, the following table shows the aging of the membership receivable balance:

	December 31, 2020
	Amount	Percent
Current	$1,586	84.1%

Delinquency:
31 to 60 days	168	8.9%
61 to 90 days	131	6.9%
Total delinquency	299	15.9%
Membership receivables before allowance for loan losses	$1,885	100.0%

As of December 31, 2019, the following table shows the aging of the membership receivable balance:

	December 31, 2019
	Amount	Percent
Current	$132	20.7%

Delinquency:
31 to 60 days	309	48.5%
61 to 90 days	196	30.8%
Total delinquency	505	79.3%
Membership receivables before allowance for loan losses	$637	100.0%

Concentration of Credit Risk — The Company’s portfolio of finance receivables consists of consumers living in various states, and consequently such consumers’ ability to honor their installment contracts may be affected by the economic conditions in these areas. The following tables summarize the breakdown of the finance receivables portfolio balance by state, for all states with 10% or greater of the total principal balance outstanding as of December 31, 2020 and 2019, respectively:

	December 31, 2020
State	Principal Balance Outstanding	% of the Total
Texas	$7,423	12%
Florida	$6,702	11%
California	$6,242	10%

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

4. RECEIVABLES, ALLOWANCE FOR LOSSES ON RECEIVABLES AND CREDIT QUALITY INFORMATION (cont.)

	December 31, 2019
State	Principal Balance Outstanding	% of the Total
California	$4,904	11%

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2020	2019
Leasehold improvements	$464	$464
Furniture and fixtures	448	448
Computers and equipment	796	718
	1,708	1,630
Less: accumulated depreciation	(1,206)	(889)
Furniture and equipment, net	$502	$741

Total depreciation expense related to property and equipment was $317 and $403 for the years ended December 31, 2020 and 2019, respectively.

6. INTANGIBLE ASSETS

Intangible assets consisted of the following:

	December 31,
	2020	2019
Capitalized internal-use software	$5,374	$4,369
Proprietary technology	6,130	—
Work in process	1,481	1,357
Less: accumulated amortization	(3,710)	(2,919)
Intangible assets, net	$9,275	$2,807

For the years ended December 31, 2020 and 2019, total amortization expense was $791 and $495, respectively.

The following table summarizes estimated future amortization expense of intangible assets placed in service at December 31, 2020 for the years ending:

2021	1,696
2022	1,343
2023	1,008
2024	876
2025	876
Thereafter	1,995
$7,794

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

7. OTHER ASSETS

Other assets consisted of the following:

	December 31,
	2020	2019
Receivable from payment processor – Debit card collections	$5,600	$—
Receivable from payment processor – Other	1,936	3,945
Prepaid expenses	1,591	1,161
Other	2,575	1,195
Total other assets	$11,702	$6,301

8. BUSINESS COMBINATIONS

Wealth Technologies Inc.    Acquisition (“WTI”) — In December 2020, the Company acquired 100% of the outstanding common stock and Series A redeemable convertible preferred shares of Wealth Technologies, Inc. in exchange for 539,592 shares of the Company Series C-1 Redeemable Convertible Preferred Stock, resulting in total consideration of approximately $27,929. WTI is a technology company specializing in market-leading wealth management decisioning and administration. The co-founder and equity holder of WTI is also a significant stockholder of Series A redeemable convertible preferred stock of MoneyLion and was the MoneyLion Chairman as of the date of the transaction.

The purchase price has been allocated to the assets acquired and liabilities assumed based upon their respective fair market values. The excess of the aggregate purchase price over the fair values of the net assets acquired was recognized as goodwill of approximately $21,600.

December 31, 2020
Assets acquired:
Cash	$17
Prepaid and other current assets	204
Property and equipment, net	22
Other assets, net	4
Proprietary technology	6,130
Goodwill	21,565
Liabilities assumed:
Accounts payable and accrued liabilities	(13)
Net assets acquired	$27,929

9. VARIABLE INTEREST ENTITIES

As of December 31, 2020 and 2019, the following table summarizes the VIEs’ assets, liabilities, revenues and income included in MoneyLion, Inc.’s consolidated financial statements, after intercompany eliminations:

	December 31,
	2020	2019
Assets:
Cash	$390	$8,064
Finance receivable	60,845	44,120
Allowance for losses on finance receivable	(8,581)	(6,433)
Finance receivables, net	52,264	37,687
Other assets	—	—
Total assets	$52,654	$45,751

Liabilities:
Accounts payable and accrued liabilities	$—	$526
Total liabilities	$—	$526

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

9. VARIABLE INTEREST ENTITIES (cont.)

	Years Ended December 31,
	2020	2019
Revenues:
Interest income	$8,409	$9,713
Total revenues, net	$8,409	$9,713
Net income	$8,409	$9,713

As of December 31, 2020 and 2019, the assets of the consolidated VIEs can only be used to settle the obligations of the respective VIEs. The liabilities of the consolidated VIEs are obligations of the respective VIEs and their investors have no recourse to the general credit or assets of the Company.

10. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consisted of the following:

	December 31,
	2020	2019
Accounts payable and accrued expenses	$18,865	$14,167
Accrued redemptions by redeemable noncontrolling interests	1,500	1,656
Accrued personnel expenses	541	64
Interest payable	62	241
Total accounts payable and accrued liabilities	$20,968	$16,128

11. DEBT

The following is a summary of the Company’s debt:

	December 31,
	2020	2019
First lien loan	$25,000	$18,333
Subordinated convertible notes, at fair value	14,000	—
Second lien loan – Note 18	5,000	—
Other debt	3,207	—
Secured debt agreements	—	10,950
Less: deferred financing costs	(605)	(45)
	$46,602	$29,238

Secured Loans

Secured Bank Loan — In September 2018, the Company entered into a Loan and Security Agreement (“Secured Bank Loan”) with a bank for a 6.75% $20,000 loan. Interest only was payable monthly through September 27, 2019. According to the terms of the Secured Bank Loan, the outstanding principal on that date was converted to a term loan payable with principal and interest payable in 36 monthly installments, maturing on September 27, 2022. The loan is secured by all assets of the Company, including capital stock of all subsidiaries, except for capital stock and assets in certain excluded subsidiaries, as defined, including our Invest in America Credit Fund I LLC (IIA) and all of the related SPVs. Under the terms of the Secured Bank Loan, the Company is subject to certain covenants, as defined, including the requirement to maintain a cash balance, as defined, at the bank of $15,000. As of December 31, 2019, the balance of the Secured Bank Loan was $18,333. The Secured Bank Loan was paid in full during 2020.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

11. DEBT (cont.)

Second Lien Loan — In April 2020, the Company entered into a Loan and Security Agreement (“Second Lien Loan”) with a related party (Note 18) for a second-lien loan facility with an initial principal balance of $5,000. The Second Lien Loan bears interest at the greater of (a) 12%, and (b) a fluctuating rate of interest per annum equal to the Wall Street Journal Prime Rate plus 5.75%, not to exceed 15%. The principal borrowings under the Second Lien Loan may be increased to up to $25,000 upon the mutual consent of the Company and the lenders. Interest only is payable until April 30, 2022, and thereafter outstanding principal will be repaid in twelve equal installments through the facility maturity date of May 1, 2023. The Second Lien Loan is secured by substantially all assets of the Company, including capital stock of all subsidiaries, except for capital stock and assets in certain excluded subsidiaries, as defined, including IIA and all of the related SPVs. Under the terms of the Loan and Security Agreement the Company is subject to certain covenants, as defined. The Company used the Second Lien Loan proceeds for general corporate purposes.

First Lien Loan — In July 2020, the Company entered into a Loan and Security Agreement (“First Lien Loan”) with a bank for a $25,000 first-lien loan facility consisting of a $20,000 revolving credit line and $5,000 term loan. The revolving line bears interest at the greater of (i) WSJ Prime Rate+2.25% and (ii) 6.50%. The revolving line matures on May 1, 2022. The term loan bears interest at the greater of (i) WSJ Prime Rate+3.25% and (ii) 7.50%. Interest only on the term loan is payable until June 1, 2021, and thereafter outstanding principal will be payable in thirty-six equal installments through the facility maturity date of May 1, 2024. The First Lien Loan is secured on a first-priority basis by all assets of the Company, including capital stock of all subsidiaries, except for capital stock and assets in certain excluded subsidiaries, as defined, including IIA and all of the related SPVs. Under the terms of the Loan and Security Agreement the Company is subject to certain covenants, as defined. Additionally, the Company granted the bank lender warrants to receive 12,792 shares of the Company’s common stock at an exercise price as defined in the First Lien Loan. The Company used the First Lien Loan proceeds to repay in full the Secured Bank Loan and for general corporate purposes.

Secured Debt Agreements — In March 2018, and then in April 2018, IIA Notes SPV II LLC and IIA Notes SPV III LLC, wholly owned subsidiaries of the Company, entered into Loan and Security Agreements with separate lenders establishing a total credit facility of a minimum of $20,000, which may be increased to $27,000 upon mutual agreement between the lenders and the Company. Borrowings under these agreements are secured by a security interest in certain consumer finance loans. These agreements mature at various dates through 2020 and carry a total interest rate of 14%. The Company borrowed a total of $21,950 under these credit facilities. In January 2019, the Company repaid $11,000 of the outstanding Secured Debt. As of December 31, 2019, the balance due under the Secured Debt Agreements was $10,950. In August 2020, IIA Notes SPV III repaid in full the approximately $11,500 that was outstanding under the Secured Debt Agreement and terminated the facility. As of December 31, 2020, the balance due under the Secured Debt Agreement was $0.

Secured Loan Facility — In April 2015, certain wholly owned subsidiaries of MoneyLion, Inc. entered into a Secured Loan Facility agreement with an unrelated third party. The Secured Loan Facility had a maximum principal amount of $25,000, the proceeds of which were used to fund origination of finance receivables through a wholly owned subsidiary of MoneyLion, Inc. The interest charged on the outstanding principal balance was 15% and the Secured Loan Facility matured on July 31, 2019. The Secured Loan Facility established a first priority lien on certain assets of the wholly owned subsidiary. The Secured Loan Facility contained various requirements, including maintaining cash balances on hand or in operating accounts at deposit institutions and certain other financial reporting requirements. The Secured Loan Facility was repaid to the lender as the underlying portfolio of finance receivables was repaid by borrowers. Additional interest of 0.5% was charged on any balance not borrowed up to the $25,000 of the facility. As of March 2019, this facility was terminated and all outstanding principal and interest was paid in full. As of December 31, 2020 and 2019, the balance due under the Secured Loan Facility was $0.

Subordinated Convertible Notes — In December 2020, the Company sold to a third-party lender $10,000 of 3% Subordinated Convertible Notes maturing on July 31, 2021, the proceeds of which will be used to conduct its business. The Subordinated Convertible Notes were amended on July 22, 2021 to extend their maturity date to September 30, 2021. Upon maturity or certain events, the Subordinated Convertible Notes may be converted into preferred shares at conversion prices as defined in the Subordinated Convertible Notes.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

11. DEBT (cont.)

The Company elected the fair value option to account for the Subordinated Convertible Notes. The Company recorded the Subordinated Convertible Notes at fair value and subsequently remeasured it to fair value at the reporting date. Changes in fair value were recognized as a component of other income (expense), net in the consolidated statements of operations. The Company recognized a loss in the consolidated statements of operations of $4,000 as change in fair value of the subordinated convertible notes during the year ended December 31, 2020.

As of December 31, 2020, the outstanding Subordinated Convertible Notes are shown on the accompanying consolidated balance sheets at the fair value of $14,000.

Other

In August 2016, the Company entered into a $50,000 credit and security agreement (the “Credit Agreement”) with a lender for the funding of finance receivables. The Credit Agreement allows for increases in the maximum borrowings under the agreement up to $500,000, bears interest at a rate as defined in the Credit Agreement and matures in March 2021. The Credit Agreement also requires the Company to adhere to certain financial covenants along with certain other financial reporting requirements. The Company did not meet certain of these covenant requirements as of December 31, 2019, for which it received a waiver from the lender. As of December 31, 2019, the balance due under this facility was $0.

In connection with the Credit Agreement, the Company granted warrants allowing the lender to purchase up to 2.5% of the Company’s outstanding common stock, or 255,402 warrants. The warrants vest in tranches based upon the occurrence of certain advance events. In 2019, all tranches were vested and one tranche was exercised. In 2020, three tranches were exercised and one tranche was unexercised. There were no warrants unvested on this agreement as of December 31, 2020 and 2019.

In April 2020, the Company borrowed $3,207 from a bank under the SBA’s Paycheck Protection Program (the “PPP Loan”) introduced as part of the U.S. Government’s COVID-19 relief efforts. The PPP loan bears interest at the rate of 1.0% per annum and matures on April 30, 2022. The Company has applied for forgiveness on the PPP loan and the review of the application is in process.

For the years ended December 31, 2020 and 2019, interest expense on all debt agreements amounted to $2,859 and $3,069, respectively.

Future debt maturities as of December 31, 2020 are as follows:

	2021	2022	2023	2024	Total
Secured bank loan	$1,111	$21,667	$1,667	$555	$25,000
Subordinated convertible notes	14,000	—	—	—	14,000
Second lien loan – Note 17	—	3,333	1,667	—	5,000
Other debt	—	3,207	—	—	3,207
	$15,111	$28,207	$3,334	$555	$47,207

12. INCOME TAXES

For the years ended December 31, 2020 and 2019, income tax expense computed at the federal statutory income tax rate of 21% differs from the recorded amount of income tax expense due primarily to state income taxes and permanent differences.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

12. INCOME TAXES (cont.)

A reconciliation of the federal statutory income tax rate to the effective tax rate is as follows:

	Years Ended December 31,
	2020		2019
Federal statutory rate	$(14,112)	21.00%	$(21,670)	21.00%
Effect of:
State taxes, net of federal tax benefit	(1,377)	2.05%	(2,195)	2.13%
Deferred rate change	(89)	0.13%	26	(0.02)%
Accrued dividends on redeemable convertible preferred stock	3,614	(5.38)%	2,918	(2.83)%
Other permanent differences	3,320	(4.94)%	3,256	(3.16)%
Other	1,084	(1.61)%	(4,256)	4.13%
Change in valuation allowance	7,566	(11.26)%	21,913	(21.24)%
Total	$6	(0.01)%	$(8)	0.01%

The income tax (benefit) expense is as follows:

	Years Ended December 31,
	2020	2019
Current:
Federal	$—	$(71)
State	6	63
	6	(8)

Deferred taxes	—	—
Income tax benefit	$6	$(8)

The tax effects of the primary temporary differences included in net deferred tax assets and liabilities are shown in the following table:

	December 31,
	2020	2019
Net operating loss carryforwards	$57,092	$48,636
Allowance for losses on finance receivables	2,283	1,554
Research and development credit	1,173	1,173
Stock compensation	206	97
Other	387	554
Total deferred tax assets, gross	61,141	52,014
Less: valuation allowance	(59,099)	(51,533)
Total deferred tax assets, net	2,042	481

Deferred finance receivable fees and costs, net	(154)	(122)
Depreciation of furniture and equipment	(1,888)	(359)
Other	—	—
Total deferred tax liabilities	(2,042)	(481)
Total deferred tax assets (liabilities)	$—	$—

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

12. INCOME TAXES (cont.)

As of December 31, 2020 and 2019, the Company recorded a valuation allowance of approximately $59,100 and $51,500, respectively. The valuation allowance was recorded due to the fact that the Company has incurred operating losses to date and is unable to forecast when such deferred tax assets will be utilized. There was no other activity in the valuation allowance accounting during 2020 and 2019.

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $7,600 and $21,900 during 2020 and 2019, respectively. The Company was under IRS audit for the years ending December 31, 2014 through December 31, 2016, and as of March 2019, the Company and the IRS agreed to proposed adjustments, which did not result in any additional taxes due. The above presentation of the deferred tax balances and net operating losses reflect the agreed upon adjustments related to the IRS audit, all of which were immaterial to the financial statements.

Total U.S. federal and state operating loss carryforwards as of December 31, 2020 and 2019 were approximately $377,300 and $309,800, respectively. U.S. federal net operating loss carryforwards begin to expire in 2033, and state operating loss carryforwards begin to expire in 2027. U.S. Federal net operating losses of $198,400 carry forward indefinitely.

As of December 31, 2020 and 2019, the Company’s Federal research and development credit carryforwards for income tax purposes were approximately $1,200. If not used, the current carryforwards will expire beginning in 2034.

The Company has not completed a review to determine whether the future utilization of net operating loss and credit carryforwards will be restricted due to ownership changes that have occurred. Due to the net operating loss carryovers, the statute of limitations remains open for federal and state returns. As of December 31, 2020 and 2019, there were no material uncertain tax positions.

13. COMMON STOCK

As of January 1, 2019, the Company had the authority to issue 10,350,000 shares of its common stock. In February 2019, the Company increased the number of authorized Common Shares to 11,000,000. In May 2019, the Company increased the number of authorized common shares to 12,500,000. In May 2019, the Company increased the authorization of shares available under its equity incentive plan to 1,715,191. In March 2020, the Company increased the number of authorized common shares to 14,000,000.

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK

The Company has issued Series A redeemable convertible preferred stock, Series A-2 redeemable convertible preferred stock, Series A-3 redeemable convertible preferred stock, Series B redeemable convertible preferred stock, Series B-2 redeemable convertible preferred stock, Series C redeemable convertible preferred stock and Series C-1 redeemable convertible preferred stock. As of December 31, 2019 and December 31, 2020, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 6,766,069 and 7,085,923 shares of redeemable convertible preferred stock, par value $0.0001 per share, respectively.

In March 2019, the Company sold to five existing preferred shareholders $15,000 of 3% Subordinated Convertible Notes (the “Subordinated Convertible Notes”) maturing on May 15, 2019, the proceeds of which were to be used for working capital purposes. The Subordinated Convertible Notes were convertible into preferred shares sold during a subsequent qualified or non-qualified financing and at conversion prices as defined in the Subordinated Convertible Notes. In May 2019, all of the Subordinated Convertible Notes were converted into Series C Redeemable Convertible Preferred Stock.

In May 2019, the Board of Directors of the Company authorized the sale of up to 1,932,001 shares of Series C Redeemable Convertible Preferred Stock, $0.0001 par value (“Series C Redeemable Convertible Preferred Stock”).

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

Through September 25, 2019, the Company sold 1,574,530 shares of Series C Redeemable Convertible Preferred Stock, $0.0001 par value. Of the total preferred stock issued of $81,498, approximately $66,436 was received in cash, and approximately $15,062 resulted from the conversion of all the Subordinated Convertible Notes.

In March 2020, the Board of Directors of the Company authorized the issuance of up to 1,062,600 shares of Series C-1 redeemable convertible preferred stock, $0.0001 par value (“Series C-1 Redeemable Convertible Preferred Stock”). Series C-1 redeemable convertible preferred stock accrues dividends at 8% annually and dividends are only payable when, as, and if declared by the Company’s Board of Directors. Liquidation rights of the Series C-1 redeemable convertible preferred stock are the same as those of the Series C redeemable convertible preferred stock. The Company is under no obligation to pay the accrued dividends. Series C-1 is convertible, at the option of the shareholders, into Common Shares. In the event of a deemed liquidation, as defined, the proceeds of such liquidation will be distributed according to a system of preferential payments, as defined, to each series of redeemable convertible preferred stock outstanding at the time of the liquidation.

Through December 31, 2020, the Company sold 232,323 shares of Series C-1 Redeemable Convertible Preferred Stock for $51.7598 per share, resulting in gross proceeds of approximately $12,025. In addition, in December 2020, the Company acquired WTI in exchange for 539,592 shares of the Company’s Series C-1 Redeemable Convertible Preferred Stock (See Note 8).

In December 2020, the Company sold to a third-party lender $10,000 of 3% Subordinated Convertible Notes maturing on July 31, 2021. The Subordinated Convertible Notes were amended on July 22, 2021 to extend their maturity date to September 30, 2021. The Subordinated Convertible Notes are convertible into approximately 196,709 shares of Series C-1 redeemable convertible preferred stock upon maturity, if a qualified conversion event does not occur prior to maturity.

Redeemable convertible preferred stock as of December 31, 2020, consists of the following:

	December 31, 2020
	Redeemable Convertible Preferred Shares Authorized	Redeemable Convertible Preferred Shares Issued and Outstanding	Issuance Price Per Share	Liquidation Preference	Carrying Value
Series A-1	1,191,431	1,112,442	$16.99	$24,802	$24,802
Series A-2	1,256,254	1,256,254	16.99	28,361	28,361
Series A-3	152,954	152,954	19.61	3,857	3,857
Series B	1,406,440	1,406,440	29.69	52,036	52,036
Series B-2	826,989	811,388	48.08	46,438	46,438
Series C	1,574,530	1,574,530	51.76	92,011	92,011
Series C-1	1,062,600	771,915	51.76	40,678	40,678
Total	7,471,198	7,085,923		$288,183	$288,183

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

Redeemable convertible preferred stock as of December 31, 2019, consists of the following:

	December 31, 2019
	Redeemable Convertible Preferred Shares Authorized	Redeemable Convertible Preferred Shares Issued and Outstanding	Issuance Price Per Share	Liquidation Preference	Carrying Value
Series A-1	1,191,431	1,112,442	$16.99	$23,286	$23,286
Series A-2	1,256,254	1,256,254	16.99	26,649	26,649
Series A-3	152,954	152,954	19.61	3,617	3,617
Series B	1,406,440	1,406,440	29.69	48,687	48,687
Series B-2	826,989	811,388	48.08	43,309	43,309
Series C	1,932,001	1,574,530	51.76	85,473	85,473
Total	6,766,069	6,314,008		$231,020	$231,020

The holders of redeemable convertible preferred stock have various rights and preferences as follows:

Voting — The holders of the redeemable convertible preferred stock are entitled to vote on any matter presented to stockholders of the Company for consideration. Each share of redeemable convertible preferred stock entitles the holder to the number of votes equal to the number of whole shares of common stock into which each share is convertible at the time of the vote

Dividends — The redeemable convertible preferred stock accrues dividends at 8% annually and dividends are only payable when, as, and if declared by the Company’s Board of Directors. The Company is under no obligation to pay the accrued dividends except in certain liquidation or deemed liquidation events. Through December 31, 2020, no preferred dividends have been declared or paid. As of December 31, 2020 and 2019, total accrued but undeclared and unpaid dividends on redeemable convertible preferred stock amounted to $42,728 and $25,519, respectively.

Redemption — On or after March 23, 2025, each series of redeemable convertible preferred stock is redeemable at the option of a majority of the holders of the redeemable convertible preferred stock at a price equal to the greater of (i) the applicable original issue price plus any accrued but unpaid dividends whether or not declared, plus any declared but unpaid dividends and (ii) the fair market value of the shares as mutually agreed by the Company and a majority of the holders of the applicable series of redeemable convertible preferred stock on the date a notice of redemption is provided to the Company. As of December 31, 2020 and 2019, the redemption prices were based on the original issue prices plus unpaid dividends. The original issue prices for Series A-1, Series A-2, Series A-3, Series B, Series B-2, Series C and Series C-1 redeemable convertible preferred stock are as follows on a per share basis: $16.99, $16.99, $19.61, $29.69, $48.08, $51.76, and $51.76, respectively.

Liquidation — In the event of a deemed liquidation, as defined the Company’s certificate of incorporation, the holders of Series C-1, Series C and Series B-2 redeemable convertible preferred stock shall be entitled to receive, on a pari passu basis, before any payment shall be made or declared to the holders of the Series A-1, Series A-2, Series A-3, and Series B redeemable convertible preferred stock (collectively, the “Prior Preferred Stock”), or to the holders of common stock, an amount equal to the Series C-1, Series C and Series B-2 redeemable convertible preferred stock original issue prices, plus declared but unpaid dividends on such stock (the “Series C-1, Series C and Series B-2 Preferences”). After the full Series C-1, Series C and Series B-2 Preferences have been paid, and the liquidation preference of the Prior Preferred Stock has been paid, any remaining funds and assets of the Company legally available for distribution to stockholders shall be distributed pro rata among the holders of the Series C-1 and Series C redeemable convertible preferred stock and common stock (the “Remaining Distribution”). The total amount received by holders of Series C-1 and Series C redeemable convertible preferred stock pursuant to the Series C-1, Series C and Series B-2 Preferences and the Remaining Distribution will not exceed two times the original issue price of the Series C-1 and Series C redeemable convertible preferred stock.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

14. REDEEMABLE CONVERTIBLE PREFERRED STOCK (cont.)

Conversion — Each share of redeemable convertible preferred stock is convertible at the option of the holder at any time after the date of issuance, into shares of common stock as is determined by dividing the original purchase price of redeemable convertible preferred stock by the conversion price in effect at the time of conversion for such series of redeemable convertible preferred stock. The conversion price per share of Series A-1, Series A-2, Series A-3, Series B, Series B-2, Series C and Series C-1 redeemable convertible preferred stock shall be $16.99, $16.99, $19.61, $29.69, $48.08, $51.76, and $51,76, respectively, as defined by the Company’s certificate of incorporation. The conversion price is subject to appropriate adjustments in the event of any stock dividend, stock split or similar recapitalization, including adjustments in accordance with anti-dilution provisions. In addition, the redeemable convertible preferred stock will be converted automatically into shares of the Company’s common stock at then applicable conversion ratio upon the earlier of (i) the closing of a qualified public offering (“Qualified IPO”) to the public at the price equal to two (2) times the original issue price for Series C-1 redeemable convertible preferred stock, resulting in a net proceeds of at least $100,000 or (ii) the occurrence of an event specified by vote or written consent of holders of at least a majority of the then outstanding shares of redeemable convertible preferred stock.

15. STOCK OPTIONS

In 2014, the Company’s Board of Directors approved an equity incentive plan (the “Plan”) to promote the long-term success of the Company and to attract new individuals with outstanding qualifications. The Plan, as amended, provides these benefits in the form of stock options. The Company has designated a total of 2,492,060 shares of common stock to the Plan. The exercise price of each option granted is generally equivalent to the fair value of a share of the Company’s stock on that date. If a participant’s employment is terminated for cause, all options are terminated and forfeited immediately. If a participant’s employment is terminated due to death or disability, the vested portion of the participant’s options may be exercised by the participant, or a beneficiary of the participant, within six months after the termination date. If the participant’s employment is terminated for any other reason, the vested portion of the participant’s options may be exercised within three months of termination. In general, options granted under the Plan vest 25% on the one-year anniversary of the vesting calculation date, with the remaining 75% vesting on a monthly basis over the next three years after the first 25% vesting date.

The weighted average grant date fair value of options granted under the Plan in 2020 and 2019 was $6.19 and $3.88, respectively. These prices were determined using the Black-Scholes Merton option pricing model, which analyzes volatility, lack of marketability, and comparable companies, among other factors in determining the fair value of each share granted. Assumptions used for the options granted during the year ended December 31, 2020 and 2019 are as follows:

	Years Ended December 31,
	2020	2019
Expected Volatility	65%	55% – 65%
Expected Dividend	—	—
Expected Term in Years	6.08	5.94
Expected Forfeitures	5%	5%
Risk Free Interest Rate	0.34% – 1.47%	1.70% – 2.71%

Stock-based compensation of $1,650 and $765 was recognized during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, there was $7,076 and $7,374, respectively, of total unrecognized compensation cost related to non-vested share-based compensation arrangements. The Company expects to recognize that cost over a weighted average period of approximately three years.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

15. STOCK OPTIONS (cont.)

The following table represents activity within the Plan for the years ended December 31, 2020 and 2019:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Options outstanding at January 1, 2019	1,140,016	$4.29	8.9 Years	$6,099
Options granted	708,169	6.54
Options exercised	(22,261)	3.45
Options forfeited	(91,253)	4.69
Options expired	(46,054)	4.15
Options outstanding at December 31, 2019	1,688,617	$5.19	8.6 Years	$7,514
Options granted	521,950	$9.67
Options exercised	(13,277)	3.80
Options forfeited	(27,599)	6.14
Options expired	(8,918)	6.06
Options outstanding at December 31, 2020	2,160,773	$6.31	8.1 Years	$77,550
Exercisable at December 31, 2020	930,631	$4.54	7.2 Years	$4,746
Unvested at December 31, 2020	1,230,142	$7.66

16. STOCK WARRANTS

In March 2019, the Company granted to all of its Series B-2 Preferred Shareholders, as part of the financing agreements, 121,708 of Common Stock Warrants (“Common Warrants”). The Common Warrants have a 10-year term and they are exercisable only upon an exit, as defined, and will terminate upon the occurrence of certain events, as defined, and the exercise price is $2.35.

The following is a schedule of changes in outstanding warrants for the years ended December 31, 2020 and 2019:

	Common warrants	Series A-1 Warrants	Series B-2 Warrants	Total

Outstanding at January 1, 2019	899,374	78,989	15,600	993,963
Warrants issued	121,708	—	—	121,708
Warrants exercised	(38,840)	—	—	(38,840)
Outstanding at December 31, 2019	982,242	78,989	15,600	1,076,831
Warrants issued	12,792	—	—	12,792
Warrants exercised	(191,348)	—	—	(191,348)
Outstanding at December 31, 2020	803,686	78,989	15,600	898,275

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

16. STOCK WARRANTS (cont.)

The warrants are subsequently measured at fair value on a recurring basis and are classified as Level 3 because of our reliance on unobservable assumptions. The key inputs into our Black-Scholes Merton Model valuation were as follows as of December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Expected Volatility	65%	50.8% – 55.0%
Expected Dividend	—	—
Expected Term in Years	3.00	3.00
Risk Free Interest Rate	0.16% – 0.19%	1.52%

As of December 31, 2020 and 2019, the tables below present the balances of warrants valued on a recurring basis by level within the fair value hierarchy:

	December 31, 2020
	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
Warrant liability	$24,667	$—	$—	$24,667	$(14,419)
	December 31, 2019
	Total	Level 1	Level 2	Level 3	Total Gains (Losses)
Warrant liability	$10,248	$—	$—	$10,248	$(4,260)

17. NET LOSS PER SHARE

As of December 31, 2020 and 2019, the following table sets forth the computation of net loss per common share:

	Years Ended December 31,
	2020	2019
		(As Restated)
Numerator:
Net loss	$(41,587)	$(79,137)
Net income attributable to redeemable noncontrolling interests	(8,409)	(9,713)
Accretion of issuance costs on redeemable convertible preferred stock	—	(438)
Accrued dividends on redeemable convertible preferred stock	(17,209)	(13,896)
Loss attributable to noncontrolling interest	—	—
Net loss attributable to common stockholders	$(67,205)	$(103,184)
Denominator:
Weighted-average common shares outstanding – basic and diluted	2,753,400	2,647,679
Net loss per share attributable to common stockholders – basic and diluted	$(24.41)	$(38.97)

The Company’s potentially dilutive securities, which include redeemable convertible preferred stock, stock options to purchase common stock and warrants to purchase redeemable convertible preferred stock and common stock, have been excluded from the computation of diluted net loss per share as the effect would be antidilutive. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share is the same.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

17. NET LOSS PER SHARE (cont.)

The Company excluded the following potential common shares from the computation of diluted net loss per share because including them would have an anti-dilutive effect for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019
Conversion of redeemable convertible preferred stock	7,085,923	6,314,008
Warrants to purchase common stock and redeemable convertible preferred stock	898,275	1,076,831
Options to purchase common stock	2,160,773	1,688,617
Total common stock equivalents	10,144,971	9,079,456

18. RELATED PARTIES

In the ordinary course of business, we may enter into transactions with directors, principal officers, their immediate families, and affiliated companies in which they are principal stockholders (commonly referred to as “related parties”).

During the years ended December 31, 2020 and 2019, the Company earned affiliate revenue through an arrangement with an affiliated company in which the Company’s Chief Financial Officer holds a minority financial interest. The revenues related to this agreement included within the consolidated statement of operations were immaterial during the years ended December 31, 2020 and 2019. The amounts due from the related party within the consolidated balance sheet were $5 and $1,008 as of December 31, 2020 and 2019, respectively.

In April 2020, the Company entered into a $5,000 secured loan facility with a lender that is controlled by a significant holder of Series A redeemable convertible preferred stock. The Company anticipates paying off this facility with proceeds the Company receives in connection with the Pending Merger with Fusion, refer to Note 20. Interest expense included within the consolidated statement of operations was $421 during the year ended December 31, 2020. As of December 31, 2020, the entire amount of $5,000 remained outstanding and accrued interest was included within the consolidated balance sheet of $421. For more information about this facility, see “Second Lien Loan” in Note 11.

In December 2020, the Company acquired 100% of the outstanding common stock and Series A redeemable convertible preferred shares of Wealth Technologies, Inc. The co-founder and equity holder of WTI is also a significant stockholder of Series A redeemable convertible preferred stock of MoneyLion and was the MoneyLion Chairman as of the date of the transaction. For more information about the transaction, see Note 8.

Additionally, some of our directors hold financial interests in separate entities, which the Company utilized in the ordinary course of business during the years ended December 31, 2020 and 2019. The expenses related to these vendors included within the consolidated statement of operations were immaterial during the years ended December 31, 2020 and 2019. Additionally, the amounts due to these related parties are immaterial as of December 31, 2020 and 2019.

19. COMMITMENTS AND CONTINGENCIES

Lease Commitments — The Company leases various office space, including the corporate office location, from third parties under non-cancelable agreements which require various minimum annual rentals. Certain of the leases also require the payment of normal maintenance, utilities and related real estate taxes on the properties. These agreements expire at various dates through 2025.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

19. COMMITMENTS AND CONTINGENCIES (cont.)

The total minimum lease payments as of December 31, 2020 are as follows:

Years ending December 31:
2021	1,119
2022	428
2023	394
2024	406
2025	172
Total minimum lease payments	$2,519

Rent expense totaled $1,233 and $1,360 for the years ended December 31, 2020 and 2019, respectively.

Legal Matters — The Company is involved in various claims arising in the normal course of business. Management believes it has valid defenses in these matters and defends them vigorously. Management does not believe any of these matters will have a material adverse effect on the Company’s consolidated financial statements.

In 2019, two separate putative class action lawsuits were filed against the Company, both of which related to the Company’s membership program. The Company believes these matters are without merit. The Company also believes that the cases should be subject to arbitration and contested on an individual basis. In December 2019, the federal district court in each case granted the Company’s motion to compel arbitration and dismissed the respective case from federal court.

In early 2020, the plaintiff in one of the putative class action lawsuits appealed the district court’s decision. The appellate court heard the appeal in December 2020. In February 2021, the Ninth Circuit court affirmed the federal district court’s decision to compel arbitration.

The Company is subject to regulatory examination by the California Department of Financial Protection and Innovation (the “CA DFPI”). In October 2020, the Company received a report of examination for MoneyLion of California, LLC, our subsidiary, that identified certain compliance exceptions and required the Company to take corrective actions, including customer refunds relating to legacy loan products that the Company no longer offers. The Company is in the process of completing the required corrective actions and have enhanced our policies and procedures for compliance with applicable provisions of the California Financial Code going forward. In addition, the CA DFPI is currently conducting an industry-wide investigation of companies that provide earned wage access products and services, including Instacash. The Company intends to continue cooperating fully in this investigation and to that end entered into a memorandum of understanding (“MOU”) with the CA DFPI on February 23, 2021. The MOU requires the Company to regularly provide certain information to the CA DFPI and adhere to certain best practices regarding Instacash while the CA DFPI continues to investigate. Any potential impacts on our financial condition or operations relating to the MOU are unknown at this time.

In 2019 and 2020, the Company received Civil Investigative Demands (the “CIDs”) from the CFPB relating to our compliance with the Military Lending Act (the “MLA”) and our membership model. The Company has provided to the CFPB all of the information and documents required by the CIDs and intend to continue to fully cooperate with the CFPB in this investigation. The investigation is ongoing and any potential impact on our financial condition or operations are unknown at this time.

With respect to the MoneyLion’s activities in Colorado, the Company received a report of examination in 2021 from the Colorado Department of Law’s Consumer Protection Unit (“Colorado Consumer Protection Unit”) regarding MoneyLion of Colorado, LLC, our subsidiary. The report of examination identified certain compliance exceptions and required the Company to take corrective actions relating to our recordkeeping and customer disclosures, and potentially including customer refunds on certain loans. The Company is in the process of responding to the Colorado Consumer Protection Unit’s report of examination and intends to take all corrective actions required to maintain compliance with applicable Colorado state law going forward.

MONEYLION INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(amounts in thousands, except share and per share amounts or as otherwise indicated)

19. COMMITMENTS AND CONTINGENCIES (cont.)

In February and March 2021, the Company received investigative subpoenas from the Securities and Exchange Commission concerning the Invest in America Credit Fund 1. The Company is cooperating with the investigation, which is at an early stage, and cannot predict its outcome or any potential impact on our financial condition or operations.

Sponsor and Promotional Rights Agreement — In August 2018, the Company entered into a Sponsor and Promotional Rights Agreement (“Sponsor Agreement”) with an owner of a national auto racing team (“Racing Team”). Pursuant to the terms of the agreement, the Company will be the exclusive sponsor, as defined, of two of the Racing Team’s cars. The Sponsor Agreement expires on November 30, 2021. In February and June 2020, the Company and the Racing Team entered into two amendments to the Sponsor Agreement. Pursuant to those amendments, the Company’s sponsorship rights were reduced, and the Company’s commitment for the remainder of the term of the Sponsorship Agreement was reduced to $3,250.

In addition, the Company will be obligated to pay to the Racing Team an incentive payment for each race win, as defined. The maximum incentive payment due under the agreement is $500 per racing season.

20. SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 29, 2021, the date on which these consolidated financial statements were available to be issued, and concluded, that the following were required to be disclosed.

Subordinated Convertible Notes — In January 2021, the Company sold to third-party lenders $36,500 of 3% Subordinated Convertible Notes maturing on July 31, 2021, the proceeds of which will be used to conduct its business. Upon maturity or certain events, the Subordinated Convertible Notes may be converted into preferred shares at conversion prices as defined in the Subordinated Convertible Notes.

Pending Merger with Fusion — On February 12, 2021, the Company announced that it had entered into an agreement and plan of merger by and among Fusion Acquisition Corp. (“Fusion”), a publicly traded special purpose acquisition company and Merger Sub. Under the terms of the proposed transaction, Merger Sub will merge with and into MoneyLion with MoneyLion surviving the merger as a wholly owned subsidiary of Fusion at an estimated combined enterprise value of approximately $2,400,000. Total consideration paid to MoneyLion’s existing shareholders will be $2,200,000. MoneyLion stockholders will receive shares of Class A common stock of Fusion (valued at $10.00 per share), and, if elected by MoneyLion, cash consideration up to the lower of (A) the amount (which may be zero) by which the Parent Closing Cash (as defined in the merger agreement) exceeds $260,000 and (B) $100,000. The balance of the consideration to MoneyLion’s equity holders will consist of equity in the combined company. Existing MoneyLion equity holders will have the potential to receive an earn-out for additional shares of equity if certain price targets are met as set forth in the definitive merger agreement. The transaction is expected to close during the second half of 2021 and remains subject to customary closing conditions.

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